As filed with the Securities and Exchange Commission on March 2, 2026.

Registration Statement No. 333-290572

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

SHAREWOW LIMITED
(Exact name of Registrant as specified in its charter)

_____________________________________

Not Applicable
(Translation of Registrant’s name into English)

_____________________________________

Cayman Islands	3861	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 310, Building B, Huijin Huli Building
No. 966 Anling Road, Huli District
Xiamen City, Fujian Province, 361017, China
Tel: +86 13599918396

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Yu Wang, Esq. Han Kun Law Offices LLP Rooms 4301-10, 43/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong Tel: +852 6386 1503	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 Tel: (703) 919-7285

_____________________________________

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated           , 2026

Sharewow Limited

3,750,000 Ordinary Shares

This is an initial public offering of 3,750,000 ordinary shares, par value US$0.0001 per share, by Sharewow Limited. We currently anticipate the initial public offering price of our ordinary shares to be between US$           and US$           per ordinary share.

Prior to this offering, there has been no public market for our ordinary shares. We have applied for the listing of our ordinary shares on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “SUWA.” This offering is contingent upon the listing of our ordinary shares on the Nasdaq. There is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this offering may not be completed.

Upon the completion of this offering, our issued and outstanding share capital will consist of 23,750,000 ordinary shares, assuming the underwriter does not exercise their option to purchase additional ordinary shares.

We are an “emerging growth company” under applicable U.S. federal securities laws, and, as such are eligible for certain reduced public company reporting requirements. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company” for additional information.

Sharewow Limited, or our Company, is not an operating company, but a holding company incorporated in the Cayman Islands as an exempted company with limited liability. Our daily operations, including product procurement and research and development, are conducted through our operating subsidiaries in the People’s Republic of China (“PRC”). We also generate revenue from countries outside of the PRC, including Australia, Malaysia, Mexico, Singapore, Peru, Spain, the United States. We do not use a variable interest entity structure. Investors purchasing our ordinary shares in this initial public offering are purchasing equity securities of our Cayman Islands holding company and are not purchasing equity securities of our operating subsidiaries. This holding company structure involves unique risks to investors and investors may never hold equity interests in our operating subsidiaries. While we do not operate in an industry that is currently subject to foreign ownership limitations in China, PRC regulatory authorities could decide to limit foreign ownership in our industry or disallow our structure in the future, which could result in a material change in our operations and/or a material change in the value of our ordinary shares, including that it could cause the value of our ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — PRC regulatory authorities could regulate our holding company structure.”

Our founder and director, Mr. Libin Kuang, owns 56.6% of our ordinary shares through his ownership of Pinnacle Pioneers Limited before this offering, and will own 47.7% of our ordinary shares upon the completion of the offering. Our co-founder and director, Mr. Shuxun Huang, owns 11.5% of our ordinary shares through his ownership of Galatea Digital Limited, and will own 9.72% of our shares upon the completion of the offering. Accordingly, Mr. Kuang and Mr. Huang have significant influence in determining the outcome of any corporate transaction or other matter submitted to shareholders for approval. Although Messrs. Kuang and Huang, our founder and co-founder, are not currently acting as a group, they may act as a group following the offering, in which case we may be considered a “controlled company” under the Nasdaq rules.

As a holding company, we may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to us, however, may be restricted by the debt they incur on their own behalf and/or laws and regulations applicable to them. Unless otherwise indicated or the context otherwise requires, “we,” “us,” “our company,” and “our” refer to Sharewow Limited, our Cayman Islands holding company and its subsidiaries, which include those in the PRC and other countries that conduct daily operations. If needed, cash can be transferred between our Cayman Islands holding company and subsidiaries incorporated in these countries through equity investments and intercompany loans. If our subsidiaries in the PRC realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to our Cayman Islands holding company. To the extent our cash is in PRC or held in our subsidiaries in PRC, the funds may not be available to fund operations or for other use outside of PRC due to interventions in, or the imposition of restrictions and limitations on, the ability of us or our subsidiaries by the PRC government to transfer cash. Currency exchange control measures imposed by the PRC government may restrict the ability of our subsidiaries in the PRC to transfer their cash to our Cayman Islands holding company through loans, advances or cash dividends, primarily in the following aspects: (i) our PRC subsidiaries may be restricted from paying dividends to us, and (ii) we may also be restricted to make loans and additional capital contribution to our subsidiaries. For example, PRC law permits payment of dividends to us by our PRC subsidiaries only out of net income, if any, determined in accordance with PRC accounting standards and regulations, and each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital and these reserves are not distributable as cash dividends. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Loans by us to our wholly-owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. Capital contributions by us to our PRC subsidiaries are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China. The PRC government also imposes controls on the conversion of RMB into foreign currencies. However, we do not expect to make such transfer in the foreseeable future. We intend to keep future earnings to finance the expansion of our business, and do not anticipate that any cash dividends will be paid or any funds will be transferred from our PRC subsidiaries to our Company. We currently do not have cash management policies in place that dictate how funds are transferred between our Company and our subsidiaries. Please see “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. To the extent our cash is in the PRC or held in our subsidiaries in the PRC, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in, or the imposition of restrictions and limitations on, the ability of us or our subsidiaries by the PRC government to transfer cash.” We may also make loans and additional capital contribution to our subsidiaries or branches, subject to certain restrictions under the applicable local laws, including the laws of China. For example, loans by us to our wholly-owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. Capital contributions by us to our PRC subsidiaries are subject to registration with the State Administration for Market Regulation (the “SAMR”) or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China. See “Risk Factors — Risks Related to Our Legal and Regulatory Environment — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a holding company, we may depend on receipt of funds from one or more of our subsidiaries if we determine to pay cash dividends to holders of our ordinary shares in the future. We do not have a regular dividend policy currently, and we have discretion as to whether to declare dividends, subject to certain requirements of Cayman Islands law and our Articles of Association. We currently do not have cash management policies in place that dictate how funds are transferred between us, our subsidiaries, and the investors, as we plan to determine the payment of dividends and fund transfer based on our specific business needs on a case-by-case basis in accordance with the applicable laws and regulations. As of the date of this prospectus, our Cayman Islands holding company had not declared or paid any dividends or distributions on equity to its shareholders. No transfers, dividends, or distributions between Sharewow and its subsidiaries had been made as of the date of this prospectus. No dividends or distributions had been made to U.S. investors as of the date of this prospectus. See “Prospectus Summary — Cash transfers and dividend distributions” for the summary of our cash transfers and dividend distributions.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, the Public Company Accounting Oversight Board, or the PCAOB, issued a Determination Report in December 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by the authorities in those jurisdictions. Our auditor, which is based in Singapore, is currently subject to inspection by the PCAOB at least every three years. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC and, as summarized in the “Statement on Agreement Governing Inspections and Investigations of Audit Firms Based in China and Hong Kong” published on the U.S. Securities and Exchange Commission’s official website, the parties agreed to the following: (i) in accordance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation; (ii) the PCAOB shall have direct access to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) the PCAOB shall have the unfettered ability to transfer information to the SEC, in accordance with the Sarbanes-Oxley Act; and (iv) the PCAOB inspectors shall have access to complete audit work papers without any redactions, with view-only procedures for certain targeted pieces of information such as personally identifiable information.

On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023,” or the Consolidated Appropriations Act, was signed into law by President Joseph Biden of the United States. The Consolidated Appropriations Act contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. We cannot assure you that we will not be identified by the SEC under the HFCAA as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take any remedial measures. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCAA and, as a result, we cannot assure you that we will be able to maintain the listing of our ordinary shares on the Nasdaq Capital Market or that you will be allowed to trade our ordinary shares in the United States on the “over-the-counter” markets or otherwise. Should our ordinary shares become not listed or tradeable in the United States, the value of our ordinary shares could be materially affected. See “Risk Factors — Risks Related to Doing Business in China — The continued U.S. regulatory and legislative focus, including the enactment of the HFCAA, may adversely affect the market price of our ordinary shares and may eventually require us to delist our securities from the U.S. markets.” for a detailed discussion.

We have substantial business operations located in mainland China and are subject to PRC laws and regulations. Recently, the PRC government has initiated a series of regulatory actions and made a number of public statements on offerings that are conducted overseas and/or involve foreign investment in China-based issuers, including the Opinions on Strictly Cracking down on Securities-related Illegal Activities in Accordance with the Law (promulgated by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council on July 6, 2021), the Cybersecurity Review Measures (promulgated by Cybersecurity Administration of China, or the CAC, on December 28, 2021 and became effective on February 15, 2022), the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures (promulgated by the China Securities Regulatory Commission, or the CSRC and became effective on March 31, 2023), and the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Confidentiality and Archives Administration Provisions (promulgated by China Securities Regulatory Commission, Ministry of Finance, State Secrecy Administration, State Archives Bureau and became effective on March 31, 2023).

Because these statements and regulatory actions are new and subject to change, it is uncertain as to the potential impact such amended or new legislation will have on our daily business operations or our ability to accept foreign investments and list on a U.S. stock exchange. We face various legal and operational risks associated with being headquartered in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on a U.S. or other foreign exchanges. For example, we face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, anti-monopoly regulatory actions. These risks could result in a material adverse change in our operations and the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Moreover, the Standing Committee of the National People’s Congress or other PRC regulatory authorities may in the future promulgate laws or regulations or implement rules that require our company, or any of our subsidiaries to obtain regulatory approval from PRC authorities before listing in the United States. For risks relating to approval of the CSRC and other PRC government authorities, please refer to “Risk Factors — Risks Related to Doing Business in China — In addition to the filing with the CSRC per the requirements of the Trial Measures, other approval of or filing with the CSRC or other PRC government authorities may be required in connection with our previous or future offshore offerings under PRC laws, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

See “Risk Factors” beginning on page 16 to read about factors you should consider before buying our ordinary shares.

	Per Ordinary Share	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)(2)	US$	US$
Proceeds, before expenses, to us	US$	US$

____________

(1)      For a description of compensation payable to the underwriter, see “Underwriting.”

(2)      Represents underwriting discounts of seven percent (7%) (or $           per ordinary share), of gross proceeds of this offering. Does not include a non-accountable expense allowance. See “Underwriting” for all compensation to be paid to the underwriter.

The underwriter has a 45-day option to purchase up to an additional 562,500 ordinary shares from us at the initial public offering price less the underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to transfer the ordinary shares against payment in U.S. dollars in New York, NY on           .

_____________________________________

Kingswood Capital Partners, LLC

_____________________________________

The date of this prospectus is           , 2026

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until            (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our ordinary shares. In addition, this prospectus contains information from a report prepared by Frost & Sullivan, a third-party market research firm.

Overview

We are the leading 3D portrait photography service provider in China with a 34.0% market share in terms of revenue in 2023, according to the industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm (the “Industry Report”). With our proprietary full-stack 3D photography technologies and strong AI data processing capability, we offer 3D photography printing equipment and booths to our business customers who in turn sell 3D portraits, life-like figurines and miniature landscapes to end users, both under our proprietary brands as well as the customers’ own brands.

We provide holistic 3D portrait photography solutions to our business customers. We help our customers set up and operate local stores and kiosks that sell 3D portraits to end users, and generate the majority of our revenue from the service fees we charged. The services we provide include equipment sales, booth setup, software licensing, and customized model processing. In 2023 and 2024, we generated service revenue from 20 and 21 business customers, respectively. We generated the majority of our revenue in China in 2023 and 2024, but have been developing a growing international presence, including Australia, Malaysia, Mexico, Singapore, Peru, Spain, the United States. In 2023 and 2024, revenue generated outside of China accounted for 15.6% and 36.6% of our total revenue in the same years, respectively.

We have designed and developed all the core hardware and algorithms required to produce our products, including our 3D photography booths, 3D human body reconstruction algorithm, 3D color management algorithm, AI portrait restoration algorithm and store management SaaS software. We have an R&D team that focuses on the innovation and optimization of our key technologies and algorithms in order to improve fidelity of our products and reduce production costs, in particular our expenditure on store equipment and production. Our 3D photography services are supported by portrait data restoration algorithms and benchmarked against our 3D printing production standards, which are updated based on customer feedback.

We have launched the “Suwa” and “Sharewow” brands in the domestic and overseas markets, respectively, for our 3D portrait end products. We promote our 3D portrait end products mainly through online media platforms and word of mouth. We produce online media contents in-house as well as selectively engage key opinion leaders (“KOLs”) to promote our end products. We also participate in offline sales and marketing events. We were selected as the 3D photography service provider for the 22nd World University Games in 2023, customizing 3D portraits and related products for the event. We were also invited to participate in the 23rd China Internet Conference in 2024, which we believe is an indication of the recognition of our leading position in the 3D portrait photography service market.

We generated revenue of RMB12.9 million, RMB14.1 million, RMB5.1 million and RMB7.6 million for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively. Our gross profit was RMB4.6 million, RMB5.3 million, RMB1.7 million and RMB2.4 million for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively, representing gross profit margin of 35.5%, 37.7%, 33.5% and 31.9%, respectively in the same periods. We incurred net loss of RMB5.5 million, RMB6.6 million, RMB3.3 million and RMB4.3 million for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively.

Our Strengths

We believe the following strengths have contributed to our success and differentiate us from others:

•        Our position as the leading 3D portrait photography service provider in China with first-mover advantage;

•        Global store network with diversified product offerings that serve different needs of business customers;

•        Effective cost control and operation optimization;

•        Advanced proprietary algorithm and data processing and analysis capacity; and

•        Experienced management and research and development team

Our Strategies

We intend to further grow our business by pursuing the following strategies:

•        Invest in research and development

•        Expand store network and end-user reach

•        Enhance brand building and sales and marketing efforts

Our Products

The following table summarizes our products and the markets where they are currently sold:

Products	Relevant Markets
3D Photography Equipment
SWYG-1 Circular 3D Photo Booth (our first-generation 3D photo booth launched in early 2022)	Mainland China, Australia, Malaysia, Saudi Arabia, Mexico, Korea, Singapore, Peru, Spain, the United States, Ireland, United Arab Emirates, Cambodia, Mongolia, Chile, El Salvador and Guatemala
SWFG-1 Square 3D Photo Booth (our second-generation square 3D photo booth launched at the end of 2022)
H9 AI 3D Photo Booth (our latest 3D photo booth launched in 2023)
3D Printed Figurines and Accessories
3D Printed Figurines in Fixed and Customizable Sizes	Mainland China, Australia, Malaysia, Saudi Arabia, Mexico, Korea, Singapore, Peru, Spain, the United States, Ireland, United Arab Emirates, Cambodia, Mongolia, Chile, El Salvador and Guatemala
Digital 3D Portraits on our WeChat Application
Cultural Relic Restoration and Miniature Landscapes
Accessories for Figurines (such as display bases and covers)

For details of our products, please see the “Business” section.

Our Corporate Structure

Sharewow Limited (“Sharewow”) is a holding company incorporated on August 1, 2024, under the laws of the Cayman Islands. Its registered office is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Structured as a holding company with no substantive operations, Sharewow conducts its operations through its PRC subsidiaries, namely Beijing Wayou Technology Co., Ltd. (“WFOE”), Shaanxi Suxiang Technology Co. Ltd. (“Shaanxi Suxiang”), Xiamen Suxiang Technology Co. Ltd. (“Suxiang Technology”), Xiamen Yuwa Technology Co. Ltd. (“Xiamen Yuwa”), Tianjin Suxiang Technology Co. Ltd. (“Tianjin Suxiang”), Beijing Suxiang Technology Co. Ltd. (“Beijing Suxiang”) and Guangzhou Yuwa Cultural and Creative Co. Ltd. (“Guangzhou Yuwa”).

Our founder, Mr. Libin Kuang (“Mr. Kuang”), started our sales of photography equipment business through the incorporation of Suxiang Technology in Xiamen, PRC, on November 14, 2016. Currently, Suxiang Technology has a registered capital of RMB 1,010,101 and 100% of its equity interests are held by WFOE.

With the growth of our business, Mr. Kuang incorporated Shanghai Kenge Cultural Production Co. Ltd. in Shanghai, PRC, on January 14, 2020. It was renamed as Xiamen Yuwa and re-domiciled in Xiamen on December 6, 2022. Xiamen Yuwa has a registered capital of RMB1,000,000 and 100% of its equity interests are currently held by Suxiang Technology.

Tianjin Suxiang was incorporated in Tianjin, PRC, on November 8, 2022. It has a registered capital of RMB100,000 and 100% of its equity interests are currently held by Suxiang Technology.

Guangzhou Yuwa was incorporated in Guangzhou, PRC, on December 6, 2023. It has a registered capital of RMB30,000 and 100% of its equity interests are currently held by Xiamen Yuwa.

Beijing Suxiang was incorporated in Beijing, PRC, on June 28, 2024. It has a registered capital of RMB1,000,000 and 100% of its equity interests are currently held by Suxiang Technology.

As of June 30, 2025, we had 3 self-operated store (“Self-operated Store”), 1 jointly-operated store (“Jointly-operated Store”), 58 franchise stores (“Franchise Stores”) and 14 customer-brand stores (“Customer-brand Stores”).

In order to facilitate international capital raising, we underwent an offshore reorganization in 2024 and Sharewow was incorporated as an exempted company with limited liability in August 2024 under the law of the Cayman Islands to act as our holding company. Shortly after its incorporation, Sharewow established MiniMe Technology Innovation Limited (“BVI Entity”), a wholly-owned subsidiary in the British Virgin Islands, on August 12, 2024. BVI Entity in turn established MiniMe Technology Limited (“HK Entity”), a wholly-owned subsidiary in Hong Kong, on August 21, 2024. On October 12, 2024, HK Entity incorporated WFOE in the PRC. WFOE acquired 100% of the equity interests in Suxiang Technology on November 14, 2024, and Sharewow became the ultimate holding company of Suxiang Technology and its operating subsidiaries.

On June 17, 2025, the HK Entity incorporated Shaanxi Suxiang in the PRC. Shaanxi Suxiang has a registered capital of USD 1,000,000 and 100% of its equity interests are currently held by the HK entity.

The following diagram illustrates our corporate structure as of the date of this prospectus. We do not use a variable interest entity structure. For additional information on risks relating to our corporate structure, see “Risk Factors — Risk Factors Related to Our Business and Industry.”

Sharewow
(Cayman Islands)
100%
BVI Entity
100%
HK Entity
Offshore
Onshore
100%
100%
Shaanxi Suxiang
WFOE
100%
Suxiang Technology
100%
100%
100%
Beijing Suxiang
Xiamen Yuwa
Tianjin Suxiang
100%
Guangzhou Yuwa

Distributions and Other Transfers of Cash through our Organization

We are a holding company. Although other means are available for us to obtain financing at the holding company level, we may receive dividends and other distributions on equity paid by our subsidiary established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiaries in China are subject to restrictions on making dividends and other payments to us. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments to us. Current PRC regulations permit our PRC subsidiaries in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our PRC subsidiaries, incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

Sharewow conducts its business operations in China through its PRC subsidiaries. If needed, Sharewow can transfer cash to the PRC subsidiaries through loans and/or capital contributions, and the PRC subsidiaries can transfer cash to Sharewow through issuing dividends or other distributions. For the year ended December 31, 2023 and 2024, the cash flows occurred between Sharewow and its subsidiaries is nil. No transfers, dividends, or distributions between Sharewow and its subsidiaries have been made to date of this prospectus. No dividends or distributions had been made to U.S. investors as of the date of this prospectus.

Current PRC regulations permit the PRC subsidiaries to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. The PRC subsidiaries are required to set aside 10% of its after-tax profits to fund a statutory reserve until such reserve reaches 50% of its registered capital if it distributes its after-tax profits for the current financial year. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. In addition, cash transfers from Sharewow are subject to applicable PRC laws and regulations on loans and direct investment.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Sharewow receives a significant portion of its revenues in Renminbi. Under Sharewow’s current corporate structure, Sharewow’s holding company may rely on dividend payments from the PRC subsidiaries to fund any cash and financing requirements it may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of the PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to its shareholders.

Risks related to our Company

Investing in our ordinary shares involves risks. The risks summarized below are qualified by reference to the section entitled “Risk Factors,” which you should carefully consider before deciding to purchase our ordinary shares. If any of these risks actually occurs, our business, financial condition, or results of operations would likely be materially and adversely affected. In such cases, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment.

We believe some of the major risks and uncertainties that may materially and adversely affect us include the following:

Risks related to our business and industry

•        We participate in a newly developed industry and we may not compete successfully against new and existing competitors, which may materially and adversely affect our results of operations. See page 16 of this prospectus.

•        Our limited operating history and rapid growth markets evaluating our current business and future prospects difficult and may increase the risk of your investment. See page 16 of this prospectus.

•        If we fail to meet our customers’ price expectations, demand for our products and services could be negatively impacted and our business and results of operations could suffer. See pages 16 – 17 of this prospectus.

•        If demand for our franchise and products does not grow as expected, or if the demand for 3D photography does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected. See page 17 of this prospectus.

•        We may not be able to expand our store network cost-efficiently. See page 17 of this prospectus.

•        If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected. See page 17 of this prospectus.

•        Our research and development efforts may not yield expected results. See pages 17 – 18 of this prospectus.

•        We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business. See page 18 of this prospectus.

•        Because the 3D photography market is rapidly evolving, forecasts of market growth in this prospectus may not be accurate. See pages 18 of this prospectus.

•        If the availability of printing consumables and components of 3D photography booths decreases, or these costs increase, and we are unable to either offset or pass along increased costs to our customers, our financial condition, liquidity or results of operations have been and could continue to be adversely affected. See page 19 of this prospectus.

•        Our patent applications may not be granted, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. See page 19 of this prospectus.

•        We are subject to various operational risks inherent in the franchising business model. See pages 19 – 20 of this prospectus.

•        We may not be able to successfully attract new franchisees and compete for franchise agreements and, as a result, we may not be able to achieve our planned growth. See page 20 of this prospectus.

•        Our franchise and management agreements could be terminated early and we may not be able to renew our existing franchise agreements or renegotiate new franchise agreements when they expire. See page 20 of this prospectus.

•        Our failure to comply with franchise regulations may result in penalties to us and could have a material adverse effect on our business. See page 21 of this prospectus.

•        As our intellectual property rights may expire and may not be extended, our applications may not be granted, and our intellectual property rights may be contested, circumvented, invalidated, or limited in scope, our intellectual property rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations. See pages 21 – 22 of this prospectus.

•        We may be liable for intellectual property infringement relating to intellectual property of third parties, which may materially and adversely affect our business, financial condition and prospects. See page 22 of this prospectus.

•        We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. See page 22 – 23 of this prospectus.

•        Claims by third parties that we are infringing their intellectual property and other litigation may materially and adversely affect our business and prospects. See pages 23 of this prospectus.

•        Default in payment by franchisees and/or corporate clients that have large account receivable balances could adversely impact our cash flows, working capital and financial condition. See page 23 of this prospectus.

•        If we fail to maintain our relationships with our members and corporate account clients, our business and financial condition could be materially and adversely affected. See page 24 of this prospectus.

•        Our operating results and financial condition may fluctuate from period to period. See pages 24 – 25 of this prospectus.

Risks related to Doing Business in China

•        Uncertainties with respect to the mainland China legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the ordinary shares we are registering for sale. See page 32 of this prospectus.

•        The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See page 32 – 33 of this prospectus.

•        Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our ordinary shares to significantly decline or become worthless. See page 33 of this prospectus.

•        PRC regulatory authorities could regulate our holding company structure. See page 34 of this prospectus.

•        The PRC government’s regulation over our business operations could result in adverse changes in our operations and the value of our ordinary shares. See page 34 of this prospectus.

•        Any failure by us to comply with the PRC legal system could adversely affect us. See pages 34 – 35 of this prospectus.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our PRC subsidiaries based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. See page 35 of this prospectus.

•        The continued U.S. regulatory and legislative focus, including the enactment of the HFCAA, may adversely affect the market price of our ordinary shares and may eventually require us to delist our securities from the U.S. markets. See pages 35 – 37 of this prospectus.

•        Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may entail significant expenses which may have an adverse effect on our business, financial conditions and results of operations. See page 37 – 38 of this prospectus.

•        We are subject to various environmental, safety and health regulations that may subject us to costs, liabilities and other obligations, which could have a material adverse effect on our business, results of operations and financial condition. See pages 37 of this prospectus.

•        Laws and regulations regarding cybersecurity review, particularly for companies seeking to list on a foreign exchange. See page 38 of this prospectus.

•        Laws and regulations regarding cybersecurity and information security could materially and adversely affect our business, financial conditions, and results of operations. See pages 38 – 39 of this prospectus.

•        Laws and regulations regarding the security assessment could materially and adversely affect our business, financial conditions, and results of operations. See pages 39 – 40 of this prospectus.

•        Increases in labor costs and enforcement of stricter labor laws and regulations in China and our additional payments of statutory employee benefits may adversely affect our business and profitability. See page 40 of this prospectus.

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business. See page 40 – 41 of this prospectus.

•        PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits. See pages 41 – 42 of this prospectus.

•        We may face risks associated with the international sale of our 3D portraits, and if we are unable to effectively manage these risks, our business, financial condition and results of operations may be materially and adversely affected. See pages 46 – 47 of this prospectus.

Risks related to this offering

•        Our principal shareholders have substantial influence over our company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions. See pages 50 – 51 of this prospectus.

•        We may become a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC. As a result, we may qualify for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. See page 51 of this prospectus.

•        There has been no public market for our ordinary shares prior to this offering and you may not be able to resell our ordinary shares at or above the price you pay for them, or at all. See page 51 of this prospectus.

•        The trading price of the ordinary shares may be volatile, which could result in substantial losses to you. See pages 51 – 52 of this prospectus.

•        Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your ordinary shares for a price greater than that which you paid for them. See page 52 of this prospectus.

•        You will experience immediate dilution in the net tangible book value of ordinary shares purchased. See pages 52 – 53 of this prospectus.

•        We may need additional capital, and the sale of additional shares or other equity securities or incurrence of additional indebtedness could result in additional dilution to our shareholders or increase our debt service obligations. See page 53 of this prospectus.

•        If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline. See page 53 of this prospectus.

•        Our management will have considerable discretion as to the use of the net proceeds from this offering. See page 53 of this prospectus.

•        We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors. See page 54 of this prospectus.

Our Corporate Information

Our principal office is located at Suite 310, Building B, Huijin Huli Building, 966 Anling Road Huli District, Xiamen City, Fujian Province, 361017, China. Our telephone number at this address is +86 13599918396. Our registered office in the Cayman Islands is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal website is https://www.sharewow3d.com/. The information contained on our website does not constitute a part of this prospectus.

Investor inquiries should be directed to us at the address and telephone number of our principal offices set forth above.

Regulatory Permissions and Licenses for Our Operations in China and This Offering

Permission Required for Our Operations

Our operations in China are primarily conducted through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. We are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business. Each PRC subsidiaries that we operate is required to obtain a basic business license issued by local market supervision authority. And each PRC subsidiaries had obtained such basic business license in compliance with applicable PRC laws and regulations. In addition, our PRC subsidiaries may from time to time be required to obtain other secondary licenses, permits or approvals from local governmental authorities at the operational level, such as fire prevention safety inspection, and environmental impact assessment approval, to the extent relevant to their respective business.

We manage our business operations in a prudent manner where we determine whether a particular regulatory permission or approval is required based on opinions and guidance from our legal counsel and relevant governmental authorities, as the case may be. As of the date of this prospectus, we had not received any regulatory notice requesting us to obtain a permission or approval that we have concluded is not required. If we inadvertently concluded that any permission or approval was not required, we could be subject to administrative penalties as provided in relevant PRC laws and regulations, as if such permission or approval were not obtained. In addition, there remains substantial uncertainty as to what consequences would be in the event of change in laws, regulations, or interpretations, which largely depends on the specific rule-making. While we continue to keep abreast of regulatory developments in China, our business may be disrupted and our results of operations may suffer if there are new laws, regulations, policies or guidelines introduced to impose additional regulatory approvals, licenses, permits and requirements.

Permission Required for This Offering

On February 17, 2023, the CSRC promulgated the Trial Measures and the related guidelines, which became effective on March 31, 2023. The Trial Measures, which reformed the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. According to the Trial Measures, if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuers shall be deemed as indirect overseas offering and listing: (i) more than 50% of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and majority of the issuer’s management are PRC citizens or domiciled in the PRC.

Based on the above-mentioned criteria, we are required to file with the CSRC in accordance with the Trial Measures with respect to the offering. We filed the necessary documents with the CSRC in connection with this offering on February 6, 2025. As of the date of this submission, the review process remains ongoing. During this process, the CSRC may make several rounds of inquiries, and we shall respond and supplement additional materials if necessary. However, we cannot assure you that we will be able to complete such filing in a timely manner, or at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. See “Risk Factors — Risks Related to Our Legal and Regulatory Environment — In addition to the filing with the CSRC per the requirements of the Trial Measures, other approval of or filing with the CSRC or other PRC government authorities may be required in connection with our previous or future offshore offerings under PRC laws, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.”

Our PRC counsel, Han Kun Law Offices (“Han Kun PRC”), has advised us that, based on its understanding of the current PRC laws and regulations, apart from the filing with the CSRC per the requirements of the Trial Measures, we and our subsidiaries are currently not required to obtain any other permission or approval from any PRC authorities to operate or to issue our ordinary shares to foreign investors. We believe that we and our subsidiaries are not required to obtain permission or approval relating to our ordinary shares from PRC authorities, including the CSRC, apart from the filing with the CSRC per the requirements of the Trial Measures, and the CAC, for our subsidiaries’ operations, nor have we or our subsidiaries received any other approvals or denial for our subsidiaries’ operations with respect to this offering. It is the opinion of our PRC counsel, Han Kun PRC, that none of the Company or its PRC subsidiaries is an operator of any “critical information infrastructure” as defined under the Cybersecurity Law of the PRC (“Cybersecurity Law”) and the Security Protection Measures on Critical Information Infrastructure, given that we are not engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government or defense technology industry; nor are we involved with other important network facilities or information systems that may seriously endanger national security, national economy and people’s livelihood. Additionally, none of the Company or its PRC subsidiaries is an “online platform operators” processing personal information of more than one million users. Therefore, we are not classified as entities required to declare cybersecurity review under the Cybersecurity Review Measures. Since we are not subject to such declaration, we are also exempt from participating in the security evaluation organized by the CAC. Therefore, the understanding is that we and our subsidiaries are not currently covered by permission requirements from the CSRC, apart from the filing with the CSRC per the requirements of the Trial Measures, the CAC or any other governmental agency that is required to approve our operations, and no such permissions or approvals have been received or denied.

Except as disclosed above, we had not been requested to obtain or denied any license or permission from any government authority in China in connection with our operations or this offering as of the date of this prospectus. However, the PRC regulatory authorities may adopt new laws, rules and regulations, or detailed implementation and interpretation of the current applicable PRC laws, rules and regulations, and we cannot assure you that the relevant PRC regulatory authorities would reach the same conclusion as us. Any further actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure by us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

Cash transfers and dividend distributions

Sharewow Limited, our Cayman Islands holding company, may transfer cash to its wholly owned subsidiaries through equity investments and intercompany loans. If our subsidiaries in the PRC realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to our Cayman Islands holding company.

We intend to keep future earnings to finance the expansion of our business, and do not anticipate that any cash dividends will be paid or any funds will be transferred from our PRC subsidiaries to our Company. We currently do not have cash management policies in place that dictate how funds are transferred between our Company and our subsidiaries. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations should the need arises. Currency exchange control measures imposed by the PRC government may restrict the ability of our subsidiaries in the PRC to transfer their cash to our Company and other subsidiaries incorporated outside the PRC through loans, advances or cash dividends, primarily in the following aspects: (i) our PRC subsidiaries may be restricted from paying dividends to us, and (ii) we may also be restricted to make loans and additional capital contribution to our subsidiaries. For example, PRC law permits payment of dividends to us by our PRC subsidiaries only out of net income, if any, determined in accordance with PRC accounting standards and regulations, and each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital and these reserves are not distributable as cash dividends. In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Loans by us to our wholly-owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. Capital contributions by us to our PRC subsidiaries are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China. The PRC government also imposes controls on the conversion of RMB into foreign currencies. See “Risk Factors — Risks Related to our Legal and Regulatory Environment — We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. To the extent our cash is in the PRC or held in our subsidiaries in the PRC, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in, or the imposition of restrictions and limitations on, the ability of us or our subsidiaries by the PRC government to transfer cash.” and “Risk Factors — Risks Related to Our Legal and Regulatory Environment — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” In addition, our PRC subsidiaries are only permitted to pay dividends only out of their retained earnings. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Regulation — Regulations on Dividend Distribution.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” within the meaning of the rules under the Exchange Act. Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. As such, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market. We currently intend to follow Cayman Islands corporate governance practices in lieu of the Nasdaq corporate governance requirements for U.S. companies in the following respects:

•        Executive Sessions.    We have elected to adopt the practices of our home country, Cayman Islands, whose practices do not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•        Nomination of Directors.    We follow Cayman Islands practices which do not require us to have a formal written charter or board resolution addressing the director nominations process.

•        Composition of Committees.    Under the Cayman Island practices we are not required to establish an audit committee prior to the offering that complies with Nasdaq corporate governance requirements and Rule 10A-3 of the Exchange Act regarding the independence of directors on the audit committee. Nevertheless, we plan to follow the relevant Nasdaq Rules which require a Nasdaq listed company to have an audit committee that consist solely of independent directors.

See “Risk Factors — We are a foreign private issuer with the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.” and “Management — Corporate Governance Practices.”

Conventions That Apply to This Prospectus

Except otherwise indicated or the context otherwise requires:

•        “ARPU” refers to average revenue per user;

•        “CAC” refers to the Cyberspace Administration of China;

•        “CAGR” refers to compound average growth rate;

•        “China” or the “PRC,” in each case, refers to the People’s Republic of China, including Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus. When used in the case of laws and regulations, of “China” or “the PRC,” it refers to only such laws and regulations of mainland China;

•        “CSRC” refers to the China Securities Regulatory Commission;

•        “EIT” refers to enterprise income tax;

•        “R&D” refers to research and development;

•        “RMB” and “Renminbi” refer to the legal currency of mainland China;

•        “SEC” refers to the Securities and Exchange Commission;

•        “SKU” refers to stock keep unit;

•        “US$” and “U.S. dollars” refer to the legal currency of the United States;

•        “U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•        “Sharewow,” “we,” “us,” “our company,” “the Group” or “our” refers to Sharewow Limited, a Cayman Islands exempted company with limited liability, and its subsidiaries, as a group.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriter does not exercise their over-allotment option, (b) references in this prospectus to this offering are to our offering of ordinary shares pursuant to this prospectus.

Our reporting currency is Renminbi. Our operating entities in China use Renminbi as their functional currency. Unless otherwise noted, all translations from Renminbi to U.S. dollars and vice versa are made as 7.0827 and 7.1884 to US$1.0000, representing the exchange rates reported by People’s Bank of China on December 31, 2023 and 2024, respectively. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into other currencies, as the case may be, at any particular rate or at all.

The English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

THE OFFERING

Offering price	US$ per ordinary share
Ordinary shares offered by us	3,750,000 ordinary shares
Ordinary shares issued and outstanding prior to completion of this offering	20,000,000 ordinary shares
Ordinary shares issued and outstanding immediately after this offering	23,750,000 ordinary shares (or 24,312,500 ordinary shares if the underwriter exercises in full its option to purchase additional ordinary shares).
Over-Allotment Option

We have granted to the underwriter an option, exercisable for 45 days from the closing of this offering, to purchase up to an aggregate of 562,500 additional ordinary shares at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Listing

We will apply to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “SUWA.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our ordinary shares will be approved for listing on Nasdaq.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$           million from this offering, assuming an initial public offering price of US$           per ordinary share, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us.

We intend to use our net proceeds from this offering for, among other things, global market expansion, research and development enhancement and working capital supplementation. See “Use of Proceeds” for additional information.

Transfer agent	Transhare Corporation
Lock-up

We, and any successors of us, will not, without the prior written consent of the underwriter, for one hundred eighty (180) days from the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities that are convertible into or exercisable or exchangeable for our ordinary shares, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our Company or such other securities, in cash or otherwise. Additionally, all of our directors, officers, 5% or greater shareholders have agreed with the underwriter, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for one hundred eighty (180) days from the date of commencement of sales of this offering, without the consent of the underwriter. See “Underwriting” for more information.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

Consolidated Financial Statements

The following summary consolidated statement of comprehensive income for the six months ended June 30, 2024 and 2025, summary consolidated balance sheets data as of December 31, 2024 and June 30, 2025, and summary consolidated cash flow data for the six months ended June 30, 2024 and 2025 have been derived from our audited consolidated financial statement included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Six months ended June 30,
	2024	2025
	RMB	RMB	USD
Summary Consolidated Statements of Comprehensive Loss Data
Revenues	5,072,528	7,613,678	1,063,571
Cost of revenues	3,371,311	5,185,805	724,416
Gross profit	1,701,217	2,427,873	339,155
Operating expenses:
Selling expenses	1,856,157	2,263,560	316,201
General and administrative expenses	3,334,582	4,489,516	627,150
Other expenses (income), net	(63,829)	(22,829)	(3,189)
Total operating expenses	5,126,910	6,730,247	940,162
Loss from operations	(3,425,693)	(4,302,374)	(601,007)
Interest expenses	55,902	232,424	32,468
Loss before income tax	(3,481,595)	(4,534,798)	(633,475)
Income tax expenses (benefits)	(157,462)	(206,447)	(28,839)
Net loss	(3,324,133)	(4,328,351)	(604,636)
Total comprehensive loss	(3,324,133)	(4,328,351)	(604,636)

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	715,753	234,452	32,751
Restricted cash	—	—	—
Accounts receivable, net	847,372	952,398	133,042
Prepaid expenses and other current assets, net	7,276,760	11,937,887	1,667,629
Due from related parties	189,684	218,835	30,570
Inventories	1,640,131	804,816	112,426
Total current assets	10,669,700	14,148,388	1,976,418
Property and equipment, net	3,839,471	3,657,682	510,949
Operating lease right-of-use assets, net	1,104,218	942,319	131,635
Finance lease right-of-use assets, net	—	—	—
Intangible assets, net	299,351	326,741	45,643
Deferred tax asset	553,968	760,437	106,227
Equity method investment	21,758	—	—
Total non-current assets	5,818,766	5,687,179	794,454
Total assets	16,488,466	19,835,567	2,770,872
Accounts payable	3,178,175	3,123,765	436,365
Short-term borrowings	2,158,571	3,670,000	512,670
Current portion of long-term borrowings	19,617	—	—
Due to related parties	1,296,113	2,137,660	298,614
Lease liability	797,047	877,431	122,570
Other payables and accrued liabilities	16,962,891	20,432,922	2,854,318
Income tax payables	—	—	—
Total current liabilities	24,412,414	30,241,778	4,224,537
Long-term borrowings	2,620,000	4,713,000	658,369
Deferred tax liability	—	—	—
Lease liability – non-current	246,912	—	—
Total non-current liabilities	2,866,912	4,713,000	658,369
Total shareholders’ equity	(10,790,860)	(15,119,211)	(2,112,034)
Total liabilities and shareholders’ equity	16,488,466	19,835,567	2,770,872
	Six months ended June 30,
	2024	2025
	RMB	RMB	USD
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(2,351,632)	(3,480,285)	(486,169)
Net cash used in investing activities	(38,729)	(86,058)	(12,021)
Net cash provided by financing activities	2,072,904	3,085,042	430,956
Effect of exchange rate changes on cash and cash equivalent and restricted cash	—	—	—
Net increase (decrease) in cash and cash equivalent and restricted cash	(317,457)	(481,301)	(67,234)
Cash and cash equivalents and restricted cash at beginning of period	413,664	715,753	99,985
Cash and cash equivalents and restricted cash at end of period	96,207	234,452	32,751

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, results of operations and financial condition. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, results of operations and financial condition, and our ability to pay dividends. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We participate in a newly developed industry and we may not compete successfully against new and existing competitors, which may materially and adversely affect our results of operations.

The market for 3D photography products and services is new and currently relatively concentrated. Its competitive landscape may change quickly. Our ability to compete may be adversely affected by a number of factors, including:

•        in certain markets, some competitors may have more solid brand awareness than our brands;

•        technological advancements and product improvements by competitors may weaken consumer demand for our products; and

•        consumer preferences may change to lower or higher margin products and services or products and services other than those we offer.

Increased competition may reduce our gross and operating margins, market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures may materially and adversely affect our business, financial condition and results of operations.

Our limited operating history and rapid growth markets evaluating our current business and future prospects difficult and may increase the risk of your investment.

Much of our growth has occurred in recent periods. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects, as we continue to grow our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer, and the trading price of our stock may decline. It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

If we fail to meet our customers’ price expectations, demand for our products and services could be negatively impacted and our business and results of operations could suffer.

Demand for our franchise and products is sensitive to price. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our franchise and products could be negatively impacted and our business and results of operations could suffer.

We adopt dynamic pricing strategies that allow us to adapt to changing circumstances in local markets and maintain the price competitiveness of our products. Our franchise fees, for instance, are determined based on factors such as the level of support provided to franchisees (e.g. training, marketing and other resources), operational costs of our headquarters’ management and the types of photography equipment chosen by franchisees. Our pricing of photography equipment is influenced by, among others, the market positions of customers, the scope of services (e.g. on-site technical support and design services) and the level of customization required. If customers find that our prices are not competitive relative to our competitors’, our revenue and overall financial condition may be adversely affected.

If demand for our franchise and products does not grow as expected, or if the demand for 3D photography does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.

The 3D photography industry remains relatively new. The demand for our franchise and products depends on potential customers’ and end users’ awareness and understanding of 3D photography. We may not be able to develop effective strategies to raise their awareness or our products may not address their specific needs. If 3D photography does not continue to gain broader market acceptance, or if the marketplace adopts 3D photography technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected as a result.

We may not be able to expand our store network cost-efficiently.

Our store network consists of three Self-operated Store, one Jointly-operated Store, Franchise Stores that use our brand, equipment and services as well as Customer-Brand Stores that only purchase 3D photography booths and receive operational support in terms of store management. As of June 30, 2025, we had 3 Self-operated Store, 1 Jointly-operated Store, 58 Franchise Stores and 14 Customer-Brand Stores. We plan to further expand our store network. However, this planned expansion may not have the desired effect of increasing sales and enhancing our brand recognition in a cost-efficient manner. We may need to invest significant capital and management resources to operate existing chain stores and open new ones, and there can be no assurance that we will be able to improve the operational efficiency of our chain stores.

If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected.

Our profitability is subject to changes in financial metrics such as order volumes, costs of revenue and operating expenses. If our sales volumes decrease, or if our costs of revenue and operating expenses increase, our profitability will be adversely affected. Our total revenue increased by approximately RMB1.4 million, or approximately 11.4%, from RMB12,695,831 for the year ended December 31, 2023, to RMB14,146,403 for the year ended December 31, 2024. The increase was primarily due to attributable to the increase in revenue from Franchise Stores and other chain stores. As a result of increase of operating expenses (partially offset by the increase of gross profit), our net loss increased from RMB5,709,723 for the year ended December 31, 2023, to RMB6,599,953 for the year ended December 31, 2024.

We cannot assure you that we will achieve profitability in the near future as we are still at an early stage. Our revenue growth may slow down or our revenue may decline for a number of reasons, including reduced demand for our franchise and products, increased competition, or our failure to capitalize on growth opportunities.

Our research and development efforts may not yield expected results.

Technological innovation is critical to our success, and we strategically develop most of key technologies in-house, such as our 3D photography booths, 3D reconstruction algorithm, AI model repair program and SAAS management system. We have been investing heavily in our research and development efforts. The 3D photography industry is experiencing rapid changes in technology, and we need to invest significant resources in research and development to lead technological breakthrough, in order to remain competitive in the market. Therefore, we expect that our research and development expenses will continue to be significant. Furthermore, research and development activities are inherently uncertain, and there can be no assurance that we will continue to achieve technological breakthroughs and successfully commercialize such breakthroughs. As a result, our significant expenditures on research and development may not generate corresponding benefits. If our research and development efforts fail to keep up with the latest technological developments, we would suffer a decline in our competitive position.

If we made any misjudgment with respect to technological developments or experience any delay or other setbacks in our efforts to improve our technology, it could materially and adversely affect our business, results of operations and prospects.

We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.

We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers and end users, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer and end users experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition.

Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.

Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:

•        our operations are disrupted or shut down;

•        our confidential, proprietary information is stolen or disclosed;

•        we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information;

•        we must dedicate significant resources to system repairs or increase cyber security protection; or

•        we otherwise incur significant litigation or other costs.

If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.

We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.

Because the 3D photography market is rapidly evolving, forecasts of market growth in this prospectus may not be accurate.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the 3D photography market may not be accurate. Even if the market experiences the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as indicative of our future growth.

If the availability of printing consumables and components of 3D photography booths decreases, or these costs increase, and we are unable to either offset or pass along increased costs to our customers, our financial condition, liquidity or results of operations have been and could continue to be adversely affected.

The availability and cost of printing consumables and components of 3D photography booths are critical to our operations. The cost of some of these items may become volatile and availability may be limited at times. We source printing consumables and components of 3D photography booths from a limited number of suppliers in China. Since full-color 3D printing technology has not been popularized, the supply chain of 3D printers is relatively concentrated and we currently face the risk of having only one upstream supplier who we have worked with and tested. The limited number of suppliers, among other things, increases the risk of unavailability. Currently, none of our suppliers are based outside China. However, if we source printing consumables and components of 3D photography booths from foreign suppliers, the prices may be affected by international trade costs such as tariffs, transportation and foreign exchange rates. This dependency and any limited availability could cause us to reformulate products or limit our production. Decreased access to printing consumables and components of 3D photography booths or significant increased cost to purchase these items, as well as increased transportation and trade costs, and any corresponding inability to pass along such costs through price increases or meet demand requirements, as applicable, could have a material adverse effect on our financial condition, liquidity or results of operations. If our printing consumables and components of 3D photography booths suppliers significantly increase the cost of printing consumables and components of 3D photography booths or if they cease offering us such goods, we will have to find new suppliers or lower or cease production of our products. If our 3D printer supplier significantly increases the cost of 3D printers or if it ceases offering us such goods, we will have to find new suppliers or limit our expansion of production.

Our patent applications may not be granted, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will result in the issuance of patents, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.

We are subject to various operational risks inherent in the franchising business model.

Our success could be adversely affected by the performance of our Franchise Stores, which are subject to a variety of risks inherent in our franchising business model. Under this model, we collect franchising, equipment and software licensing fees from franchisees as well as production fees for orders of 3D models that they place. We plan to continue to increase the number of franchisees in the future, but the demand for our franchise may fluctuate depending on market conditions.

Although we provide management support to our Franchise Stores, we cannot assure you that all of them will be profitable. As many factors affecting the operations of Franchise Stores are beyond our control, we cannot assure you that the quality of their services is consistent with our standards and requirements. Although we inspect or communicate with our Franchise Stores on a regular basis, we may not be able to identify problems in their operations and respond on a timely basis. Our Franchise Stores are operated under our brand names. As a result, our image and reputation may suffer due to misuse of our brands by any of our franchisees, which may have a material adverse effect on our business and results of operations. In addition, like any operators in service industries, we are subject to customer complaints and we may face complaints from end users who are dissatisfied with the standard of service offered by our franchisees. Any complaints, regardless of their nature and validity, may affect our reputation, thereby adversely affecting our results of operations. We may also have to incur additional costs in placating any customers or salvaging our reputation. If any of our franchisees defaults or commits wrongdoing, such franchisee may not be in a position to sufficiently compensate us for losses which we have suffered as a result of such defaults or wrongdoings. While we ultimately can take action to terminate our franchisees that do not comply with the terms of our franchise agreements or commit wrongdoing, we may not be able to identify problems and make timely responses and, as a result, our image and reputation may suffer, which may have a material adverse effect on our results of operations.

Although our proprietary information system can collect operational and financial data of each franchise store, we may not be able to avoid fraud or manipulation of such data by some franchisees, which may adversely affect the ability to effectively identify potential issues.

We may not be able to successfully attract new franchisees and compete for franchise agreements and, as a result, we may not be able to achieve our planned growth.

Our growth strategy largely depends on our ability to further expand our presence through entering into franchise agreements with our franchisees. We believe that our ability to attract new franchisees and compete for franchise agreements with them depends primarily on our brand recognition and reputation, the results of our overall operations and the success of our current Franchise Stores. Other factors include marketing support, membership program, efficiency of our IT infrastructure, as well as our ability to provide systems and support to help franchisees operate their stores cost-effectively.

The terms of any new franchise agreements also depend on the terms that our competitors offer. In addition, if the availability of suitable locations for new properties decreases, or governmental planning or other local regulations change, the supply of suitable properties for additional Franchise Stores could diminish. If our Franchise Stores perform less well than those of our competitors or if we are unable to offer terms as favorable as those offered by our competitors, we may not be able to compete effectively for new franchise agreements and we may not be able to attract as many new franchisees as we expect. As a result, we may not be able to achieve our planned growth and our business and results of operations may be materially and adversely affected.

Our franchise and management agreements could be terminated early and we may not be able to renew our existing franchise agreements or renegotiate new franchise agreements when they expire.

We franchise our brands to third parties pursuant to franchise agreements that we enter into with franchisees. These franchise agreements may be renegotiated or may expire. Our franchise agreements typically have a fixed term of 3 years. We plan to renew our existing franchise agreements upon expiration or renegotiate new franchise agreements with our franchisees. However, we may be unable to retain our franchisees on satisfactory terms, or at all. In addition, our franchise agreements could also be terminated early due to property disputes or defects, franchisees’ financial difficulties, regulatory non-compliance, and other factors, many of which are beyond our control. For example, according to our franchise agreement, when (i) franchisees’ financial situation deteriorate, (ii) the franchisee loses ability to repay its debt, or (iii) the franchisee file for bankruptcy, enters into bankruptcy proceedings or is deemed by a court to be bankrupt, then we may unilaterally terminate the franchisee agreement and the franchisee shall indemnify all of our losses. If a significant number of our existing franchise agreements expire or a significant number of our franchisees terminate the franchise agreements with us early, our revenue and profit may decrease in the future, and our results of operations could be materially and adversely affected.

In addition, disputes could arise between us and our franchisees under our franchise agreements. We and our franchisees may take legal actions against each other in connection with such disputes. No assurance can be given as to the outcome of any such legal proceedings, which could have a material adverse effect on our business, results of operations and financial condition. Even if we and our related parties are successful in our attempt to defend ourselves in legal and administrative actions or to assert our rights under various laws, enforcing our rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions could expose us to negative publicity and to substantial monetary damages and legal defense costs, injunctive relief, and criminal and civil liabilities and/or penalties.

According to the Industry Report, the 3D photography industry in China is currently relatively concentrated. However, the industry may become more competitive with new market entrants in the future. The terms of our franchise agreements are influenced by contract terms offered by our competitors. We cannot assure you that the terms of new franchise agreements entered into or renewed in the future will be as favorable as the terms under our existing franchise agreements. If such agreements cannot be renewed on satisfactory terms, or at all, upon expiration, our results of operations could be materially and adversely affected.

Our failure to comply with franchise regulations may result in penalties to us and could have a material adverse effect on our business.

In China, any entity engaging in franchise activities is subject to the supervision and administration of the Ministry of Commerce (“MOC”) and its local counterparts. Under the relevant regulations, franchisors are required to file their franchise agreements with the MOC or its local counterparts, and are required to report to the MOC regarding the franchise agreements that they executed, canceled, renewed or amended in the previous year within the first quarter of every year. Fifteen days after a franchisor first enters into a franchise agreement, the franchisor is required to make appropriate filing with the MOC or its local counterparts. We cannot guarantee that we will obtain all applicable approvals and make all appropriate filings pursuant to laws and regulations, and such non-compliance could subject us to fines and other penalties that may negatively affect our operation, which could result in a material adverse effect on our business.

In addition, franchise activities are subject to various laws and regulations. For example, before entering into franchise agreements, the franchisor is required to correctly, accurately and fully disclose and provide specified written information to the franchisee regarding the franchised businesses, which includes certain proprietary information. If we violate the disclosure requirements related to franchise activities, our franchisees may choose to terminate their franchise agreements with us, and we could be subject to fines and other penalties that may negatively affect our operation, which could result in a material adverse effect on our business. All franchise agreements are also required to include certain provisions, such as termination rights and payment obligations. If we are required to revise our agreements pursuant to applicable laws and regulations, such revised terms may be less favorable to us, which could materially diminish the economic value of our agreements.

As our intellectual property rights may expire and may not be extended, our applications may not be granted, and our intellectual property rights may be contested, circumvented, invalidated, or limited in scope, our intellectual property rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations.

We rely on a combination of patents, trademarks, copyrights, trade secrets and confidentiality agreements to protect our proprietary rights. As of June 30, 2025, we had 6 registered patents (including five utility model patents and one design patent covering 3D photography booths, projectors and 3D portrait package designs), 14 pending patent applications, 19 copyright licenses, 50 registered trademarks and 3 registered domain names in China. We rely on trademark and patent law, trade secret protection and confidentiality and license arrangements or agreements with our affiliates, employees and others to protect our intellectual property rights. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents, trademarks and other intellectual property rights in China and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We rely on or intend to rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or will apply to register a number of these trademarks. However, we cannot ensure that any of our pending trademark applications necessary for business operation will issue as trademarks. We cannot provide any assurances that any of our trademarks have, or that any of our pending trademark applications that mature into issued trademarks will include, claims with a scope sufficient to protect our products, any additional features we develop for our products or any new products. Governmental authorities or third parties may oppose our trademark applications or otherwise challenge our use of the trademarks.

There can be no assurance that our application for the registration with competent government authorities of trademarks and other intellectual property rights related to our current or future business will be approved, or our intellectual property rights will not be challenged by third parties or found by the relevant governmental or judicial authority to be invalid or unenforceable. From time to time, we may encounter difficulties registering our intellectual properties or have disputes with third parties regarding our intellectual properties. If the relevant trademarks or other intellectual properties could not be registered, we may fail to prevent others from using such intellectual properties, and our business, financial condition and results of operations may be materially and adversely affected.

In particular, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Policing unauthorized use of proprietary technology is difficult and expensive. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, as our patents may expire and may not be extended and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations. If we are unable to adequately protect our intellectual property rights, it could adversely affect our business and our brand.

We may be liable for intellectual property infringement relating to intellectual property of third parties, which may materially and adversely affect our business, financial condition and prospects.

We cannot assure you that our operations do not or will not infringe upon or violate intellectual property rights (including but not limited to trademarks, patents, copyrights, know-how) or other rights (including but not limited to personality rights) owned or held by third parties. We may be involved in claims against us alleging our infringement of third-party intellectual property rights. Any such intellectual property rights infringement claim could result in costly remedial measures and may adversely affect our business and financial condition. We have adopted systematic methods to reduce our exposure to the risks of intellectual property infringement claims. However, we cannot assure you those methods are sufficient to shield us from third party liabilities for intellectual property infringement, or our efforts will be considered favorably by a given court or relevant governmental authority. Liabilities for intellectual property infringement, or allegations of such infringement, may impose a burden on our management, cause penalties, lead to unfavorable media coverage and damage to our reputation, or even cause PRC authorities to impose sanctions on us, including, in serious cases, suspending our operation, which may materially and adversely affect our business, financial condition and prospects.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position.

We consider our trademarks, patents domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success and we currently rely on a mix of trademark law, patent law, and confidentiality agreements with our employees and others to protect our proprietary rights. Our trademarks and patents may be invalidated, circumvented or challenged. Confidentiality agreements may be breached and we may not have adequate remedies for any breach.

Our products may be counterfeited. Unauthorized imitation, replication of our design, infringement of our trademarks or labeling by third parties may affect our reputation and profitability. Although we monitor any unauthorized use of our registered designs and trademarks, counterfeiting or imitation of our products to ensure that our intellectual property rights are protected, we cannot assure you that counterfeiting and imitation would not occur, or if it does occur, that we would be able to detect and address the problem effectively. A significant presence of counterfeit products in the market could have a negative impact on the value and image of our brands, lead to loss of consumer confidence in our brands and materially and adversely affect our business, financial condition and results of operations.

Claims by third parties that we are infringing their intellectual property and other litigation may materially and adversely affect our business and prospects.

From time to time, we may be subject to claims that we are infringing the patents and other intellectual property of others, and it is possible that third parties will assert infringement, misappropriation, unfair competition or similar claims against us in the future. Any such claims, charges or judicial procedures, with or without merit, could be time-consuming and expensive and may require us to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require us to redesign our products or enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property.

An adverse finding against us in these or similar patent or other intellectual property disputes may have a material adverse effect on our business, financial condition and results of operations. If we are deemed to be infringing or otherwise violating a third party’s intellectual property and are unable to continue using that intellectual property as we had been, our business and results of operations could be harmed if we are unable to successfully develop non-infringing alternative products or features on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation proceedings could subject us to significant liability, as well as requiring us to cease developing, manufacturing or selling the affected products or using the affected processes or product features. Any significant restriction on our proprietary intellectual property or operations that impedes our ability to develop and commercialize our products could have a material adverse effect on our business, financial condition and results of operations.

Default in payment by franchisees and/or corporate clients that have large account receivable balances could adversely impact our cash flows, working capital and financial condition.

Our accounts receivable include amounts due from our franchisees and corporate clients. Our net accounts receivable balance was RMB344,909 and RMB847,372 as of December 31, 2023 and 2024, respectively. Our corporate clients pay us directly, and we typically require our franchisees to pay fees pursuant to their franchise agreements on a yearly basis. We are subject to the risk that we may be unable to collect accounts receivable in a timely manner, or at all. Our franchisees and/or corporate account clients may not be able to pay us in a timely fashion and our accounts receivable and allowance for credit losses may accordingly increase. We may also need to extend credit terms to certain franchisees experiencing financial difficulties. Our liquidity and cash flows from operations may be adversely affected if our accounts receivable cycles or collections periods lengthen or if we encounter a material increase in defaults of payment of our accounts receivable.

Our due diligence checks on prospective franchisees and regular assessment of the creditworthiness of corporate clients cannot always ensure that we will be able to collect accounts receivable. If the accounts receivable cannot be collected in time, or at all, a significant amount of bad debt expense will result, and our business, financial condition and results of operation will likely be materially and adversely affected.

We face risks associated with the misconduct of our employees and other related personnel.

Many of our employees play critical roles in ensuring the safety and reliability of our products and services and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to, misappropriation or leakage of sensitive client information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct. We have put in place various safeguards and spend significant amount of time and efforts to address the risk of unauthorized third-party information being introduced into our systems or used in our operations. We could be involved in related proceedings that may arise in the future, or be forced to defend against any allegations in the future, even when the allegations are not justified. Any negative publicity surrounding these allegations, especially in the event that any of these employees is found to have committed any wrongdoing, could negatively affect our reputation and may have an adverse impact on our business. Likewise, suppose our sales forces do not comply with applicable laws and regulations, for example, false or misleading promotion, this could materially impact our brand image and customers’ trust in our brand and could result in harming our business and financial condition.

If we fail to maintain our relationships with our members and corporate account clients, our business and financial condition could be materially and adversely affected.

Historically, we have derived a portion of our revenues from government units and corporate clients. As of December 31, 2023 and December 31, 2024, we had three and nine government-owned enterprise clients who generated a total revenue of RMB1,648,000 and RMB393,405 in the corresponding periods, respectively. We are not subject to any additional requirements in contracting with government units. We expect that government units and corporate clients will contribute to the growth of our business in the near future. However, we cannot assure you that they will agree to renew the relevant agreements upon their expiration, or enter into new agreements with us on substantially similar terms. Our negotiating position with government and corporate clients is also limited given the competition in China’s 3D photography industry. If we fail to enhance or maintain our relationships with clients, or if our clients decline to renew their agreements or propose new agreements with commercial terms less favorable to us, our business and financial condition could be materially and adversely affected.

Our operating results and financial condition may fluctuate from period to period.

Our operating results and financial condition may fluctuate from period to period due to a number of factors, many of which will not be within our control. Both our business and the 3D photography industry are changing and evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our securities will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including:

•        the degree of market acceptance of our products and services;

•        our ability to compete with competitors and new entrants into our markets;

•        the mix of products and services that we sell during any period;

•        the timing of the sales and deliveries of our products to customers and end users;

•        the geographic distribution of our sales;

•        changes in our pricing of our products, our pricing recommendation to our Franchise Stores or those of our competitors, including our response to price competition;

•        changes in the amount that we spend to develop new products or technology;

•        changes in the amounts that we spend to promote our products and services;

•        expenses and/or liabilities resulting from litigation;

•        delays between our expenditures to develop and market new or enhanced solutions and the generation of revenue from those solutions;

•        disruptions to our information technology systems or our third-party contract manufacturers;

•        general economic and industry conditions that affect customer demand; and

•        changes in accounting rules and tax laws.

In addition, our revenues and operating results may fluctuate from period to period due to the seasonality of our business. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on overall financial condition.

Our business is subject to seasonal fluctuations and unexpected interruptions.

We generally experience more purchase orders during holiday seasons, such as the Chinese New Year and Christmas holidays. However, our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. We may record a significant increase in revenue when we commence mass delivery of products to fulfill customer orders accumulated in prior periods, but we may not be able to maintain our revenue at similar levels in subsequent periods. Our financial condition and results of operations may continue to fluctuate and our historical results may not be comparable to future results. In addition, we are vulnerable to natural disasters, health epidemics, and other calamities that may undermine the demand for our products and services. Any of such occurrences could cause severe disruption to our business operations, and may even require a temporary closure of facilities and logistics delivery networks, which may disrupt the business operations of our stores and adversely affect our results of operations.

Changes in international, regional or domestic economic conditions, rising interest rates, fiscal or political uncertainty, policy adjustments, market volatility, disruption to the global capital or credit markets, or the public perception that any of these events is likely to occur may have a negative impact on our industry, which in turn might have material and adverse effects on us. Our business is likewise subject to unexpected interruptions. In addition to the COVID-19 outbreak, there have been other outbreaks of epidemics in China and globally in recent years. Our operations could be disrupted if one of our employees is suspected of having COVID-19, H1N1 flu, avian flu, or other epidemics, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms China’s economy in general.

We also expect our period to period operating results to vary based on our operating costs, which we anticipate will increase significantly in the future periods as we, among other things, develop new technological capabilities, ramp up our manufacturing facilities and expand our store network and general and administrative functions to support our growing operations. We may incur substantial research and development and/or selling expenses when we develop and/or promote new products in a given period without generating any revenue from such products until we start delivery of such products to customers in the future periods. As a result of these factors, we believe that period to period comparisons of our operating results are not necessarily meaningful and that these comparisons may not be indicative of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our securities could fall substantially either suddenly or over time.

A severe or prolonged downturn in the PRC or global economy could materially and adversely affect our business, results of operations and financial condition.

The success of our business ultimately depends on consumer spending. We derive a substantial part of our revenues from China. As a result, our revenues and financial results are impacted to a significant extent by economic conditions in China and globally. The global macroeconomic environment is facing challenges, including the economic slowdown in the Eurozone since 2014, potential impact of the United Kingdom’s exit from the EU on January 31, 2020, and the adverse impact on the global economies and financial markets of epidemics such as the COVID-19 outbreak. The growth of the PRC economy has slowed down since 2012 compared to the previous decade and the trend may continue. The long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China, is still evolving and subject to changes. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa and over the conflicts involving Ukraine, Syria and North Korea. The relationship among China and other Asian countries and the trade disputes between the United States and China may also have adverse effects on the overall economic environment. The ongoing trade tensions between the United States and

China may have tremendous negative impact on the economies of not merely the two countries concerned, but the global economy as a whole. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are responsive to global economic conditions, changes in domestic economic and political policies, and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, there is a possibility that China’s economic growth may materially decline in the near future. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. The potential adverse economic conditions may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Sales of non-essential consumer products, such as our 3D photography portraits, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases and our results of operations may be materially and adversely affected.

Rising international political tension and recent disruptions in the financial markets and economic conditions may adversely impact our business and operating results.

Political tensions between the United States and China have escalated in recent years due to, among other things, the trade war between the two countries since 2018, the COVID-19 outbreak, the PRC National People’s Congress’ passage of Hong Kong national security legislation, the imposition of U.S. sanctions on certain Chinese officials from China’s central government and the Hong Kong Special Administrative Region by the U.S. government, and the imposition of sanctions on certain individuals from the U.S. by the Chinese government.

The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. In January 2020, the “Phase One” agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., tax policy related to international commerce, or other trade matters. While cross-border business may not currently be an area of our focus, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact the competitive position of our products or prevent us from selling products in certain countries. Moreover, many of the recent policy updates in the United States, including the Clean Network project initiated by the U.S. Department of State in August 2020 and the Entity List regime maintained and regularly updated by the U.S. Bureau of Industry and Security, may have unforeseen implications for our business. If any new tariffs, legislation or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition and results of operations.

Additionally, in recent years, the United States and global economies suffered dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and various foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets, which may have a negative impact on our business, financial condition and results of operations. If the actions taken by these governments are not successful, the return of adverse economic conditions may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

The prospects of our business depend substantially on the recognition, maintaining and strengthening our brands to generate and maintain ongoing demand for our products.

The “Suwa” and “Sharewow” brands and related brand images are integral to the growth of our business, as well as to the implementation of our strategies for expanding our business into new categories and markets. Our success depends on the value and reputation of our brands, which, in turn depend on factors such as the quality, design, performance, functionality and durability of our products, our communication activities, including advertising, social media, various commercial initiatives, and public relations, and our management of the consumer experience. Maintaining, promoting and positioning our brands is important to expanding our consumer base and will depend largely on the success of our marketing efforts and our ability to provide consistent, high-quality consumer experiences. We intend to continue making substantial investments in these areas in order to maintain and enhance our brands, but such investments may not be successful.

Ineffective marketing, negative publicity, product or manufacturing defects, product recalls, counterfeit products, failure to protect the intellectual property rights in our brands and detrimental acts by third parties are potential threats to the strength of our brands, and those and other factors could rapidly and severely diminish consumer confidence in us, which may materially and adversely affect our business, financial condition or results of operations. Additionally, the growing use of social media increases the speed with which information and opinions can be shared and the speed with which a company’s reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the products we offer, our consumer experience or any aspect of our brands, our business, financial condition and results of operations could be adversely impacted. Maintaining and enhancing the image of our brands in our current key markets, and in new markets where we currently may have limited brand recognition, is important to expanding our consumer base. If we are unable to maintain or enhance our brands in current or new markets, or if we fail to continue to successfully market and sell our products to our existing consumers or expand our consumer base, growth strategy, business, financial condition and results of operations could be harmed.

If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

Our core values, which include developing high quality 3D portraits while operating with integrity, are an important component of our brand image, which makes our reputation sensitive to allegations of unethical business practices. We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.

Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our franchise and products if, as a result of such violation, we were to attract negative publicity. If we, or other players in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, results of operations and financial condition.

We currently derive the majority of our revenue from franchising and any event that adversely affects the demand for our franchising business may harm our growth strategies and business prospects.

As of December 31, 2023 and December 31, 2024, we generated approximately 91.7% and 96.7% of our total revenue from our franchising business. A decrease in the demand for our franchising business could have material and adverse effects on our business prospects. While we have expanded and diversified our business segments, the revenue derived from these categories may not reach a level that would reduce our dependence on our franchising business. In addition, if we are unable to deliver consistently high quality products, the number of customers and end users for our products may decline. Our failure to successfully introduce new product categories may have a material and adverse effect on our business prospects and limit our growth.

Our plan to expand our sales and marketing efforts may be costly, and any failure to manage our growth or execute our marketing strategies effectively may materially and adversely affect our business and prospects.

We plan to continue to utilize a number of marketing initiatives to promote our brands. We have invested and will need to continue to dedicate significant time, efforts, and resources to advertising and market promotion initiatives. Our sales and marketing expenses (including salaries of sales and marketing staff, advertising fee and other expenses) were approximately RMB4,343,407, RMB5,142,612, RMB1,856,157 and RMB2,263,560 as of December 31, 2023 and 2024, June 30, 2024 and 2025, representing approximately 34.2%, 36.4%, 36.6 and 29.7% of our revenue, respectively. We may need to devote an even greater portion of our resources to continue to strengthen our brand recognition and build our user base, which may impact our profitability. We cannot assure you that our marketing efforts will ultimately be successful, as they are driven by various factors, including the effectiveness of our marketing campaigns, our ability to provide consistent, high quality products, consumers’ satisfaction with our products, as well as support and services we provide, among others. Our future operating results will depend to a large extent on our ability to manage our expansion and growth successfully.

Risks that we face in undertaking this expansion include, among others:

•        managing a larger organization with a greater number of employees in different divisions;

•        controlling expenses and investments in anticipation of expanded operations;

•        establishing or expanding design, manufacturing, sales and service facilities;

•        implementing and enhancing administrative infrastructure, systems and processes; and

•        executing our strategies and business initiatives successfully.

In addition, any negative publicity related to our brand, products, suppliers, distributors, retail stores, third-party platforms or key opinion leaders (“KOLs”) that we are associated with could have an adverse impact on our brand, which may materially and adversely affect our business and prospects.

Any failure to quickly identify and adapt to changing industry conditions and consumer preferences may have a material and adverse effect on our business, financial condition and results of operations.

Our growth depends, in part, on our ability to successfully introduce new technology to meet the evolving requirements of our customers and end users. This, in turn, depends on our ability to foresee and respond to evolving consumer trends, demands and preferences, especially those related to 3D photography products. The research and development of new products involve considerable costs, and may not generate sufficient customer interest or sales to cover their development or marketing expenses, which may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. To the extent that we are not able to successfully identify customer and end users preferences, develop or promote new products, we may lose our competitive edge in the market and our business, financial condition and results of operations may be adversely affected.

If we are unable to attract, train and retain qualified personnel, our business, financial condition and results of operations may be materially and adversely affected.

Our business is supported and enhanced by a team of highly skilled employees who are critical to maintaining the quality and consistency of our business and reputation. It is important for us to attract qualified employees, especially our research and development staff and technicians. Competition for these employees is intense. In order to attract prospective employees and retain current employees, we may have to increase our employee compensation by a larger amount and at a faster pace than expected, which would increase our operating expenses. In addition, we must hire and train qualified employees in a timely manner to keep pace with our growth while maintaining the quality of our operations.

We must also provide continuous training to our employees so that they have up-to-date knowledge of various aspects of our operations and can meet our demand for high quality products and services. If we fail to do so, the quality of our services may deteriorate in one or more of the markets where we operate, which may cause a negative perception of our brands and adversely affect our business. Finally, disputes between us and our employees may arise from time to time and if we are not able to properly handle our relationship with our employees, our business, financial condition and results of operations may be adversely affected.

Actual or alleged failure to comply with data privacy and protection laws and regulations could damage our reputation, and discourage consumers from purchasing our 3D photography products and services.

We are subject to various data privacy and protection laws and regulations in China, including, without limitation, the Cybersecurity Law, the PRC Data Security Law (“Data Security Law”), the Personal Information Protection Law. Pursuant to these laws and related regulations, a service provider is required to obtain a user’s consent to collect the user’s personal information. See “Regulation — Regulations on Cybersecurity, Data Security and Personal Information Protection.”

We have adopted strict information security policies, and we use a variety of technologies to protect the data with which we collect and process. We mainly collect and store personal information about end users such as their names, order details, and logistics shipping information (such as addresses and phone numbers). To the extent we collect end users information, we obtain prior consent from our end users in accordance with applicable laws and regulations. We adopt necessary technical and organizational measure to ensure data storage security.

Nevertheless, collection, use and transmission of end users’ data may subject us to legislative and regulatory burdens in China and other jurisdictions, which could, among other things, require notification of data breach, restrict our use of such information and hinder our ability to acquire new customers or end users or serve existing customers. We have not experienced any material noncompliance with respect to data privacy and protection laws and regulations. If we were found to be in violation of end users’ rights to data privacy, we could face administrative investigation, disciplinary actions, civil claims and reputational damage. We may incur significant expenses to comply with laws and regulations relating to data privacy, data security and consumer protection, as well as relevant industry standards and contractual obligations. If third parties improperly obtain and use the personal information of end users, we may be required to expend significant resources to resolve such problems.

In addition, the interpretation and application of personal information protection laws and regulations and standards are still uncertain and evolving. We cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may also become subject to additional or new laws and regulations regarding the protection of personal information or privacy-related matters in connection with our methods for data collection and storage. In addition to the regulatory requirements, consumer attitudes towards data privacy are also evolving, and consumer concerns about the extent to which their data is collected by us may adversely affect our ability to gain access to data and improve our technologies, products and services. If consumers allege that we have improperly collected, used, transmitted, released or disclosed their personal information, we could face legal claims and reputational damage. Furthermore, the integrity of our data protection measures could be compromised by system failures, security breaches or cyberattacks. If we are unable to comply with the applicable laws and regulations or effectively address data privacy and protection concerns, such actual or alleged failure could damage our reputation, discourage franchisees from working with us and consumers from purchasing our products and services and subject us to significant legal liabilities.

Our services, including those provided through third parties, may not be generally accepted by our customers. If we are unable to provide or arrange adequate services for our customers, our business and reputation may be materially and adversely affected.

We cannot assure you that our services or our efforts to engage with our customers using both our online and offline channels, will be successful, which could affect our revenues as well as our customer satisfaction and marketing. Moreover, we are unable to ensure the availability or quality of services provided by third parties. If any of the services provided by third parties becomes unavailable or inadequate, our customers’ experience may be adversely affected, which in turn may materially and adversely affect our business and reputation. For instance, our 3D portraits are delivered by third-party delivery services provider. We cannot assure you that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that our delivery services provider will have sufficient resources to meet these service requirements in a timely manner as the volume of goods we deliver increases. If we and our delivery services providers are unable to meet customers’ service requirements, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our sales, results of operations, and prospects.

We may be subject to litigation, allegations, complaints, investigations and penalties from time to time, which may adversely affect our business, financial condition and results of operations.

We may be subject to litigation, allegations, complaints, investigations and penalties from time to time relating to issues including intellectual property, employment and labor, product safety, personal injury, privacy, information security, tax compliance, as well as licenses and permits. Legal proceedings are inherently uncertain, and any judgment, ruling, fine, penalty or injunctive relief entered against us or any adverse settlement in these matters could result in harm to our reputation, sanctions, consent decrees, injunctions or orders requiring a change in our business practices or otherwise negatively affect our business, result in costly litigation, be harmful to our reputation and divert significant resources.

We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ongoing ability to generate cash is important for funding our continuing operations, making acquisitions and servicing our indebtedness. To the extent that existing cash balances and cash flow from operations, together with borrowing capacity are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. In addition, our ability to undertake large investments or consummate significant acquisitions will depend on the availability of equity and debt financing. Our ability to obtain such additional financing in the future will depend in part upon prevailing capital market conditions and conditions in our business and our operating results. Those factors may affect our efforts to arrange additional financing on terms acceptable to us. We cannot assure you that we will be able to obtain new financings in the future on favorable terms or at all.

Furthermore, if global economic, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to draw upon credit facilities may be impacted. If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges, resulting in loss of market share, each of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

We are subject to restrictions on currency exchange.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our PRC subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, by complying with certain procedural requirements. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the relevant PRC governmental authorities. Since a significant amount of our future revenue and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our securities, and may limit our ability to obtain foreign currency through debt or equity financing for our onshore subsidiaries.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right (“SDR”), and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Most of our revenue and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our securities or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operation.

Our PRC subsidiaries currently benefit from a number of preferential tax treatments. The material preferential tax treatments that has a significant impact on our financial condition and results of operations is that, our subsidiary, Xiamen Suxiang, is entitled to enjoy 15% preferential enterprise income tax from 2024 to 2026, as it has qualified as a “High New Technology Enterprise” on November 8, 2024 under the PRC Enterprises Income Tax Law and related regulations. Under the Enterprise Income Tax Law, corporations in PRC are subject to a 25% corporate income tax (“CIT”) rate on their taxable income after deducting allowable costs. Xiamen Suxiang currently holds a valid High New Technology Enterprise certificate, thereby qualifying for a preferential CIT rate of 15%. However, as Xiamen Suxiang is presently in a loss position with no profits, it has not yet realized actual tax savings from this preferential rate. Should Xiamen Suxiang return to profitability in the future and fails to maintain or renew its High New Technology Enterprise status, its applicable enterprise income tax rate may be increased to 25%, and if Xiamen Suxiang’s High New Technology Enterprise status is revoked by relevant authorities, the tax authorities may recover the High New Enterprise preferential tax treatments that Xiamen Suxiang has benefited from, which could have a material adverse effect on our financial condition and results of operations. We cannot assure you that we will be able to maintain or lower our current effective tax rate in the future.

Dividends paid to our foreign investors and gains on the sale or other disposition of our securities by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation rules issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of securities by such investors is also subject to PRC tax at a current rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our securities, and any gain realized from the transfer of our securities, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of our securities by such investors may be subject to PRC tax (which in the case of dividends may be withheld at source) at a rate of 20%. Any PRC tax liability may be reduced by an applicable tax treaty or under applicable tax arrangements between jurisdictions. However, if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our securities would be able to obtain the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends paid to our non-PRC investors, or gains from the transfer of our securities by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in our securities may decline significantly.

The ability of U.S. authorities to bring actions for violations of U.S. securities law and regulations against us, our directors, executive officers or the expert named in this prospectus may be limited. Therefore, you may not be afforded the same protection as provided to investors in U.S. domestic companies.

The SEC, the U.S. Department of Justice (“DOJ”), and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies such as us, and non-U.S. persons, such as our directors and executive officers in China. Due to jurisdictional limitations, matters of comity and various other factors, the SEC, the DOJ and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in emerging markets such as China. We conduct our operations mainly in China and our assets are mainly located in China. In addition, all of our directors and executive officers reside within China. There are significant legal and other obstacles for U.S. authorities to obtain information needed for investigations or litigation against us or our directors, executive officers or other gatekeepers in case we or any of these individuals engage in fraud or other wrongdoing. In addition, local authorities in China may be constrained in their ability to assist U.S. authorities and overseas investors in connection with legal proceedings. As a result, if we, our directors, executive officers or other gatekeepers commit any securities law violation, fraud or other financial misconduct, the U.S. authorities may not be able to conduct effective investigations or bring and enforce actions against us, our directors, executive officers or other gatekeepers. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies.

Risks Related to Doing Business in China

Uncertainties with respect to the mainland China legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the ordinary shares we are registering for sale.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. The PRC legal system is based on written statutes and their legal interpretations by the Standing Committee of the National People’s Congress. Previous court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. These laws and regulations are continually subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice which could result in a material change in our operations and/or the value of our Ordinary Shares.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The PRC government may intervene or influence our operations through laws, regulations, rules and government policies at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Sharewow is a holding company and we conduct our operations through our PRC operating subsidiaries. Our operations are located in the PRC. The PRC government may choose to exercise significant oversight and discretion, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in China are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention; and

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our operations could be materially and adversely affected as well as the value of our ordinary shares.

Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our ordinary shares to significantly decline or become worthless.

Previous statements by the PRC government have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 10, 2021, CAC issued a revised draft of the Measures for Cybersecurity Review (the “Revised Draft”), which required that, among others, in addition to an “operator of critical information infrastructure” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Pursuant to Article 6 of the Revised Draft, companies holding data of more than one million users must apply for cybersecurity approval when seeking overseas listings because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” On January 4, 2022, the CAC, the NDRC, and several other administrations jointly adopted and published the New Measures for Cybersecurity Review (“New Measures”), which came into effect on February 15, 2022 and amended the Revised Draft released on July 10, 2021. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review.

On December 24, 2021, the CSRC, together with other relevant PRC authorities issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The final version of the Draft Overseas Listing Regulations, or the Trial Measures, was promulgated on February 17, 2023 and became effective on March 31, 2023 and require that a PRC domestic enterprise seeking to issue and list its shares overseas, including direct and indirect issuance and listing, shall complete the filing procedures of and submit the relevant information to CSRC. Where an enterprise whose principal business activities are conducted in the PRC seeks to issue and list its shares in the name of an overseas enterprise on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing under the Trial Measures.

Uncertainties exist, moreover, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations may restrict or otherwise unfavorably impact our ability to conduct business and may require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities.

In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations, significantly limit or completely hinder our ability to offer our ordinary shares to investors and cause the value of such ordinary shares to significantly decline or become worthless.

PRC regulatory authorities could regulate our holding company structure.

Sharewow Limited is not an operating company but a Cayman Islands holding company with operations primarily conducted through its subsidiaries in China. Under this holding company structure, investors in our ordinary shares are purchasing equity interests in the Cayman Islands holding company. This holding company structure involves unique risks to investors and investors may never hold equity interests in our operating subsidiaries. Chinese authorities could regulate our structure which, in turn, would likely result in a material change in our operations or the value of our ordinary shares. In such an event, the value of our ordinary shares you invest in could significantly decline or become worthless.

Laws regulating foreign investment in China include the PRC Foreign Investment Law effective from January 1, 2020, and the Implementing Rules of the Foreign Investment Law (the “Implementation Regulations”), effective from January 1, 2020. The PRC Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. While we do not operate in an industry that is currently subject to foreign investment restrictions or prohibition in China, it is uncertain whether our industry will be named in an updated “negative list” to be issued in the future. If our industry is added to the “negative list” or if the PRC regulatory authorities otherwise decide to limit foreign ownership in our industry, there could be a risk that we would be unable to do business in China as we are currently structured. If any new laws and/or regulations on foreign investments in China are promulgated and implemented, such changes could have a significant impact on our current corporate structure, which in turn could have a material adverse impact on our business and operations, our ability to raise capital and the market price of our ordinary shares. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of the ordinary shares you invest in may significantly decline or become worthless.

The PRC government’s regulation over our business operations could result in adverse changes in our operations and the value of our ordinary shares.

We conduct our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. The PRC government may regulate our operations as part of its efforts to enforce PRC law, which could result in adverse changes in our operations, and our ordinary shares may decline in value or become worthless. The PRC government has recently published new policies that significantly affected certain industries and we cannot rule out the possibility that it will in the future release regulations or policies that directly or indirectly affect our industry or require us to seek additional permission to continue our operations. Therefore, investors of our company and our business may be influenced from actions taken by the PRC government affecting our business.

Any failure by us to comply with the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes, where prior court decisions have limited precedential value.

We are subject to a variety of laws and regulations in the PRC regarding our capital raising activities, which may be continuously evolving and under development. Rules and regulations in China are subject to changes by the relevant authorities. Sometimes such authorities will publish drafts of the revisions to existing rules and regulations for public comments and consultations before enacting such revisions. But such consultations are done on case-by-case basis and we otherwise lack public channels to learn the extents of the revisions beforehand, in which case we might have limited time to ensure timely compliance upon the enactment of such revisions. For instance, on February 17, 2023, the China Securities Regulatory Commission (“CSRC”) announced the Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises, and released a set of new regulations which consists of the Trial Measures, and five supporting guidelines which came into effect on March 31, 2023. Under Trial Measures, a filing-based regulatory system will also be applied to “indirect overseas offering and listing” of PRC domestic companies, and those PRC domestic companies that have submitted a valid application for an overseas offering and listing but have not received consent from the overseas regulator or overseas stock exchange before March 31, 2023, shall complete the filing with CSRC before the completion of this offering.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since we cannot decide or predict the outcome of a judicial or administrative proceeding, our ability to enforce the contracts we have entered into may be impeded and our business and results of operations may be adversely affected.

We may not always be aware of any potential violation of government policies and rules that may not be made available to us in a timely manner. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our PRC subsidiaries based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are an exempted company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, all of our current directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be time-consuming and costly for you to effect service of process upon us or those persons inside mainland China, compared to doing so in your home country against a domestic defendant. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us, or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law (“Article 177”) which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. Accordingly, without governmental approval in China, no entity or individual in mainland China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of mainland China.

The continued U.S. regulatory and legislative focus, including the enactment of the HFCAA, may adversely affect the market price of our ordinary shares and may eventually require us to delist our securities from the U.S. markets.

Under U.S. securities laws, publicly listed companies are required to have their financial statements audited by independent public accounting firms registered with the Public Company Accounting Oversight Board (the “PCAOB”). Under the Sarbanes-Oxley Act, the PCAOB is required to inspect the PCAOB-registered accounting firms to assess compliance with auditing standards and bring enforcement actions for non-compliance with such standards. If requested by the PCAOB or the SEC, PCAOB-registered accounting firms are required to provide the audit work papers and other related information for inspection. However, Article 177 of the revised PRC Securities

Law prohibits, without the approval of the securities regulatory authority in China, (i) foreign securities regulators from engaging in any inspection activities within China and (ii) anyone from providing any documents or materials relating to capital markets activities to foreign parties. To seek a framework for cooperation, in May 2013, the PCAOB entered into a Memorandum of Understanding on Enforcement Cooperation (“MOU”), with the CSRC and the Ministry of Finance (“MoF”), which establishes a cooperative framework among the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC, or the MoF in the United States and the PRC, respectively. Despite the MOU, the Chairmen of each of the SEC and the PCAOB issued a joint statement in December 2018 alleging continuing, significant issues relating to the ability of the PCAOB to inspect the audit work papers and practices of PCAOB-registered accounting firms in China with respect to their audit work of U.S.-listed companies with operations in China. The SEC and the PCAOB reiterated these allegations and highlighted such risks in another joint statement in April 2020.

As part of the continued regulatory scrutiny in the United States on access to audit and other information currently protected by laws in China, in December 2020, the U.S. Congress passed the Holding Foreign Companies Accountable Act (the “HFCAA”), which was passed by the U.S. Senate in May 2020. The HFCAA was signed into law by the President in December 2020. The HFCAA amended the Sarbanes-Oxley Act to require the SEC to determine each company that is required to file periodic reports with the SEC that has retained an accounting firm: (i) that is located in a foreign jurisdiction and (ii) whom the PCAOB is unable to inspect or investigate due to the position taken by an authority in the foreign jurisdiction (as determined by the PCAOB). If the SEC determines that the PCAOB has been unable to inspect or investigate such accounting firm for three consecutive years, it will prohibit such company from trading its securities on a U.S. securities exchange or in any “over-the-counter” exchange. In addition, in August 2020, the President’s Working Group on Financial Markets (the “ PWG”), released a report recommending that the SEC take certain steps, including adopting enhanced listing standards on U.S. stock exchanges, to protect U.S. investors from the perceived risks of Chinese companies. This would require, as a condition to initial and continued listing on a U.S. stock exchange, PCAOB access to work papers of the principal audit firm for the audit of the listed company.

On September 22, 2021, the PCAOB adopted PCAOB Rule 6100, Board Determinations Under the HFCAA, which was approved by the SEC on November 4, 2021. The PCAOB Rule 6100 establishes a framework for the PCAOB to make determinations as to whether PCAOB is unable to inspect an audit firm in a foreign jurisdiction, or a PCAOB-Identified Firm, including the timing, factors, bases, publication and revocation or modification of such determinations, and such determinations will be made on a jurisdiction-wide basis in a consistent manner applicable to all firms headquartered in the jurisdiction. On December 16, 2021, pursuant to PCAOB Rule 6100, PCAOB issued a report setting forth the PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong that it is unable to inspect or investigate completely.

On December 2, 2021, the SEC adopted amendments to finalize the interim final rules adopted earlier on March 24, 2021 relating to the implementation of certain disclosure and documentation requirements of the HFCAA, or final amendments. Pursuant to the final amendments, promptly after filing an annual report, the SEC will evaluate whether the annual report contains an audit report signed by a PCAOB-Identified Firm. Once a registrant has been so identified, the SEC will provisionally identify such issuer as a “Commission-Identified Issuer” on its website. For a period of 15 business days after the provisional identification, a registrant may contact the SEC if it believes it has been incorrectly identified and may provide evidence supporting such claims. After reviewing the information, the registrant will be notified whether the SEC will conclusively identify the registrant as a “Commission-Identified Issuer.” The SEC will identify registrants pursuant to the HFCAA based on the PCAOB’s determination and on registrants’ annual reports for fiscal years beginning after December 18, 2020. If we are conclusively identified as a “Commission-Identified Issuer” for three consecutive years, the SEC will impose an initial trading prohibition on us as soon as practicable. If the SEC ends the initial trading prohibition and, thereafter, we are again determined to be a “Commission-Identified Issuer,” the SEC will impose a subsequent trading prohibition on us for a minimum of five years. To end an initial or subsequent trading prohibition, we must certify that we have retained or will retain a registered public accounting firm that the PCAOB has determined it is able to inspect or investigate. To make that certification, we must file financial statements that include an audit report signed by such a registered public accounting firm.

Furthermore, on December 29, 2022, the Consolidated Appropriation Act, 2023 was enacted. Among other things, it amended the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the MoF which contains provisions that, if abided by, would give the PCAOB access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations completely of PCAOB registered public accounting firms headquartered in mainland China and Hong Kong in 2022.The PCAOB vacated its previous determinations accordingly.

However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC and the PCAOB. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCAA to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. If the PCAOB determines in the future that it no longer has full access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong and we continue to use such accounting firm to conduct audit work, we would be identified as a “Commission-Identified Issuer” under the HFCAA following the filing of the annual report for the relevant fiscal year, and if we were so identified for two consecutive years, trading in our securities on U.S. markets would be prohibited. Such a prohibition would substantially impair your ability to sell or purchase the shares when you wish to do so. The market price of the shares could be materially and adversely affected as a result of anticipated negative impacts of these actions upon, as well as negative investor sentiment towards, companies with significant operations in China that are listed in the United States, regardless of whether these actions are implemented and regardless of our actual operating performance. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.

We are subject to various environmental, safety and health regulations that may subject us to costs, liabilities and other obligations, which could have a material adverse effect on our business, results of operations and financial condition.

The production in our PRC facility is subject to various environmental, safety and health and other regulations that may subject us to costs, liabilities and other obligations which could have a material adverse effect on our business. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations of agencies or courts. We could incur material expenditures to comply with new or existing regulations, including fines and penalties and increased costs of our operations. Additionally, future laws, ordinances, regulations or regulatory guidelines could give rise to additional compliance or remediation costs that could have a material adverse effect on our business, results of operations and financial condition.

The production in our PRC facility is also governed by PRC laws relating to workplace safety and worker health. We have taken, and will continue to take, steps to comply with these laws. If we fail to comply with present or future environmental or safety regulations, we could be subject to future liabilities. However, we cannot ensure that complying with these environmental or health and safety laws and requirements will not adversely affect our business, results of operations and financial condition.

Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may entail significant expenses which may have an adverse effect on our business, financial conditions and results of operations.

The PRC regulatory and enforcement regime with regard to data security and data protection is evolving. All these laws and regulations may result in additional expenses to us and subject us to negative publicity which could harm our reputation and negatively affect the trading price of our ordinary shares. There are also uncertainties with respect to how these laws will be implemented in practice. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. We expect that these areas will receive greater attention and focus from regulators, as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. We cannot assure you that the measures we have taken are always sufficient and effective. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

Laws and regulations regarding cybersecurity review, particularly for companies seeking to list on a foreign exchange.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of more than one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign country. The relevant governmental authorities may also initiate cybersecurity review if such governmental authorities consider relevant network products or services and data processing affect or may affect national security.

As of the date of this prospectus, we had not received any notice from any authorities identifying our PRC subsidiaries as CIIOs or requiring us to go through cybersecurity review by the CAC. Additionally, none of our PRC subsidiaries is an “online platform operators” processing personal information of more than one million users. Therefore, it is the opinion of our PRC counsel, Han Kun PRC, that neither the operations of our PRC subsidiaries, nor our listing are expected to be affected, and that we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that our PRC subsidiaries will not be subject to cybersecurity review in the future. During such reviews, our PRC subsidiaries may be required to suspend their operations or experience disruptions to their operations. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

Laws and regulations regarding cybersecurity and information security.

According to the PRC National Security Law, the State shall establish institutions and mechanisms for national security review and regulation, conduct national security review on certain matters which affect or may affect the national security, such as key technologies and IT products and services. According to the Cybersecurity Law and relevant regulations, network constructors, network operators and service providers that provide services via network are obligated to take technical and other necessary measures to ensure the security and stable operation of network, maintain the integrity, confidentiality and availability of network data, and furthermore provide technical assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations. In addition, the Cybersecurity Law provides that personal information and important data collected and generated by CIIOs in the course of their operations in the PRC should be stored in the PRC, and the law imposes regulation and security obligations on CIIOs. On October 28, 2025, the CAC issued a decision on amendments to the Cybersecurity Law, which became effective from January 1, 2026, imposing several legal liabilities for certain violations.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (“SCNPC”) promulgated the Data Security Law, which came into effect on September 1, 2021. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities, introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used, provides for a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information. The Data Security Law provides that “data” refers to any recording of information by electronic or other means. Data processing includes the collection, storage, use, processing, transmission, availability and disclosure of data, etc.

Laws and regulations regarding the security assessment could adversely affect our business, financial conditions, and results of operations.

On July 7, 2022, the CAC promulgated the Data Outbound Transfer Security Assessment Measures (the “Security Assessment Measures”), which took effect on September 1, 2022. Pursuant to the Security Assessment Measures, a data processor shall apply to competent authorities for security assessment prior to transferring any data abroad if the transfer involves (i) important data; (ii) personal information transferred overseas by a CIIO and a data processor that has processed personal information of more than one million individuals; (iii) personal information transferred overseas by a data processor who has already provided personal information of 100,000 persons or sensitive personal information of 10,000 persons overseas since January 1 of the previous year; or (iv) other circumstances as requested by the CAC. Furthermore, on March 22, 2024, the CAC released the Provisions on Promoting and Regulating Cross-border Data Flows, which set forth the circumstances exempted from performing the security assessment or filing procedures for cross-border data transfer and further clarify the thresholds and scenarios for data processors to go through these procedures as stipulated under the Security Assessment Measures. As of the date of this prospectus, we did not transfer any users’ personal information or important data outside of China.

The CAC together with other regulators has also issued regulations related to artificial intelligence services and algorithmic services such as the Administrative Provisions on Internet Information Service Algorithm Recommendation, the Administrative Provisions for In-depth Integration as an Internet Information Service, and the Interim Measures for the Administration of Generative Artificial Intelligence Services. The above provisions impose algorithm filing and security assessment requirements for specific services, and there still remain uncertainties as to whether or to what extent our business would be captured by the aforementioned algorithm filing and security assessment requirements. Any failure to comply with such filing or assessment requirements (to the extent that the relevant regulators deem that such regulatory procedures apply to us) or any other non-compliance or perceived noncompliance with the above provisions may subject us to penalties and liabilities including, among others, warnings, public denouncement, fines, rectification orders, suspension of the provision of relevant services, and even criminal liabilities.

However, as there are still regulatory uncertainties in this regard, we cannot assure you that we will be able to comply with new laws and regulations in all respects, and we may be ordered to rectify, suspend or terminate any actions or services that are deemed illegal by the regulatory authorities and become subject to material penalties, which may materially harm our business, financial condition, results of operations and prospects.

These promulgated laws and regulations reflect PRC government’s recent efforts to strengthen the legal protection for the national network security, the security of key information infrastructure and the security of personal information protection. Compliance with these laws and regulations will affect how we design, market and sell our products, how we operate our business, how our customers process and share data, how we process and use data, and how we transfer personal data from one jurisdiction to another, which could negatively impact demand for our solutions.

We may incur substantial costs to comply with such laws and regulations, to meet the demands of our customers relating to their own compliance with applicable laws and regulations, and to establish and maintain internal compliance policies.

Moreover, different regulatory bodies in China, including among others, the Ministry of Industry and Information Technology (“MIIT”), the CAC and the Ministry of Public Security have enforced laws and regulations regarding cybersecurity, information security, privacy and data protection with various standards and applications.

We have established rigorous and comprehensive policies and other documentation for the collection, processing, sharing, disclosure authorization and other aspects of data use and privacy and taken necessary measures to comply with the applicable laws and regulations regarding cybersecurity, information security, privacy and data protection. However, we cannot guarantee the effectiveness of these policies and measures undertaken by us, our employees, franchisees or other business partners. We may be from time to time required to rectify or further improve our measures regarding cybersecurity, information security, privacy and data protection. Any failure or perceived failure by us to comply with all applicable laws and regulations regarding cybersecurity, information security, privacy and data protection, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could result in fines, revocation of licenses, suspension of relevant operations or other legal or administrative penalties, which may in turn damage our reputation, discourage our current and potential consumers and subject us to fines and damages, which could have a material adverse effect on our business and results of operations. In addition, it is possible that we may become subject to additional or new laws and regulations regarding cybersecurity, information security, privacy and data protection in other jurisdictions if we further extend our business outside of the PRC in the future, which may result in additional expenses to us and subject us to potential liability and negative publicity. We expect that these areas will receive greater attention and focus from regulators, and attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges regarding cybersecurity, information security, privacy and data protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

Increases in labor costs and enforcement of stricter labor laws and regulations in China and our additional payments of statutory employee benefits may adversely affect our business and profitability.

The average wage in China has increased in recent years and is expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers and end users, our profitability and results of operations may be materially and adversely affected. In addition, we have been subject to strict regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees.

Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to strict requirements in terms of signing labor contracts, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our current employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. In addition, we may incur additional expenses in order to comply with such laws and regulations, which may adversely affect our business and profitability.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of State Administration of Foreign Exchange (“SAFE”) and capital contributions by us to our PRC subsidiaries are subject to registration with the State Administration for Market Regulation (“SAMR”) or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (the “SAFE Circular 19”), effective on June 1, 2015, and last amended on March 23, 2023. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third-party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

On October 23, 2019, SAFE promulgated the Notice on Further Promoting the Convenience of Cross-border Trade and Investment (the “SAFE Circular 28”), which was further amended on December 4, 2023, and permits non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

PRC residents are subject to restrictions and filing requirements when investing in offshore companies. The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“SAFE Circular 37”), on July 4, 2014. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operations of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as change of shareholders of the special purpose vehicles, increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

We may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

We and our shareholders face uncertainty with respect to indirect transfers of equity interests in or other assets attributed to PRC resident enterprises by non-PRC resident companies, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation (“SAT”) issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (“SAT Bulletin 7”), which provided comprehensive guidelines relating to, and also provided the PRC tax authorities’ scrutiny over, indirect transfers by a non-resident enterprise of PRC taxable assets. SAT Bulletin 7 redefines the applicable scope of the subject of the indirect share transfers to PRC taxable assets which includes equity investments in PRC resident enterprises, assets of a Chinese establishment and immovable properties in China. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also imposes obligations on both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) in relation to PRC taxable assets. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect on December 1, 2017, and was most recently amended on June 15, 2018. SAT Bulletin 37 amends certain provisions in SAT Bulletin 7, but does not touch upon other provisions of SAT Bulletin 7, which remain in full force. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets in China indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity whose equity is transferred, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, without limitation: whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives directly or indirectly from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of the existence of the shareholders, business model and the organizational structure; the income tax payable abroad on the income from the indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the applicable tax treaties or similar arrangements to such indirect transfer. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise, subject to available preferential tax treatment under applicable tax treaties or similar arrangements. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring and sales of the shares in our company or our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these bulletins, or to establish that our company should not be taxed under these bulletins, which may have a material adverse effect on our financial condition and results of operations.

We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have an adverse effect on our ability to conduct our business. To the extent our cash is in mainland China or Hong Kong or held in our subsidiaries in mainland China or Hong Kong, the funds may not be available to fund operations or for other use outside of mainland China and Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of us or our subsidiaries by the PRC government to transfer cash.

Sharewow Limited is a holding company incorporated in the Cayman Islands. We rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur outside of the PRC. Current mainland China regulations permit our mainland China subsidiaries to pay dividends to us out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us.

Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law of the PRC (the “EIT Law”) and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the EIT Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantial and overall management and control over the production and operations, personnel, accounting and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”), on April 22, 2009, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the

“de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management and the management department is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions and minutes, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. In addition, our shareholders may be subject to PRC tax. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes.

In addition to the filing with the CSRC per the requirements of the Trial Measures, other approval of or filing with the CSRC or other PRC government authorities may be required in connection with our previous or future offshore offerings under PRC laws, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce (“MOFCOM”), the State-Owned Assets Supervision and Administration Commission, the SAT, the State Administration for Industry and Commerce, the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which came into effect on September 8, 2006, and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.

According to the opinion of our PRC counsel, Han Kun PRC, the CSRC approval is not required under the M&A Rules in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings similar to this offering are subject to the M&A Rules; (ii) our PRC subsidiaries were not established by merger with or acquisition of PRC domestic companies as defined under the M&A Rules. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as that of our PRC legal counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this offering, we may be unable to obtain waivers of such approval requirements. Any uncertainties and/or negative publicity regarding such approval requirements could have a material adverse effect on the trading price of our shares.

Moreover, the Chinese government has also reiterated its intention to oversee the offshore listing activities of Chinese companies. On December 24, 2021, the CSRC published draft Administration Provisions and the draft Filing Measures for public comments. These Draft Regulations require “PRC domestic companies” that directly or indirectly issue or list their securities overseas to file with CSRC certain required documents. On February 17, 2023, the CSRC promulgated the Trial Measures, and the relevant five guidelines, which became effective on March 31, 2023. The Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Pursuant to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Trial Measures provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Pursuant to the Trial Measures, where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted, and shall complete the filing before the completion of their overseas offering and listing.

According to the Trail Measures, where a domestic company fails to fulfill filing procedure or in violation of the provisions as stipulated above, in respect of its overseas offering and listing, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Also, the directly responsible person-in-charge and other directly responsible persons of such domestic company may be warned and imposed fines, and the controlling shareholders and the actual controllers of such domestic company that organize or instruct the aforementioned violations shall be imposed fines. The filing procedure with the CSRC under the Trial Measures is required for this offering and any future offerings, listing or any other capital raising activities, it is uncertain whether we could complete the filing procedure in a compliant and timely manner, or at all. During the filing process, we may need to revise and update the disclosure of PRC laws and regulations and PRC legal matters in the prospectus as required by the CSRC. In addition, the Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with the Trail Measures may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening Confidentiality and Archives Administration in Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing by domestic companies, or providing or publicly disclosing through its overseas listing entities, to the relevant securities companies, securities service agencies, overseas regulatory authorities and other entities or individuals documents and materials that may adversely affect national security or public interests after leakage, the domestic enterprise shall strictly go through the corresponding procedures in accordance with relevant laws and regulations. Where a domestic company provides to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities or individuals, any accounting records or duplicates of such accounting records, it shall complete relevant procedures according to the relevant regulations. The Confidentiality and Archives Administration Provisions were also newly published, and there remains uncertainty as to their interpretation, application and implementation.

As advised by Han Kun PRC, our PRC counsel, taking into consideration the abovementioned criteria, this offering is an indirect offering under the Trial Measures, and we are subject to the filing requirements of the CSRC. We are required to fulfill the filing procedure with the CSRC in accordance with the Trial Measures. We filed the necessary documents with the CSRC in connection with this offering on February 6, 2025. As of the date of this submission, the review process remains ongoing. During this process, the CSRC may make several rounds of inquiries, and we shall respond and supplement additional materials if necessary. We will not complete this offering until we have received confirmation from the CSRC that we have completed our filing with the CSRC. As of the date of this prospectus, neither we nor our PRC subsidiaries had received any inquiry, notice, warning, or sanction regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules to some of these statements or actions may not have been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange.

We may face risks associated with the international sale of our 3D portraits, and if we are unable to effectively manage these risks, our business, financial condition and results of operations may be materially and adversely affected.

In addition to China, we have sold our 3D portraits in other markets such as Australia, Saudi Arabia and South Korea. While we expect China will continue to be our primary market, the marketing and sale of our 3D portraits to international markets may increase in the future, which will expose us to a number of risks, including, but not limited, to:

•        fluctuations in foreign currency exchange rates;

•        increased costs associated with maintaining the ability to understand the local markets and develop and maintain effective marketing and distributing presence in various countries;

•        providing customer service and support in these markets;

•        difficulty with staffing and managing overseas operations;

•        failure to develop appropriate risk management and internal control structures tailored to overseas operations;

•        difficulty and cost relating to compliance with different commercial and legal requirements of the overseas markets in which we offer or plan to offer our products and services;

•        inability to obtain, maintain or enforce intellectual property rights;

•        unanticipated changes in prevailing economic conditions and regulatory requirements; and

•        trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses.

Our end users are free to photograph, upload and customize our 3D portraits. The regulation and censorship of the cultural industries in the countries in which we operate may adversely affect our business, and we are responsible for the figures we produce. Different countries have different regulations on the censorship of product of cultural industries. For example, the Chinese Government prohibits the production, sale and export of obscene materials. In our business, end users will be taking and uploading their photos, and we will produce 3D portraits in accordance with the photos. According to our agreement with our customers and end users, if applicable, we prohibit our customers and end users from producing, transmitting or publishing content that is prohibited by laws and regulations, such as obscenity, pornography and violence. And we post notices in our offline shops to remind end users to comply with local laws and regulations. However, given that we operate in different countries and that we do not control all end users’ behavior, we may not be able to fully control the compliance of content uploaded by end users with local laws and regulations. Because we have a relatively large number of individual users, they may not be able to indemnify us against all losses arising from regulatory penalties and third party claims arising from their uploaded content. In addition, because definitions and interpretations of prohibited content are in most cases evolving and subject to changes, it is often impossible to determine or predict what content is prohibited by existing restrictions and what content will be subject to future restrictions. Failure to recognize and prevent illegal or infrequent content or the production of illegal 3D portraits may subject us to serious sanctions and penalties.

In addition, our potential expansion into international markets will require us to respond timely and effectively to rapid changes in market conditions in the relevant countries. Our success in international expansion depends, in part, on our ability to succeed in different legal, regulatory, economic, environmental, social and political conditions which we have little control over. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business. A change in one or more of the factors described above may have a material adverse effect on our business, financial condition and results of operations.

Our operations may be materially and adversely affected if we fail to obtain, maintain and update licenses, approvals, qualification and certifications that are material to our operations.

Our business operations in China are regulated by relevant PRC authorities. We are also required to obtain and maintain the requisite licenses and approvals required in other jurisdictions where we have business operations. And as the interpretation and implementation of existing and future legislations, regulations and policies governing our business activities are evolving, we cannot assure you that we will not be found in violation of any future legislations, regulations and policies nor any of the legislations, regulations and policies in effect. If we fail to obtain, renew or maintain any of the requisite licenses or approvals or make necessary and appropriate filings in any of the jurisdictions where we have business operations, we may be subject to various penalties, including fines, discontinuation or restriction of our business operations. Any such penalties may damage our reputation, disrupt our business operations and even terminate our business operations in those jurisdictions. As such, our results of operations, financial conditions and business prospects could be materially and adversely affected.

Some of our leasehold interests may be defective, which may challenge or affect our right to use the leased properties. In addition, we have not completed registration procedures in respect of our leased properties with the relevant PRC authorities.

We lease a number of properties for our stores, service centers, and offices across China. Certain leased properties are not used in accordance with PRC laws and our leasehold interests in such leased properties are therefore under defective situations.

We have not been provided by certain lessors with the applicable certificates, approvals, consents or other similar documents proving their right to lease or sublease these leased properties to us. If any lessor is not the owner of the leased properties, or is not entitled to lease or sublease the leased properties to us, or have not obtained consents from the owners or their lessors or permits or approvals from the relevant governmental authorities, we may not be able to enforce our rights to lease such leased properties under the respective lease agreements against the lessors and our leases may be invalidated. For example, we cannot be certain if any of our leased properties and properties in use is currently located on allocated lands or collectively-owned construction lands because certain title certificates to these properties or the relevant information contained therein have not been provided to us. If any approval is required and the lessor fails to obtain such approval applicable to these properties, the leases and our right to use these properties may be invalidated or challenged, and we may also need to vacate our premises.

In addition, certain leased properties had been mortgaged by the landlords to third parties before entering into lease agreements with us. If the mortgagees of the leased properties exercise their mortgage right, we will not be able to continue our leases on the said properties. Moreover, some of our lease agreements for our leased properties in China have not been registered with the relevant authorities. With respect to the unregistered leases in China, we may be subject to a fine ranging from RMB1,000 to RMB10,000 per unregistered lease agreement if we fail to make such registration within a given timeframe put forward by the Chinese government. In addition, there are also risks of violating the lease agreements. For example, if we fail to purchase insurance as required by the lessors in certain lease agreements, or if any of our leases are terminated or become unenforceable as a result of challenges from third parties or the above mentioned defects, we would need to seek alternative properties, relocate the relevant functions and move our stores, offices or service centers somewhere else and incur relocation costs, and there is no guarantee that we would be able to find suitable alternative properties on reasonable commercial terms, if at all. Any relocation could lead to disruptions to our operations and may have an adverse effect on our business, financial condition, results of operations and prospects.

We may be required to change our registered address or relocate our operating offices under PRC law.

Under PRC law, the registered address of a company shall be its main premises for business operations. If a company intends to set up other premises for business operations outside its registered address, the company shall register those premises for business operations as branch offices with the relevant local market regulation authorities at the place where the premises are located and obtain business licenses for them as branch offices.

Currently, some of our subsidiaries have set up premises for business operations outside their registered addresses. We may not be able to change the registered address of our subsidiaries to its operating addresses or register such premises as branch offices in a timely manner or at all due to complex procedural requirements and relocation of branch offices from time to time. Our PRC subsidiaries may be listed as “enterprises with abnormal operations” and disclose the same to the public if they fail to register such premises, and failure to make rectification in a timely manner may further subject our PRC subsidiaries to fines, or subject their respective legal representative or person in charge to administrative orders suspending their term of office for a certain period of time. In the future, we may expand our business to additional locations in China and we may fail to update the registered addresses for our subsidiaries or register those premises as branch offices in a timely manner. If the PRC regulatory authorities determine that we are in violation of the relevant laws and regulations, we may be subject to penalties, including but not limited to fines, being listed on the List of Enterprises with Serious Illegal and Dishonest Acts and publicized to the public, and our business licenses may be revoked under serious circumstances. As of the date of this prospectus, we had not received any regulatory or governmental administrative penalties in relation to the registered address of our subsidiaries. If we become subject to these penalties, our business, results of operations, financial condition and prospects could be materially and adversely affected.

If our estimates or judgments relating to our critical accounting policies prove to be inaccurate, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP and our key metrics require management to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our securities.

We are subject to laws and regulations relating to environmental protection, fire protection, health and safety, work safety, hazardous chemicals and construction.

During the ordinary course of our business, the relevant production, manufacturing or construction works may subject us to PRC laws and regulations on environmental protection, fire protection, health and safety, work safety, and hazardous chemicals. We have been compliant with such laws and regulations in all material aspects. However, as we continue to expand our business operations and the significant amount of discretion held by local PRC authorities in interpreting, implementing and enforcing relevant rules and regulations, as well as other factors beyond our control, we cannot assure you that there will not be violations or suspected violations that result in us becoming subject to governmental investigations, fines and other legal or administrative sanctions. If we fail to comply with applicable regulations in relation to environmental protection, fire protection, health and safety, work safety, and hazardous chemicals or maintain and renew the relevant permits in a timely manner, we could be subject to fines or be forced to close or temporarily cease part or all of our operations or other penalties, any of which could have a material adverse effect on our business, prospects, financial condition and results of operation.

We may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings.

We are currently not a party to any material legal or administrative proceedings. However, in light of the nature of our business, we and our management are susceptible to potential claims or disputes. We and certain of our management may from time to time in the future be subject to or involved in various claims, disputes, lawsuits and other legal and administrative proceedings. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Claims arising out of actual or alleged violations of law, breach of contract or torts could be asserted against us by customers, business partners, suppliers, competitors, employees or governmental entities in investigations and legal proceedings. In particular, according to the PRC Social Insurance Law and the Regulations on the Administration of Housing Provident Fund and other relevant laws and regulations, employers are required to establish a social insurance system and other employee benefits including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund (collectively, the “Employee Benefits”). Employers shall open the social insurance and housing provident fund accounts and to make adequate contributions of Employee Benefits for their employees. Employers that fail to do so may be subject to fines and legal sanctions. However, some of our PRC subsidiaries failed to make adequate contributions to social insurance and housing provident fund for certain of our employees, or engaged third-party human resources agencies to pay social insurance premium and housing provident funds for certain of our employees. If the relevant PRC authorities determine that we shall make supplemental contributions, that we are not in compliance with labor laws and regulations, or that we are subject to fines or other legal sanctions, such as order of timely rectification, and our business, financial condition and results of operation may be adversely affected.

We may be subject to additional contributions of social insurance and housing provident fund and late payments and fines imposed by relevant governmental authorities.

In accordance with the above-mentioned PRC laws, companies incorporated in the PRC are required to participate in the Employee Benefits and contribute to the amounts which are equal to a certain percentage of salaries, including bonuses and allowances, of their employees. According to the Social Insurance Law, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late payment fine at a daily rate of 0.05% per day of the outstanding amount. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue. Pursuant to the Regulations on the Administration of Housing Provident Fund, in the event that the payment and deposit of the housing provident fund is not made in full or at all in time by an employer, the housing provident fund management center may order it to make the payment and deposit within a prescribed period, and where the payment and deposit has not been made within the prescribed period, an application may be made to the PRC courts for compulsory enforcement.

In addition, under the Social Insurance Law and the Regulations on the Administration of Housing Provident Fund, PRC subsidiaries shall register with local social insurance agencies and register with applicable housing provident fund management centers and establish a special housing provident fund account in an entrusted bank. Employers that do not open the social insurance account may be ordered by the social security administrative authorities to make correction within a stipulated period; where correction is not made within the stipulated period, employers may be subject to a fine ranging from one to three times the amount of the social security premiums payable, and the direct liable administrative staff of such employers may by subject to a fine ranging from RMB500 to RMB3,000. Employers that do not register the housing provident fund may be ordered by the housing provident fund management center to complete the housing fund payment registration within a prescribed time limit, failing to do so may be subjected to a fine from RMB10,000 to RMB50,000.

We cannot assure you that the relevant governmental authorities will not require us to pay the outstanding amount and impose late fees or fines on us. If we are otherwise subject to investigations related to non-compliance with labor and social security laws and regulations and are imposed severe penalties or incur significant legal fees in connection with labor or social security law disputes or investigations, our business, financial condition and results of operations may be adversely affected.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our securities may be adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the preparation and audit of our combined and consolidated financial statements as of and for the year ended December 31, 2023, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) lack of sufficient accounting personnel for financial information processing and reporting and with appropriate U.S. GAAP knowledge and (ii) lack of formal risk assessment process over financial reporting. We have implemented and are continuing to implement a number of measures to address the material weaknesses that has been identified. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future.

We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our fiscal year ending December 31, 2025, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts.

In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our securities could decline and we could be subject to sanctions or investigations by Nasdaq, SEC or other regulatory authorities.

Risks Related to This Offering

Our principal shareholders have substantial influence over our company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

Our sole director, Libin Kuang, owns 56.6% of our ordinary shares through his ownership of Pinnacle Pioneers Limited before this offering, and will own 47.7% of our ordinary shares upon the completion of the offering. Our co-founders, Mr. Shuxun Huang, owns 11.5% of our ordinary shares through his ownership of Galatea Digital Limited, and will own 9.72% of our shares upon the completion of the offering.

Accordingly, our executive officers and directors could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholders may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares.

We may become a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC. As a result, we may qualify for exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Although Messrs. Kuang and Huang, our founder and co-founder, are not currently acting as a group, they may act as a group following the offering, in which case we may be considered a “controlled company” under the Nasdaq rules. As a result, we may be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of the Nasdaq;

•        the requirement that we have a compensation committee that is composed entirely of directors who meet the Nasdaq independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.

Following this offering, we do not intend to utilize these exemptions. However, if we utilize any of these exemptions in the future, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq.

There has been no public market for our ordinary shares prior to this offering and you may not be able to resell our ordinary shares at or above the price you pay for them, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of the shares will be materially and adversely affected. The initial public offering price for the ordinary shares was determined by negotiations between us and the underwriter and may bear no relationship to the market price for our ordinary shares after the initial public offering. We cannot assure you that an active trading market for our ordinary shares will develop or that the market price of our ordinary shares will not decline below the initial public offering price.

The trading price of the ordinary shares may be volatile, which could result in substantial losses to you.

The trading prices of the ordinary shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011, 2015 and the first quarter of 2020. In particular, concerns about the economic impact of the coronavirus outbreak have triggered significant price fluctuations in the U.S. stock market. All these fluctuations and incidents may have a material and adverse effect on the trading price of the ordinary shares.

In addition to the above factors, the price and trading volume of the ordinary shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us or our industry;

•        announcements of studies and reports relating to the quality of our product offerings or those of our competitors;

•        changes in the economic performance or market valuations of other 3D photography companies;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        conditions in the 3D photography market in China and the international markets in which we operate;

•        announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our issued shares; and

•        sales or perceived potential sales of additional ordinary shares.

Because we do not expect to pay cash dividends in the foreseeable future after this offering, you may not receive any return on your investment unless you sell your ordinary shares for a price greater than that which you paid for them.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. We do not expect to pay any cash dividends in the near future. See “Dividend Policy.” Therefore, you should not rely on an investment in the ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ordinary shares will likely depend entirely upon any future price appreciation of the ordinary shares. There is no guarantee that the ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in the ordinary shares and you may even lose your entire investment in the ordinary shares.

You will experience immediate dilution in the net tangible book value of ordinary shares purchased.

When you purchase our ordinary shares in the offering, you will incur immediate dilution of approximately $           per share, representing the difference between the initial public offering price of $           per share shown on the front cover of this prospectus, and our pro forma as-adjusted net tangible book value per share as of December 31, 2024. See “Dilution.” In addition, you may experience further dilution in the net tangible book value of the shares purchased to the extent that additional ordinary shares are issued upon exercise of outstanding options and options we may grant from time to time. See “Dilution.”

We may need additional capital, and the sale of additional shares or other equity securities or incurrence of additional indebtedness could result in additional dilution to our shareholders or increase our debt service obligations.

We may, however, require additional cash resources due to changed business conditions or other future developments, including any changes in our pricing of our products, our pricing recommendation to our Franchise Stores, marketing initiatives or investments we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities could result in dilution of our existing shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage of our company, the trading price for our ordinary shares could be negatively impacted. If we obtain securities or industry analyst coverage, and if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which could cause the share price and trading volume of our ordinary shares to decline.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

We intend to use the net proceeds of this offering for investment in global market expansion, research and development enhancement and working capital supplementation. However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We are a foreign private issuer with the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

As a foreign private issuer, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market. We currently intend to follow Cayman Islands corporate governance practices in lieu of the Nasdaq corporate governance requirements for U.S. companies in the following respects:

•        Executive Sessions. We have elected to adopt the practices of our home country, Cayman Islands, whose practices do not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•        Nomination of Directors. We follow Cayman Islands practices which do not require us to have a formal written charter or board resolution addressing the director nominations process.

•        Composition of Committees. We are not required to establish an audit committee prior to the offering that complies with Nasdaq corporate governance requirements and Rule 10A-3 of the Exchange Act regarding the independence of directors on the audit committee. We will follow the Nasdaq Rules which require a Nasdaq listed company to have an audit committee.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act of 2002 for up to five fiscal years after the date of this offering. Section 404(b) of the Sarbanes-Oxley Act of 2002 requires our independent registered public accounting firm to attest to and report on the effectiveness of the internal control structure and procedures for financial reporting.

In addition, Section 107(b) of the Jumpstart Our Business Startups Act of 2012 provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. Although as of the date of this prospectus, we had not delayed the adoption of any accounting standard, as a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We will cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year in which we earn $1.235 billion or more in revenue, (ii) the last day of the fiscal year following the fifth anniversary of the date of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period, or (iv) when we become a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act.

We cannot predict if investors will find our shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and the trading price of our ordinary shares may be more volatile.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company with less than US$1.235 billion in net revenues for our last financial year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with any new or revised financial accounting standards. Once we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our amended and restated articles of association provide that the courts of the Cayman Islands and the U.S. federal courts will be the exclusive forums for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

Our amended and restated articles of association that will become effective immediately prior to the completion of this offering provide that, unless otherwise agreed by us, (i) the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the provisions of the Securities Act or the Exchange Act (the “US Actions);” and (ii) save for such US Actions, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with our articles of association or otherwise, including without limitation:

•        any derivative action or proceeding brought on behalf of our company;

•        any action asserting a claim of breach of a fiduciary duty owed by any of our director, officer or other employee to our company or our shareholders;

•        any action asserting a claim under any provision of the Companies Act (Revised) of the Cayman Islands or our articles of association; or

•        any action asserting a claim against our company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States).

These exclusive-forum provisions may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have an adverse effect on our business and financial performance.

Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our ordinary shares and could entrench management.

Our amended and restated memorandum and articles of association will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preference shares.

We are also subject to anti-takeover provisions under Cayman Islands law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Our amended and restated memorandum and articles of association, as well as Cayman law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our ordinary shares.

Our amended and restated memorandum and articles of association authorize us to issue one or more classes or series of preference shares upon such terms and conditions as we may from time to time by ordinary resolutions which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of ordinary shares. The terms of one or more classes or series of preference shares could adversely impact the value of our ordinary shares. Furthermore, if we elect to issue preference shares it could be more difficult for a third party to acquire us. For example, we may grant holders of preference shares the right to elect some number of our directors in all events or upon the occurrence of specified events or the right to veto specified transactions.

In addition, some provisions of our amended and restated memorandum and articles of association could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our shareholders, including:

•        providing that the authorized number of directors may be increased or decreased only by ordinary resolution being the affirmative vote of a majority the votes cast by such shareholders as, being entitled to do, vote in person or by proxy or, in the cases of Shareholders which are corporations, by their respective duly authorized representatives;

•        providing that all vacancies in our Board may, except as otherwise be required, be filled by ordinary resolution or appointed by our Board, provided that the number of directors so appointed shall not exceed the maximum number determined from time to time by the shareholders in general meeting; and

•        providing that our Memorandum and Articles of Association may be amended by a special resolution being the affirmative vote of a majority of at least two-thirds of the votes cast by such shareholders as, being entitled to do, vote in person or by proxy or, in the cases of Shareholders which are corporations, by their respective duly authorized representatives.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of our gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account when determining the value of its assets. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our Ordinary Shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future. While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — Material U.S. Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the ordinary shares. For more information see “Taxation — Material U.S. Federal Income Tax Considerations — PFIC Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        our goals and strategies;

•        our prospects, future business development, financial condition and results of operations;

•        the expected growth of the consumer product industry;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectations regarding our bases of customers;

•        our plans to invest in our products and services;

•        competition in the consumer product industry;

•        our plans to expand in various geographic markets;

•        our expectations regarding our sales channels;

•        our planned use of proceeds; and

•        relevant government policies and regulations relating to the consumer product industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The consumer product industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly changing nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$           million, or approximately US$           million if the underwriter exercises its option to purchase additional ordinary shares in full, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of $           per ordinary share (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$           per ordinary share would increase (decrease) the net proceeds to us from this offering by US$          , after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus.

We anticipate using the net proceeds of this offering as follows:

Global Market Expansion (approximately 50%):    We estimate approximately US$          million will be used for global market expansion, and we believe the proceeds will be sufficient to cover these costs.

•        15% of the proceeds will be allocated towards the establishment of an operations and management team for our foreign markets and the enhancement of our marketing efforts on a global scale. We will partner with local agents and distributors to launch our operations in foreign markets with strong consumption power, such as Europe, the Americas, the Middle East and East Asia.

•        20% of the proceeds will be used to expand our operations in the Chinese market. We will open self-owned stores in strategic locations of first-tier and second-tier cities in China. We will also work with local partners with the ability to further extend our store network.

•        15% of the proceeds will be used to organize marketing activities in our Chinese and foreign markets, such as Europe, the Americas, the Middle East and East Asia, and to hire key opinion leaders to promote our products.

Research and Development Enhancement (approximately 30%):

•        5% of the proceeds will be allocated to the development of 3D photography booths for pets.

•        25% of the proceeds will be allocated to the development of 3D construction algorithms, algorithms for new products, and our SaaS system.

Working Capital Supplementation (approximately 20%):    The remaining proceeds will be used to supplement our working capital. This will support our day-to-day operational needs in production capacity building (e.g. equipment, inventories and raw materials), ensuring we have adequate resources to manage our business effectively and pursue growth opportunities as they arise.

The foregoing represents our intentions as of the date of this prospectus with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Our Legal and Regulatory Environment — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors (“Board”) has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, subject to any rights and restrictions for the time being attached to any shares, our Company may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Board. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profits or share premium, and provided always that, in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. The Company did not distribute any dividends in 2023 and 2024.

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2025 as follows:

•        on an actual basis;

•        on a pro forma as adjusted basis to reflect the issuance and sale of the ordinary shares by us in this offering at the assumed initial public offering price of US$           per ordinary share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriter (assuming that all of the investors in this offering are introduced by the underwriter) and the estimated offering expenses payable by us and assuming no exercise of the underwriter of its over-allotment option; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of the ordinary shares by us in this offering at the assumed initial public offering price of US$           per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriter (assuming that all of the investors in this offering are introduced by the underwriter) and the estimated offering expenses payable by us and assuming the underwriter exercises its over-allotment option in full

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2025
	Actual	As adjusted (Over-allotment option not exercised)	As adjusted (Over-allotment option exercised in full)
Long-term borrowings	(RMB4,713,000)
Shareholders’ equity/(deficit):	(RMB15,119,211)
Ordinary shares, US$0.0001 par value, 490,000,000 shares authorized, 20,000,000 issued and outstanding as of June 30, 2025	RMB14,254
Subscription receivable	—
Additional paid-in capital(1)	RMB3,584,531
Statutory reserve	—
Retained earnings	(RMB18,717,996)
Accumulated other comprehensive income	—
Total shareholders’ equity(1)	(RMB15,119,211)
Total capitalization	(RMB19,832,211)

____________

(1)      Each $1.00 increase (decrease) in the assumed initial public offering price of $           per ordinary share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $           million, assuming the number of ordinary shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently issued and outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2025 was approximately (US$2.1 million), or (US$0.10) per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we expect to receive from this offering, from the assumed initial public offering price of US$           per ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after           , other than to give effect to the sale of            ordinary shares offered in this offering at the assumed initial public offering price of US$           per ordinary share, the mid-point of the estimated range of the offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of            would have been approximately US$           million, or US$           per ordinary share. This represents an immediate increase in net tangible book value of US$           per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$           per ordinary share to investors purchasing ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
(US$)
Assumed initial public offering price per ordinary share
Net tangible book value as per ordinary share of
Pro forma net tangible book value per ordinary share
Pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering
Amount of dilution in net tangible book value per Ordinary Share to new investors in this offering

Each US$1.00 change in the assumed public offering price of US$           per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by approximately US$           million, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by US$           per ordinary share, and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by US$           per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of           , the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares issuable upon the exercise of the over-allotment option granted to the underwriter.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders		%	$	%	$
New investors		%	$	%	$
Total		100%		$100%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

ENFORCEMENT OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

A substantial portion of our assets are located in China. In addition, all of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. All of our directors and executive officers reside in China and are PRC residents. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us, our officers and directors.

Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law, and Han Kun PRC, our counsel as to PRC law, have advised us in respect of their respective jurisdiction, that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun PRC has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Han Kun PRC has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

OUR CORPORATE STRUCTURE

Sharewow is a holding company incorporated on August 1, 2024, under the laws of the Cayman Islands. Its registered office is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Structured as a holding company with no substantive operations, Sharewow conducts its operations through its PRC subsidiaries, namely WFOE, Shaanxi Suxiang, Suxiang Technology, Xiamen Yuwa, Tianjin Suxiang, Beijing Suxiang and Guangzhou Yuwa.

Our founder, Mr. Kuang, started our sales of photography equipment business through the incorporation of Suxiang Technology in Xiamen, PRC, on November 14, 2016. Currently, Suxiang Technology has a registered capital of RMB 1,010,101 and 100% of its equity interests are held by WFOE.

With the growth of our business, Mr. Kuang incorporated Shanghai Kenge Cultural Production Co. Ltd. in Shanghai, PRC, on January 14, 2020. It was renamed as Xiamen Yuwa and re-domiciled in Xiamen on December 6, 2022. Xiamen Yuwa has a registered capital of RMB1,000,000 and 100% of its equity interests are currently held by Suxiang Technology.

Tianjin Suxiang was incorporated in Tianjin, PRC, on November 8, 2022. It has a registered capital of RMB100,000 and 100% of its equity interests are currently held by Suxiang Technology.

Guangzhou Yuwa was incorporated in Guangzhou, PRC, on December 6, 2023. It has a registered capital of RMB30,000 and 100% of its equity interests are currently held by Xiamen Yuwa.

Beijing Suxiang was incorporated in Beijing, PRC, on June 28, 2024. It has a registered capital of RMB1,000,000 and 100% of its equity interests are currently held by Suxiang Technology.

As of June 30, 2025, we had 3 Self-operated Store, 1 Jointly-operated Store, 58 Franchise Stores and 14 Customer-Brand Stores.

In order to facilitate international capital raising, we underwent an offshore reorganization in 2024 and Sharewow was incorporated as an exempted company with limited liability in August 2024 under the law of the Cayman Islands to act as our holding company. Shortly after its incorporation, Sharewow established BVI Entity, a wholly-owned subsidiary in the British Virgin Islands, on August 12, 2024. BVI Entity in turn established HK Entity, a wholly-owned subsidiary in Hong Kong, on August 21, 2024. On October 12, 2024, HK Entity incorporated WFOE in the PRC. WFOE acquired 100% of the equity interests in Suxiang Technology on November 14, 2024, and Sharewow became the ultimate holding company of Suxiang Technology and its operating subsidiaries.

On June 17, 2025, the HK Entity incorporated Shaanxi Suxiang in the PRC. Shaanxi Suxiang has a registered capital of USD 1,000,000 and 100% of its equity interests are currently held by the HK entity.

The following diagram illustrates our corporate structure as of the date of this prospectus. We do not use a variable interest entity structure. For additional information on risks relating to our corporate structure, see “Risk Factors — Risk Factors Related to Our Business and Industry.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our combined and consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.

Key Factors Affecting Our Results of Operations

We recognize that the performance of our 3D camera equipment and 3D figurines business is influenced by a multitude of factors. These factors, both general and specific to our industry and target market segments — general consumers and retail chain clients, shape our operational outcomes and strategic directions. We outline the key factors that significantly impact our results of operations as following:

Market Growth and Consumer Demand

The rapid growth of the global market for consumer electronics, network communication, and 3D content is a significant driver for our business. As the market for 3D photography, particularly 3D portrait souvenirs, expands, we anticipate increased demand for our products. However, this growth also attracts competition, which could impact our market share and pricing power.

Proprietary Technologies and Data Utilization

Leveraging proprietary technologies and extensive data reserves is essential for our ongoing optimization efforts. By continuously refining our algorithms, facilitating cost reductions, and improving production efficiency, we can enhance our profitability and competitiveness in the market.

Quality Control and Fulfillment

Our ability to provide rigorous quality control and prompt fulfillment is crucial for maintaining customer and end users satisfaction and loyalty. Our end-to-end production and delivery capabilities enable us to ensure high-quality products and timely delivery, which are essential for our reputation and market position.

Economic Conditions

Macroeconomic factors, such as GDP growth, inflation rates, and consumer confidence, influence overall spending patterns. Economic downturns can lead to reduced discretionary spending, impacting our sales to both general consumers and retail clients.

Brand Recognition and Marketing Efforts

Our brand recognition and marketing strategies play a significant role in driving sales. Effective marketing campaigns, social media engagement, and positive end users reviews can increase our visibility and attract new end users.

Seasonality and Event-Driven Demand

Demand for our 3D camera equipment and 3D figurines can be seasonal or event-driven. For instance, holidays, weddings, and conventions can create spikes in demand. Understanding and planning for these patterns is crucial for optimizing our production and inventory management.

Understanding and mitigating the risks associated with these key factors is essential for our long-term success. We continuously monitor these areas, adjust our strategies as needed, and communicate transparently with our stakeholders about the impacts on our operations and financial performance.

Key Components of Results of Operations

We specialize in 3D photography and digital figurines, operating under the flagship brands ‘Suwa’ and ‘Sharewow,’ and aim to become a global leader in the 3D photography industry. We possess a comprehensive suite of core technologies spanning from data collection to final product delivery. Our business operations are bolstered by advanced hardware and software R&D centers, a dedicated 3D imaging capture equipment manufacturing center, and robust brand operation centers. Through our worldwide chain of 3D photo stores, we offer 3D photography services, utilizing proprietary 3D photography devices and technology, striving to deliver an unparalleled experience to our customers and end users.

The following table sets forth our revenues by type of contract and as a percentage of revenue for the years indicated:

	Year ended December 31,				Six months ended June 30,
	2023		2024		2024		2025
Category	Amount	%	Amount	%	Amount	%	Amount	%
	RMB		RMB		RMB		RMB
Chain stores	11,803,862	91.8	13,672,506	96.7	5,071,396	100.0	6,151,290	80.8
Non-chain customers	1,059,053	8.2	473,897	3.3	1,132	—	1,462,388	19.2
Total	12,862,915	100	14,146,403	100	5,072,528	100	7,613,678	100

The following table sets forth our revenues by product lines and as a percentage of revenue for the fiscal years indicated:

Category	Year ended December 31,				Six months ended June 30,
	2023		2024		2024		2025
	Amount	%	Amount	%	Amount	%	Amount	%
	RMB		RMB		RMB		RMB
3D camera equipment	5,698,593	44.3	6,056,438	42.8	2,388,734	47.1	2,690,615	35.3
3D printed figurine	5,658,277	44.0	6,154,035	43.6	2,141,475	42.2	3,568,661	46.9
Franchise fee & software usage fee	1,032,823	8.0	1,102,830	7.8	298,113	5.9	548,491	7.2
Accessories for figurines	463,029	3.6	600,472	4.2	209,529	4.1	93,491	1.2
Others	10,193	0.1	232,628	1.6	34,677	0.7	712,420	9.4
Total	12,862,915	100	14,146,403	100	5,072,528	100	7,613,678	100

The following table sets forth our revenues by geographic region and as a percentage of revenue for the fiscal years indicated:

Category	Year ended December 31,				Six months ended June 30,
	2023		2024		2024		2025
	Amount	%	Amount	%	Amount	%	Amount	%
	RMB		RMB		RMB		RMB
China	10,892,275	84.7	8,966,990	63.4	3,143,050	62.0	4,744,891	62.3
Other Asian countries	1,672,500	13.0	2,055,214	14.5	1,519,958	30.0	1,541,572	20.3
Oceania	8,307	0.1	620,283	4.4	336,001	6.6	271,045	3.6
Europe	—	—	270,727	1.9	—	—	320,219	4.2
U.S.	—	—	229,481	1.6	—	—	9,203	0.1
Latin American countries	289,833	2.2	2,003,708	14.2	73,519	1.4	726,748	9.5
Total	12,862,915	100	14,146,403	100	5,072,528	100	7,613,678	100

Overview

The table below sets forth certain line items from our consolidated statement of comprehensive loss (income) fiscal years ended December 31, 2023 and 2024 and six months ended June 30, 2024 and 2025:

	Year ended December 31,				Six months ended June 30,
	2023		2024		2024		2025
	RMB	US$	RMB	US$	RMB	US$	RMB	US$
Revenues	12,862,915	1,816,103	14,146,403	1,967,949	5,072,528	711,754	7,613,678	1,063,571
Costs of sales	8,300,064	1,171,879	8,816,303	1,226,462	3,371,311	473,047	5,185,805	724,416
Gross profit	4,562,851	644,224	5,330,100	741,487	1,701,217	238,707	2,427,873	339,155
Operating expenses	10,246,327	1,446,669	12,067,246	1,678,710	5,126,910	719,384	6,730,247	940,162
Interest expenses	56,247	7,941	213,865	29,751	55,902	7,844	232,424	32,468
Loss before income taxes	(5,739,723)	(810,386)	(6,951,011)	(966,974)	(3,481,595)	(488,521)	(4,534,798)	(633,475)
Income tax benefits	(211,960)	(29,926)	(351,058)	(48,837)	(157,462)	(22,094)	(206,447)	(28,839)
Net loss	(5,527,763)	(780,460)	(6,599,953)	(918,137)	(3,324,133)	(466,427)	(4,328,351)	(604,636)

•        We incurred net loss of RMB5.5 million and net loss of RMB6.6 million (US$0.9 million) for the years ended December 31, 2023 and 2024, respectively. The increase in loss was mainly due to increase of operating expenses, partially offset by the increase of gross profit. We incurred net loss of RMB3.3 million and net loss of RMB4.3 million (US$0.6 million) for the six months ended June 30, 2024 and 2025, respectively. The increase in loss was mainly due to increase of operating expenses, partially offset by the increase of gross profit.

•        Currently revenue are primarily generated from chain stores. Revenue from chain store increased from RMB11.8 million for the year ended December 31, 2023 to RMB13.7 million (US$1.9 million) for the year ended December 31, 2024, representing a 15.8% increase, which was mainly due to the increase in number of stores. Revenue from chain stores increased from RMB5.1 million for the six months ended June 30, 2024 to RMB6.2 million (US$0.9 million) for the six months ended June 30, 2025, representing a 21.3% increase, which was mainly due to the increase in number of stores. Our store network affects our business and revenue growth. We believe we are among one of the largest 3D photography network in China in terms of number of stores as of December 31, 2024 and June 30, 2025. The following table set out the total number of our chain stores (including Franchise Stores, Customer-brand Stores, Jointly operated Stores and Self-operated Stores) and their movements for the periods indicated.

	December 31, 2023	December 31, 2024	June 30, 2024	June 30, 2025
Number of Chain stores at the end of the year (period)	51	64	53	76
Net increase in the number of stores during the year (period)	14	13	2	12

•        In April 2022, we launched our franchise initiative by adopting a business to business to consumer (B2B2C) model, and opened the first franchise store. This strategic framework involves collaborating with carefully chosen partners who will own and operate stores under our brand or integrate our photography technology. This model will complement our Self-operated Store and enable us to penetrate new markets more efficiently. As of December 31, 2023, we had 45 Franchise Stores, 2 Customer-brand Stores, 1 Jointly operated Store and 3 Self-operated Store. As of December 31, 2024, we had 51 Franchise stores, 9 Customer-brand Stores, 1 Jointly-operated Store and 3 Self-operated Store. As of June 30, 2025, we had 58 Franchise stores, 14 Customer-brand Stores, 1 Jointly-operated Store and 3 Self-operated Store.

•        Our revenue stream is mainly derived from sales of 3D camera equipment and 3D printed figurine, which contributed 88.3% and 86.4% of total revenue for the years ended December 31, 2023 and 2024, respectively. Sales of 3D camera equipment and 3D printed figurines contributed 89.3%, and 82.2% of total revenue for the six months ended June 30, 2024 and 2025, respectively.

•        We had a rapid growth in sales in Australia and Latin American countries including Mexico, El Salvador, Peru in 2024. Aggregate sales in these area contributed 2.3% and 18.6% of total revenue for the years ended December 31, 2023 and 2024, respectively. The revenue growth for the six month ended June 30, 2025 as compared to the same period in 2024 was mainly attributed to the launch of new chain stores in Mainland China.

•        Operating expenses consist of selling expenses, general and administrative expenses, research and development (“R&D”) expenses and other (income) expense. The increase in operating expense for the fiscal year ended December 31, 2024 (compared to year ended December 31, 2023) was mainly due to the increase in selling expenses, general and administrative expenses and increase in R&D expenses. The increase in operating expense for the six months ended June 30, 2025 (compared to six months ended June 30, 2024) was mainly due to the increase in selling expenses, general and administrative expenses and increase in R&D expenses.

Comparison of the years ended December 31, 2024 and 2023

Revenue

Revenue for the year ended December 31, 2024 was RMB14.1 million (US$2.0 million), an increase of RMB1.2 million, or 10.0%, from RMB12.9 million for the year ended December 31, 2023. The increase was attributable to the increase in revenue from Franchise Stores and other chain stores. The revenue from chain stores increased by RMB1.9 million, or 15.8% from RMB11.8 million for the year ended December 31, 2023 to RMB13.7 million for the year ended December 2024. We had expanded our chain store count from 51 as of December 31, 2023 to 64 as of December 31, 2024, which has had a direct and positive impact on our sales, particularly in the sales of 3D printed figurines and their accessories. Sales of 3D printed figurine and their accessories increased by RMB0.7 million, or 10.3% from RMB6.1 million for the year ended December 31, 2023 to RMB6.8 million for the year ended December 31, 2024.

Cost of sales

Our cost of sales mainly consists of cost of raw materials, labor, rental and utilities of plant area and depreciation of equipment.

Cost of sales for the year ended December 31, 2024, was RMB8.8 million (US$1.2 million), an increase of RMB0.5 million, or 6.2%, from RMB8.3 million for the year ended December 31, 2023. The increase was mainly due to the increase in cost of sales of 3D printed figurine of RMB0.7 million, partially offset by the decrease in cost of sales of 3D camera equipment of RMB0.1 million. The increase in the cost of sales in 3D printed figurine was mainly attributed to the increase of volume sold in 3D printed figurine and increase in unit cost of raw materials.

Gross profit

Gross profit for the year ended December 31, 2024 was RMB5.3 million (US$0.7 million), representing an increase of RMB0.7 million, or 16.8%, from the gross profit of RMB4.6 million for the year ended December 31, 2023 as a result of factors mentioned above.

Overall gross profit margin for the fiscal year ended December 31, 2024 was 37.7%, or 2.2% higher, as compared to gross profit margin of 35.5% for the year ended December 31, 2023. This increase was primarily attributed to the introduction of new generation of 3D photo booth, which resulted in a decrease in material consumption and an increase in gross margin.

Operating expenses

	Year ended December 31,
	2023		2024
	RMB	US$	RMB	US$
Selling expenses	4,510,491	636,832	5,142,612	715,404
General and administrative expenses(1)	4,439,235	626,771	5,047,048	702,110
R&D related expenses(1)	1,539,132	217,309	2,092,243	291,058
Other (income) expenses, net	(242,531)	(34,243)	(214,657)	(29,862)
Total	10,246,327	1,446,669	12,067,246	1,678,710

____________

(1)      These expenses are combined as general and administrative expenses in consolidated statements of comprehensive income (loss).

Our operating expenses consist of selling expenses, general and administrative expenses, R&D expenses and other expenses, net. Operating expenses increased by RMB1.8 million, or 17.8%, from RMB10.2 million for the year ended December 31, 2023 to RMB12.1 million (US$1.7 million) for year ended December 31, 2024. The increase in our operating expenses was mainly attributed to (i) increase in selling expenses by RMB0.6 million (ii) increase in general and administrative expenses by RMB0.6 million and (iii) increase in R&D expenses by RMB0.5 million.

Selling expenses consist of salary and benefits, advertisement and market promotion, delivery expenses, business travel and other expenses relating to our sales and marketing activities. The increase in selling expense was mainly due to increase in advertisement expenses of RMB0.4 million and delivery expenses of RMB0.2 million, to promote and response to the growing volume of sales orders. Our business relies heavily on skilled and talented workforce, including designers, 3D printing technicians, sales personnel, and customer service teams. As the business expands, there is often a need to adjust staffing levels to meet growing demand, leading to increased manpower costs. To enhance brand recognition and attract more customers, we may have substantial investment in advertising campaigns, including digital marketing, social media promotions, and traditional advertising mediums. Efficient logistics management is crucial to mitigating delivery costs. By optimizing our human resources and leveraging advanced logistical solutions, we aim to balance the growth in sales with controlled delivery costs, ensuring sustained profitability and operational efficiency.

General and administrative expenses primarily include salary and benefits to our accounting, human resources, corporate service and executive office staff, office rental expenses, property management fees, utilities expenses, legal and professional expenses and office miscellaneous expenses. The increase was mainly due to increase in consulting service by RMB0.5 million and increase in manpower costs by RMB0.1 million for managing finances and administration for Chain stores and establishment our operations in Beijing.

R&D related expenses mainly consist of salary and benefits, material and consumables and other expenses to carry out R&D activities. The increase in R&D expenses was mainly due to increase in salary and benefits costs by RMB0.2 million to expand our expertise team and increase in cloud server service by RMB0.3 million. R&D related expenses are included in general and administrative expenses in the income statement.

Other (income) expenses, net consist of foreign currency exchange (gains) losses, government subsidies, bank charges, and other miscellaneous items, including provision of loss on equity method investment of RMB0.1 million in 2024, and lease income of 3D camera equipment of RMB0.03 and RMB0.2 million in 2024 and 2023, respectively.

Income tax benefits

Income tax benefits was RMB0.2 million and RMB0.3 million for year ended December 31, 2023 and 2024, respectively.

Net loss

As a result of the above, net loss was RMB6.6 million (US$0.9 million) for the year ended December 31, 2024 compared to net loss of RMB5.5 million for the year ended December 31, 2023.

Comparison of the six months ended June 30, 2025 and 2024

Revenue

Revenue for the six months ended June 30, 2025 was RMB7.6 million (US$1.1 million), an increase of RMB2.5 million, or 50.1%, from RMB5.1 million for the six months ended June 30, 2024. The increase was mainly due to the increase in sales volume of 3D printed figurines and 3D camera equipment, partially offset by the decrease in average selling price of 3D camera equipment.

Cost of sales

Cost of sales for the six months ended June 30, 2025 was RMB5.2 million (US$0.7 million), an increase of RMB1.8 million, or 53.8%, from RMB3.4 million for the six months ended June 30, 2024. The increase was mainly attributed to the increase in sales volume 3D printed figurines and 3D camera equipment.

Gross profit

Gross profit for the six months ended June 30, 2025 was RMB2.4 million (US$0.3 million), representing an increase of RMB0.7 million, or 42.7%, from the gross profit of RMB1.7 million for the six months ended June 30, 2024 as a result of factors mentioned above.

Overall gross profit margin for the fiscal six months ended June 30, 2025 was 31.9%, or 1.6% lower, as compared to gross profit margin of 33.5% for the six months ended June 30, 2024. This decrease was primarily attributed to a loss on the sale of a 3D printer, resulted from an intense bidding process, partially offset by the increase in gross profit margin of 3D printed figurine. We received more 3D printed figurines orders from outside of mainland China, which commanded higher printing prices.

Operating expenses

	Six months ended June 30,
	2024		2025
	RMB	US$	RMB	US$
Selling expenses	1,856,157	260,447	2,263,560	316,201
General and administrative expenses(1)	2,477,518	347,634	2,660,328	371,627
R&D related expenses(1)	857,064	120,259	1,829,188	255,523
Other (income) expenses, net	(63,829)	(8,956)	(22,829)	(3,189)
Total	5,126,910	719,384	6,730,247	940,162

____________

(1)      These expenses are combined as general and administrative expenses in consolidated statements of comprehensive income (loss).

Operating expenses increased by RMB1.6 million, or 31.3%, from RMB5.1 million for the six months ended June 30, 2024 to RMB6.7 million (US$0.9 million) for six months ended June 30, 2025. The increase in our operating expenses was mainly attributed to (i) increase in general and administrative expenses by RMB0.2 million (ii) increase in R&D expenses by RMB1.0 million, and (iii) increase in selling expenses by RMB0.4 million.

The increase in selling expense was mainly due to increase in forwarding and warehousing expenses by RMB0.2 million and salaries and welfare for sales and marketing personnel by RMB0.2 million, to response to the growing volume of sales orders.

The increase in general and administrative expenses was mainly due to increase in salary and benefits costs by RMB0.3 million, increase in legal and professional expenses by RMB0.3 million, partially offset by cost savings by RMB0.4 million in other expenses including office rental, business travel, entertainment, toll fee, office miscellaneous and other expenses.

The increase in R&D expenses was mainly due to increase in salary and benefits costs by RMB0.6 million to expand our expertise team and increase in cloud server service by RMB0.3 million. R&D related expenses are included in general and administrative expenses in the income statement.

Income tax benefits

Income tax benefits were approximately RMB0.2 million for the six months ended June 30, 2024 and 2025.

Net loss

As a result of the above, net loss was RMB4.3 million (US$0.6 million) for the six months ended June 30, 2025 compared to net loss of RMB3.3 million for the six months ended June 30, 2024.

Liquidity and Capital Resources

We incurred net loss of RMB4.3 million for the six months ended June 30, 2025 and RMB6.6 million and RMB5.5 million for the years ended December 31, 2024 and 2023, respectively. Working capital deficits were RMB16.1 million, RMB13.7 million and RMB10.7 million as of June 30, 2025, December 31, 2024 and 2023, respectively. Our future sustainability is dependent on our capacity to generate cash from our operational endeavors and secure additional capital to fund our ongoing activities. Should we fail to secure necessary funding, we may be unable to realize our assets and discharge our liabilities in the normal course of business.

Our recurring operating losses are attributable to business development initiatives and product upgrades, which has concluded gradually in September 2024. Our new product lineup includes a next-generation 3D photo booth, 3D printed figurines, and 3D relief models, all of which were released in 2025. Our new product lineup is considered “next-generation” for reasons outlined as follows:

Next-Generation 3D Photo Booth (H9-3D): This is a completely redesigned 3D photo booth that is fundamentally different from our previous model in its structure, hardware, and imaging technology. For example, the H9-3D features a 12-sided frame that is approximately 90% lighter than the prior generation (about 80 kg in total weight) and can be assembled in roughly 40 minutes (down from about 2 hours). It also incorporates higher-resolution camera modules (each image contains ~70% more pixels than before) for significantly improved image quality. Moreover, the H9-3D utilizes a new 3D reconstruction engine built on our GSplat technology instead of the photogrammetry method used in the older booth. This next-generation engine enables high-quality 3D captures using fewer camera angles and lower computing power, and it eliminates the need for structured light during image capture. As a result, the photo booth can capture subjects more quickly and is better able to handle slight movements by people or pets during the session (a limitation that affected the prior structured-light system). Because these changes constitute a comprehensive redesign rather than incremental improvements, we refer to the H9-3D system as a “next-generation” 3D photo booth.

3D Relief Models (3D Badges): The 3D relief model (badge) is a new product category that differs markedly from our traditional 3D figurines in form factor and production process. In the realistic version of this product, a customer’s full-body image is captured in our 3D photo booth and reconstructed into a semi-3D relief using the GSplat-based engine. The software then automatically trims the 3D model and attaches it to a circular badge base, matching the base’s colour to the subject’s image for a cohesive appearance. We also offer a cartoon-style (or “Q-version”) 3D relief badge that can be created from a single 2D photograph provided by the customer, with no physical 3D scan required. In this process, an AI-driven algorithm first converts the customer’s 2D photo into a stylized cartoon image, and then our GSplat-based reconstruction engine generates a 2.5D relief model from that image. The introduction of these 3D relief badges employs new technology and workflows (including AI image stylization and novel 3D reconstruction techniques) that expand our product offerings beyond the existing figurine models. For this reason, we include the 3D relief models as part of our “next-generation” lineup.

New-Generation Small-Scale 3D Printed Figurines: We have extended our 3D printed figurine product line by adding miniature figurine options in sizes as small as approximately 4 cm in height (previously, our smallest figurines were about 9 cm tall). Producing high-fidelity figurines at these reduced dimensions required the development of entirely new post-processing workflows and data preparation standards. For instance, at 4 – 8 cm sizes, fine features of the figurines (such as arms, hands, and fingers) are extremely small in diameter, so we implemented new support removal, sanding, and polishing techniques to avoid damaging these delicate parts while still achieving a smooth finish. In addition, we established new model cleanup and optimization protocols before 3D printing to preserve detail and ensure the best quality output at the miniature scale. These enhancements — both in available product sizes and in the underlying production process — represent a significant advancement of our figurine line. Accordingly, we describe the miniaturized figurines (and their associated production innovations) as a “new generation” of 3D printed figurines.

In parallel, our business development strategy is centered on expanding our network of overseas chain stores and strengthening our relationships with B2B clients. However, the decline in working capital from 2023 to June 2025 raises substantial doubt about our ability to meet obligations due within one year after the issuance of our financial statements.

We primarily rely on net proceeds from capital contributions and borrowings from banks and other unrelated sources to fund our operations and capital needs. We plan to increase bank loans by up to RMB10 million, with corresponding interest payable. In 2026, we intend to seek additional equity investment, including IPO proceeds, as well as bank borrowings and other funding sources.

Currently, we are focusing on increasing and stabilizing our production capacity. To achieve this, we have entered into long-term strategic cooperation agreements with 3D printer suppliers, with plans to add 4 to 12 printing devices per year from 2025 to 2027. While ensuring robust production capacity, we plan to increase our chain store network, aiming to add 250 new chain stores in 2026, including 170 overseas stores and 80 domestic ones. As of the date of this prospectus, we receive around 700 inquiries per month for cooperation and we have established connections with 9 toy stores and 13 photography stores hoping to purchase equipment from us. We will focus on developing our connections with enterprise clients in 2026. In the subsequent years, we will continue to invest based on the number of effective chain stores to further increase store numbers, including planned capital expenditures for additional 3D printers. Furthermore, we are actively developing new business lines, such as the Cartoon IP business. We anticipate launching new products featuring well-known cartoon IPs by 2027.

Looking ahead, we anticipate significant growth in our sales revenue, which we anticipate will generate substantial cash flows. This growth in sales is driven by robust market demand for our products and services, combined with our strategic plans to expand our market reach and diversify our product offerings. We expect that we will generate post-tax cash inflows starting from the year ending December 31, 2026.

Here are key assumptions supporting robust market demand and successful strategic plans:

•        Industry and Marco environment:    Our projections are underpinned by the anticipated growth of the 3D printing industry, which is expected to expand significantly in the coming years. This growth is driven by ongoing technological advancements, increasing adoption across diverse sectors such as healthcare, automotive, and consumer goods, and a rising demand for customized and on-demand manufacturing solutions. Specifically, the market for 3D printed artistic and decorative items, including relief models, is expanding, fueled by consumers’ desire for unique, personalized products. These market dynamics, as detailed in our “Industry Overview” section, provide a solid foundation for our growth expectations.

•        Execution capacity and client validation:    Since the second half of 2024, we have achieved remarkable growth and received positive market feedback following the launch of new products and strategic business development initiatives. We have established 27 chain stores worldwide, marking a 92.8% increase from the first half of 2024, demonstrating our ability to expand our global footprint effectively. Additionally, we have experienced a 30% rise in inquiries for business collaborations and have generated leads for opening new chain stores, driven largely by the successful introduction of our next-generation 3D photo booth and 3D relief models. To meet the growing demand, we expanded our printing capacity in 2025 through the purchase of five 3D printers. Furthermore, our B2B client base has expanded by 174%, significantly enhancing the diversity and stability of our revenue streams.

•        Timing and schedule:    We have maintained our product development timeline, successfully releasing our next-generation 3D photo booth in the latter half of 2024. By the end of 2024, we completed the testing phase for our 3D relief models, and these products were launched to the market in the third quarter of 2025. Our pipeline of new products, including 3D printed figurines based on popular cartoon series and intellectual properties, is progressing as planned, with development and testing on schedule. Furthermore, subject to business needs and market conditions, we plan to further expand our 3D capacity in 2026 through the acquisition of up to 20 additional 3D printers to support the continued growth of our store network and 3D printing services.

Our projections are grounded in a combination of favorable economic conditions, industry trends, and our strategic capabilities. We remain vigilant about potential risks and are committed to mitigating them to ensure long-term growth and stability.

By leveraging our competitive advantages, such as proprietary technologies and extensive data reserves, we are poised to capitalize on emerging market opportunities and achieve substantial revenue growth. We remain confident in our ability to navigate through these financial challenges and secure our long-term stability and growth.

Cash, Cash Equivalents and restricted cash

The following table sets forth certain historical information with respect to our statements of cash flows:

	Year ended December 31,				Six months ended June 30,
	2023		2024		2024		2025
	RMB	US$	RMB	US$	RMB	US$	RMB	US$
Net cash used in operating activities	(4,672,742)	(659,740)	(4,117,078)	(572,739)	(2,351,632)	(329,970)	(3,480,285)	(486,169)
Net cash used in investing activity	(323,479)	(45,672)	(633,536)	(88,133)	(38,729)	(5,434)	(86,058)	(12,021)
Net cash provided by financing activities	5,110,544	721,553	5,052,703	702,897	2,072,904	290,860	3,085,042	430,956
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—	—	—
Net increase (decrease) in cash and cash equivalents and restricted cash	114,323	16,141	302,089	42,025	(317,457)	(44,544)	(481,301)	(67,234)

We had cash and cash equivalent of approximate RMB0.4 million, RMB0.7 million and RMB0.2 million as of December 31, 2023 and 2024 and June 30, 2025, respectively.

Operating activities

Net cash used in operating activities was RMB4.1 million (US$0.6 million) for the year ended December 31, 2024 as compared to RMB4.7 million for the year ended December 31, 2023. The decrease was mainly due to the net loss incurred in 2024. Net cash used in operating activities was RMB3.5 million (US$0.5 million) for the six months ended June 30, 2025 as compared to RMB2.4 million for the six months ended June 30, 2024. The decrease was mainly due to the net loss incurred in the six months of 2025.

Investing activities

Net cash used in investing activities for the year ended December 31, 2024 was RMB0.6 million (US$0.1 million) as compared to net cash used in investing activities of RMB0.3 million for the fiscal year ended December 31, 2023. Cash used in the year ended December 31, 2024 were for mainly equity investment in Xiamen Hewa and payments for property and equipment and intangible assets. Net cash used in investing activities for the six months ended June 30, 2025 was RMB0.08 million as compared to net cash used in investing activities of RMB0.04 million for the fiscal six months ended June 30, 2024. Cash used in the six months ended June 30, 2025 were for mainly payments of purchase of equipment and intangible assets.

Financing activities

For the year ended December 31, 2024 and 2023:

Net cash provided by financing activities for year ended December 31, 2024 was RMB5.1 million (US$0.7 million) as compared to RMB5.1 million for the year ended December 31, 2023. The net cash inflow was mainly attributable to capital contribution from shareholders of RMB0.8 million, loans obtained from bank of RMB4.4 million, shareholders’ loans of RMB3.5 million, and loan from third parties companies of RMB1.2 million, partially offset by payments of deferred IPO costs of RMB4.4 million. Loans from shareholders are interest free. Loans from third parties companies are repayable within 6 to 12 months upon the Company’s successful completion of IPO.

Details of cash inflow — loans from bank and third parties are as following:

in USD	Proceeds	Repayments	Net
Short term borrowings
WeBank Co., Ltd.	2,070,000	(1,011,429)	1,058,571
China Minsheng Banking Corp., Ltd.	1,600,000	(800,000)	800,000
Long term borrowings
China Construction Bank Corporation (“CCB”) Loan 1	2,620,000	—	2,620,000
Brilliance-BEA Auto Finance Co., Ltd	—	(112,839)	(112,839)
Total loans from banks and finance company	6,290,000	(1,924,268)	4,365,732

Loans from third parties
Lin Sun	700,000	—	700,000
Sui Danmin	500,000	—	500,000
Total loans from third parties	1,200,000	—	1,200,000

For the six months ended June 30, 2025 and 2024:

Net cash provided by financing activities for the six months ended June 30, 2025 was RMB3.1 million (US$0.4 million) as compared to RMB2.1 million for the six months ended June 30, 2024. The net cash inflow was mainly attributable to loans obtained from bank of RMB3.6 million, shareholders’ loans of RMB3.2 million, and loans from third parties of RMB2.0 million, partially offset by payments of deferred IPO costs of RMB5.6 million. Loans from shareholders are interest free.

Details of cash inflow — loans from bank and third parties are as following:

in RMB	Proceeds	Repayments	Net
Short term borrowings
WeBank Co., Ltd.	—	(468,571)	(468,571)
China Minsheng Banking Corp., Ltd.	650,000	(670,000)	(20,000)
Agricultural Bank of China	2,000,000	—	2,000,000
Long term borrowings
China Construction Bank Corporation	2,093,000	—	2,093,000
Brilliance-BEA Auto Finance Co., Ltd	—	(19,617)	(19,617)
Total Loans from banks and finance company	4,743,000	(1,158,188)	3,584,812

Loans from third parties
Lin Sun	280,000	—	280,000
Sui Danmin	600,000	(1,100,000)	(500,000)
Hu Shengtian	2,000,000	—	2,000,000
Wu Feng	200,000	(15,000)	185,000
Total loans from third parties	3,080,000	(1,115,000)	1,965,000

As of June 30, 2025, the balance of principal and interest payable of loans from bank and third parties are as following:

in RMB	Loan balance as of June 30, 2025	Loan repayment due date	Interest payable as of June 30, 2025
Short term borrowings
WeBank Co., Ltd.	890,000	0.1 million due in March, 2026, 0.2 million due in May 2026, 0.4 million due in June 2026 and 0.2 million due in July 2026	10,872
China Minsheng Banking Corp., Ltd.	780,000	0.1 million due in October 2025 and 0.7 million due in April 2026	—
Agricultural Bank of China	2,000,000	June 5, 2026

Long term borrowings
China Construction Bank Corporation	4,713,000	2.7 million due in November 2027, 2 million due in January 2028	—
Brilliance-BEA Auto Finance Co., Ltd	—		—
Total Loans from banks and finance company	8,383,000		10,872

Loans from third parties
Xiamen Xinglin Hongxin Industry and Trade Co., Ltd.	500,000	12 months upon the Company’s successful completion of IPO	interest-free
Tianjin Xinshuo Aluminum Profile Co., Ltd.	1,000,000	12 months upon the Company’s successful completion of IPO	interest-free
Tianjin Jinshuo Electronic Equipment Manufacturing Co., Ltd.	1,000,000	12 months upon the Company’s successful completion of IPO	interest-free
Xinshuo Xingsheng (Tianjin) Aluminum Co., Ltd.	1,000,000	12 months upon the Company’s successful completion of IPO	interest-free
Lin Sun	980,000	6 months upon the Company’s successful completion of IPO	35,329
Sui Danmin	—		—
Hu Shengtian	2,000,000	June 2026	29,247
Wu Feng	185,000	on demand	interest-free
Total loans from third parties	6,665,000		64,576

Contractual Obligations

In August 2022, the Company entered into lease agreement with Xiamen Yingsheng Textile Technology Co., Ltd. (“Yingsheng”). Yingsheng agreed to lease warehouse located in Huli District of Xiamen to the Company, for a term of 2 years, with an annual rental payment of approximately RMB22,000 (US$3,060). The lease was renewed and extended for additional 2 years in July 2024. The lease was terminated in November 2024.

In August 2022, the Company entered into a lease agreement with Yingsheng. Yingsheng agreed to lease office suites located in Huli District of Xiamen to the Company, for a term of 2 years, with an annual rental payment of approximately RMB309,393 (US$43,041).

In March 2024, the Company entered into supplementary agreement with Yingsheng and modified the original office suites lease contract effective since August 2022. Total lease amount reduced from RMB27,072 per month (US$3,766) to RMB17,353 per month (US$2,414) effective from March 2024 to July 2024. The lease came to an end in July 2024.

In September 2022, the Company entered into a lease agreement with Yingsheng. Yingsheng agreed to lease warehouse located in Huli District of Xiamen to the Company, for a term of 2 years, with an annual rental payment of approximately RMB28,800 (US$4,006). The lease came to an end in September 2024.

In April 2023, the Company entered into a lease agreement with Yingsheng. Yingsheng agreed to lease office suites located in Huli District of Xiamen to the Company, for a term of 2 years, with an annual rental payment of approximately RMB319,975 (US$44,513). The lease was renewed and extended for additional 1 year and 3 months in July 2024.

In November 2023, the Company entered into a lease agreement with Guangcai. Guangcai agreed to lease factory workshop located in Huli District of Xiamen to the Company, for a term of 1 year, with an annual rental payment of approximately RMB143,361 (US$19,943). The lease was terminated in September 2024.

In December 2023, the Company entered into a lease agreement with Guangzhou HI Lifestyle Co., Ltd. (“HI Lifestyle”). HI Lifestyle agreed to lease a department store counter located in Tianhe District of Guangzhou to the Company, for a term of 1 year, with an annual rental payment of approximately RMB345,600 (US$48,077). The lease came to an end in December 2024.

In December 2024, the Company entered into a lease agreement with “HI Lifestyle”. HI Lifestyle agreed to lease a department store counter located in Tianhe District of Guangzhou to the Company, for a term of 1 year, with an annual rental payment of approximately RMB345,600 (US$48,077).

In July 2024, the Company entered into a lease agreement with Xiamen Sanzheng Xingye Industry and Trade Co., Ltd. (“Sanzheng”). Sanzheng agreed to lease workshop located in Xiamen Torch High-tech Zone to the Company, for a term of 2 years, with an annual rental payment of approximately RMB312,891 (US$43,527).

Finance lease

The Company entered into a lease agreement with Zhuhai Sailner 3D Technology Co., Ltd (“ZSTC”) on April 27, 2023, to lease 3D printers (“Leased Equipment”) for a lease term of one year. At the end of the lease term, the ownership of the Leased Equipment is transferred to the Company. The Leased Equipment in amount of RMB 1.55 million was recorded as right of use assets and the net present value of the minimum lease payments was recorded as lease liability and calculated with incremental borrowing rate of 6.58% per annum and stated at RMB1.39 million at the inception of the lease on April 27, 2023.

The Company made payments due according to the schedule. In April 2024, the Company made a final payment on outstanding obligations and the ownership of the Lease Equipment is transferred to the Company according to the agreement. The lease assets were reclassified as own assets and the balance of Leased Equipment net of amortization were RMB1.45 million, RMBnil and RMBnil as of December 31, 2023 and 2024 and June 30, 2025, respectively.

The following table sets forth our contractual obligations as of June 30, 2025 which included the lease and loan arrangement described above:

Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 2 years	2 – 3 years
Short term borrowings	3,670,000	3,670,000	—	—
Current portion of long-term borrowings	—	—	—	—
Long term borrowings	4,713,000	—	—	4,713,000
Operating lease payments	877,431	877,431	—	—
Total	9,260,431	4,547,431	—	4,713,000

Quantitative and Qualitative Disclosures about Market Risk

Liquidity Risk

If we are unable to secure the necessary funding, we may face liquidity issues. This can lead to a cascade of negative consequences, including delayed payments to suppliers, missed business opportunities, and potential defaults on loans.

Credit Risk

Our exposure to credit risk primarily stems from the potential default of counterparties in our financial transactions, including cash, trade receivables, and other receivables. We have not employed credit derivatives or other hedging strategies to mitigate our credit risk exposure. Credit-sensitive instruments inherently carry a degree of credit risk. To date, we have not experienced, nor do we foresee experiencing, significant losses due to credit events. However, our future financial performance could be adversely affected if counterparties fail to meet their obligations, leading to potential write-offs or impairments on our assets.

Inflation Risk

We do not believe that inflation has a material effect on our business, financial condition or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Research and Development, Patents and Licenses, etc.

See the discussion under the headings “Research and Development” and “Intellectual Property” in this prospectus above.

Trend Information

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period.

We have identified the following accounting estimates and assumptions which involve significant subjectivity and judgment, and changes to such estimates or assumptions could have a material impact on our financial condition or operating results. Therefore, we consider an understanding of the variability and judgment required in making these estimates and assumptions to be critical in fully understanding and evaluating our reported financial results.

Impairment of long-lived assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flow expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of December 31, 2024 and June 30, 2025.

Commitments and contingencies

In the normal course of business, we are subject to commitments and contingencies, including operating lease commitments and legal proceedings. We recognize a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

Recently Issued Accounting Pronouncements

A list of recent relevant accounting pronouncements, if any, is included in Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included in this prospectus.

Internal Control Over Financial Reporting

As of December 31, 2023, we identified three material weaknesses in our internal control over financial reporting: (1) insufficient accounting personnel with U.S. GAAP and SEC reporting experience; (2) lack of a formal risk assessment process; and (3) lack of formal change management procedures. We have undertaken remediation actions to address each of these issues, with certain measures completed and others still in progress.

Insufficient accounting personnel with U.S. GAAP and SEC reporting experience: We have taken steps to strengthen our finance team by hiring additional accounting and financial reporting personnel with appropriate U.S. GAAP and SEC reporting experience. To date, we have added 2 qualified staff members and continue to recruit individuals with the necessary expertise to ensure we have adequate personnel for financial reporting. Additionally, we have engaged a consulting team, including 4 members, to enhance our financial reporting capability. We are also providing further training to our existing accounting staff to enhance their U.S. GAAP knowledge. This remediation effort is in progress, and we expect to complete the expansion and training of our accounting team in the near term.

Lack of a formal risk assessment process: We are developing and implementing a formal internal control and risk assessment framework for financial reporting. This framework establishes structured procedures to identify and evaluate risks of material misstatement and to design controls addressing those risks. We have made substantial progress in designing the framework (including documenting risk matrices and key control activities) and have begun rolling it out across the organization. This remediation effort remains ongoing, and we expect the framework to be fully operational once the remaining implementation steps are completed and relevant staff training is finalized.

Lack of formal change management procedures: We have designed and put into place formal change management procedures to control changes in systems and processes that affect financial reporting. Under these new procedures, all relevant changes must be properly authorized, tested, and documented prior to implementation to prevent unintended impacts on our financial reporting. The development and implementation of these change management controls have been completed, and the new procedures are now fully integrated into our operations. We believe this remediation has effectively addressed the underlying deficiency related to change management.

In summary, the deficiency relating to change management has been remediated, while remediation efforts for accounting personnel and the risk assessment framework are still in progress. We expect to complete these remaining remediation steps in the near term and will consider the related material weaknesses fully remediated only after the enhanced controls have operated effectively for a sufficient period of time and have been tested for operating effectiveness.

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report and commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Brief Introduction of 3D Portrait Photography Market

Definition

A 3D portrait is a three-dimensional representation of a person or object, created using advanced technologies such as multi-angle photography, 3D scanning, or 3D modeling software. Unlike traditional 2D images, a 3D portrait captures depth, allowing for a realistic and lifelike depiction of the subject. The resulting model can be viewed and interacted with in virtual environments or produced as a physical object using 3D printing, providing a fully immersive or tangible experience.

Value Chain

The upstream segment consists of hardware and software suppliers, providing essential 3D scanners, cameras, and modeling/rendering software. These technologies form the foundation for the midstream and downstream activities by enabling high-precision data capture and processing. The midstream segment includes 3D photography companies and data processing services that handle capturing, modeling, and refining 3D portraits. They use upstream technologies to create and optimize 3D models, preparing them for final output. The downstream segment involves the application of 3D portrait technology across various industries such as personalized consumer products, film effects, and game character modeling. This stage focuses on delivering the final 3D output to meet market demands in different sectors.

Core Technology

High-precision 3D scanning is essential for accurately capturing detailed shapes, textures, and dimensions of objects and people. It involves using advanced scanning technologies, such as matrix camera systems, to ensure consistent data collection and reconstruction. In traditional methods like handheld scanners or rotating platforms, even minor movements can lead to mismatched data and lower-quality results.

The matrix camera 3D scanning system overcomes these challenges by capturing multi-angle images simultaneously within milliseconds. This method minimizes discrepancies caused by subtle movements and ensures all images are perfectly aligned, making it the ideal solution for high-quality 3D reconstruction in dynamic scenarios such as human and pet scanning.

Overview of Global 3D Portrait Photography Market

Market Size

The global 3D portrait photography market is currently in its early stages. However, the market size is projected to rise from USD15.8 million in 2023 to USD416.4 million by 2028, reflecting an impressive compound annual growth rate (CAGR) of 92.4%. This exceptionally high growth rate is largely attributable to the market’s current low base, as penetration remains limited across both consumer and commercial segments. Starting from this small scale, even modest increases in adoption, store deployment, and awareness can translate into substantial percentage growth, a pattern commonly observed in other early-stage, technology-driven industries. This surge in market value is driven by growing consumer interest in personalized digital and physical experiences, enabled by advancements in 3D imaging, AI-powered modeling, and the integration of these technologies into consumer-friendly platforms. The development of innovative products, such as digital photo frames displaying personalized virtual images and high-quality 3D-printed figurines, is further propelling market expansion. As consumers increasingly seek unique ways to commemorate significant life events and capture personal memories, the demand for both digital and physical 3D portrait solutions continues to grow rapidly.

Source: Frost & Sullivan

Market Drivers

Rising Demand for Personalization.    The increasing demand for personalization is driving the growth of the 3D portrait photography market from multiple angles. As consumers seek unique and custom experiences, 3D portrait photography offers highly individualized products, such as custom figurines and virtual avatars, enhancing emotional connections to these items. The flexibility of 3D technology enables rapid customization across various industries, from entertainment to healthcare, where personalized 3D portraits can be used in immersive experiences or for medical modeling. Furthermore, advancements in 3D scanning and printing technology make it easier for businesses to offer scalable customization services both online and offline, expanding market accessibility. These factors collectively position personalization as a key catalyst for innovation and market growth in the 3D portrait photography industry.

Technological Advancements.    Technological advancements are a key driver of the 3D portrait photography market. Improvements in 3D scanning and modeling have significantly enhanced accuracy and processing speed. Modern structured light scanning can capture detailed 3D data in seconds, compared to earlier methods that took minutes or hours. This not only reduces operational costs but also increases market scalability. The global 3D scanning market is projected to grow from $4.7 billion in 2021 to $6.8 billion by 2026. Additionally, the rise of VR and AR technologies has further boosted 3D portrait photography, creating realistic models for virtual games, fitting rooms, and telemedicine. By 2030, the economic impact of VR and AR is expected to reach $1.5 trillion, with a significant reliance on 3D technologies. These advancements continue to drive the rapid expansion of 3D portrait photography across industries.

Demand from Medical and Educational Sectors.    The demand from the medical and educational sectors is a key driver of growth for the 3D portrait photography market. In healthcare, 3D portrait photography enhances surgical planning and custom prosthetics, providing highly accurate, personalized models that improve patient outcomes. In education, 3D portrait technology is widely used in fields such as art, history, and design. For example, 3D scanning creates precise replicas of sculptures and historical artifacts, allowing students to engage with cultural heritage more deeply. As the global medical 3D printing market grows, reaching $7.9 billion by 2030, 3D portrait photography is becoming an essential tool not only in personalized medical devices but also in innovative educational applications across various fields.

Assumptions for the Data Mentioned Above:

The projection is made under the overarching assumption of a stable political environment and sustained economic growth globally. Based on this premise, the following specific assumptions were adopted to support the projected data:

1)      Comparative benchmarks:    The expected growth trend reflects performance observed in comparable sectors such as 3D scanning and AR/VR asset generation, which similarly exhibited exponential growth during early development stages. These sectors were selected because they share core technologies, workflows, and market drivers with the 3D portrait photography industry, including the creation of three-dimensional digital assets from real-world subjects for use in entertainment, gaming, virtual social interaction, and cultural preservation. They also benefit from similar technological advancements in computer vision, AI-based rendering, and hardware cost reduction. In addition, global interest in digital avatars continues to rise, driven by the increasing adoption of immersive virtual platforms, online social engagement, and personalized digital identity creation, which further supports the relevance of these benchmarks for projecting the market’s growth trajectory.

2)      Advancement in technologies:    Continued innovations in 3D imaging, AI-powered reconstruction, cloud-based rendering, and content delivery systems are expected to significantly reduce costs and improve accessibility.

3)      Demand from digital content and creator economy:    Increasing global interest in digital avatars, virtual identity creation, and content personalization continues to drive strong demand for 3D solutions, including 3D scanning, 3D printing, 3D portrait, etc.

4)      Low base and early-stage market:    The industry is currently in the early adoption phase with limited market penetration. The low initial base enables a high growth rate over the forecast period as the market scales.

Future Trends

Integration with VR/AR.    As 3D portrait photography evolves, its integration with digital avatars in virtual reality (VR) and augmented reality (AR) is becoming a key trend. According to Augmented Reality for Enterprise Alliance (AREA), the global VR/AR market is expected to reach $1.5 trillion by 2030, driven by increasing demand for immersive experiences across entertainment, social media, and e-commerce. This growth creates a significant need for hyper-realistic digital avatars, which rely heavily on 3D portrait photography to accurately capture and recreate human likenesses. In virtual environments, 3D portrait photography enables users to create lifelike avatars for use in gaming, virtual meetings, and social platforms. As consumers engage more in virtual worlds, the need for personalized, realistic digital representations grows, allowing users to interact more authentically. Moreover, virtual fashion and e-commerce are using digital avatars for virtual try-ons and personalized shopping experiences, further boosting engagement. As the VR/AR market expands, the demand for high-quality 3D digital avatars will continue to rise, positioning 3D portrait photography as a crucial technology in shaping the future of digital identity and virtual interaction.

Computational Photography.    Computational photography is rapidly emerging as a key future trend in 3D portrait photography. This technology leverages advanced algorithms, artificial intelligence (AI), and machine learning to enhance and optimize the process of capturing, processing, and rendering images. In 3D portrait photography, computational techniques can improve image quality, reduce noise, and enhance details in low-light or challenging environments. By integrating computational photography, the 3D capture process can become faster and more accurate, allowing for higher-resolution models with fewer errors in facial features and textures. AI-driven algorithms can also automate parts of the modeling and rendering workflow, reducing the need for manual intervention, and speeding up the production of lifelike 3D models. Furthermore, computational photography enables the blending of multiple images or sensor data to create more dynamic and realistic 3D portraits, enhancing the final output for applications in virtual reality (VR), augmented reality (AR), and other immersive environments. As this technology continues to evolve, it is set to play a pivotal role in shaping the future of 3D portrait photography, offering greater efficiency, improved quality, and new creative possibilities.

Overview of 3D Portrait Photography Market in the PRC

Market Size

The 3D portrait photography market in the PRC is still in its early stages but is poised for rapid growth in the coming years. The market size of 3D portrait photography in the PRC is expected to increase significantly from USD5.3 million in 2023 to USD162.0 million by 2028, with a remarkable compound annual growth rate (CAGR) of 98.2%. This high growth rate is partly due to the market’s current low base, where limited penetration means that incremental adoption can translate into substantial percentage increases. This rapid expansion is driven by several key factors, including the growing consumer demand for personalized and meaningful experiences, particularly among younger generations, and the development of products such as digital photo frames and other digital memorabilia, alongside traditional physical formats like statues. Additionally, advancements in 3D imaging and AI-driven modeling technology have made the process of creating highly detailed and lifelike 3D portraits more accessible and efficient. Government support for cultural and creative industries also plays a significant role in encouraging innovation and investment in this sector, further accelerating the adoption of 3D portrait photography services across various segments.

Source: Frost & Sullivan

Assumptions for the Data Above:

The projection is made under the overarching assumption of a stable political environment and sustained economic growth in the PRC. Based on this premise, the following specific assumptions were adopted to support the projected CAGR for 3D portrait photography market in the PRC:

1)      Policy support and ecosystem development:    National and local governments in the PRC have introduced supportive policies to encourage the development of digital content, digital humans, and immersive experience industries, in which 3D portrait photography is considered an enabling infrastructure. Polices include Guiding Opinions on Promoting the Innovative Development of the Digital Human Industry (2022), Shanghai Action Plan for Promoting the Innovation and Development of the Digital Human Industry (2022 – 2025), Hangzhou’s Implementation Plan for Supporting the Innovation and Development of the Metaverse Industry (2023), etc.

2)      Rising consumer demand for personalization:    The PRC’s young consumer demographic shows strong willingness to pay for customized, expressive digital content, which supports long-term demand for 3D-based imaging solutions.

3)      Cost reduction and domestic technological progress:    With improvements in domestic 3D hardware production and AI algorithm optimization, the overall cost of 3D portrait photography continues to decline, enhancing affordability and scalability.

4)      Early commercialization success cases:    Several first-movers in the PRC have demonstrated sustainable business models and user stickiness, validating the commercial viability of the sector.

5)      Demand from digital content and creator economy:    Increasing global interest in digital avatars, virtual identity creation, and content personalization continues to drive strong demand for 3D portrait solutions.

6)      Low base and early-stage market:    The industry is currently in its early adoption phase with limited market penetration. The low initial base enables a high growth rate over the forecast period as the market scales.

Market Drivers

Increasingly Diversified and Personalized Demands from Consumers.    As younger generations, particularly Millennials and Generation Z, become the dominant consumer demographic, there is a noticeable shift toward personalized products and experiences. 3D portrait photography offers an unparalleled level of personalization by allowing consumers to create digital or physical representations that are uniquely theirs. Whether it‘s a custom 3D-printed figure or a lifelike portrait to commemorate special occasions like weddings, anniversaries, or graduations, these products serve as unique keepsakes, providing a tangible connection to cherished moments. Additionally, the development of digital memorabilia, such as personalized virtual images for digital photo frames, offers a modern way for consumers to preserve and display memories in a distinctive manner. As consumers increasingly seek to commemorate life’s most important events in a personalized, meaningful format, the market for 3D portrait products continues to expand.

Increasing Government Policy Support.    Government policies in the PRC play a crucial role in driving the growth of the 3D portrait photography market. Initiatives such as “Made in China 2025” encourage the adoption of advanced technologies, including 3D scanning and printing, positioning them as key components of China’s technological transformation. “The Artificial Intelligence Development Plan further” supports the integration of AI in industries, enhancing efficiency in 3D modeling and reconstruction. Additionally, policies promoting the cultural and creative sectors encourage innovation in digital products, where 3D portrait photography can thrive. Moreover, the expansion of 5G infrastructure facilitates real-time 3D services, including digital avatars and virtual reality applications, further expanding market opportunities. Together, these policies create an enabling environment for the rapid growth and adoption of 3D portrait photography in the PRC.

Advancement in 3D Printing Technology.    The rapid pace of technological innovation including 3D imaging and modeling technologies have dramatically improved the accuracy and quality of 3D portraits. High-resolution cameras, sophisticated sensors, and powerful processing software now enable the capture of minute details, such as facial expressions and textures, resulting in incredibly lifelike and detailed 3D representations. Moreover, advancements in modeling technology and AI have reduced the time required to process and render 3D models while simultaneously enhancing their precision and level of detail. These technologies streamline the workflow of 3D portrait creation, reducing the time needed to bring a model to life and ensuring that the final product is as accurate and detailed as possible.

Future Trends

AI-Driven 3D Modeling.    The integration of artificial intelligence (AI) into 3D modeling processes is rapidly transforming the 3D portrait photography market. AI-powered tools can automate and improve the creation of 3D models by automatically detecting and mapping facial features, textures, and even subtle expressions, which reduces the need for manual intervention, significantly accelerates the workflow, and makes the process faster, more efficient, and precise. Moreover, AI algorithms are improving the quality of 3D models by filling in missing data, optimizing mesh structures, and refining details to create more lifelike and accurate representations, which allows businesses to scale their operations by handling larger volumes of 3D portrait requests with greater efficiency. As AI technology continues to advance, its role in 3D modeling is expected to grow simultaneously.

Diversification of Customized Services.    The 3D portrait photography market is witnessing a diversification of customized services to meet the increasingly varied demands of consumers. Beyond 3D-printed figurines, a broader range of personalized experiences — such as digital photo frames featuring virtual images and custom 3D portraits for special occasions — are being introduced. This diversification is driven by the growing consumer desire for unique and meaningful products that reflect their individual tastes and preferences. Whether it’s creating a personalized virtual image for a digital photo frame or producing a lifelike 3D portrait to commemorate significant life events, the expanding array of options is making 3D portrait photography more appealing to a broader audience seeking customized keepsakes and memorabilia.

Competitive Landscape of 3D Portrait Photography Market

The 3D portrait photography market in the PRC is relatively concentrated, with the leading players standing out due to their operational capabilities, extensive network of service locations and advanced technology. Their operational efficiency allows them to serve a larger customer base while maintaining high levels of quality and customization. In terms of technology, these key players leverage cutting-edge 3D imaging systems, AI-powered modeling tools, and advanced rendering software to produce highly detailed, lifelike portraits. The Company took up a share of approximately 34.0% in this market in 2023. The Company is a leading 3D portrait photography provider in terms of 2023 revenue in the 3D portrait photography market in the PRC. Additionally, the Company is the largest 3D portrait photography service provider in the PRC in terms of the number of stores.

Entry Barriers

Capital Barrier.    The capital barrier in the 3D portrait photography industry is substantial, as businesses require significant upfront investments in both hardware and software infrastructure. Advanced 360-degree full-body scanners, photogrammetry tools, and AI-powered modeling systems are essential but expensive, limiting entry to well-funded companies. Additionally, integrating 3D printers capable of high-resolution color output adds to the capital demands. Beyond equipment costs, new entrants must also invest in software licenses, maintenance contracts, and periodic upgrades to keep up with evolving technologies and standards. Without sufficient capital, businesses may struggle to acquire the necessary tools, establish seamless workflows, or compete with established players like Twindom and 3DFascination, which have already optimized their operations through economies of scale.

Supply Chain Barrier.    The supply chain barrier in the 3D portrait photography industry involves challenges in sourcing specialized equipment, such as 360-degree scanners and photogrammetry systems, which are often limited to niche suppliers, causing potential delays. Additionally, maintaining a steady supply of high-quality printing materials, like full-color polymers, can be difficult due to fluctuating availability. Beyond procurement, companies must also manage delivery logistics, ensuring timely fulfillment of custom 3D prints to meet customer expectations. For businesses working with franchisees or partners, providing technical training, ongoing maintenance, and software updates is crucial to sustain operations and product quality. Without robust vendor relationships, efficient logistics, and well-organized technical support networks, new entrants face significant challenges in achieving operational efficiency and scalability.

Technical Barrier.    The technology barrier in the 3D portrait photography industry stems from the need to integrate advanced scanning systems, AI-powered modeling software, and 3D printing technologies. Mastering 360-degree scanners and photogrammetry tools requires specialized expertise, along with seamless integration between hardware and software to ensure smooth operations. AI-based systems, essential for automating tasks like texture mapping and mesh alignment, demand continuous updates, technical support, and maintenance to remain competitive. Additionally, compatibility challenges across devices and platforms, combined with the need for skilled labor for manual post-production, elevate the technological threshold. Without access to cutting-edge tools, expertise, and smooth workflows, new entrants may struggle to meet the industry’s demands for high-quality, photorealistic outputs at scale.

BUSINESS

OVERVIEW

We are the leading 3D portrait photography service provider in China with a 34.0% market share in terms of revenue in 2023, according to the Industry Report. With our proprietary full-stack 3D photography technologies and strong AI data processing capability, we offer 3D photography printing equipment and booths to our business customers who in turn sell 3D portraits, life-like figurines and miniature landscapes to end users, both under our proprietary brands as well as the customers’ own brands.

We provide holistic 3D portrait photography solutions to our business customers. We help our customers set up and operate local stores and kiosks that sell 3D portraits to end users, and generate the majority of our revenue from the service fees we charged. The services we provide include equipment sales, booth setup, software licensing, and customized model processing. In 2022 and 2023, we generated service revenue from 6 and 20 business customers, respectively. We generated the majority of our revenue in China in 2022 and 2023, but have been developing a growing international presence, including Australia, Saudi Arabia and South Korea. In 2022 and 2023, revenue generated outside of China accounted for 3% and 15.6% of our total revenue in the same years, respectively.

We have designed and developed all the core hardware and algorithms required to produce our products, including our 3D photography booths, 3D human body reconstruction algorithm, 3D color management algorithm, AI portrait restoration algorithm and store management SaaS software. We have an R&D team that focuses on the innovation and optimization of our key technologies and algorithms in order to improve fidelity of our products and reduce production costs, in particular our expenditure on store equipment and production. Our 3D photography services are supported by portrait data restoration algorithms and benchmarked against our 3D printing production standards, which are updated based on customer feedback.

We have launched the “Suwa” and “Sharewow” brands in the domestic and overseas markets, respectively, for our 3D portrait end products. We promote our 3D portrait end products mainly through online media platforms and word of mouth. We produce online media contents in-house as well as selectively engage KOLs to promote our end products. We also participate in offline sales and marketing events. We were selected as the 3D photography service provider for the 22nd World University Games in 2023, customizing 3D portraits and related products for the event. We were also invited to participate in the 23rd China Internet Conference in 2024, which we believe is an indication of the recognition of our leading position in the 3D portrait photography service market.

We generated revenue of RMB12.9 million, RMB14.1 million, RMB5.1 million and RMB7.6 million for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively. Our gross profit was RMB4.6 million, RMB5.3 million, RMB1.7 million and RMB2.4 million for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively, representing gross profit margin of 35.5%, 37.7%, 33.5% and 31.9%, respectively in the same periods. We incurred net loss of RMB5.5 million, RMB6.6 million, RMB3.3 million and RMB4.3 million for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively.

OUR STRENGTHS

The leading 3D portrait photography service provider in China with first-mover advantage

We are the leading 3D portrait photography service provider in China with a 34.0% market share in terms of revenue in 2023, according to the Industry Report. In addition, we commenced our business in 2016 and were one of the first movers in the 3D portrait photography market in China according to the Industry Report. We were able to quickly establish a commanding market position by leveraging our proprietary full-stack 3D photography technologies and strong AI data processing capability.

Leveraging our position as both a first mover and market leader in a relatively new market, we were able to set certain key industrial technological and operational standards, including raw material selection, key product parameters such as size, mesh and texture, production procedures and retail price. We believe such capability enhances our competitive advantage over existing market participants and establishes entry barrier for potential new participants.

3D portrait is an innovative and the newest offering to consumers’ ever-presenting demands for memorials and souvenirs. With the advance of AI such as body reconstruction algorithms, the market for 3D portraits is expected to expand further in the foreseeable future. According to the Industry Report, the 3D portrait photography service market is expected to grow from US$5.3 million in 2023 to US$162.0 million in 2028, representing a CAGR of 98.2% over the period. We are a forerunner and the leading participant in this fast-growing market, and we believe we are well-positioned to leverage our current market position to take advantage the growth potential and further expand our market shares.

Global store network with diversified product offerings that serve different needs of business customers

We adopt a business model that serves business customers in order to quickly expand our reach to end users in a cost-efficient manner. Our main customers are business owners and entities that sell our 3D portraits to end users. As of June 30, 2025, we had customers in 20 provinces in mainland China and 13 countries across the globe, including Australia, Saudi Arabia and South Korea.

Service revenue from customers who operate local stores or kiosks that sell our 3D portraits accounted for the majority of our revenue in 2023 and 2024. We provide holistic business solutions to such customers. We provide pre-sale consultations to potential customers to help them select store location and make operation plans. We sell equipment to and set up 3D photography booths for customers at their locations and provide necessary training. Once image data of an end user is collected, we handle the model building and refinement and 3D portrait printing and product delivery. We are committed to offering end users excellent shooting experience through a series of standardized processes and innovative technological solutions. We have implemented a complete set of standard operating procedures to ensure that end users receive personalized, efficient and professional services with end products that meet their expectations. According to our SaaS management system records, the complaint rate of our 3D portraits is less than 2%. We also generate sales revenue from customers who purchase our equipment.

We believe this business model enables us to quickly build up market presence and expand market share without significant investment in sales and marketing expenses. As a result, we are able to focus our financial and human resources on research and development, which further enhances our competitive strength.

Effective cost control and operation optimization

The 3D portrait photography industry is still in the early development stage and as such a matured supply is yet to materialize. We participate in key stages of the supply chain including raw material procurement, 3D photography booth design and setup, and 3D portrait production. We entered into long-term strategic cooperation or multi-year supply agreements with key suppliers, including suppliers for printing raw materials and printer components and cloud-based computing service providers. We process image data collected by our business customers from end users who place the order and print and deliver the 3D portraits to end users directly.

We believe participation in keys stages of the supply chain is critical to our success in the current stage of industrial development, as it gives us the abilities to:

•        guarantee stable supply, as the ability to procure raw materials in quantity from reliably suppliers is critical to achieving the initial stage of commercial viability;

•        ensure product quality, as raw material quality, data processing and model building and 3D printing are all key elements that determine the final product quality;

•        effective deficiency identification and optimization, as possessing information of the full life-cycle of a product enables us to quickly pinpoint deficiency and design effective optimization, which is essential in improving product quality and maintaining user satisfaction; and

•        cost transparency, as our in-depth knowledge of the supply chain gives us cost transparency, which in turn enables us to price our products based on both cost and demand information.

In addition, we believe our market-leading position enhances our bargaining power with suppliers, which further reduces our operational costs and increases our profit margin.

Advanced proprietary algorithm and data processing and analysis capacity

3D portrait printing is a highly data-intensive process. To ensure fidelity in color, texture and features of our 3D portrait products, we have developed proprietary AI-enhanced algorithms for data collection, 3D model building and model repair and refinement.

Our research and development efforts focus on reducing data collection needs while improving the capability and efficiency of model building and refinement. Our second-generation 3D photography booth requires only 26 image data collecting cameras, as compared to 82 cameras in the first-generation booth. As we continue to enhance our hardware and software, we aim to improve our cost efficiency by further reducing the number of cameras required per photography booth. The adoption of our SaaS management system has streamlined store operations. Our automatic texture balancing algorithm and QR code sorting system also expedite the manufacturing process. We have formulated around 100 production standards that form the basis of our rigorous quality control process, which is also aided by technology. Taking into account past data and the features of 3D printing, our algorithms can finetune and optimize products before they are printed, ensuring consistently high quality. As a result, the improvement in proprietary algorithms and technologies enables us to produce 3D portraits with higher quality from less image data.

Our advanced technologies provide us with tangible advantages over our competitors that lead to better end user experience and lower production cost. For example, compared to our competitors’ rotating 3D shooting platforms which take up to 10 seconds to rotate around the subject to collect necessary data, our matrix 3D studies can complete a 360° shooting in 0.1 seconds. As subjects such as babies and animals often move during the shooting process, our technologies enable to produce images of high quality that are less subject to motion blurring. Traditional rotating scanners use a video frame-capturing method to obtain images, but such cameras often have low frame rates, which can lead to frame dragging during the capture and ultimately affect image quality and reconstruction accuracy. Our product effectively addresses these challenges, showcasing our technological advantages.

Experienced management and research and development team

Our senior management members are responsible for designing and executing the business strategies which led to our quick growth. Our founder and director, Mr. Libin Kuang, possesses over 10 years of experience in the photography industry and has been instrumental in spearheading our growth. Mr. Kuang plans and executes our business strategies and manages key customer relationships, leveraging his deep connections in the industry. Prior to joining us, Mr. Kuang founded and managed a prominent photography brand for 7 years. Our co-founder, Mr. Shuxun Huang, has over 10 years of experience in product management, with particular expertise in product planning, design and process control. Mr. Huang oversees all aspects of our operations. Prior to joining us, he held senior operational management positions at various technology companies.

The core members of our research and development team have ample experience in relevant fields, including 3D modeling, AI deep learning and photography. Currently, our hardware research and development center is managed by two employees who specialize in developing the structural components of 3D imaging equipment. Our software research and development center is managed by 11 employees who work with a data annotation service provider and several technical consultants. The main areas of development include imaging, color calibration, 3D reconstruction and deep learning algorithms. Our Technical Manager, Mr. Shui You, has over 8 years of research and development experience. Mr. You is primarily responsible for leading the design and development of our hardware and software products, including 3D photography booths, modelling algorithms and online management systems. He previously worked at an artificial intelligence company and ecommerce company. Our 3D Modelling Manager, Mr. Shihai Cao, has over 9 years of experience in 3D modelling and has been recognized as an Expert in the Application of Digital Media by Xiamen Technician College.

OUR STRATEGIES

Invest in Research and Development

We plan to make further investments in research and development by focusing on two main areas: 3D photography booths and software algorithms. For example, our team is currently conducting research to improve stability and data processing capabilities, especially for ad-hoc events with high traffic. Smaller 3D photography booths for pets and materials are currently under further development and improvements. Smaller 3D photography booths for pets and materials were launched in 2025 and are currently under further development and refinement.

We are continuously investing in the improvement of our software algorithms. Our 3D reconstruction algorithm leverages GSplat technology to optimize the quality of imaging data while lowering hardware costs. An improved version of our 3D reconstruction algorithm has been integrated into our SaaS system and has entered commercial use. 3D model repair and enhancement algorithms are also being developed to elevate the quality of our products. We also plan to launch related decorative products such as 3D photo albums and mobile applications that allow end users to generate cartoon versions of human subjects by taking photos with their mobile phones. The development of a 3D photo album prototype has been completed. We expect to launch cartoon versions of our products by the second quarter of 2026. In the long term, we hope that our technological innovation can enhance the quality of our products and services as well as minimizing manpower and computing power costs.

We also plan to further expand our research and development capabilities, including but not limited to: 1) establishing an algorithm research and development center in the United States after the completion of our initial public offering; 2) developing photosensitive resin suitable for full-color 3D printing and seeking out better printing materials suppliers to reduce our materials costs; 3) collaborating with 3D printer suppliers to customize and develop printers specifically designed for 3D portrait printing, and exploring investment opportunities in and/or acquiring upstream suppliers of 3D printing equipment and consumables and related technology to ensure stability in our supply chain. We are currently discussing the technical requirements and the terms of collaboration with 3D printer suppliers in China. A customized 3D printer was launched in the third quarter of 2025 and has been placed into stable operation.

Expand Store Network and End User Reach

As of June 30, 2025, we had 58 Franchise Stores covering 30 cities in mainland China under the “Suwa” brand. Under the “Sharewow” brand, we had stores in Hong Kong, Taiwan, as well as in 11 countries overseas. These included 6 Franchise Stores in Taiwan, 4 in Mexico, 3 in Australia, 2 in Malaysia, and 2 in Hong Kong, as well as 1 Franchise Store in each of Singapore, Peru, Spain, the United States, Cambodia, Mongolia, El Salvador and the United Arab Emirates. We have expanded our global market reach by exploring opportunities in additional countries and increasing our outlet coverage in mainland China through a combination of Customer-brand Stores and Self-operated Stores. During 2025, we expanded our overseas market presence by working with clients in developed countries and areas of Europe, Asia and North America, including Japan, Canada, the United Kingdom and France. Our overseas expansion primarily involved the sale of our H9 AI 3D Photo Booth (“H9”) or H8 AI 3D Photo Booth (“H8”) or SWFG-1 Square 3D Photo Booth (“FG”) equipment. During the same period, we expanded our presence in mainland China by working with clients in first-tier and second-tier cities, including Beijing, Shanghai, Guangzhou and Shenzhen, through the sale of our H9, H8 or FG equipment. The table below sets forth our store openings and equipment sales during 2025:

Month of 2025	Onshore Store Opened/Planned	Onshore Location	Equipment Sold	Offshore Store Opened/Planned	Offshore Location	Equipment Sold
January	1 (Opened)	Qianjiang, Hubei Province	H9	1 (Opened)	South Korea	FG
February	1 (Opened)	Shanghai	H9	0	N/A	N/A
March	6 (Opened)	Shenzhen, Guangdong Province; Lincang, Yunnan Province; Tianjin; Manzhouli, Inner Mongolia; Hulun Buir, Inner Mongolia; Shijiazhuang, Hebei Province	Both H9 and FG	0	N/A	N/A

Month of 2025	Onshore Store Opened/Planned	Onshore Location	Equipment Sold	Offshore Store Opened/Planned	Offshore Location	Equipment Sold
April	1 (Opened)	Shanghai	H9	2 (Opened)	Guatemala; Ireland	FG
May	2 (Opened)	Beijing; Guiyang, Guizhou Province	H9	1 (Opened)	Australia	H8
June	1 (Opened)	Xiamen, Fujian Province	H8	1 (Opened)	Australia	H8
July	0	N/A	N/A	2 (Opened)	South Korea; Australia	H8
August	0	N/A	N/A	1 (Opened)	Singapore	H8
September	0	N/A	N/A	6 (Opened)	South Korea; United States	H8
October	0	N/A	N/A	7 (Opened)	Japan; South Korea	H8
November	1 (Opened)	Shenzhen, Guangdong Province	H8	2 (Opened)	United Arab Emirates; Australia	H8
December	0	N/A	N/A	1 (Opened)	Spain	H8

To meet the needs of end users in different geographical regions, we are designing new products based on the cultural characteristic of the places in which we operate. As part of our global reach efforts, we will also cooperate with industry peers to improve our technical and production capabilities and elevate the caliber of our industry as a whole. We also plan to diversify our product offerings to procure more end users. For example, while we currently mainly focus on high-fidelity 3D portraits of people, we are researching 3D portraits of pet animals and 3D cartoon avatars of people and animals.

Enhance Brand Building and Sales and Marketing Efforts

We aim to leverage our marketing leading position and cultivate a high-end brand that is distinguished by the quality of its products. We plan to further enhance our capability of catering to bespoke demands of end users in the high-end market segment. In addition, we plan to intensify our sales and marketing efforts to take advantage of the expected market growth. We plan to employ a combination of sales and marketing efforts, including KOL promotion, online and offline advertisements, and sponsorship of selected corporate or offline events.

OUR BUSINESS MODEL

Our business model consists of two segments: (i) franchising and (ii) sales of 3D photography equipment and related services. Franchising is currently our main revenue stream, but we are also actively developing the other business segment. The table below sets forth the revenue contribution of our business segments:

	For the years ended on December 31				For the six months ended on June 30
Business Segments	2023		2024		2024		2025
	RMB	%	RMB	%	RMB	%	RMB	%
Franchising (Chain stores)	11,636,778	91.7	13,672,506	96.7	5,071,396	100	6,151,290	80.8
Sales of 3D photography equipment and related services (Non-chain store customers)	1,059,053	8.3	473,897	3.3	1,132	0.0	1,462,388	19.2
Total revenues	12,695,831	100%	14,146,403	100%	5,072,528	100%	7,613,678	100%

Franchising

Below is an overview of our franchising process:

(1)    Identify and target specific markets.    Through market research, we analyze the demand for 3D photography in different regions. Once our target markets are identified, we conduct a range of promotional activities on social media and at industry exhibitions to enhance the visibility of our brand. Customer service hotlines are also set up to address potential franchisees’ inquiries.

(2)    Approach potential franchisees.    Consultation sessions are organized so that we can better understand potential franchisees’ background, funding and motivations. Potential franchisees are in turn offered more detailed information on the franchising process and are invited to visit our headquarters and existing Franchise Stores.

(3)    Enter into franchise agreements.    We sign franchise agreements with franchisees, who are then required to pay relevant franchise, licensing and equipment fees.

(4)    Provide operational, marketing and other support.    We continue to support our franchisees by offering training in business development, store management and marketing.

We work closely with our chain stores. After 3D photography booths collect end users’ imaging data on-site, the corresponding 3D portraits are produced at our headquarters. Revenues derived from our chain stores include: (i) 3D camera equipment fees; (ii) 3D printed figurines; (iii) franchise and software licensing fees; and (iv) accessories for figurines. The table below sets forth the breakdown of our franchising revenues:

	Year ended December 31,				Six months ended June 30,
	2023		2024		2024		2025
Category	Amount	%	Amount	%	Amount	%	Amount	%
	RMB		RMB		RMB		RMB
3D camera equipment	5,698,593	44.9	6,056,438	42.8	2,388,734	47.1	2,690,615	35.3
3D printed figurine	5,491,193	43.3	6,154,035	43.5	2,141,475	42.2	3,568,661	46.9
Franchise fee & software usage fee	1,032,823	8.1	1,102,830	7.8	298,113	5.9	548,491	7.2
Accessories for figurines	463,029	3.6	600,472	4.2	209,529	4.1	93,491	1.2
Others	10,193	0.1	232,628	1.6	34,677	0.7	712,420	9.4
Total	12,695,831	100	14,146,403	100	5,072,528	100	7,613,678	100

Our chain stores can be categorized into Franchise Stores and Customer-Brand Stores. Franchise Stores can be further categorized into the following groups: (i) Self-operated Stores run by our subsidiaries; (ii) stores jointly operated by us and our local partners; (iii) stores operated by our franchisees.

Franchise Stores under Our Brand

As of June 30, 2025, we had 58 franchise stores, including stores in 30 cities across mainland China under the “Suwa” brand, and stores in Hong Kong, Taiwan, and 11 countries overseas under the “Sharewow” brand. Our franchise stores are usually located in shopping malls and office buildings. As the rent and operating costs for these locations are usually high, we have launched service points in high-traffic areas under a network model from which consumers may browse and place orders of our services. The cost of running such service points could be as much as 75% lower compared with a typical franchise store. A typical franchise store requires the rental, decoration and improvement of a storefront in shopping malls and office buildings as well as adequate staff, while the network model of service point only requires moderate space to set up the new H9 AI 3D photo booth, which costs around half the price of the original model. For example, a sports gym or pet store could purchase our H9 AI 3D photo booth to provide additional 3D photography services to customers. In this case, the sports gym or pet store would only need to invest in a set of H9 AI 3D photo booth and a few display samples. On average, the initial cost of opening a Franchise Store amounts to approximately RMB200,000 (including renovation and rent) with a monthly maintenance cost ranging between RMB30,000 to RMB50,000. If the market penetration rate of this new H9 AI 3D photo booth gradually increases, our network model would only require an initial cost of around RMB100,000, and given there are no monthly expenses for the salaries and rent, the monthly maintenance cost is negligible.

Self-operated Stores

We had three Self-operated Store as of June 30, 2025. The Self-operated Store is operated by our subsidiary and provided with 3D photography booths, store decorations, marketing materials and relevant training.

We plan to further expand our network of self-owned stores in first-tier and second-tier cities of the PRC.

Jointly Operated Stores

We form jointly operated stores through our subsidiary Xiamen Hewa Technology Co., Ltd. Under this model, we partner with local businesses to establish joint ventures. The equity contribution ratios may vary. In general, however, local partners are responsible for set-up costs and daily operations, whereas we provide technical equipment as well as store management support.

As of June 30, 2025, we had one jointly operated store under the “Suwa” brand in Xiamen and plan to further expand our network of jointly operated stores in first-tier and second-tier cities of the PRC.

Customer-Brand Stores

Customer-Brand Stores use and display the customers’ own logos but purchase our 3D photography booths and receive our operational support in terms of store management, 3D printing production and algorithms.

As of June 30, 2025, there were 14 Customer-Brand Stores have been set up in mainland China and various other countries, including South Korea and Saudi Arabia. This business model allows us to reduce operating costs while sustaining a stable income stream from the sale of equipment as well as service fees.

Salient Terms of Franchise Agreements

We usually enter into standard franchise agreements with our franchisees. The salient terms of our standard franchise agreement are as follows:

(i)     The contractual term is usually three years and franchisees wishing to renew their franchise agreements must inform the franchisor three months in advance.

(ii)    Franchisees are bound by restrictions on the number of stores and the geographical areas they operate in. Certain franchise agreements may contain exclusivity provisions.

(iii)   Franchisees must make timely payments for all relevant fees.

(iv)   Franchisees must abide by brand standards and operating procedures stipulated by the franchisor.

(v)    The franchisor must provide appropriate management and technical support to franchisees.

(vi)   The franchisor must fulfill franchisees’ orders for 3D portraits and deliver products conforming to the agreed standards to the franchisees.

(vii)  Upon termination of the franchise agreements, franchisees must settle all outstanding fees within 15 calendar days and return all franchise materials to the franchisor within 30 calendar days.

The salient terms of our material franchise agreement are summarized below:

Franchise Agreement with YI SHU Limited Company

•        Term:    The contractual term is three years (January 5, 2024 to January 4, 2027). To renew the franchise agreement, the franchisee shall inform the franchisor three months in advance.

•        Obligations of the franchisee:    The franchisee shall open at least three stores in Taiwan and abide by brand standards and operating procedures stipulated by the franchisor.

•        Obligations of the franchisor:    The franchisor shall provide appropriate management and technical support to the franchisee and fulfill the franchisee’s orders for 3D portraits and deliver products conforming to the agreed standards to the franchisee.

•        Payments:    The total payment of RMB876,000 shall be settled in three installments: (i) RMB392,000 shall be payable seven days after the signing of the agreement; (ii) RMB192,000 shall be payable within six months after the franchisee receives the equipment and (iii) RMB292,000 shall be payable within one year after the franchisee receives the equipment.

•        Termination:    If the franchisee is in breach of its obligations under the agreement (e.g. it fails to settle the relevant fees in a timely manner, falsifies store data or refuses to be inspected by the franchisor) and fails to rectify the issues within ten days of the franchisor’s written notice, the franchisor may unilaterally terminate the agreement. If (i) the parties fail to agree on an extension of the agreement or (ii) a party ceases to exist by operation of law, the agreement shall be terminated immediately. Upon termination of the franchise agreement, the franchisee shall settle all outstanding fees within 15 calendar days and return all franchise materials to the franchisor within 30 calendar days.

•        Confidentiality:    Each party shall keep the trade secrets of the other party confidential except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation within 30 days of the initiating party’s written notice, each party may submit the disputes to the jurisdiction of the court where the franchisor was incorporated.

Product Order Contract with Sharewow 3D (Singapore) Pte. Ltd.

•        Delivery:    The seller shall deliver the goods to the buyer within 15 days after the payment for the good has been fully settled. The seller shall bear the costs of the delivery of goods to the freight forwarder.

•        Payment:    The buyer shall fully settle the total payment of RMB239,950 within seven working days after the agreement has been executed.

•        Confidentiality:    Each party shall keep the trade secrets of the other party confidential except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the seller is located.

Sales of 3D Photography Equipment and Related Services

Below is an overview of our sales of 3D photography equipment and related services:

(1)    Identify and target specific customers.    Our sales of 3D photography equipment adopt a B2B model. Our Department of Political and Corporate Affairs is dedicated to sourcing and managing customers. Potential customers are offered pamphlets and video demonstrations that showcase the functions and advantages of our equipment.

(2)    Approach potential customers.    During consultations, our sales representatives assess customers’ needs and make product recommendations accordingly. We then negotiate the pricing, payment methods and after-sales services with customers.

(3)    Enter into final agreements.    We sign agreements with customers, who are then required to pay the relevant fees.

(4)    Deliver equipment and provide after-sale services.    We install and test the equipment and train customers’ technicians who will be operating the equipment. 3D portraits are produced at our headquarters and after-sales services are customized to address customers’ needs.

Our B2B model involves the provision of 3D photography equipment and customized technical services to government units and corporate customers. We have established business relationships with key customers, who bring a stable revenue stream. Our customers in this segment include businesses, government units, schools and hospitals. They may choose to purchase 3D photography booths and design materials to launch their own production lines. We are also able to customize printing services catering to customers’ individual demands. The table below sets forth the breakdown of our revenues derived from the sales of 3D photography equipment and services:

	For the years ended on December 31				For the six months ended on June 30,
	2023		2024		2024		2025
	RMB	%	RMB	%	RMB	%	RMB	%
3D camera equipment	637,168	60.1	82,124	17.3	—	—	355,341	24.3
3D printed figurines	420,140	39.7	242,322	51.2	—	—	426,155	29.2
Others	1,745	0.2	149,451	31.5	1,132	100	680,892	46.6
Total revenues	1,059,053	100%	473,897	100%	1,132	100%	1,462,388	100%

OUR PRODUCTS

3D Photography Equipment

SWYG-1 Circular 3D Photo Booth

This is the first-generation 3D photo booth that was launched in early 2022. It is cylindrical in shape, bulky and relatively difficult to assemble or disassemble.

SWFG-1 Square 3D Photo Booth

The second-generation square 3D photo booth was launched at the end of 2022. Improvements were made in the following aspects:

•        Imaging:    The shooting distance between the cameras and the subject is shorter, which allows the cameras to capture the details of the subject more accurately.

•        Manufacturing costs:    Our technological innovation reduced the number of cameras needed from 90 to 82, significantly lowering production costs and allowing us to offer our products at more competitive prices.

•        Design:    The modularity of the 3D photo booth makes it much easier to assemble or disassemble, greatly improving the flexibility and mobility of the equipment.

H9 AI 3D Photo Booth

Our H9 AI 3D photo booth was launched in 2023 with the following improvements:

•        Shooting speed:    With a 0.01 second shooting speed, the H9 AI 3D photo booth can capture quality images for subjects prone to moving, such as children and pets.

•        Imaging:    The 3D photo booth is equipped with a Sony IMX2831 sensor. The high-end configuration can capture more light and detail, providing a vivid and realistic 3D output.

•        Design:    The modular design allows the equipment to be assembled or disassembled within 20 minutes for the convenience of our customers. Whether it is at an event site, commercial space or home environment, our 3D photo booth can be quickly deployed to provide users with 3D photography services.

3D Printed Figurines and Accessories

3D Printed Figurines

3D printed figurines are our main B2C product category at present. They are printed by full-color 3D printers and then polished by post-printing processes. 3D printed figurines are usually sold at fixed sizes: 9cm, 12cm, 15cm and 18cm. However, the size can also be customized based on end users’ requirements. Our algorithms can estimate end users’ real heights and adapt the dimensions of the portraits accordingly.

Product: baseball kid 3D printed figurines in different sizes

Digital 3D Portraits

Digital 3D portraits take the form of mesh 3D data. We have developed a WeChat application and a browser that end users can use to view 3D data. 3D data can also be displayed in augmented reality with the option to change backgrounds. As the hardware and software ecosystem for interactive experiences matures, we believe that the value of digital 3D portraits will overtake that of 2D photos in the future.

Product: a digital 3D portrait of a football player

Cultural relic restoration and miniature landscape

We collaborate with museums and cultural tourism groups to create physical products of miniature landscapes using our 3D modeling technology, assisting them in relic restoration and promoting cultural awareness.

Product: “LianHua Cave” miniature (1:15)
original site at Thousand-Buddhas Cliff in Sichuan Province

Accessories for Figurines

Related accessories include three series of miniature landscapes for decorating 3D printed figurines:

•        Display bases:    Text and images can be engraved on wooden display bases.

Product: mom & daughter ballet figurine with display base

•        Display covers:    Wooden bases and acrylic covers can be used to adorn 3D portraits, usually single-person models.

Product: little girl figurine with display cover

•        Display boxes:    Acrylic boxes with miniature landscapes can be used to display family or multi-person models.

Product: family portraits (left), one person in different costumes (right) with display box

Seasonality of Our Products

As our main retail products are souvenirs, the seasonality of our business is correlated with holidays and weekends, which are our peak sales periods. Peak travel seasons also increase footfall at our stores and are conducive to sales. In 2023, excluding statutory holidays, the average daily order volumes were 122 and 75 for weekends and weekdays, respectively.

We offer miniature landscapes specially designed for such peak sales periods, such as Christmas, Spring Festival and Children’s Day, and provide customized products according to end users’ individual needs. Holiday promotions also help to boost sales.

OUR SERVICES

Our services cover three areas: 3D printing, 3D portrait data repair and 3D model reconstruction.

Our 3D printing business relies on our production capabilities. Currently we have offered 3D printing services to a selected few clients. We rolled out the services in the fourth quarter of 2025, and they have commenced generating revenue. We plan on developing a model in our existing SaaS software so that our franchisee stores can help us expand our 3D printing business through existing channels. After the 3D printing capabilities are built into our existing SaaS software, our franchisees will be able to upload 3D printing orders directly into the system and monitor the printing and delivery process of each order.

Our 3D data repair business is supported by our portrait data restoration algorithm, which we plan to sell under a SaaS model to companies across the world.

Our 3D model reconstruction business leverages our reconstruction algorithm. We plan to commercialize the software and release it to the market for retail customers.

Currently our 3D data repair services and 3D model reconstruction services are still under development and yet to achieve commercialization. Our plan is to develop and integrate such services on a separate SaaS platform and API interface, available for our enterprise clients only.

We rolled out our 3D data repair services and 3D model reconstruction services in the fourth quarter of 2025, and these services have commenced generating revenue.

PRICING

We have formulated pricing strategies that consider variations in consumption levels and market conditions. Dynamic pricing allows us to adapt to changing circumstances in local markets and maintain the price competitiveness of our products.

Franchising

Franchise and Related Fees

The set-up costs of Franchise Stores include a fixed brand franchise fee as well as fees for photography equipment and software usage. Franchisees in mainland China operate under our Suwa brand, whereas franchisees outside of mainland China operate under our Sharewow brand. Alternatively, customers may choose not to be a franchisee and operate under their own brands and only the equipment and software usage fees will be payable in this case.

The main factors that we consider in our pricing decisions include: (i) the value and reputation of our brands (for brand franchisees only); (ii) the level of support provided to franchisees (e.g. training, marketing and other resources); (iii) operational costs of our headquarters’ management and supervision of Franchise Stores; and (iv) the types of photography equipment chosen by franchisees and the associated delivery fees. If a chain store’s equipment needs to be customized, a higher fee will be incurred. We may also offer special discounts to long-term customers.

3D Printed Figurines Production

3D printed figurines are produced by our headquarters after chain stores collect end users’ imaging data. The prices of 3D printed figurines are recommended for our domestic Franchise Stores and are based on the following factors: (i) production and transportation costs; (ii) the prices of similar products in the market; (iii) our target gross profit margin and rate of return; and (iv) the sales channels (which may incur varying costs). Adjustments to the pricing of our 3D printed figurines may also be made for bulk orders, complex models, long-term customers and holiday promotions.

Franchise stores outside of mainland China and customers operating under their own brands can set retail prices based on their own observation of their markets. The portrait production fees payable to us are determined based on our costs, ensuring that we can achieve a reasonable profit.

Sales of Photography Equipment and Related Services

Our pricing of photography equipment is based on the following factors: (i) the market positions of customers; (ii) the scope of services (e.g. on-site technical support and design services) and (iii) the volume and types of equipment sold as well as the level of customization required. We adopt a dynamic pricing strategy that gives sales staff some degree of flexibility in negotiations with customers. Our pricing guidance also ensures that Franchise Stores in the vicinity are not disadvantaged.

OUR RESEARCH AND DEVELOPMENT

We incurred approximately RMB 1.5 million, RMB 2.1 million, RMB 0.86 and RMB 1.83 million in research and development expenses for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025, respectively, accounting for 12.1%, 14.8%, 17.0% and 24.0% of revenue of the same years, respectively.

We have a versatile research and development team with expertise in AI, product management, UI design, software engineering, mechanical engineering, programming as well as operations and maintenance. We focus primarily on 3D photography hardware and related software programs.

Our development of 3D photography hardware seeks to improve the stability, efficiency and modularity of our equipment while minimizing failure rates. We also continue to innovate new products by customizing 3D photography booths for sports and other special events. Our optimization of software programs aims to improve their data analytics capabilities and user interface design.

OUR TECHNOLOGY

3D Photography Booth Technology

With its low production cost, high shooting speed and stable performance, our self-developed 3D photography booth technology ensures the provision of efficient services while maintaining a high quality of the final imaging. For more information in relation to the 3D Photography Booth and the technology, see BUSINESS — Our Products — Photography Equipment and INDUSTRY OVERVIEW — Brief Introduction of 3D Portrait Photography Market — Core Technology.

3D Reconstruction Algorithm

We have honed our 3D reconstruction algorithm in areas ranging from data acquisition to reconstruction and repair. This algorithm improves the efficiency and precision of generating portrait data, playing a vital role in the production process. Currently we are adopting photogrammetry technology to ensure that the quality of models is sufficiently high for printing. We have also invested heavily in the research and development of GSplat technology, which has been launched to resolve existing 3D rendering and meshing issues.

Product effects based on our GSplat technology (left) vs. traditional technology (right)

SaaS Management System

We have developed a SaaS management system that not only streamlines our business processes but also provides better customer experience. Key features of our system include: 1) studio management, which allows for the configuration of shooting parameters and device management to ensure high-quality, standardized photo captures; 2) store operations tools for scheduling appointments, handling orders, and managing complaints; and 3) comprehensive oversight of the order lifecycle and 3D printing tasks, ensuring transparency and efficiency while enhancing overall quality. Additionally, our system includes various supporting functions to further boost its effectiveness.

Color Management Algorithm

We have developed a proprietary color management algorithm. The color restoration of imaging models allows us to meet customers’ and end users’ expectations for personalized and high-quality 3D printing.

OUR STORE NETWORK

Our store network spans mainland China, Hong Kong, Taiwan, and 13 countries in the world as of June 30, 2025:

OUR SUPPLIERS AND SERVICE PROVIDERS

Cameras are a key component of our 3D photography booths. We work with established suppliers that can customize cameras to meet our rigorous requirements for imaging accuracy and speed. The camera modules that we use not only have superior performance, but are also in stable supply due to the maturity of the domestic supply chain.

The control units play a crucial role in our 3D photography booths, coordinating and managing the operations of the entire booths. Sigle-chip microcomputers and our self-developed software are installed in the control units to achieve precise control of cameras and other hardware modules. The modular design of the control units allows us to upgrade individual components separately, providing flexibility.

3D portrait modelling relies heavily on data. Safe storage of data is therefore essential to our products and services. We typically store our imaging data on Alibaba Cloud, a leading cloud storage solution that can process large volumes of data. Our storage can also be scaled up according to our business needs.

For 3D model reconstruction, we adopt a hybrid model where large-scale and complex reconstructions projects are outsourced to domestic computing service providers and simpler reconstruction is performed by our mainframe computers locally. The computing service providers with which we partner are established and reliable, giving us more flexibility in resource allocation.

Since full-color 3D printing technology has not been popularized, the supply chain of 3D printers is relatively concentrated and we currently face the risk of having only one upstream supplier who we have worked with and tested. However, as the industry continues to grow, we expect the supply chain to gradually mature, thereby reducing our supply chain risks. We have entered into a strategic cooperation agreement with a new 3D printer supplier, and we expect to purchase and test 3D printers from this new supplier. On the other hand, the market for printing consumables such as photosensitive resins is well-established and we are working with multiple suppliers with the ability to customize resins for our specific production needs. Salient terms of our material supplier contracts are as follows:

Letter of Intent with a Supplier of 3D Printers and Printing Ink

•        Term:    The contractual term is three years (July 1, 2024 – June 30, 2027).

•        Obligations of the supplier:    The supplier shall fulfill the purchaser’s orders for 3D printers and printing ink and deliver products conforming to the agreed standards to the purchaser.

•        Payments:    The unit price of 3D printing ink shall be no higher than RMB0.4/g (tax inclusive). The unit price of full color 3D printers shall be no higher than RMB400,000/set (tax inclusive). The purchaser shall settle the payment for each monthly order by the 15th of the next month.

•        Quality assurance:    The supplier shall ensure that the goods supplied conform to the requirements of the purchaser. If any goods are refunded or replaced, the supplier shall bear all related costs, including damages suffered by the purchaser

•        Confidentiality:    Both parties shall keep confidential the contents of the letter of intent except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the purchaser is located.

Purchase Agreement with Shenzhen Huaxing Shixun Technology Co., Ltd. dated July 9, 2024

•        Obligations of the supplier:    The supplier shall fulfill the purchaser’s orders for 3D photography booth cameras and deliver products conforming to the agreed standards to the purchaser.

•        Delivery:    Shipment shall be made within five calendar days after receipt of the full payment. The supplier shall bear the costs and risks of the transportation.

•        Payments:    The total payment of RMB500,000 shall be settled in two installments: (i) RMB150,000 shall be payable upon the supplier receiving the purchase agreement signed by both parties; and (ii) RMB350,000 shall be payable before shipment.

•        Confidentiality:    Both parties shall keep confidential the contents of the agreement except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the supplier is located.

Purchase Agreement with Shenzhen Huaxing Shixun Technology Co., Ltd. dated August 29, 2024

•        Obligations of the supplier:    The supplier shall fulfill the purchaser’s orders for 3D photography booth cameras and deliver products conforming to the agreed standards to the purchaser.

•        Delivery:    Shipment shall be made within five calendar days after receipt of the full payment. The supplier shall bear the costs and risks of the transportation.

•        Payments:    The total payment of RMB1,350,000 shall be settled in three installments: (i) RMB270,000 shall be payable upon the supplier receiving the purchase agreement signed by both parties; (ii) RMB405,000 shall be payable upon the purchase order; and (iii) RMB675,000 shall be payable before shipment.

•        Confidentiality:    Both parties shall keep confidential the contents of the agreement except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the supplier is located.

Price Agreement with Shandong Chanyan Zhongwei Jingmi Industrial Co., Ltd.

•        Obligations of the supplier:    The supplier shall fulfill the purchaser’s orders for 3D printing ink and deliver products conforming to the agreed standards to the purchaser.

•        Delivery:    The supplier shall bear the transportation costs. Risks transfer to the purchaser upon delivery, regardless of whether the purchaser signs the receipt. The purchaser shall inspect the goods within ten days of delivery and notify the supplier in writing if any non-conformity is found. The supplier shall refund or replace the non-conforming goods if the defects are confirmed.

•        Payments:    The price of cyan, magenta and yellow ink shall be RMB866.66/unit. The price of transparent and white ink shall be RMB666.68/unit. The price of aqueous ink shall be RMB533.32/unit. The purchaser shall make timely payments for all relevant fees.

•        Confidentiality:    Both parties shall keep confidential the contents of the agreement except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the supplier is located.

Purchase Agreement with Hangzhou Dier Rensheng Technology Co., Ltd.

•        Obligations of the supplier:    The supplier shall fulfill the purchaser’s orders for 3D printers and deliver products conforming to the agreed standards to the purchaser.

•        Delivery:    The purchaser shall confirm the delivery arrangements with the third-party manufacturer, who shall bear the transportation costs. Risks transfer to the purchaser upon delivery. The supplier shall not be responsible for any damages, loss or quality issues. The purchaser shall inspect the goods within ten days of delivery and notify the manufacturer in writing if any non-conformity is found.

•        Payment:    The total payment of RMB717,000 shall be payable within ten business days after the supplier receives the purchase agreement signed by both parties

•        Confidentiality:    Both parties shall keep confidential the contents of the agreement except with the prior consent of the other party.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the supplier is located.

Cloud Services Strategic Cooperation Agreement with Zhongke Shituo (Nanjing) Technology Co., Ltd.

•        Term:    The contractual term shall end on December 31, 2027. If the parties do not object to a renewal in writing within 30 days of the expiry date, the contract shall be automatically renewed for an additional term of three years.

•        Obligations of the supplier:    The supplier shall provide the purchaser with cloud services, including the provision of the necessary infrastructure and hardware and maintenance of the system.

•        Payments:    A prepaid system shall be adopted, whereby the purchaser shall top up its account. The amount charged shall be based on actual usage and deducted from the account balance.

•        Data privacy:    The purchaser shall be the rightful owner of all data stored on the supplier’s cloud system. The supplier shall not access the purchaser’s data.

•        Dispute Resolution:    The parties shall resolve any disputes arising out of or relating to the agreement by negotiation. If the disputes cannot be resolved by negotiation, each party may submit the disputes to the jurisdiction of the court where the supplier is located.

SALES AND MARKETING

Sales Strategies

We adopt a multi-channel sales strategy, promoting our brands through both online and offline platforms. We partner with prominent brands and key opinion leaders to expand our market influence. Special themes corresponding to holidays and special events also developed to increase the appeal of our products. We also offer packages bundling different products and services to stimulate purchases and improve customer loyalty. Through these strategies, we aim to improve sales performance while strengthening our connection to customers and end users.

Online Channels

We advertise our franchising business and 3D photography equipment on official websites and social media platforms. We are particularly active on TikTok, Instagram, Facebook, Douyin, Kuaishou and Xiaohongshu. Our online content allows potential customers and end users to better understand our products and services and may take the following forms: (i) collaboration videos where Internet celebrities and key opinion leaders review and endorse our products; (ii) videos produced by our production team and published on our official social media accounts; (iii) videos produced by our franchisees and published on their social media accounts; and (iv) livestreams hosted by our marketing team. Our interactive livestreams have reached a large audience and have become an indispensable element in our marketing.

Offline Channels

Our offline promotional channels mainly include (i) public relations activities that we host with partners and (ii) trade exhibitions or seminars. Product pamphlets, videos and case studies are sent to potential customers so that they better understand the features and benefits of our products.

Our sales and marketing expenses are RMB5,142,612, RMB4,343,407, RMB2,263,560 and RMB 1,856,157 as of December 31, 2024 and 2023, and June 30, 2025 and 2024, respectively.

QUALITY ASSUANCE

We are committed to providing high quality products and services. Our production standards guide our quality assurance process and ensure that products conform to defined specifications. Customer feedback on social media and store management platforms is also regularly considered as we review our offerings.

According to our SaaS management system records, the complaint rate of our 3D portraits is less than 2%. When complaints do occur, our sales representatives will respond in a timely manner and propose appropriate solutions to address customers’ and end users’ needs.

CUSTOMER SERVICE

We provide real-time pre-sales consultations and after-sales services on live streaming platforms so that customers can receive timely and professional support at any stage. We believe that instantaneous communication not only offers better customer service experience but also cultivates trust in and loyalty to the brand. We also encourage customers to share their 3D portraits and experiences on social media platforms. Such user-generated content gives us word-of-mouth publicity, promoting the reputation of our brand.

OUR CUSTOMERS

Our customers are categorized into franchisees, corporate customers and retail customers.

Franchisees

Our current franchisees are mainly individual entrepreneurs who require comprehensive support and guidance from our headquarters, including technical training, operational management, and marketing. These franchisees may focus more on short-term investment returns and have a relatively low risk tolerance. In the future, we will prioritize franchisees who are committed to the long-term development of our business. They may possess valuable resources and connections in local areas, for instance, existing premises and/or customers.

Corporate Customers

Our corporate customers include businesses, government units, schools and hospitals. Some place orders for 3D portraits to add to their product lines; others require our services at special events. Corporate customers that do not need technical support may rent or purchase our 3D photography equipment.

Retail Customers

Our self-owned and jointly operated stores interface directly with retail customers. Customers aged 23 – 30 and 30 – 40 are the largest groups, representing 28.79% and 68.74% of all customers, respectively.

COMPETITION

The 3D portrait photography market in the PRC remains in an early stage and is relatively concentrated. We currently compete with several leading players that focus on both 3D printing and modelling. In the future, we may also face competition from new entrants, consolidations of existing competitors or companies created through spin-offs of our larger competitors. For information in relation to the competitive challenges that we face, see “Risk Factors — Risks Related to Our Business and Industry — We participate in intensely competitive markets and we may not compete successfully against new and existing competitors, which may materially and adversely affect our results of operations.”

Our competitors in the market include QZOZ, who is engaged in the design and production of customized, lifelike figurines using advanced 3D portrait scanning and printing technology, Tomato IE MFG, who specializes in the design and production of 3D human models, as well as the sales and services of 3D intelligent scanning equipment, and Second Life Digital Technology, who focuses on the application of 3D and digital twin technology for various purposes including 3D-printed figure.

Having entered the 3D portrait photograph market earlier than most of our competitors, we believe that our competitive advantages are our first-mover advantage, comprehensive offerings, advanced technical capabilities, extensive global network and experienced management team.

OUR INTELLECTUAL PROPERTY AND DATA PROTECTION

We believe that our patents, trademarks, copyrights, domain names, know-how and other forms of intellectual property are critical to our success.

As of June 30, 2025, we had 6 registered patents (including five utility model patents and one design patent covering 3D photography booths, projectors and 3D portrait package designs), 14 pending patent applications, 19 copyright licenses, 50 registered trademarks and 3 registered domain names in China. Our list of patents and patent applications are as follows:

•        Patents

Name of Patent	Owner of Record	Patent No.	Country/ Region	Expiration Dates	Type of Patent	Status of Patent	Scope and Technology
Projector	Suxiang Technology	CN202330198128.3	PRC	April 12, 2038	Appearance Design	Authorized	The purpose of this design is to project structured light patterns for 3D modeling onto the human body during 3D photography.
Human 3D Studio Column	Suxiang Technology	CN202222731402.1	PRC	October 17, 2032	Utility Model	Authorized

This present utility model generates a reasonable light field through distributed forensic light strips and ambient light strips. A high-speed imaging camera with all-round distribution can capture 1.3 billion pixels of image data in one imaging, which not only improves the pixel count but also reduces the shooting time to 1/4 of a second.

Name of Patent	Owner of Record	Patent No.	Country/ Region	Expiration Dates	Type of Patent	Status of Patent	Scope and Technology
Human 3D Photography Booth	Suxiang Technology	CN202222731063.7	PRC	October 17, 2032	Utility Model	Authorized

This present utility model generates a reasonable light field through distributed forensic light strips and ambient light strips. A high-speed imaging camera with all-round distribution can capture 1.3 billion pixels of image data in one imaging, which not only improves the pixel count but also reduces the shooting time to 1/4 of a second.

Irregular and Fragile Craft Packaging Box	Suxiang Technology	CN202420168002.0	PRC	October 28, 2034	Utility Model	Authorized

The improved packaging box keeps the crafts and packaging box in a relatively suspended state, which can activate buffering effects in case of compression, avoiding damage to the crafts caused by compression during transportation.

Irregular and Fragile Craft Packaging Box Inner Lining	Suxiang Technology	CN202420168001.6	PRC	October 24, 2034	Utility Model	Authorized	A type of packaging inner lining that helps avoid damage during transportation by installing reinforcement support devices for greater stability.
A display case for collectible figures that allows for quick background changes	Suxiang Technology	CN202420168000.1	PRC	March 6, 2035	Utility Model	Authorized

This utility model is a display case for collectible figures with a quick background replacement feature. It includes a weighted base with an internal rotation component, a snap-fit outer shell, and built-in sliding grooves. Magnetic attachments enhance stability, while interchangeable background panels can be easily inserted and replaced. The curved edge design protects the panels during insertion, and the UV-protective outer layer prevents figure damage from prolonged light exposure.

•        Patent applications:

Name of Patent	Applicant	Application No.	Country/ Region	Application Dates	Type of Patent	Status of Patent	Scope and Technology
3D Human Body Photography Studio	Suxiang Technology	CN202211267819.5	PRC	October 17, 2022	Invention	Application under examination

This invention generates a reasonable light field through distributed forensic and ambient light strips. High-speed imaging cameras with all-round distribution capture 1.3 billion pixels of image data in a single shot, improving resolution and reducing shooting time to within 1/4 second.

Name of Patent	Applicant	Application No.	Country/ Region	Application Dates	Type of Patent	Status of Patent	Scope and Technology
Method, Apparatus, Device, and Storage Medium for Three-Dimensional Reconstruction Based on Sparse Viewpoints	Suxiang Technology	CN202410926825.X	PRC	July 11, 2024	Invention	Application under examination

This invention enables high-quality 3D reconstruction based on sparse viewpoints. It controls left and right camera groups to capture images simultaneously, fuses encoded features through pre-trained models, and generates predicted center and side views, achieving stable 3D reconstruction even for easily shaking objects.

Precision Synchronized Photography System Based on Wi-Fi	Suxiang Technology	CN202311679729.1	PRC	September 23, 2024	Invention	Application under examination

This invention is a Wi-Fi-based synchronized photography system that achieves millisecond-level trigger alignment across multiple cameras by compensating for latency differences. It enables consistent image capture for accurate 3D human reconstruction, minimizing motion artifacts caused by subject movement.

Automatic Segmentation and Unwrapping Method for 3D Portrait UV Mapping	Suxiang Technology	CN202311679725.3	PRC	September 23, 2024	Invention	Application under examination

This invention is an automatic UV unwrapping method for 3D human models using deep learning. It optimizes and segments texture maps, classifies materials, and identifies key regions for targeted processing. The method enables structured UV unwrapping tailored to specific needs, improving texture quality and allowing for enhanced treatment of facial and body features.

Automatic Generation Method for QR Codes for Use in Full-Color 3D Printing	Suxiang Technology	CN202311679724.9	PRC	September 23, 2024	Invention	Application under examination

This invention is an automatic QR code generation method for full-color 3D printing. The method identifies the bottom of the 3D model, calculates the largest concave polygonal surface suitable for QR placement, locates its centroid, and expands a QR code from the center until it fits the available area. It enables automatic positioning, sizing, and generation of QR codes directly on 3D-printed objects.

Retrieval System for Accurate Search of 3D Portrait Model Data	Suxiang Technology	CN202311705717.1	PRC	September 23, 2024	Invention	Application under examination

This invention is a retrieval system for accurately matching 3D human model data. It processes input images, analyzes facial count, camera angle, and position, and aligns 3D model poses accordingly. By comparing image snapshots with database models, the system enables fast and precise retrieval of textured 3D human models from image queries.

Name of Patent	Applicant	Application No.	Country/ Region	Application Dates	Type of Patent	Status of Patent	Scope and Technology
Plug-in Structure at the Base of Uprights for Multi-View 3D Human Body Scanners	Suxiang Technology	CN202422781960.8	PRC	November 14, 2024	Utility Model	Application under examination

This utility model is a plug-in base structure for the pillars of a multi-view 3D body scanner. Unlike conventional designs requiring large contact surfaces fixed by bolts, this structure enables quick and efficient pillar installation, significantly reducing labor and time during assembly.

Quick-Connect Structure at the Base of Uprights for Multi-View 3D Human Body Scanners	Suxiang Technology	CN202422842215.X	PRC	November 21, 2024	Utility Model	Application under examination

This utility model is a quick-connect structure for the base of pillars in a multi-view 3D body scanner, enabling rapid and secure insertion of the pillars onto the horizontal surface to improve assembly efficiency.

Quick-Connect Structure at the Top of Uprights for Multi-View 3D Human Body Scanners	Suxiang Technology	CN202422790131.6	PRC	November 14, 2024	Utility Model	Application under examination

This utility model is a quick-connect structure for the top of pillars in a multi-view 3D body scanner. It enables manual tightening of the connecting rod between the top plate and the pillar, facilitating faster and more convenient assembly.

Quick-Assembly Multi-View 3D Human Body Scanner	Suxiang Technology	CN202422842205.6	PRC	November 21, 2024	Utility Model	Application under examination	This utility model is a quick-assembly multi-view 3D body scanner designed to enable rapid installation of the entire scanning system, significantly improving setup efficiency.
Method, Device, and Medium for Color 3D Point Cloud Repair Based on Supervised Learning	Suxiang Technology	CN202411556760.0	PRC	November 4, 2024	Invention	Application under examination

This invention provides a method for repairing colored 3D point clouds based on supervised learning. It detects noise points and holes, applies multidimensional collaborative networks for localized repair and global optimization, and simultaneously restores both spatial and color information of the point.

Square-Shaped Multi-View 3D Human Body Scanner	Suxiang Technology	CN202422837298.3	PRC	November 21, 2024	Utility Model	Application under examination

This utility model is a square multi-view 3D body scanner designed to increase the scanning coverage without expanding the device footprint. By incorporating four outwardly extended secondary pillars, the spotlight distance is increased, enlarging the illuminated area and allowing the scanner to capture larger subjects or objects.

Name of Patent	Applicant	Application No.	Country/ Region	Application Dates	Type of Patent	Status of Patent	Scope and Technology
Anti-Cable-Disconnection Camera Housing	Suxiang Technology	CN202423169173.4	PRC	December 23, 2024	Utility Model	Application under examination

This utility model is an anti-disconnection camera housing designed to address the common issue of cable detachment caused by vibration or other factors. Unlike conventional housings with simple circular cable holes, this design secures the cable connection to prevent disconnection, enhancing the reliability of camera operation.

3D Human Body Photography Studio	Suxiang Technology	CN202330198142.3	PRC	April 12, 2023	Utility Model	Application under examination

This invention is a 3D human photography booth featuring a cylindrical frame with 18 pillars, each equipped with high-CRI forensic and ambient light strips and covered in low-reflective blackout fabric. Five high-speed cameras are distributed across the structure, with structured light devices on four diagonal pillars. The setup creates an optimized light field, enabling simultaneous capture of 1.3 billion pixels within 0.25 seconds, enhancing image quality and acquisition speed.

We have obtained a number of industry recognized management system certification. These include ISO 27001 and ISO 27701 for information security and privacy protection, and ISO 9001, ISO 14001 and ISO 45001 for quality, environmental and occupational health and safety management. Obtaining these certifications is a recognition for our commitment to quality assurance, environmental stewardship, occupational health and safety, and information security and privacy protection.

OUR EMPLOYEES

In accordance with applicable laws and regulations, we participate in various employee social security programs organized by the municipal and provincial governments, including pensions, unemployment insurance, maternity insurance, work-related injury insurance and medical insurance. We sign standard employment contracts and confidentiality agreements with our employees. We have encountered three labor disputes, all of which have been resolved. We have no labor union or party branch. The table below summarizes the number of employees by function as of June 30, 2025:

Function	Number of Employees	% of Total
General Management	2	2.35%
Research and Development	17	20%
Model Repair	30	35.29%
Finance	5	5.88%
Human Resources	3	3.53%
Manufacturing	9	10.59%
Operational Management of Chain Stores	3	3.53%
Business Development	6	7.06%
Sales and Marketing	7	8.24%
Management of Self-operated Store	3	3.53%
Total	85	100%

OUR PROPERTY, PLANTS AND EQUIPMENT

We own 10 3D color printers valued at RMB3,626,500 excluding tax.

As of June 30, 2025, we leased the following premises from independent third parties:

Geographic Locations	Area (m2)	Primary Use	Lease Term
Xiamen, China	466.63	Office	16 months
Xiamen, China	266.97	Office	4 years
Xiamen, China	1,800	Factory	2 years
Guangzhou, China*	23.7	Store	2 years
Guangzhou, China*	12.5	Office	2 years
Tianjin, China*	53.61	Store	1 year
Beijing, China*	5	Research and development	2 years
Beijing, China*	5	Research and development	1 year

____________

*        These premises had been mortgaged by the landlords to third parties before we entered into the relevant lease agreements, which have not been registered with the relevant authorities. For risks relating to such defective leased properties, please refer to see “Risk Factors — Risks Related to Doing Business in China — Some of our leasehold interests may be defective, which may challenge or affect our right to use the leased properties. In addition, we have not completed registration procedures in respect of our leased properties with the relevant PRC authorities.”

Our executive office is located at Suite 310, Building B, Huijin Huli Building, 966 Anling Road Huli District, Xiamen City, Fujian Province, 361017, China. The lease term runs from August 1, 2024 to July 31, 2026 and the monthly rent is RMB15,217.29.

LEGAL PROCEEDINGS

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to breach of contract, and labor and employment claims. As of the date of this prospectus, we were not a party to, and we are not aware of any threat of, any legal or administrative proceeding that, in the opinion of our management, is likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC.

Regulations on Commercial Franchise Operation

Franchise operations are subject to the supervision and administration of the MOFCOM, and its regional counterparts. Such activities are currently regulated by the Administrative Regulations on Commercial Franchising Operations, which was promulgated by the State Council on February 6, 2007, and became effective on May 1, 2007. The Administrative Regulations on Commercial Franchising Operations were subsequently supplemented by the Administrative Measures on Filing of Commercial Franchises, which was last amended by the MOFCOM on December 29, 2023, and became effective on December 29, 2023, and the newly amended Administrative Measures on Information Disclosure of Commercial Franchises, which was promulgated by the MOFCOM on February 23, 2012, and became effective on April 1, 2012.

Under the above applicable regulations, a franchisor must have certain prerequisites including a mature business model, the capability to provide long-term business guidance and training services to franchisees and ownership of at least two self-operated storefronts that have been in operation for at least one year within China. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to penalties such as forfeit of illegal income and imposition of fines between RMB100,000 and RMB500,000 and may be bulletined by the MOFCOM or its local counterparts. Franchise contracts shall include certain required provisions, such as terms, termination rights and payments.

Franchisors are generally required to file franchise contracts with the MOFCOM or its local counterparts. Failure to report franchising activities may result in penalties such as fines up to RMB100,000. Such noncompliance may also be bulletined. In the first quarter of every year, franchisors are required to report to the MOFCOM or its local counterparts any franchise contracts they executed, canceled, renewed or amended in the previous year.

The term of a franchise contract shall be no less than three years unless otherwise agreed by franchisees. The franchisee is entitled to terminate the franchise contract in his sole discretion within a set period of time upon signing of the franchise contract.

Pursuant to the Administrative Measures on Information Disclosure of Commercial Franchises, thirty days prior to the execution of franchise contracts, franchisors are required to provide franchisees with copies of the franchise contracts, as well as written true and accurate basic information on matters including:

•        the name, domiciles, legal representative, registered capital, scope of business and basic information relating to its commercial franchising;

•        basic information relating to the registered trademark, logo, patent, know-how and business model;

•        the type, amount and method of payment of franchise fees (including payment of deposit and the conditions and method of refund of deposit);

•        the price and conditions for the franchisor to provide goods, services and equipment to the franchisee;

•        the detailed plan, provision and implementation plan of consistent services including operational guidance, technical support and business training provided to the franchisee;

•        detailed measures for guiding and supervising the operation of the franchisor;

•        investment budget for all franchised hotels of the franchisee;

•        the current numbers, territory and operation evaluation of the franchisees within China;

•        a summary of accounting statements audited by an accounting firm and a summary of audit reports for the previous two years;

•        information on any lawsuit in which the franchisor has been involved in the previous five years;

•        basic information regarding whether the franchisor and its legal representative have any record of material violation; and

•        other information required to be disclosed by the MOFCOM.

In the event of failure to disclose or misrepresentation, the franchisee may terminate the franchise contract and the franchisor may be fined up to RMB100,000. In addition, such noncompliance may be bulletined.

Regulation on Anti-Monopoly

Anti-Monopoly Law

The Anti-Monopoly Law of the PRC promulgated by the SCNPC, or the Anti-Monopoly Law, which became effective on August 1, 2008, and thereafter amended on June 24, 2022, and came into effect on August 1, 2022, prohibits undertakings from monopolistic conducts such as:

•        Entering into monopolistic agreements, which means agreements or concerted practices to eliminate or restrict competition. For example, agreements for fixing or altering prices of goods, limiting the output or sales volume of goods, fixing the price of goods for resale to third parties, among others, unless such agreements satisfy the specific exemptions prescribed therein, such as improving technologies or increasing the efficiency and competitiveness of small and medium-sized undertakings. Sanctions against such violations include an order to cease the relevant activities, and confiscation of illegal gains and fines (from 1% to 10% of sales revenue in the preceding year, or a fine up to RMB500,000 if the intended monopolistic agreement has not been performed);

•        Abuse of dominant market position. For example, selling goods at unfairly high prices or purchasing goods at unfairly low prices, selling goods at prices below cost or refusing to trade with a trading party without any justifiable cause. Sanctions for such violations include an order to cease the relevant activities, confiscation of the illegal gains and fines (from 1% to 10% of sales revenue in the preceding year); and

•        Concentration of undertakings which has or may have an effect of eliminating or restricting competition. Pursuant to the Anti-Monopoly Law and the Rules of the State Council on Declaration Threshold for Concentration of Undertakings as amended on January 22, 2024, require that the anti-monopoly agency (i.e., the State Administration for Market Regulation) shall be notified in advance of any concentration of undertaking if certain filing thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeded RMB12 billion in the preceding fiscal year and at least two of these operators each had a turnover of more than RMB800 million within China in the preceding fiscal year, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB4 billion in the preceding fiscal year, and at least two of these operators each had a turnover of more than RMB800 million within China in the preceding fiscal year) are triggered, and no concentration shall be implemented until the anti-monopoly enforcement agency clears the anti-monopoly filing.

On June 24, 2022, the Decision of the Standing Committee of the National People’s Congress to Amend the Anti-Monopoly Law of the PRC (“Decision to Amend the Anti-Monopoly Law”) was adopted and became effective on August 1, 2022. The Decision to Amend the Anti-Monopoly Law strengthens the regulation on the internet platforms, requiring that undertakings shall not use data and algorithms, technologies, capital advantages, platform rules, and other means to engage in monopolistic conduct; and also escalates in full scale the administrative penalties for monopolistic conducts, for the failure to notify the anti-monopoly agencies on the proposed concentration of undertakings, the State Council Anti-Monopoly Enforcement Agency may order to reinstate the original status prior to the concentration and impose a fine up to ten percent of the operator’s last year’s sales revenue, provided that the concentration of undertakings has or may have an effect on excluding or limiting competition; if the concentration does not have the effect on excluding or limiting competition, a fine up to RMB5,000,000 may be imposed on operators.

On January 10, 2024, the Anti-monopoly and Anti-unfair Competition Committee of the State Council issued the Anti-monopoly Guidelines for Industry Associations. The guidelines clarify prohibited practices for industry associations in organizing horizontal and vertical monopoly agreements, explicitly forbid interference with market pricing mechanisms, and specify corresponding legal liabilities for violations. On June 6, 2024, the State Council issued the Fair Competition Review Regulation. It is the first administrative regulation to comprehensively and systematically stipulate fair competition review, standardizing the review criteria for policy measures. On October 13, 2024, the SAMR issued the Work Rules for Handling Reports on Fair Competition Review. It clarifies the report handling mechanism and safeguards the public’s right to report policies and measures suspected of violating the fair competition review regulations. On February 28, 2025, the SAMR promulgated the Implementing Measures for the Fair Competition Review Regulations, which elaborate and refine the general requirements, departmental responsibilities, review standards, review mechanisms, review procedures, and supervisory and safeguard measures for the fair competition review regime. On November 4, 2024, the SAMR issued the Anti-monopoly Guidelines for Standard Essential Patents. It introduces ex-ante and interim supervision mechanisms, encourages best practices, and details monopolistic behaviors related to standard essential patents, clarifying their typical types and identification factors. On December 10, 2024, the SAMR issued the Guidelines for the Review of Horizontal Concentrations of Undertakings. It clarifies the review criteria for business operator concentrations with different market, focuses on dynamic competitive impacts, and removes the data protection clause.

Pursuant to the Anti-unfair Competition Law of the PRC, which was promulgated by the SCNPC on September 2, 1993, and most recently amended on June 27, 2025, unfair competition refers to that in its production and operating activities, the operator disrupts the market competition order and damages the legitimate rights and interests of other operators or consumers in violation of the provisions of the Anti-unfair Competition Law. Pursuant to the Anti-unfair Competition Law, operators shall abide by the principle of voluntariness, equality, impartiality, integrity, and adhere to laws and business ethics during market transactions. Operators shall not conduct misleading behaviors which may confuse consumers to take their commodities as the commodities of others or lead consumers to believe that there is a connection between their commodities and other persons. Operators shall not conduct any false or misleading commercial publicity in respect of the performance, functions, quality, sales, user reviews, and honors received of its commodities, in order to defraud or mislead consumers. Operators shall not help other operators to conduct false or misleading commercial publicity by organizing false transactions. Operators shall not infringe on trade secrets. Operators shall not fabricate or disseminate false or misleading information or damage the business reputation of the competitors or their goods. Operators engaging in production or operating activities online shall also abide by the provisions of the Anti-unfair Competition Law. Operators shall not use data, algorithms, technology, platform rules, etc., to impede or disrupt the normal operation of network products or services legally provided by other business operators by influencing user choices or through other means; also, platform operators shall not force or disguisedly force operators on the platform to sell commodities at a price lower than the cost in accordance with their pricing rules, thus disrupting the market competition order. Operators in violation of the Anti-unfair Competition Law shall bear corresponding civil, administrative or criminal responsibilities depending on the specific circumstances.

The SAMR has also issued the Discretionary Benchmark for Administrative Penalty for Illegal Concentration of Undertakings (for Trial Implementation) on February 19, 2025, which became effective on the same date and stipulated that for any illegal concentration of undertakings that does not have the effect of excluding or restricting competition, the maximum fine shall not exceed 5 million yuan. If the amount calculated according to certain provision hereof exceeds 5 million yuan, the amount of the fine shall be determined as 5 million yuan. For any illegal concentration of undertakings that has or may have the effect of excluding or restricting competition, the maximum fine shall not exceed 10% of the sales revenue of the previous year.

Pursuant to the Provisions on the Prohibition of Unfair Competition on the Internet, which was promulgate by the SAMR on May 6, 2024, and came into effect on September 1, 2024, business operators shall not use data or algorithms to hijack traffic or influence users’ choices, or use technical means to illegally capture or use other business operators’ data.

Regulation on Environmental Protection

Environmental Protection Law

According to the Environmental Protection Law of the PRC, which was promulgated by the SCNPC on December 26, 1989, amended on April 24, 2014, and became effective on January 1, 2015, enterprises, public institutions and other producers and business operators that discharge pollutants shall take measures to prevent and control the environmental pollution and harm caused by waste gas, waste water, waste residues, medical waste, dust, malodorous gas, radioactive substances, noise, vibration, optical radiation and electromagnetic radiation and others generated during production, construction or other activities. Enterprises and public institutions that discharge pollutants shall each establish an environmental protection responsibility system and specify the responsibilities of the persons in charge and relevant personnel thereof. The preparation of relevant development and utilization plans and the construction of the projects having an impact on the environment shall be subject to environmental impact assessment in accordance with the law.

Environmental Impact Assessment Law

The Environmental Impact Assessment Law of the PRC (the “Environmental Impact Assessment Law”) was promulgated on October 28, 2002, and last amended on December 29, 2018. The Environmental Impact Assessment Law implements classified administration of environmental impact assessments for construction projects in accordance with the degree of environmental impact of construction projects. In the event of any possible significant environmental impact, an environmental impact report shall be prepared for comprehensive assessment of the environmental impact. In the event of any slight environmental impact, an environmental impact statement shall be prepared for analysis or assessment of specific items relating to the environmental impact. In the event of minimal environmental impact which does not warrant an environmental impact assessment, an environmental impact registration form shall be completed. Where the environmental impact assessment documents of a construction project are not examined or approved by the relevant examination and approval authorities, the construction shall not be permitted to commence.

Law on the Prevention and Control of Environmental Pollution Caused by Solid Wastes

Pursuant to Law of the PRC on Prevention and Control of Environmental Pollution Caused by Solid Wastes, promulgated on October 30, 1995, last amended on April 29, 2020, and became effective on September 1, 2020, the construction of projects which discharge solid waste and the construction of project for storage, use and treatment of solid waste shall be carried out upon the appraisal regarding their effects on environment and in compliance with the relevant state regulations concerning the management of environmental protection in respect of construction projects. The necessary supporting facilities for the prevention and control of environmental pollution caused by solid wastes as specified in the environmental impact assessment documents of the construction project shall be designed, constructed and put into operation simultaneously with the major construction works of the construction project. No construction projects shall be permitted to be put into operation or to use before its facilities for the prevention and control of environmental pollution caused by solid wastes have been inspected and accepted by the construction unit in accordance with relevant laws and regulations.

Regulations on the Administration of Pollutant Discharge Permits

Article 45 of the Environmental Protection Law of the People’s Republic of China, which became effective on December 26, 1989 and most recently amended on April 24, 2014, stipulates that enterprises, institutions, and other producers and operators that implement pollution discharge permit management in China shall discharge pollutants in accordance with the requirements of the pollution discharge license; those who have not obtained the discharge license shall not discharge pollutants. Pursuant to the Regulations on the Administration of Pollutant Discharge Permits, which were adopted by the State Council on January 24, 2021, and became effective on March 1, 2021, and the Administrative Measures for Pollutant Discharge Licensing, which were promulgated by the Ministry of Ecological Environment on April 1, 2024 and became effective on July 1, 2024, pollutant discharging entities are subject to the classified management of pollutant discharge permits based on the factors such as the amount of pollutants produced and discharged, and the extent of impact on the environment. At the same time, according to the relevant regulations of the “the List of Classification Management of Emission Permit for Fixed Source of Pollution (2019 Edition),” key management, simplified management, and registration management of pollutant discharge permits have been implemented. Pollutant discharge units that implement registration management do not need to apply for a pollutant discharge permit, but should fill in the pollutant discharge registration form on the national pollutant discharge permit management information platform. Based on the situation of our production factory as well as our production equipment and production process, at least a pollutant discharge registration form is required to be filled. As of the date of this prospectus, we completed the pollutant discharge registration form.

Regulations on Leasing Properties

The Administration of Urban Real Estate Law of the PRC was promulgated by the SCNPC on July 5, 1994, and most recently amended on August 26, 2019, and came into effect on January 1, 2020. It provides that a written lease contract shall be entered into between the lessor and the lessee for leasing a property. The contract shall include the terms and conditions such as the term, purpose and price of leasing and liability for maintenance and repair, as well as other rights and obligations of both parties. The contract shall be filed for registration and record with the real estate administration department.

The Administrative Measures for Commercial House Leasing were promulgated by the Ministry of Housing and Urban-Rural Development on December 1, 2010, and became effective on February 1, 2011. According to these measures, the lessor and the lessee shall register and file with the local property administration authority within thirty days after entering into the lease contract. Non-compliance with such registration and filing requirements shall be subject to fines from RMB1,000 to RMB10,000 provided they fail to rectify within required time limits.

According to the Civil Code of the PRC which was promulgated by the SCNPC on May 28, 2020 and came into effect on January 1, 2021, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid. Moreover, if a mortgagor leases the mortgaged property before the mortgage contract is executed, the previously established leasehold interest will not be affected by the subsequent mortgage; and where a mortgagor leases the mortgaged property after the creation and registration of the mortgage interest, the leasehold interest will be subordinated to the registered mortgage.

Regulations on Fire Prevention

Fire Protection Filing

The Fire Prevention Law of the PRC was promulgated on April 29, 1998, and was latest amended on April 29, 2021. According to the Fire Prevention Law, fire prevention design or construction of a construction project must conform to the national fire prevention technical standards. For a construction project that needs a fire prevention design under the national fire protection technical standards for project construction, the construction entity must submit the fire prevention design documents to the relevant housing and urban-rural development authority for approval or filing purposes (as the case may be), and when a construction project which is designed in accordance with the national standards of construction technology for fire control is completed, such project must pass the required as-built acceptance check on fire prevention by, or file with, the relevant housing and urban-rural development authority.

On August 12, 2015, the Ministry of Public Security promulgated Eight Measures to Deepen Reform and Serve Economic and Social Development (“Eight Measures”). According to the Eight Measures, construction projects with an investment of less than RMB300,000 or a construction area of less than 300 square meters are not required to obtain the as-built acceptance check on fire prevention or fire safety filing, and competent authorities of housing and urban-rural development at the provincial level may formulate detailed rules of implementation pursuant to these measures. According to the Interim Provisions of Construction Fire Design Review and Acceptance, which took effect on June 1, 2020, and most recently amended on August 21, 2023, fire acceptance should be done for special construction projects which meet certain conditions, fire filing should be done for other types of construction projects. Pursuant to the Fire Prevention Law, the construction project that fails to complete the required as-built acceptance check on fire prevention shall be ordered by the relevant governmental authorities to close down and shall be imposed a fine of RMB30,000 up to RMB300,000. The construction project that fails to complete fire safety filing shall be ordered to rectify and be subject to a fine of up to RMB5,000. Even if the construction project has completed the fire safety filing, it may be randomly inspected by the relevant governmental authorities. If the construction project fails to pass the random inspection, the construction entity shall stop using such construction project and organize rectification and apply for re-inspection after the rectification is completed, such construction project can only be used after it has passed the re-inspection.

Regulations on Foreign Investment in China

Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC (the “Foreign Investment Law”), and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law (the “Implementing Rules”) to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020, and replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law, and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises, or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors; (ii) foreign investors obtaining shares, equity interests, property portions, or other similar rights and interests of enterprises within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law provides that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” refers to the treatment provided to foreign investors and their investments at the market entry stage being no less favorable than that provided to PRC domestic investors and their investments, and “negative list” refers to the special administrative measures for the entry of foreign investment into specific fields or industries (as amended from time to time). Foreign investments in sectors not on the negative list will receive national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on equity ratio and senior management personnel, among others.

The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Management Measures for the Entry of Foreign Investment (Negative List) (2024 version) (the “2024 Negative List”), as jointly promulgated on September 6, 2024, by the National Development and Reform Commission (the “NDRC”), and MOFCOM, effective on November 1, 2024, and the Encouraged Industry Catalogue for Foreign Investment (2025 version), as jointly promulgated by the NDRC and the MOFCOM on December 15, 2025, effective on February 1, 2026. Industries not listed in the 2024 Negative List are generally deemed “permitted” for foreign investment, unless specifically restricted by other PRC laws. It is the opinion of our PRC legal counsel, that our PRC subsidiaries’ business is not on the 2024 Negative List and, therefore, we were not subject to any restriction or limitation on foreign ownership, as of the date of this prospectus.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors, unless it is stipulated otherwise by the laws and administrative regulations. The competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps, and deadlines, among others.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system is established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system. The administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. Also, foreign investors or foreign investment enterprises will have legal liabilities imposed for failing to report investment information in accordance with the requirements. We and our PRC subsidiaries shall report investment information through the enterprise registration system and the national enterprise credit information publicity system in accordance with the requirements.

Company Law

The establishment, operation, and management of corporate entities in the PRC are governed by the Company Law of the PRC (the “Company Law”), which was promulgated by the SCNPC in December 1993, last amended on December 29, 2023, and came into force on July 1, 2024. The Company Law generally governs two types of companies: limited liability companies and joint stock limited companies. Our PRC subsidiaries are limited liability companies legally incorporated in the PRC in accordance with the Company Law on company establishment. Unless otherwise stipulated in the related laws on foreign investment, our PRC subsidiaries are also required to comply with the provisions of the PRC Company Law.

Regulations on Intellectual Property Rights

Patent

Patents in the PRC are principally protected under PRC Patent Law, which was initially promulgated by the SCNPC on March 12, 1984, most recently amended on October 17, 2020, and became effective on June 1, 2021. Under the Patent Law and the Implementation Rules of the Patent Law, there are three types of patents in the PRC: invention patent, utility model patent, and design patent. The protection period is twenty (20) years for invention patents, and ten (10) years for utility model patents and fifteen (15) years for design patents, commencing from their respective application dates.

Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by the patent administrative authority and, if it is considered as a crime, shall be held criminally liable in accordance with the applicable laws.

On April 23, 2025, the Supreme People’s Court and the Supreme People’s Procuratorate promulgated the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving IPR Infringement, which took effect on April 26, 2025, providing further clarification on the elements and sentencing standards of crimes related to patents.

Copyright

Copyrights in the PRC, including software copyrights, are principally protected under the PRC Copyright Law, which took effect on June 1, 1991, was last amended on November 11, 2020, and became effective on June 1, 2021. Under the PRC Copyright Law, the term of protection for software copyrights is 50 years. Copyright owners enjoy certain legal rights, including the right of publication, the right of authorship, the right of reproduction, and others. The Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China (“CPCC”).

The National Copyright Administration of the PRC administers software copyright registration, and the CPCC is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants who meet the requirements of both the Software Copyright Registration Measures (Effective in 2002 and latest amended in 2004) and the Computer Software Protection Regulations (Revised in 2013).

On April 23, 2025, the Supreme People’s Court and the Supreme People’s Procuratorate promulgated the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving IPR Infringement, which took effect on April 26, 2025, providing further clarification on the elements and sentencing standards of crimes related to copyrights.

Trademark

Registered trademarks are protected under the PRC Trademark Law, which was promulgated by the SCNPC in August 1982, and was last amended in April 2019, as well as the Implementation Regulation of the PRC Trademark Law which was adopted by the State Council on August 3, 2002, and amended on April 29, 2014. Trademarks are registered with the Trademark Office of the State Intellectual Property Office.

According to PRC Trademark Law, the period of validity for a registered trademark is ten (10) years, commencing on the date of registration, which is renewable. The registrant shall go through the formalities for trademark renewal within 12 months prior to the expiration if continued use of the trademark is intended. According to the provisions of the Trademark Law, when the registrant fails to do so, a grace period of six (6) months may be granted. The validity period for a renewed trademark is ten (10) years, commencing on the day immediately following the date of expiration of the last valid period of the trademark. In the absence of a renewal upon expiration, the registered trademark shall be revoked.

On April 23, 2025, the Supreme People’s Court and the Supreme People’s Procuratorate promulgated the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving IPR Infringement, which took effect on April 26, 2025, providing further clarification on the elements and sentencing standards of crimes related to trademarks.

Domain Names

Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the Ministry of Industry and Information Technology (“MIIT”) on August 24, 2017 and effective since November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Domain Name Measures regulate the registration of domain names, such as China’s top-level domain name “.CN.” Applicants for registration of domain names must provide true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

We regard our patents, copyright, trademarks, domain names, trade secrets, proprietary technologies and similar intellectual property critical to our business and we currently rely on a mix of trademark law, patent law, and confidentiality agreements with our employees, suppliers and others to protect our proprietary intellectual property. If a third party infringes on our patent and other intellectual property rights, or we are subject to claims that we are infringing the patents and other intellectual property of others, it may lead to claims, charges, or judicial proceedings. Any such claims, charges or judicial procedures, with or without merit, could be time-consuming and expensive and may require us to incur substantial costs, including the diversion of the resources of management and technical personnel. An adverse outcome in any such legal disputes could be detrimental, potentially necessitating redesigns or licensing agreements, thereby adversely affecting business operations, financial conditions and results of operations.

Regulations on Cross-border Trading

The PRC Foreign Trade Law, which was promulgated on May 12, 1994, lastly amended December 27, 2025 and will be effective on March 1, 2026, governs international trade in services and the import and export of goods and technologies. Under the PRC Foreign Trade Law, goods and technologies are categorized as (i) permitted, which may be freely imported and exported, (ii) restricted, which requires advance approval or (iii) prohibited, which may not be imported or exported at all. Currently, all merchandise we export is categorized as permitted.

Pursuant to the PRC Customs Law promulgated by the SCNPC, on January 22, 1987, which came into effect on July 1, 1987 and last amended on April 29, 2021, and the Provisions on the Recordation of Customs Declaration Entities promulgated by the General Administration of Customs of the PRC on November 19, 2021, which came into effect on January 1, 2022, importers and exporters shall make true declarations of their goods and technologies to customs. Unless otherwise provided for, the declaration of import or export goods and the payment of duties may be made by the consignees or consignors themselves, or by entrusted customs brokers that have been registered with the customs and such declaration shall be made by filing with the customs.

Regulations on Product Liability

Pursuant to the Product Quality Law of the PRC promulgated on February 22, 1993, and latest amended on December 29, 2018, the market supervision and administration department under the State Council is in charge of the national supervision of product quality, a manufacturer is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may make a claim for compensation from the producer or the seller of the product. If the products we sell were non-compliant products, as a seller, we may be ordered to cease the production or sale of the products and could be subject to confiscation of the products and/or fines. Earnings from sales in contravention of such standards or requirements may also be confiscated and, in severe cases, our business license may be revoked.

Regulations on Cybersecurity, Data Security and Personal Information Protection

National Security Law

On July 1, 2015, the SCNPC promulgated the PRC National Security Law, which became effective on the same day. The PRC National Security Law provides that the state shall safeguard the sovereignty, security and cyber security development interests of the state, and that the state shall establish a national security review and supervision system to review, among other things, foreign investment, specific items and key technologies, internet and information technology products and services, and other important activities that are likely to impact the national security of China.

Cybersecurity Law

On November 7, 2016, the Cybersecurity Law was promulgated by the SCNPC and became effective on June 1, 2017. The Cybersecurity Law requires that a network operator, which includes, among others, internet services providers, take technical measures and other necessary measures to safeguard the safe and stable operation of the networks, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data, and furthermore provide technical assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations. The Cybersecurity Law stipulates that network operators shall: (i) keep all user information collected strictly confidential and set up a comprehensive user information protection system; (ii) abide by the principles of legality, rationality and necessity in the collection and use of user information and disclosure of the rules, purposes, methods and scopes of collection and use of user information; and (iii) protect users’ personal information from being leaked, tampered with, destroyed or provided to third parties. Any violation of the provisions and requirements under the Cybersecurity Law and other related regulations and rules may result in administrative liabilities such as warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, and shutting down of websites, or, civil liabilities, in severe cases, criminal liabilities. In addition, the PRC Cybersecurity Law provides that personal information and important data collected and generated by CIIOs in the course of their operations in the PRC should be stored in the PRC, and the law imposes regulation and security obligations on CIIOs.

On October 28, 2025, the CAC issued a decision on amendments to the PRC Cybersecurity Law, which became effective from January 1, 2026, imposing several legal liabilities for certain violations. Pursuant to the amended Cybersecurity Law, the violations of cybersecurity management obligations may be subject to more severe punishment. The amended Cybersecurity Law also enhances the punishment against personal information infringement by referencing to the punishment under applicable laws, including those under the Personal Information Protection Law and the Data Security Law.

On September 11, 2025, the CAC announced the Administrative Measures for the Reporting of National Cybersecurity Incidents (the “Cybersecurity Incidents Reporting Measures”), which became effective on November 1, 2025. Pursuant to the Cybersecurity Incidents Reporting Measures, network operators that build, operate networks or provide services through networks within the territory of the PRC shall report incidents that endanger cybersecurity in accordance with the Cybersecurity Incidents Reporting Measures. The Cybersecurity Incidents Reporting Measures and the accompanied Guidelines on the Classification of Cybersecurity Incidents classify cybersecurity incidents into four levels: general, relatively serious, material or extremely material. Ordinary network operators, other than CIIOs, state organs as well as their directly affiliated entities, shall report incidents classified as “relatively serious” or above to the competent povincial-level cyberspace administration within four hours.

Data Security Law

On June 10, 2021, the SCNPC promulgated the Data Security Law, which became effective on September 1, 2021. It is formulated so as to regulate the handling of data, ensure data security, promote the development and exploitation of data, protect the legitimate rights and interests of citizens and organizations, and preserve state sovereignty, security, and development interests. The law stipulates that the carrying out of data handling activities shall obey laws and regulations, respect social mores and ethics, comply with commercial ethics and professional ethics, be honest and trustworthy, perform obligations to protect data security, and undertake social responsibility; it must not endanger national security, the public interest, or individuals’ and organizations’ lawful rights and interests. It provides that “data” refers to any recording of information by electronic or other means. Data processing includes the collection, storage, use, processing, transmission, availability and disclosure of data, etc. The Data Security Law introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used, provides for a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information.

Cybersecurity Review Measures

On December 28, 2021, the CAC together with other relevant administrative departments, jointly promulgated the Cybersecurity Review Measures (2021) which became effective from February 15, 2022. According to the Cybersecurity Review Measures, an internet platform operator who possesses personal information of more than 1 million users shall apply for cybersecurity review before listing of the internet platform operator’s securities in a foreign country, and the relevant governmental authorities may initiate cybersecurity review if such governmental authorities consider relevant network products or services and data processing affect or may affect national security.

Personal Information Protection Law

The Personal Information Protection Law of China was released by the SCNPC on August 20, 2021, which become effective on November 1, 2021. It stipulates the scope of personal information and the ways of processing personal information, establishes rules for processing personal information and for transfer offshore, and clarifies the individual’s rights and the handler’s obligations in the processing of personal information.

On October 16, 2023, the State Council promulgated the Regulation on Protection of Minors in Cyberspace, which came into effect on January 1, 2024. The Regulation on Protection of Minors in Cyberspace provides that personal information handlers shall conduct by itself or entrust a specialized agency to conduct audit of its compliance with laws and administrative regulations in the processing of the personal information of minors every year, and report the audit information to the cyberspace administration and other authorities in a timely manner. On December 29, 2025, Cyberspace Administration of China issued the Announcement on the Submission of Compliance Audit Results for the Protection of Personal Information of Minors, provides that personal information processors that process the personal information of minors shall, by the end of January each year, submit the compliance audit results for the protection of personal information of minors for the previous year.

Regulations on Cross-border Data Protection

On July 7, 2022, the CAC promulgated the Security Assessment Measures which took effect on September 1, 2022. Pursuant to the Security Assessment Measures, a data processor shall apply to competent authorities for security assessment prior to transferring any data abroad if the transfer involves (i) important data; (ii) personal information transferred overseas by a critical information infrastructure operator and a data processor that has processed personal information of more than one million individuals; (iii) personal information transferred overseas by a data processor who has already provided personal information of 100,000 persons or sensitive personal information of 10,000 persons overseas since January 1 of the previous year; or (iv) other circumstances as requested by the CAC.

On March 22, 2024, CAC published the Provisions on Promoting and Regulating Cross-border Data Flows, which took effective on the same date. The provisions provide several exemptions from undergoing data security assessment, obtaining personal information protection certification or entering into standard contract for outbound transfer of personal information for businesses. These exemptions include, among others, the scenario where a data processor, other than a CIIO, has cumulatively transferred overseas personal information, excluding sensitive personal information, of fewer than 100,000 individuals since January 1 of the current year. A data processor intending to implement outbound data transfer under the following circumstances should apply for security assessment to the CAC: (i) a CIIO intending to provide personal information or important data abroad; or (ii) a data processor that is not a CIIO intending to provide important data abroad, or has since January 1 of the current year cumulatively provided personal information (excluding sensitive personal information) of over one million individuals, or sensitive personal information of over 10,000 individuals, abroad. The provisions also explicitly state that data processors are not required to conduct data security assessment for cross-border transfer of important data if the data has not been notified or published as important data by relevant departments or regions. In addition, for any data processors other than the CIIOs who have since January 1 of the current year cumulatively provided personal information (excluding sensitive personal information) of over 100,000 and less than one million individuals, or sensitive personal information of less than 10,000 individuals abroad, should execute a standard contract for outbound transfer of personal information with the recipient abroad or pass the certification for personal information protection.

Furthermore, on June 27, 2025, the CAC promulgated the Guide to Applications for Security Assessment of Outbound Data Transfers (Third Edition), which provides that any of the following circumstances is deemed as the act of outbound data transfers: (i) a data processor transfers abroad the data collected and generated from its operation within the territory of China; (ii) the data collected and generated by the data processor is stored within the territory of China allowing inquiry, retrieval, download and export by overseas agencies, organizations or individuals; and (iii) other data handling activities such as handling of the personal information of domestic natural persons abroad under the circumstances specified in Paragraph 2 of Article 3 of the Personal Information Protection Law.

Network Data Regulations

Network Data Regulations was promulgated by the State Council on September 24, 2024, and became effective as of January 1, 2025. The Network Data Regulations restates and further specifies the legal requirements for personal information, important data, cross-border data transfer, network platform services, and data security. Among others, network data handlers engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. Any failure to comply with such requirements may subject us to, among others, suspension of services, fines, revoking relevant business permits or business licenses and penalties.

Regulations on Labor Protection

Pursuant to the PRC Labor Law, which was promulgated in 1994 and most recently amended in 2018, and the PRC Labor Contract Law, which was promulgated on June 29, 2007, and amended on December 28, 2012, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law implemented on July 1, 2011 and most recently amended on December 29, 2018, and the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and most recently amended in 2019, employers are required to establish a social insurance system and other employee benefits including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, which can be collectively referred to as “Employee Benefits.” Employers shall open the social insurance and housing provident fund accounts and make adequate contributions of Employee Benefits for their employees. The PRC Social Insurance Law provides that an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late payment fine at a daily rate of 0.05% of the outstanding amount. If the employer continually fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue. Pursuant to the Regulations on the Administration of Housing Funds, in the event that the payment and deposit of the housing fund is not made in full or at all in time by an employer, the housing provident fund management center may order it to make the payment and deposit within a prescribed period, and where the payment and deposit has not been made within the prescribed period, an application may be made to the PRC courts for compulsory enforcement.

In addition, under the PRC Social Insurance Law and the Regulations on the Administration of Housing Funds, Chinese employers shall register with local social insurance agencies and applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Employers that do not open the social insurance account may be ordered by the social security administrative authorities to make corrections within a stipulated period; where correction is not made within the stipulated period, employers may be subject to a fine ranging from one to three times the amount of the social security premiums payable, and the direct liable administrative staff of such employers may be subject to a fine ranging from RMB500 to RMB3,000. Employers that do not register the housing fund may be ordered by the housing fund management center to complete the housing fund payment registration within a prescribed time limit. Failing to do so may cause such employers to be subjected to a fine from RMB10,000 to RMB50,000.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996, and last amended on August 5, 2008, and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside of the PRC for capital account items, such as direct equity investments, loans, and repatriation of investment, require the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Proceeds from foreign exchange transactions under the current accounts may be either retained or sold to a financial institution engaged in settlement of foreign exchange and sale of foreign currency pursuant to relevant SAFE rules and regulations. For proceeds from foreign exchange transactions under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement of foreign exchange and sale of foreign currency. Our suppliers are mostly located in China, payments to suppliers for transactions that take place within the PRC must be made in Renminbi. We sell in multiple countries, proceeds may be either retained or sold to a financial institution engaged in settlement of foreign exchange and sale of foreign currency pursuant to relevant SAFE rules and regulations.

The SAFE Circular 59

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment (the “SAFE Circular 59”), promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was last amended on December 30, 2019, approval is not required for opening a foreign exchange account and depositing foreign currency into the accounts relating to the direct investments. The SAFE Circular 59 also simplified foreign exchange-related registration required for foreign investors to acquire the equity interests of Chinese companies and further improved the administration of foreign exchange settlement for foreign-invested enterprises.

The SAFE Circular 19

The SAFE Circular 19, which was promulgated by the SAFE on March 30, 2015 and was last amended on March 23, 2023, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign currency-denominated capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular 19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign currency-denominated capitals on a discretionary basis. A foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business. Where an ordinary foreign-invested enterprise, such as our PRC subsidiaries, makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first complete domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The SAFE Circular 13

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment (the “SAFE Circular 13”), effective from June 1, 2015, and amended on December 30, 2019, which cancels the administrative approvals for foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

The SAFE Circular 16

The SAFE Circular 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises (including Chinese-funded enterprises and foreign-invested enterprises, excluding financial institutions) registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on a self-discretionary basis. The SAFE Circular 16 also provides an integrated standard for the conversion of foreign currency income under capital account items (including but not limited to foreign currency capital, foreign debts, funds repatriated by overseas listing and others), based on actual business needs, which applies to enterprises registered in the PRC, such as our PRC subsidiaries.

The SAFE Circular 28

The SAFE Circular 28, which was promulgated by the SAFE, became effective on December 4, 2023, provides that non-investment-purpose foreign-invested enterprises may use capital contributions to make equity investment in the PRC in accordance with laws on the premise that the investment is not in violation of the applicable Negative List and the projects invested are true and in compliance with relevant laws and regulations.

The SAFE Circular 8

The Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business (the “SAFE Circular 8”), which was issued by the SAFE and became effective on April 10, 2020, provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income in the capital account, such as capital funds, foreign debt proceeds, and proceeds from overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

Under the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014, as an attachment to the SAFE Circular 37. The SAFE Circular 13 has amended the SAFE Circular 37 by requiring the PRC residents or entities to register with qualified banks instead of the SAFE or its local branch in connection with their establishment of a special purpose vehicle.

Failure to comply with these registration requirements as set forth in the SAFE Circular 37 and the SAFE Circular 13, and misrepresentation on or failure to disclose controllers of foreign-invested enterprises that are established by round-trip investment may result in bans on the foreign exchange activities of our PRC subsidiaries, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the Foreign Exchange Administration Regulations of the PRC. As of the date of this prospectus, all of our shareholders who were subject to the SAFE Circular 37 completed the initial registrations with the qualified banks as required by the SAFE Circular 37.

Regulations on Mergers & Acquisitions

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the CSRC promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006, and were revised on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

The M&A Rules further requires that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008 and amended on September 18, 2018 and January 22, 2024, are triggered. Moreover, the Anti-Monopoly Law, which was promulgated by the Standing Committee of the National People’s Congress on August 30, 2007, and amended on June 24, 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds be cleared by the anti-monopoly law enforcement agency of the State Council before they can be completed.

Regulations on Dividend Distribution

Under the EIT Law, which became effective in January 2008, and was last amended on December 29, 2018, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the Law of the PRC on Enterprise Income Tax issued by the State Council, if the non-resident enterprises have not set up institutions or establishments in the PRC or have set up institutions or establishments but the income obtained by the said enterprises has no actual connection with the set-up institutions or establishments. However, a lower tax rate may be applied if there is a tax treaty concluded between the government of the PRC and a foreign government, such as withholding tax rate of 5% on dividends payments if the PRC enterprise is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements pursuant to the Arrangement between the Mainland of China and Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and other applicable PRC laws. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “SAT Circular 81”), issued on February 20, 2009, by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties (the “Announcement”), which was issued on February 3, 2018, by the SAT and became effective on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This Announcement further provides that an applicant who intends to prove his or her status as the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement of the State Administration of Taxation on Promulgation of the Administrative Measures on Entitlement of Non-residents to Treatment under Tax Treaties, which became effective on November 1, 2015, and repealed by Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits on January 1, 2020.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC subsidiaries. Current PRC regulations permit WFOE and Shaanxi suxiang to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Cash dividends, if any, on our ordinary shares would be paid in U.S. dollars. We may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE and Shaanxi suxiang pay to us may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%.

Regulations on Taxation

Enterprise Income Tax

Under the EIT Law, both resident enterprises and non-resident enterprises are subject to taxation in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishments or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC. We are an exempted company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption. Accordingly, we believe that we, as a non-resident enterprise, are subject to PRC withholding tax at a rate of 10%.

The SAT issued the Circular 82 on April 22, 2009, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management and the management department is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions and minutes, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993, and came into effect on January 1, 1994, which was last amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance (the “MOF”) on December 25, 1993, and last amended on October 28, 2011.

The Provisional Regulations of the PRC on Value-added Tax and the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) are collectively referred to as the VAT Law. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property, and the importation of goods within the territory of the PRC are the taxpayers of VAT. Pursuant to the Announcement on Policies for Deepening the VAT Reform promulgated by the MOF, SAT, General Administration of Customs on March 20, 2019 and took effect on April 1, 2019, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Announcement of the State Taxation Administration on Tax Collection and Administration Matters Relating to VAT Relief and Other Policies for Small-scale VAT Taxpayers was promulgated by the SAT on January 9, 2023, and become effective on January 1, 2023, if a small-scale taxpayer’s total monthly sales amount does not exceed RMB100,000 (or if the taxpayer pays tax quarterly, the quarterly sales amount does not exceed RMB 300,000), the VAT will be exempted. On December 25, 2024, the SCNPC promulgated the Value-Added Tax Law of the PRC, which became effective on January 1, 2026 and replaced the Provisional Regulations of the PRC on Value-added Tax. The VAT Law provides that VAT rates generally applicable are simplified as 13%, 9% and 6%, and the VAT rate for simplified tax calculation method is 3%.

Our PRC subsidiaries are VAT general taxpayers which are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Therefore, they are subject to VAT, at a rate from 6% to 13% on our products and services, less any deductible VAT they have already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC laws.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (the “SAT Circular 7”), which was most recently amended on December 29, 2017. Pursuant to the SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonably commercial purpose and is established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonably commercial purpose” of the transaction arrangement, factors to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure, and others. According to the SAT Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues Relating to Withholding at Source of Income Tax of Non-PRC Resident Enterprise, which was amended on June 15, 2018, which further elaborates the relevant implementing rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises.

Regulations on CSRC Approval and Filing Required for Overseas Listings

Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies

On February 17, 2023, the CSRC announced the Notice on Filing Management Arrangements for Overseas Listings of Domestic Enterprises, and released a set of new regulations which consists of the Trial Measures, and five supporting guidelines which came into effect on March 31, 2023. The Trial Measures redefine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, and (ii) companies (a) 50% or more of whose operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies; and (b) the main parts of whose business activities are conducted in the PRC, or its main places of business are located in the PRC, or the senior managers in charge of its business operations and management are mostly PRC citizens or domiciled in the PRC. Where a PRC domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity as the responsible domestic entity, which shall file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. According to the Trial Measures, if an issuer fails to fulfill the filings, or offer and list securities on an overseas market in violation of these measures, the CSRC will order rectification, issue warnings, and impose a fine ranging from RMB1,000,000 to RMB10,000,000. Persons directly in charge and other individuals directly responsible will be warned and fined between RMB500,000 and RMB5,000,000. Controlling shareholders and actual controllers of the domestic company who organize or instruct these violations will be fined between RMB1,000,000 and RMB10,000,000.

Pursuant to the Trial Measures, as we seek to indirectly offer and list securities in an overseas market, we are required to designate a major domestic operating entity as the responsible domestic entity and shall file with the CSRC within three working days following the submission of an initial public offering or listing application and complete the filing before the completion of our overseas offering and listing. We filed the necessary documents with the CSRC in connection with this offering on February 6, 2025. As of the date of this submission, the review process remains ongoing. During this process, the CSRC may make several rounds of inquiries, and we shall respond and supplement additional materials if necessary. We will not complete this offering until we have received confirmation from the CSRC that we have completed our filing with the CSRC.

Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies

On February 24, 2023, the CSRC, the MOFCOM, State Secrecy Administration and State Archives Bureau jointly revised the Confidentiality and Archives Administration Provisions, which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements, and procedures relating to provision of documents, materials, and accounting archives for securities companies, securities service providers, overseas regulators, and other entities and individuals in connection with any overseas offering and listing. Domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and work secret of government agencies or harm national security and public interest. A domestic company shall first obtain approval from competent authorities with examination and approval authority for approval according to law, and file the same with the secrecy administration at the same level for the record, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or work secrets of government agencies. Working papers produced in mainland China by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the PRC. Where such documents need to be transferred or transmitted to jurisdictions outside of the PRC, relevant approval procedures stipulated by regulations shall be followed. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Room 310, Building B, Huijin Huli Building, No. 966 Anling Road, Huli District, Xiamen City, Fujian Province, 361017, China.

Directors and Executive Officers	Age	Position
Libin Kuang	36	Director and Chief Executive Officer
Shuxun Huang	41	Director and Chief Financial and Accounting Officer
Long Po Ng	48	Independent Director Nominee
Xiaofan Qiu	42	Independent Director Nominee
Jishen Huang	45	Independent Director Nominee

Biographical Information

Libin Kuang serves as our Director since August 2024 and will be appointed as our Chief Executive Officer prior to the listing. Mr. Kuang possesses deep industry expertise in the photography sector and has previously launched the maternity and child photography brand “Kenge Maternity and Child Photography” with stores covering 16 cities. Mr. Kuang has also published a book “Yunji” providing tutorials related to maternity and child photography. Mr. Kuang received a Bachelor’s degree in Information Management and Information System from Minnan Science and Technology College of Nanchang University.

Shuxun Huang serves as our Director since June 2025 and will be appointed as our Chief Financial and Accounting Officer prior to the listing. Mr. Huang is experienced in the field of Internet products and technology management and has many years of experience in product planning and enterprise management. Prior to joining Suxiang Technology, from May 2016 to April 2021, Mr. Huang served as the vice general manager of Wildto.com, integrating WebGL and 3D reconstruction technology to lead the development of a 3D sports equipment customized e-commerce platform for the cycling industry which appeared at the ISPO Shanghai International Exhibition. From November 2011 to December 2014, Mr. Huang also served as the regional technical leader for Sina, where he led a team to collaborate with international brands such as Heineken, Volkswagen and ANTA. Mr. Huang received a Bachelor’s degree in Information Management and Information System from Nanchang University.

Long Po Ng is an independent director nominee and will serve as an independent Director of the Company upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part. Mr. Ng has over a decade of experience in the architectural stone materials industry, and he specializes in the formulation of corporate growth strategies and establishment of multi-dimensional risk control system for the enterprises. Since January 2023, Mr. Ng worked as the general manager of Guizhou Jiajing Stone Industry Co., Ltd. and he also served as an executive director and the general manager of Guizhou Xiesheng Manufacturing Co., Ltd. since April 2019, which he is responsible for the management of its daily operations and external investments. From April 2019 to January 2023, he served as an executive director of Guizhou Shengtai Mining Co., Ltd. and he worked as the head of the finance department and the deputy general manager of Fujian Nan’an Guangtaixiang Stone Co., Ltd. from March 2015 to April 2019. Mr. Ng attained his Bachelor’s degree in Environmental Planning from Nankai University.

Xiaofan Qiu is an independent director nominee and will serve as an independent Director of the Company upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part. Mr. Qiu specializes in the management consultancy for startup companies in the technology sector, including the design of online business model and the formulation of entrepreneurial strategies. Since January 2020 and October 2021, Mr. Qiu has served as a senior consultant of both Xiamen Pebble Network Technology Co., Ltd. and Xiamen Tangdun Network Technology Co., Ltd., respectively, which he is responsible for overseeing the business model and deliver advisory services regarding management strategies. In addition, he was the co-founder of Beijing Rhinoceros Partner Technology Co., Ltd. and was responsible for its financing consultancy and entrepreneur community operations from June 2017 to June 2019. Mr. Qiu is also the founder of Xiamen Gsquare Information Science & Technology Co., Ltd. and managed its overall business operations from August 2013 to December 2016. Mr. Qiu received a Bachelor’s degree in Advertising and a Master of Business Administration (MBA) degree from Xiamen University.

Jishen Huang is an independent director nominee and will serve as an independent Director of the Company upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part. Mr. Huang has extensive experiences in investment and corporate strategy management. Since February 2021, he has served as the vice president of If (Beijing) Technology & Innovation Co., Ltd. which he is responsible for overseeing the food and beverage brand investment, financing, as well as the integration of government resources. From May 2002 to October 2020, he successively worked as the government affairs director, deputy general manager of Beijing Huamao Commercial Management Co., Ltd., director of the group office and marketing manager of the Huamao Group. Mr. Huang received a dual Bachelor’s degrees in Environmental Science and Management from Nankai University as well as an Executive Master of Business Administration (EMBA) degree from Tsinghua University.

Board of Directors

Our board of directors will consist of 5 directors, within 90 days upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. We have a majority of independent directors serving on our board of directors, of whom are “independent directors” as defined under the Nasdaq Rules. Although as a foreign private issuer we are permitted to follow the “home country practice” in certain corporate governance matters of the Cayman Islands, which does not require a majority of independent directors on our board of directors, we elect to follow the Nasdaq corporate governance rules at this time.

The directors may from time to time at their discretion exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. Subject to the rules of Nasdaq Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with us is required to declare the nature of his interest at a meeting of our directors if his interest in such contract or transaction or proposed contract or transaction is material. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish only one committee under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee. We expect to adopt a charter for the audit committee and the members and functions of the audit committee are stipulated as below.

Audit Committee.    Our audit committee will consist of Long Po Ng, Xiaofan Qiu and Jishen Huang, and will be chaired by Jishen Huang. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and the independent registered public accounting firm; and

•        reporting regularly to the board of directors.

Corporate Governance Practices

As a Cayman Islands exempted company listed on the Nasdaq Stock Market, we are subject to Nasdaq corporate governance listing standards. However, Rule 5615(a)(3) of the Listing Rules of the Nasdaq Stock Market (the “Nasdaq Rules”) permits foreign private issuers like us to follow certain home country corporate governance practices in lieu of certain provisions of the Rule 5600 Series of the Nasdaq Rules. A foreign private issuer that elects to follow a home country practice instead of such provisions, must disclose in its annual reports each requirement that it does not follow and describe the home country practice followed by it.

Our current corporate governance practices differ from Nasdaq corporate governance requirements for U.S. companies in certain respects, as summarized below:

•        Executive Sessions.    IM5605-2 of Nasdaq Rules requires independent directors of a Nasdaq listed company must meet regularly in executive session (without members of management present), and such executive sessions should occur at least twice a year. In this regard we have elected to adopt the practices of our home country, the Cayman Islands, whose practices do not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•        Nomination of Directors.    Rule 5605(e)(2) of Nasdaq Rules requires director nominations of a Nasdaq listed company to be made or recommended solely by independent directors and the director nominations process to be addressed by a formal written charter or board resolution. We follow Cayman Islands practice which does not require us to have a formal written charter or board resolution addressing the director nominations process.

•        Composition of Committees.    We are not required to establish an audit committee prior to the offering that complies with Nasdaq corporate governance requirements and Rule 10A-3 of the Exchange Act regarding the independence of directors on the audit committee. We will follow the Nasdaq Rules which require a Nasdaq listed company to have an audit committee.

Duties of Directors

Under Cayman Islands common law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to act with skill and care that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        issuing authorized but unissued shares;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers and remuneration;

•        exercising the borrowing powers of our company and mortgaging the property of our company;

•        approving the transfer of shares in our company, including the registration of such shares in our register of members; and

•        exercise any other powers conferred by the shareholders’ meetings or under our amended and restated memorandum and articles of association.

Terms of Directors and Officers

Our directors will be limited to a term of three (3) years. Pursuant to our post-offering memorandum and articles of association and the Companies Act, our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders, pursuant to our amended and restated memorandum and articles of association. Each of our directors will hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her term. A director will cease to be a director if, among other things, the director (i) gives notice in writing to the Company that they resign the office of director, (ii) the director is absent (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by them) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that they have by reason of such absence vacated office, (iii) the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally (iv) the director is found to be or becomes of unsound mind (v) all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other directors.

Pursuant to our post-offering memorandum and articles of association and the Companies Act, we may from time to time in general meeting by the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting appoint any person to be a director either to fill a casual vacancy or as an additional director. The Board may, from time to time and at any time to appoint any person as a director either to fill a casual vacancy or as an additional director but so that the number of directors so appointed shall not exceed the maximum number determined from time to time by shareholders in general meeting. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Any director whose term of office expires shall be eligible for re-appointment at a meeting of the shareholders or re-appointment by the Board. A director may be removed from office by the affirmative vote of two-thirds (2/3) of the directors (including himself) then in office, or by the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting appoint another person in his stead, notwithstanding anything in our post-offering articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under such agreement).

Employment Agreements

We have entered into labor contracts with our executive officers through Suxiang Technology. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. The executive officer may resign at any time with an advance written notice.

Compensation of Directors and Executive Officers

In 2023, 2024 and 2025, we paid an aggregate of approximately RMB480,912, RMB486,000, and RMB516,000, respectively, in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by the PRC law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•        each person known to us to own beneficially more than 5.0% of our ordinary shares; and

•        each of our directors and executive officers.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership for each of the persons listed below is determined by dividing (i) the number of ordinary shares beneficially owned by such person, including ordinary shares such person has the right to acquire within 60 days after the date of this prospectus, by (ii) the total number of ordinary shares outstanding plus the number of ordinary shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus was 20,000,000. The total number of ordinary shares outstanding after completion of this offering will be 23,750,000. The underwriter may choose to exercise the over-allotment option in full, in part or not at all.

	Ordinary shares beneficially owned prior to this offering**		Ordinary shares beneficially owned after this offering**
	Number	Percent	Number	Percent
Directors and Executive Officers*
Libin Kuang(1)	11,322,600	56.613%	11,322,600	47.67%
Shuxun Huang(2)	2,308,000	11.54%	2,308,000	9.72
Long Po Ng	—	—	—	—
Xiaofan Qiu	—	—	—	—
Jishen Huang	—	—	—	—
Directors and executive officers as a group	13,630,600	68.153%	13,630,600	57.39%
Principal Shareholders
Pinnacle Pioneers Limited(1)	11,322,600	56.613%	11,322,600	47.67%
Galatea Digital Limited(2)	2,308,000	11.54%	2,308,000	9.72%
EraBlend Dynamics Limited(3)	1,691,000	8.455%	1,691,000	6.96%
AmsterdamAI Limited(4)	1,425,000	7.125%	1,425,000	6.00%

____________

Notes:

*        Except as otherwise indicated below, the business address of our directors and executive officers is that of our principal executive offices at Suite 310, Building B, Huijin Huli Building,966 Anling Road Huli District, Xiamen City, Fujian Province, 361017, China.

**      Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

(1)      Represents 11,322,600 ordinary shares held by Pinnacle Pioneers Limited. Pinnacle Pioneers Limited is incorporated in the British Virgin Islands and is wholly owned by Prosperous Pathways Limited, which in turn is wholly owned by Libin Kuang. The business address of Pinnacle Pioneers Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)      Represents 2,308,000 ordinary shares held by Galatea Digital Limited. Galatea Digital Limited is incorporated in British Virgin Islands and is wholly owned by Shuxun Huang. The business address of Galatea Digital Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(3)      Represents 1,691,000 ordinary shares held by EraBlend Dynamics Limited. EraBlend Dynamics Limited is incorporated in British Virgin Islands and is wholly owned by Feng Zhang. The business address of EraBlend Dynamics Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)      Represents 1,425,000 ordinary shares held by AmsterdamAI Limited. AmsterdamAI Limited is incorporated in British Virgin Islands and is wholly owned by Shui You. The business address of AmsterdamAI Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

As of the date of this prospectus, none of our ordinary shares were held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Material Transaction with Certain Related Parties

In the ordinary course of business, from time to time, we carry out other transactions and enter into other arrangements with other related parties. None of these transactions or arrangements are considered to be material except for the following.

The table below sets forth the major related parties and their relationships with us as of December 31, 2023, December 31, 2024 and June 30, 2025. From July 1, 2025 to the date of this preliminary prospectus, we have not entered into any new material related party transactions.

Related Parties	Relationship
Mr. Libin Kuang (“Mr. Kuang”)	Controlling shareholder of the Company
Mr. Shuxun Huang (“Mr. Huang”)	Co-founder of the Company
Ms. Huifen Guan (“Ms. Guan”)	Mr. Kuang’s wife
Xiamen Hewa Cultural Creativity Co., Ltd. (“Xiamen Hewa”)	An equity method investee of the Company
Suwa 3D Printing Technology (Kunshan) Co., Ltd. (“Suwa Kunshan”)	100% owned by shareholders

The table below sets forth our material related party transactions for the periods indicated:

	Year ended December 31,		Six months ended June 30,
Revenue	2023	2024	2024	2025
	RMB	RMB	RMB	RMB
Suwa Kunshan	210,785	50,156	34,207	9,706
Xiamen Hewa	20,730	231,064	53,980	28,639
	231,516	281,220	88,186	38,345

Revenue from Suwa Kunshan and Xiamen Hewa represent sales of 3D camera equipment and 3D printed figurine to the franchise stores run by these companies.

Amount Due From Related Parties

	As of December 31, 2024	As of June 30,
		2025
	RMB	RMB	USD
Xiamen Hewa	189,684	218,835	30,570
Total	189,684	218,835	30,570

Amount Due To Related Parties

	As of December 31, 2024	As of June 30,
		2025
	RMB	RMB	USD
Mr. Kuang	1,129,832	1,970,582	275,275
Mr. Huang	4,525	—	—
Ms. Guan	129,229	129,229	18,052
Suwa Kunshan	32,527	37,849	5,287
Total	1,296,113	2,137,660	298,614

____________

(1)      This represents net funding provided by Mr. Kuang from time to time, to support the Company’s daily operations, including payments of salary and expenses, purchase of raw materials and other essential operational requirements. The amount is due on demand with interest free.

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below.

As of the date of the prospectus, our authorized share capital was US$50,000 divided into 490,000,000 ordinary shares with a par value of US$0.0001 each and 10,000,000 preference shares with a par value of US$0.0001 each. As of the date of this prospectus, there were 20,000,000 ordinary shares issued and outstanding.

Immediately prior to the completion of this offering, we will conditionally adopt an amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association, and which will become effective immediately upon completion of this offering and replace the current memorandum and articles of association in its entirety. Following the completion of this offering, ordinary shares will be issued and outstanding, assuming the underwriter does not exercise its option to purchase additional ordinary shares. The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Our Post-offering Memorandum and Articles of Association

Our shareholders plan to adopt an amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association and which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General.    All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares to bearer.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to our post-offering memorandum and articles of association.

Voting Rights.    Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting on a poll every member present in person or by proxy or, in the case of a member being a corporation, by our duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his name in the register of members of our Company but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for this purpose as paid up on the share On a poll, a member entitled to more than one vote need not use all his votes or cast all the votes he does use in the same way.

Transfer of Shares.    Subject to the restrictions of our post-offering amended and restated memorandum and articles of association and the Companies Act, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Stock Market or such other form as approved by our directors in their absolute discretion.

Our directors may, in their absolute discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and (e) a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required by the rules of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in calendar any year.

Liquidation.    If our company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Subject to the terms of the allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares, and each shareholder shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to us at the time or times so specified the amount called on such ordinary shares. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    Subject to our post-offering amended and restated memorandum and articles of association, the Companies Act and, where applicable, the Nasdaq listing rules or any other law or so far as not prohibited by any law and subject to any rights conferred on the holders of any class of shares, any power of our Company to purchase or otherwise acquire all or any of its own shares be exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it may agree with the relevant member. Subject to the Companies Act, our post-offering amended and restated memorandum and articles of association, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that they may, at the option of our Company or the holders thereof, be liable to be redeemed on such terms and in such manner, including out of capital, as our board of directors may deem fit.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (except as set out our post-offering amended and restated memorandum and articles of association and the register of mortgages and charges). See “Where You Can Find Additional Information.”

Changes in Capital.    Subject to the Companies Act, our shareholders may by ordinary resolution:

•        increase our share capital by new shares of such amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•        sub-divide our shares, or any of them into shares of an amount smaller than that fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Subject to the Companies Act, our post-offering amended and restated memorandum and articles of association, and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members.    Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

•        whether voting rights are attached to the share in issue;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference Shares.    Our amended and restated memorandum and articles of association will authorize 10,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered in this offering.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Economic Substance — Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of our rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of United Kingdom. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 ⅔% in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.    When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits.    Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our post-offering memorandum and articles of association provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director needs not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association. Our amended and restated articles of association allow one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provides that we may (but shall not be obliged to) in each calendar year to hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notice calling it.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for appointments of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to appointing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, a director may be removed from office by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors), or by an ordinary resolution (except with regard to the removal of the chairman, who may be removed from office by a special resolution), notwithstanding anything in our articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under such agreement).

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, whenever the capital of our company is divided into different class, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the sanction of a Special Resolution passed at a separate general meeting of the holders of the Shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose ownership above any particular ownership threshold.

History of Share Capital

The following is a summary of our securities sales in the past three years. We believe that each of the following sales was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these sales of securities.

Purchaser	Seller	Date of sale	Amount	Consideration
Xiamen Suxiang Technology Co. Ltd. (“Suxiang Technology”)
Xiamen Yi Suxiang Co. Ltd.	Mr. Libin Kuang	January 25, 2022	10% of the shares of Suxiang Technology	RMB100
Xiamen Suyi Co. Ltd.	Mr. Libin Kuang	June 29, 2022	10% of the shares of Suxiang Technology	RMB100
Xiamen Suyuan Co. Ltd.	Mr. Libin Kuang	June 29, 2022	30% of the shares of Suxiang Technology	RMB100
Xiamen Wayou Technology Co. Ltd.	Suxiang Technology	January 10, 2023	5% of the shares of Suxiang Technology	RMB26,316
Mr. Libin Kuang	Suxiang Technology	April 17, 2023	22.5% of the shares of Suxiang Technology	RMB225,000
Xiamen Yi Suxiang Co. Ltd.	Suxiang Technology	April 17, 2023	4.5% of the shares of Suxiang Technology	RMB45,000
Xiamen Suyi Co. Ltd.	Suxiang Technology	April 17, 2023	4.5% of the shares of Suxiang Technology	RMB45,000
Xiamen Suyuan Co. Ltd.	Suxiang Technology	April 17, 2023	13.5% of the shares of Suxiang Technology	RMB135,000
Xiamen Wayou Technology Co. Ltd.	Suxiang Technology	April 17, 2023	5% of the shares of Suxiang Technology	RMB23,684
Mr. Long Po Ng	Suxiang Technology	October 8, 2024	1% of the shares of Suxiang Technology	RMB10,101
Beijing Wayou Technology Co., Ltd.	Mr. Libin Kuang	November 14, 2024	47.025% of the shares of Suxiang Technology	RMB475,000
Beijing Wayou Technology Co., Ltd.	Xiamen Yi Suxiang Co. Ltd.	November 14, 2024	9.405% of the shares of Suxiang Technology	RMB95,000
Beijing Wayou Technology Co., Ltd.	Xiamen Suyi Co. Ltd.	November 14, 2024	9.405% of the shares of Suxiang Technology	RMB95,000
Beijing Wayou Technology Co., Ltd.	Xiamen Suyuan Co. Ltd.	November 14, 2024	28.215% of the shares of Suxiang Technology	RMB285,000
Beijing Wayou Technology Co., Ltd.	Xiamen Wayou Technology Co. Ltd.	November 14, 2024	4.95% of the shares of Suxiang Technology	RMB50,000
Beijing Wayou Technology Co., Ltd.	Mr. Long Po Ng	November 14, 2024	1% of the shares of Suxiang Technology	RMB10,101

Xiamen Yuwa Technology Co. Ltd. (“Xiamen Yuwa”)
Suxiang Technology	Jiayue Educational Technology (Tianjin) Co. Ltd.	December 6, 2022	5% of the shares of Xiamen Yuwa	Nil
Suxiang Technology	Mr. Libin Kuang	December 6, 2022	80% of the shares of Xiamen Yuwa	Nil
Suxiang Technology	Ms. Huifen Guan	December 6, 2022	15% of the shares of Xiamen Yuwa	Nil

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 23,750,000 ordinary shares outstanding, assuming the underwriter does not exercise its option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares and we cannot assure you that a regular trading market will develop even if our ordinary shares are approved for listing on the Nasdaq Capital Market.

Lock-Up Agreements

We, and any successors of us, will not, without the prior written consent of the underwriter, for one hundred eighty (180) days from the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities that are convertible into or exercisable or exchangeable for our ordinary shares, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our Company or such other securities, in cash or otherwise. Additionally, all of our directors, officers, 5% or greater shareholders have agreed with the underwriter, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for one hundred eighty (180) days from the date of commencement of sales of this offering, without the consent of the underwriter.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

RULE 144

All of our ordinary shares outstanding prior to this offering upon the completion of this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

•        1% of our then total issued and outstanding ordinary shares, in the form of ordinary shares or otherwise, which will equal 237,500 ordinary shares immediately after this offering, assuming the underwriter does not exercise its option to purchase additional ordinary shares (or approximately 243,125 ordinary shares if the underwriter exercises in full its option to purchase additional ordinary shares); or

•        the average weekly trading volume of our ordinary shares on Nasdaq or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ordinary shares.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of a share is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Sharewow Limited (the “Company”):

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of the Company; or

2.2    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 30 years from the date hereof.

People’s Republic of China Taxation

Under the EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the State Administration of Taxation, or the SAT, issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued SAT Bulletin 45 (lastly revised in 2018) to provide more guidance on the implementation of SAT Circular 82. On January 29, 2014, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Determination of Resident Enterprises on the Basis of Their Actual Management Bodies that provides more guidance on the implementation of Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

Subject to final determination by the relevant tax authorities, Han Kun PRC has advised us that we do not meet all of the criteria described above, and neither we nor our subsidiaries outside of China are PRC tax resident enterprises, based on the fact that neither we nor our subsidiaries outside of China are controlled by a PRC enterprise or PRC enterprise group, and the records of us and our subsidiaries outside of China (including the resolutions of the respective boards of directors and the resolutions of shareholders) are maintained outside the PRC. However, subject to final determination by the relevant tax authorities, Han Kun PRC has advised us that as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” when applied to our offshore entities, we may be considered as a resident enterprise and therefore may be subject to PRC enterprise income tax at 25% on our worldwide income.

In addition, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in our ordinary shares.

If we are considered a “non-resident enterprise” by the PRC tax authorities, the dividends we receive from our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. Federal income tax considerations relevant to the acquisition, ownership, and disposition of our ordinary shares by U.S. Holders (as defined below) that will hold our ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our shares; investors that will hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; investors that have a functional currency other than the U.S. dollar), or holders that acquire ordinary shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on share repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in our ordinary shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the ordinary shares.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC or other tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our ordinary shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our shares are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the comprehensive United States-PRC income tax treaty, or the “Treaty,” (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our ordinary shares.

In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our ordinary shares, as described under “Taxation — People’s Republic of China Taxation.” If we are deemed to be a PRC tax resident enterprise, you may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the ordinary shares may be subject to tax in the PRC, as described under “Taxation — People’s Republic of China Taxation.” If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our ordinary shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. However, if PRC tax were to be imposed on any gain from the disposition of our ordinary shares, if you are eligible for the benefits of the Treaty, you generally may be able to treat such gain as foreign-source income. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our taxable year ending December 31, 2024. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our taxable year ending December 31, 2024 or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our ordinary shares even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•        amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

•        amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that our ordinary shares will be listed on the Nasdaq Stock Market, which is a qualified exchange for these purposes. If our ordinary shares are regularly traded, and the ordinary shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the ordinary shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our ordinary shares, if such ordinary shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to the ordinary shares and proceeds from the sale, exchange or redemption of the ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our ordinary shares, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PROSPECTIVE INVESTORS IN THE ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM OWNING OR DISPOSING THE ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL, NON-US JURISDICTION, OR ANY INCOME TAX TREATY, AND ESTATE, GIFT AND INHERITANCE LAWS.

UNDERWRITING

We expect to enter into an underwriting agreement with Kingswood Capital Partners, LLC with respect to the ordinary shares in this offering. Kingswood Capital Partners, LLC (the “Underwriter”) may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the Underwriter the number of ordinary shares as indicated below.

Underwriter	Number of Ordinary Shares
Kingswood Capital Partners, LLC
Total

The Underwriter is offering the ordinary shares subject to its acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The Underwriter is obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken.

However, the Underwriter is not required to take or pay for the ordinary shares covered by the Underwriter’s option to purchase additional ordinary shares described below.

Over-Allotment Option

We have granted the Underwriter an over-allotment option. This option, which is exercisable for up to 45 days following the closing of this offering, permits the Underwriter to purchase a maximum of 562,500 additional ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised in whole or in part, the Underwriter will become obligated, subject to certain conditions, to purchase about the additional ordinary shares underlying the portion of the option that is exercised.

Underwriting Discounts and Expenses

The Underwriting discounts are equal to seven percent (7%) of the gross proceeds of the offering.

The following table shows the per ordinary share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s option to purchase up to an additional 562,500 ordinary shares.

	Per Share (US$)	Total Without Exercise of Over-allotment Option (US$)	Total With Full Exercise of Over-allotment Option (US$)
Initial public offering price(1)	$	$	$
Underwriting discounts to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      Initial public offering price per share is assumed as US$           per share.

We have agreed to reimburse the Underwriter for all of its reasonable, necessary and accountable out-of-pocket expenses relating to the offering, in an aggregate amount up to $220,000, including, but not limited to: (i) fees and expenses associated with background check, roadshow, and third-party financial due diligence, and (ii) the fees of the underwriter’s counsels. We have also agreed to pay to the Underwriter a non-accountable allowance of one percent (1%) of the gross proceeds received by the Company upon closing of the offering. In addition, we have paid to the Underwriter $40,000 as advisory fees in connection with this offering.

Notwithstanding the foregoing, the compensation received by the Underwriter in connection with this offering shall not violate FINRA Rule 5110 after accounting for all fees and expenses paid to the underwriter. Any expense deposits will be returned to us to the extent the Underwriter’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, will be approximately US$          .

Right of First Refusal

We have granted the Underwriter an irrevocable right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the closing date of this offering (the “RoFR Period”), to act as lead investment banker, lead book-runner, and/or lead placement agent, at the Underwriter’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during RoFR Period, of us, or any successor to or any current or future subsidiary of us, on terms and conditions customary to the Underwriter for such Subject Transactions. The Underwriter shall have the sole right to determine whether any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, we will not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Underwriter. The Underwriter has only one opportunity to waive or terminate the Right of First Refusal in consideration of any payment or fee. Once terminated or waived during the RoFR Period, the Underwriter shall not have Right of First Refusal. The Right of First Refusal granted hereunder may be terminated by us for “Cause,” which shall mean a material breach by the Underwriter of an engagement letter between the Underwriter and us, or a material failure by the Underwriter to provide the services as contemplated by such engagement letter. Our exercise of the right of “termination for cause” eliminates any obligations with respect to the payment of any termination fee or provision of the Right of First Refusal pursuant to FINRA Rule 5l10(g)(5)(ii).

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We, and any successors of us, will not, without the prior written consent of the Underwriter, for one hundred eighty (180) days from the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities that are convertible into or exercisable or exchangeable for our ordinary shares, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our Company or such other securities, in cash or otherwise.

Additionally, all of our directors, officers, 5% or greater shareholders have agreed with the Underwriter, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for one hundred eighty (180) days from the date of commencement of sales of this offering, without the consent of the Underwriter.

Nasdaq Listing

We intend to list our ordinary shares on the Nasdaq Capital Market under the symbol “SUWA.”

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of the ordinary shares has been negotiated between us and the Underwriter. Among the factors considered in determining the initial public offering price of the ordinary shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Underwriter or selling group members, if any, participating in this offering and the Underwriter may distribute prospectuses electronically. The Underwriter may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our ordinary shares. Specifically, the Underwriter may sell more ordinary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares available for purchase by the Underwriter under option to purchase additional ordinary shares. The Underwriter can close out a covered short sale by exercising the option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out a covered short sale, the Underwriter will consider, among other things, the open market price of ordinary shares compared to the price available under the option to purchase additional ordinary shares. The Underwriter may also sell ordinary shares in excess of the option to purchase additional ordinary shares, creating a naked short position. The Underwriter must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our ordinary shares in this offering because such underwriter repurchases those ordinary shares in stabilizing or short covering transactions.

Finally, the Underwriter may bid for, and purchase, our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the Underwriter may engage in passive market making transactions in our ordinary shares on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the ordinary shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares, where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$
Nasdaq Stock Market listing fee	US$
Financial Industry Regulatory Authority Inc. filing fee	US$
Printing and engraving expenses	US$
Legal fees and expenses	US$
Accounting fees and expenses	US$
Miscellaneous	US$
Total	US$

We will bear these expenses and the underwriting discounts and commissions incurred in connection with the offer and sale of the ordinary shares by us.

LEGAL MATTERS

We are being represented by Han Kun Law Offices and Han Kun Law Offices LLP with respect to certain legal matters as to PRC law and United States federal securities law, respectively. The underwriter is represented by VCL Law LLP with respect to certain legal matters as to United States federal securities and New York state law, and by Jincheng Tongda & Neal Law Office with respect to legal matters as to PRC law. The validity of our ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP. Han Kun Law Offices LLP may rely upon Maples and Calder (Cayman) LLP with respect to matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements of Sharewow Limited, as of December 31, 2023 and 2024, and for the fiscal years ended December 31, 2023 and 2024, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by OneStop Assurance PAC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of OneStop Assurance PAC is 10 Anson Road, #06-15 International Plaza, Singapore 079903.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the Ordinary shares, to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and their exhibits and schedules for further information with respect to us and our Ordinary shares.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SHAREWOW LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Sharewow Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Sharewow Limited (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses from operations, has an accumulated deficit and has a cash outflow in operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Explanatory Paragraph Regarding Reclassification of Comparative Financial Statements

The financial statements of the Company as of and for the year ended December 31, 2024, were audited by us, and we expressed an unmodified opinion on those financial statements in our report dated June 26, 2025. As discussed in Note 2 to the financial statements, certain amounts previously reported in the 2023 financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no effect on previously reported net income, total assets, shareholders’ equity, or cash flows. Our opinion on the current year financial statements is not modified with respect to this matter.

/s/ OneStop Assurance PAC

Singapore

June 26, 2025

PCAOB ID Number 6732

We have served as the Company’s auditor since 2024.

SHAREWOW LIMITED
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2024
	RMB	RMB	USD
Assets
Current assets
Cash and cash equivalents	413,664	715,753	99,571
Accounts receivable, net	344,909	847,372	117,880
Prepaid expenses and other current assets, net	2,335,295	7,276,760	1,012,292
Due from related parties	29,915	189,684	26,388
Inventories	1,415,318	1,640,131	228,164
Total current assets	4,539,101	10,669,700	1,484,295
Non-current assets
Property and equipment, net	2,209,025	3,839,471	534,120
Operating lease right-of-use assets, net	1,038,335	1,104,218	153,611
Finance lease right-of-use assets, net	1,450,559	—	—
Intangible assets, net	34,340	299,351	41,644
Equity method investment	—	21,758	3,027
Deferred tax asset	202,911	553,968	77,064
Total non-current assets	4,935,170	5,818,766	809,466
Total assets	9,474,271	16,488,466	2,293,761

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	495,090	3,178,175	442,126
Short-term borrowings	300,000	2,158,571	300,285
Current portion of long-term borrowings	112,839	19,617	2,729
Due to related parties	1,916,916	1,296,113	180,306
Lease liability	1,395,891	797,047	110,880
Other payables and accrued liabilities	10,972,630	16,962,891	2,359,759
Total current liabilities	15,193,366	24,412,414	3,396,085
Non-current liabilities
Long-term borrowings	19,617	2,620,000	364,476
Lease liability – non-current	980	246,912	34,349
Total non-current liabilities	20,597	2,866,912	398,825
Total liabilities	15,213,963	27,279,326	3,794,910
Commitments and contingencies	—	—	—

Shareholder’s deficit
Preference share, par value US$0.0001; Authorized:10,000,000 shares; none issued and outstanding as of December 31, 2023 and 2024, respectively	—	—	—
Ordinary shares, par value US$0.0001; Authorized:490,000,000 shares; Issued and outstanding: 20,000,000 shares as of December 31,2023 and 2024	14,254	14,254	1,983
Additional paid-in capital	2,035,746	3,584,531	498,655
Accumulated deficit	(7,789,692)	(14,389,645)	(2,001,787)
Total shareholders’ deficit	(5,739,692)	(10,790,860)	(1,501,149)
Total liabilities and shareholders’ deficit	9,474,271	16,488,466	2,293,761

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2023	2024
	RMB	RMB	USD
Revenue	12,862,915	14,146,403	1,967,949
Cost of sales	8,300,064	8,816,303	1,226,462
Gross profit	4,562,851	5,330,100	741,487
Operating expenses:
Selling expenses	4,510,491	5,142,612	715,404
General and administrative expenses	5,978,367	7,139,291	993,168
Other expenses, net	(242,531)	(214,657)	(29,862)
Total operating expenses	10,246,327	12,067,246	1,678,710
Loss from operations	(5,683,476)	(6,737,146)	(937,223)
Interest expenses	56,247	213,865	29,751
Loss before income taxes	(5,739,723)	(6,951,011)	(966,974)
Income tax benefits	(211,960)	(351,058)	(48,837)
Net loss	(5,527,763)	(6,599,953)	(918,137)

Comprehensive loss
Net loss	(5,527,763)	(6,599,953)	(918,137)
Foreign currency translation adjustment	—	—	—
Total comprehensive loss	(5,527,763)	(6,599,953)	(918,137)

Losses per share
Basic and diluted	(0.28)	(0.33)	(0.05)
Weighted average ordinary shares outstanding
Basic and diluted	20,000,000	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit
	Number of Shares	Amount
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2023	20,000,000	14,254	1,535,746	(2,261,929)	—	(711,929)
Net loss				(5,527,763)	—	(5,527,763)
Capital contribution	—	—	500,000	—	—	500,000
Balance as of December 31, 2023	20,000,000	14,254	2,035,746	(7,789,692)	—	(5,739,692)
Net loss	—	—	—	(6,599,953)	—	(6,599,953)
Capital contribution	—	—	1,548,785	—	—	1,548,785
Balance as of December 31, 2024	20,000,000	14,254	3,584,531	(14,389,645)	—	(10,790,860)

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2023	2024
	RMB	RMB	USD
Cash flows from operating activities:
Net loss	(5,527,763)	(6,599,953)	(918,137)
Adjustments to reconcile net income (loss) from operations to net cash used by operating activities
Depreciation and amortization	407,423	524,970	73,030
Amortization of right-of-use assets	753,430	1,139,168	158,473
Loss from termination of operating lease	—	2,043	284
Loss on disposal of property and equipment	—	4,513	628
Loss on equity method investment	—	128,242	17,840
Deferred tax	(211,960)	(351,058)	(48,837)
Net changes in operating assets and liabilities:
Accounts receivable	553,187	(502,463)	(69,899)
Prepaid expenses and other current assets	157,104	675,177	93,924
Inventories	57,011	(224,813)	(31,274)
Accounts payable	(1,334,906)	2,258,454	314,180
Income taxes payable	(6,021)	—	—
Other payables and accrued liabilities	1,274,110	111,456	15,505
Related parties	39,213	(170,782)	(23,758)
Operating lease liabilities	(833,570)	(1,112,032)	(154,698)
Net cash used in operating activities	(4,672,742)	(4,117,078)	(572,739)

Investing activities:
Payment for property and equipment	(288,489)	(207,297)	(28,838)
Payment for intangible assets	(34,990)	(277,769)	(38,641)
Proceeds from disposal of property and equipment	—	1,530	213
Investments in equity method	—	(150,000)	(20,867)
Net cash used in investing activities	(323,479)	(633,536)	(88,133)

Financing activities:
Proceeds from short-term borrowings	300,000	3,670,000	510,545
Loans received from shareholders (net)	5,917,504	10,906,637	1,517,255
Proceeds from long-term borrowings	220,995	2,620,000	364,476
Repayment of loans from shareholders	(3,462,946)	(7,407,428)	(1,030,470)
Repayment of short-term borrowings	—	(1,811,429)	(251,993)
Repayments of long-term borrowings	(88,538)	(112,839)	(15,697)
Payment of capital lease obligation	(1,276,471)	(473,491)	(65,869)
Loans received from third party companies	3,000,000	1,200,000	166,936
Capital contribution	500,000	848,785	118,077
Payment of deferred IPO costs	—	(4,387,532)	(610,363)
Net cash provided by financing activities	5,110,544	5,052,703	702,897

Net increase in cash and cash equivalent and restricted cash	114,323	302,089	42,025
Cash and cash equivalents and restricted cash at beginning of period	299,341	413,664	57,546
Cash and cash equivalents and restricted cash at end of period	413,664	715,753	99,571

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year ended December 31,
	2023	2024
	RMB	RMB	USD
Supplemental disclosures of cash flow information:
Income taxes paid (refunded)	6,021	—	—
Interest paid	52,359	191,743	26,674
Obtaining right-of-use assets in exchange for lease liabilities	883,963	567,123	78,894
	As of December 31,
	2023	2024
	RMB	RMB	USD
Reconciliation of cash, cash equivalents and restricted cash in unaudited condensed consolidated statements of cash flows
Restricted cash	—	—	—
Cash and cash equivalents	413,664	715,753	99,571
Cash, cash equivalents and restricted cash	413,664	715,753	99,571

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Sharewow Limited (“the Company”) was incorporated under the laws of the Cayman Islands on August 1, 2024. The Company, through its consolidated subsidiaries, specializes in comprehensive 3D photography industry, from data collection to 3D product printing and delivery. It designs, develops, manufactures and markets 3D imaging capture devices, offering 3D photography solutions to customers, streamlined by a centralized system.

Sharewow Limited owns 100% equity interest of MiniMe Technology Innovation Limited (“BVI Entity”), established as a holding company. MiniMe Technology Limited (“HK Entity”), a wholly-owned subsidiary of BVI Entity, was incorporated under the laws of Hong Kong, China. Beijing Wayou Technology Co., Ltd. (“WFOE”), a wholly-owned subsidiary of HK Entity, was incorporated under the laws of PRC.

Xiamen Suxiang Technology Co. Ltd. (“Suxiang Technology”) was established under the laws of the PRC in November 2016 and along with its subsidiaries, are the Company’s main operating entities in China.

Prior to the Reorganization described below, Suxiang Technology was controlled by several shareholders. A reorganization of the Company’s legal structure (“Reorganization”) was completed on November 18, 2024. The Reorganization involved the following major events:

•        Formation of Sharewow Limited, BVI Entity, HK Entity and WFOE;

•        Transfer of 100% equity interests of Suxiang Technology from several of its former shareholders to WFOE. As a result, Suxiang Technology became a wholly-owned subsidiary of WFOE.

On November 14, 2024, the Company issued 20,000,000 ordinary shares with par value of US$0.0001 to its shareholders, in connection with the incorporation of the Company. As of December 31, 2024, the Company had 490,000,000 authorized ordinary shares, and 20,000,000 ordinary shares were issued and outstanding.

Upon the completion of the above Reorganization, Sharewow Limited became the ultimate holding company of the Group. The Company is effectively controlled by the same group of shareholders before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

As of December 31, 2024, details of the Company’s subsidiaries are set out below:

Name	Date of Incorporation	Place of Incorporation	Percentage of Beneficial ownership	Principal Activities
Subsidiaries
MiniMe Technology Innovation Limited	August 12, 2024	BVI	100%	Holding company
MiniMe Technology Limited	August 21,2024	HongKong	100%	Holding company
Beijing Wayou Technology Co., Ltd.	June 28, 2024	PRC	100%	Holding company
Xiamen Suxiang Technology Co. Ltd.	November 14, 2016	PRC	100%	Research, manufacturing and distribution of 3D photography product and services
Xiamen Yuwa Technology Co. Ltd.	January 14, 2020	PRC	100%	Distribution of 3D photography product and services
Tianjin Suxiang Technology Co. Ltd.	November 10, 2022	PRC	100%	Distribution of 3D photography product and services
Beijing Suxiang Technology Co. Ltd.	June 28, 2024	PRC	100%	Distribution of 3D photography product and services
Guangzhou Yuwa Cultural and Creative Co. Ltd.	December 6, 2023	PRC	100%	Distribution of 3D photography product and services

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Liquidity

The Company incurred net loss of RMB6,599,953, and RMB5,527,763 for the years ended December 31, 2024 and 2023, respectively. Working capital deficits were RMB13,742,714 and RMB10,654,265 as of December 31, 2024 and 2023, respectively. The future viability of the Company is dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. If the Company is unable to obtain funding, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

The recurring operating losses were attributable to business development initiatives and product upgrades, which has concluded gradually in September 2024. However, the decline in working capital from 2023 to 2024 raises substantial doubt about the Company’s ability to meet obligations due within one year after the issuance of financial statements.

The Company primarily rely on net proceeds from capital contributions and borrowings from banks and other unrelated sources to fund its operations and capital needs. The Company plans to increase bank loans by up to RMB10 million, with corresponding interest payable. In 2025, the Company intends to seek additional equity investment, including IPO proceeds from the public market.

Currently, the Company is focusing on increasing and stabilizing its production capacity. To achieve this, the Company has entered into long-term strategic cooperation agreements with 3D printer suppliers, with plans to add 4 to 12 printing devices per year from 2025 to 2027. While ensuring production capacity, the Company plans to increase the chain store network, aiming to add 100 new chain stores in 2025, including 40 overseas stores and 60 domestic ones. In the subsequent years, the Company will continue to invest based on the number of effective chain stores to further increase store numbers. Furthermore, the Company is actively developing new business lines, such as the Cartoon IP business. The Company anticipates launching new products featuring the well-known cartoon IPs by 2027.

Looking ahead, the Company anticipates significant growth in its sales revenue, which it expects will generate substantial cash flows. This surge in sales is driven by robust market demand for the Company’s products and services, combined with its strategic plans to expand its market reach and diversify its product offerings. The Company expects that it will generate post-tax cash inflows starting from the year ending December 31, 2026.

However, the management plan cannot alleviate the substantial doubt of the Company’s ability to continue as a going concern. There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If the Company is unable to raise sufficient financing or events or circumstances occur such that the Company does not meet its strategic plans, it would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management evaluates these estimates and assumptions on a regular basis. Significant accounting estimates reflected in the Company’s consolidated financial statements include but are not limited to estimates and judgments applied in the allowance for credit losses, estimated useful lives of property and equipment, accounting for deferred income taxes and valuation allowance for deferred tax assets. Actual results could differ from those estimates and judgments.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments with original maturities of three months or less at the date of purchase, that are readily convertible to known amounts of cash and have insignificant risk of changes in value related to changes in interest rates.

Accounts receivable, net

Cash payment before delivery is required on product sales and services rendering. Franchise stores are required to make full payments of equipment and franchise and other service fee upon execution of franchise agreement. Furthermore, Franchise Stores are required to maintain a prepaid credit account with the Company, from which the settlement of sales orders originating from their respective stores will be deducted. The Company conducts regular reviews of its accounts receivable and credit account balances to ensure accuracy and timeliness of collections. In the event that the Company determines that the collection of an outstanding customer receivable is not probable, it will provide an allowance for credit losses. This allowance is determined by considering: (a) historical bad debt experience, (b) any circumstances indicating a customer’s or debtor’s inability to fulfill their financial obligations, (c) changes in its customer or debtor payment history, and (d) the Company’s assessment of prevailing economic conditions within the industry and their potential impact on its customers and debtors. If circumstances change, such that the financial conditions of its customers or debtors are adversely affected and they are unable to meet their financial obligations to the Company, it may need to record additional allowances, which would result in a reduction of its net income.

Concentration of credit risk and major customers

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of December 31, 2023 and 2024, the aggregate amounts of cash and cash equivalents are RMB413,664 and RMB715,753, respectively.

To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in PRC. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company establishes an accounting policy for allowance for credit losses on the individual customer’s financial condition, credit history, and the current economic conditions. As of December 31, 2023 and 2024, the Company recorded RMBnil of allowances for credit losses.

Major customers and accounts receivable — During the year ended December 31, 2023, the Company had no customers that accounted over 10% of revenues. The Company had four customers that accounted over 10% of total accounts receivable at December 31, 2023. During the year ended December 31, 2024, the Company had one customer that accounted over 10% of revenues. The Company had two customers that accounted over 10% of total accounts receivable at December 31, 2024.

Major suppliers — During the year ended December 31, 2023, the Company had two suppliers accounted over 10% of total purchases amounting to RMB2,985,752. During the year ended December 31, 2023, the Company had three suppliers accounted over 10% of total purchases amounting to RMB3,945,254.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories

Inventories of the Company consist of raw materials and finished goods. Inventories are stated at lower of cost or net realizable value with cost being determined on the weighted average method. Elements of cost in inventories include raw materials, direct labor costs, other direct costs, and manufacturing overhead. The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon the product life-cycle.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital upon completion of the offering. As of December 31, 2024, the Company has not completed its IPO hence incurred offering costs. As of December 31, 2023 and 2024, the accumulated deferred offering cost was RMBnil and RMB4,387,532, respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation of property and equipment are provided using the straight-line method over their estimated useful lives as follows:

Useful life
Production and other machineries	10 years
Furniture and equipment	3 – 6 years
Vehicles	4 years

Upon retirement or sale of an asset, the cost of the asset and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to other (income) expenses, net.

Intangible assets, net

Intangible asset results from the expenses incurred for software copyrights and intellectual property rights. Identifiable intangible assets are carried at acquisition cost less accumulated amortization and impairment loss, if any. The Company accounts for such licensed software with definite lives and amortized using the straight-line method over its estimated useful life.

Impairment of long-lived assets

The Company reviews the carrying value of long-lived assets to be held and used when events and circumstances warrants such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed are determined in a similar manner, except that fair market values are reduced for the cost to dispose. No impairment charge was recognized for all periods presented.

Equity method investment

The Company’s long-term investments consist of equity method investment. Investment in entities in which the Company can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323 (“ASC 323”), Investments-Equity Method and Joint Ventures. Under the equity method, the Company initially records its investment at cost. The Company subsequently adjusts the carrying amount of the investments to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Company evaluates the

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

equity method investment for impairment under ASC 323. An impairment loss on the equity method investment is recognized in earnings when the decline in value is determined to be other-than-temporary. The Company recorded impairment losses RMB 128,242 on its investment during the years ended December 31, 2024.

Fair value of financial instruments

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.

Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1

Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.
Level 3

Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level 3 valuations incorporate certain unobservable assumptions and projections in determining the fair value assigned to such assets.

All transfers between fair value hierarchy levels are recognized by the Company at the end of each reporting period. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risks associated with investment in those instruments.

Fair Value Measured or Disclosed on a Recurring Basis

Borrowings — Interest rates under the borrowing agreements with the lending parties were determined based on the prevailing interest rates in the market. The Company classifies the valuation techniques that use these inputs as Level 2 fair value measurement. The carrying value of the Company’s borrowings approximates fair value as the borrowing bears interest rates that are similar to existing market rates.

Other financial items for disclosure purpose — The fair value of other financial items of the Company for disclosure purpose, including cash and cash equivalents, accounts receivable, other receivables, other current assets, accounts payable, other payables and accrued liabilities, approximate their carrying value due to their short-term nature.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases and finance lease are included in operating lease, right-of-use assets, finance lease right-of-use assets (“ROU”) and lease liabilities in the consolidated balance sheets.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. If the lease does not provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. It uses the implicit rate when it is readily determinable.

The operating lease, ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Revenue recognition

A description of the principal revenue generating activities of the Company is as follows:

Revenues from chain stores

Revenues from chain stores mainly consist of sales of 3D camera equipment, customized 3D printed figurines and related accessories, franchise fee and software usage fee, and royalties based on a percentage of store sales.

1)      Sales of 3D photo booths as equipment for store operations:    the Company’s performance obligation is to transfer equipment at a fixed consideration. Revenue from sales of equipment which needs installation and testing for the intended use is recognized at point in time when equipment is installed and tested to be ready to use.

2)      Sales of customized 3D printed figurines and related accessories:    Franchise stores place online orders through Company developed APP and purchase customized 3D printed figurines and related accessories, from the Company to offer these products to their retail customers. The Company’s performance obligation is to transfer required products to the store or store customers. Sales of products are generally recognized on the Franchise Stores’ acceptance of products.

3)      Franchise fee and software usage fee:    These fees cover various costs associated with pre-opening preparation for launching a franchise business, including selecting a suitable business location, preparing initial stock, installing and testing equipment, setting up operational systems, and providing training and etc. Revenues associated with these pre-opening services are recognized upon completion of the related performance obligations, generally when a store is opened. These are one-time, non-refundable payments made by franchisees upon execution of the franchise agreement. They are recognized as revenue when the franchise agreement is executed and all material obligations have been met, as per ASC 606.

4)      Royalties:    For ongoing branding and operational support, a royalty fee is paid to the Company based on a percentage of franchise store sales. Such sales are included in sales of 3D printed figurines and recognized at the time underlying sales occur.

5)      We do not collect advertising fund contributions from our franchisees.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue from non-chain customers

It mainly consists revenues of sales of 3D camera equipment and rendering related services to non-chain customers, catering to their diverse needs for commercial purpose, entertainment or event photography.

The Company recognizes product sales at point in time when the Company satisfies its performance obligation upon the control of the promised products or services are transferred to the customers. Revenues represent the amount of consideration that the Company is entitled to, including products settlement price, net of value-added tax (“VAT”), surcharges, discounts and returns, if any. There is no significant financing component or variable consideration in the transaction price. The Company reasonably estimates the possibility of return based on the historical experience, and there were no material returns historically.

Cash payment before delivery is required on product sales and services rendering. Franchise stores are required to make full payments of equipment and franchise and other service fee upon execution of franchise agreement.

1.      Allocation of Transaction Price

The Company allocates the transaction price of a contract to each distinct performance obligation based on its relative standalone selling price. The standalone selling price is generally the observable price charged when the same good or service is sold to a customer on a standalone basis. As the Company’s products and services are typically sold at their observable standalone selling prices, the allocation of the transaction price usually corresponds directly to the listed prices for each performance obligation.

2.      Principal versus Agent Considerations

The Company is the principal and it is primarily responsible for fulfilling the promise to provide the specified goods or services based on the facts that: i) The Company has primary responsibility for the acceptability and quality of the products (e.g., 3D printed figurines, equipment) and provides warranties. ii) The Company bears inventory risk for products before they are transferred to the customer. iii) The Company has the ability to set the selling price to the customer.

3.      Estimation of Returns

3D camera equipment sold to customers are subject to standard warranty provisions but may also be eligible for return under specific circumstances, such as quality issues. For sales with a right of return, the Company estimates the amount of future returns at the time of sale. This estimate is based on historical experience, which includes analysis of key metrics such as historical return rates and the reasons for returns. The Company records a refund liability for the consideration to which it will not be entitled due to expected returns. A corresponding asset for the right to recover the products (carried at the lower of cost or net realizable value) is also recognized, with an adjustment to cost of sales. The estimate of returns is reviewed and updated periodically. While historical returns have not been material, the Company maintains a systematic methodology for estimation.

Warranty

For 3D camera equipment sold to customers, the warranty period ranges from six months to one year from the time of final acceptance. The Company has the obligation to repair the defective product. The customers cannot separately purchase the warranty and the warranty doesn’t provide the customer with additional service other than assurance that the product will function as expected. Warranty reserve, as a component of cost of revenues, is reviewed and regularly monitored based upon historical experience against actual claims.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract assets and liabilities

When either party to a revenue contract has performed, the Company presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the Company’s performance and the customer’s payment. The Company presents any unconditional rights to consideration separately as a receivable. The Company does not have material contract asset. Contract liabilities are mainly advance from customers.

Cost of sales

Cost of sales consists primarily of material costs, direct labor costs, other direct costs, and manufacturing overhead, which are directly attributable to the production of products.

Selling expenses

Selling expenses consist primarily of (i) advertising and market promotion expenses, (ii) delivery expenses and (iii) salaries and welfare for sales and marketing personnel. The advertising and market promotion expenses amounted to RMB500,928 and RMB1,717,846 for the years ended December 31, 2023 and 2024, respectively. The delivery expenses amounted to RMB216,791 and RMB490,007 for the years ended December 31, 2023 and 2024, respectively.

Research and development costs

Research and development expenses primarily include: (i) costs for procuring hardware and software for research and development activities; (ii) salaries and benefits for research and development personnel; (iii) consumables and miscellaneous expenses. Research and development costs totaling RMB1,539,132 and RMB 2,092,243 for the years ended December 31, 2023 and 2024, respectively, and are included within general and administrative expenses in the consolidated statements of comprehensive loss.

Employee social security and welfare benefits

The employees of the Company are entitled to social benefits in accordance with the relevant regulations of the countries in which these companies are incorporated. The social benefits of the employees of the Company in the PRC include medical care, welfare subsidies, unemployment insurance, employment housing fund and pension benefits. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB405,771 and RMB495,285 for the years ended December 31, 2023 and 2024, respectively.

Income taxes

Income taxes are accounted for using the asset and liability method as prescribed by ASC 740 “Income Taxes.” Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance would be provided for those deferred tax assets for which if it is more likely than not that the related benefit will not be realized.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its balance sheet and under other expenses in its statement of operations and comprehensive income. The Company did not recognize any interest and penalties associated with uncertain tax positions for the years ended December 31, 2023 and 2024. As of December 31, 2023 and 2024, the Company did not have any significant unrecognized uncertain tax positions.

Reporting currency and convenience translation

The reporting currency of the consolidated financial statements is Renminbi (RMB). Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into USD as of and for the year ended December 31, 2023 and 2024 are solely for the convenience of the reader and has been made at the exchange rate quoted by the central parity of RMB against the USD by the People’s Bank of China on December 31, 2023 and 2024 of USD1.00 = RMB 7.0827 and USD1.00 = RMB 7.1884, respectively. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on December 31, 2023 and 2024, or at any other rate. This presentation complies with the requirements of ASC Topic 830.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Segment reporting

FASB ASC Topic 280, “Segment Reporting” establishes standards for reporting information about reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources and in assessing performance. The Company’s CODM is Mr. Libin Kuang, the CEO.

Management views the business as consisting of revenue streams; however, CODM does not review reports, assess the performance, or allocate resources to these revenue streams based upon any asset-based metrics, income, expenses, operating income or net income. The Company’s organizational structure, which the CODM uses to evaluate, view, and run business operations, taking into account factors such as customer base, product and service homogeneity and technology, serves the basis for identifying operating segments. Based on the information reviewed by the CODM and management’s assessment, the Company believes that it operates in one business segment as of December 31, 2024 and 2023. As a result, the Company applies the full segment disclosure requirements under applicable accounting standards, including the disclosure of profit and loss and segment assets. Substantively all of the Company’s long-lived assets are located in the PRC.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Loss per share

Basic net loss per share is the amount of net loss available to each share of ordinary shares outstanding during the reporting period. Diluted net loss per share is the amount of net loss available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares, if any. Basic and diluted loss per share for each of the periods presented are calculated as follows:

	Year ended December 31,
	2023	2024
	RMB	RMB
Numerator:
Net loss	(5,527,763)	(6,599,953)
Denominator:
Weighted average shares outstanding, basic and diluted	20,000,000	20,000,000
Net loss per ordinary share:
Basic and diluted	(0.28)	(0.33)

Recently issued accounting standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Under this ASU, public entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than five percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). This ASU’s amendments are effective for all entities that are subject to Topic 740, Income Taxes, for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this pronouncement on our disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures, which emphasizes the importance of providing more granular and detailed expense information in financial statements. The update requires entities to disaggregate expenses by nature and function on the income statement, offering a clearer picture of an entity’s cost structure and operational efficiency. This enhanced disclosure is intended to improve the transparency and comparability of financial reporting. Entities must apply the new guidance retrospectively to all periods presented in the financial statements. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is in the process of assessing the impact of these changes on its financial reporting and will implement the necessary adjustments to comply with the updated standards.

Accounting Policy Restatement

Restatement of Previously Issued Financial Statements

During the preparation of the financial statements for the year ended December 31, 2024 and six months ended June 30, 2025, the Company changed its accounting policy for the presentation of certain revenues and expenses to enhance comparability across reporting periods.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Nature and Reason for the Change

The Company previously presented certain subsidies provided to franchisees for influencer store visits as a reduction of revenue. The Company has determined that this treatment does not best reflect the economic substance of its operations. In accordance with Accounting Standards Codification (“ASC”) 606, the Company has changed its policy to present these subsidies as selling expenses.

This change represents a change in presentation applied retrospectively in accordance with ASC 250, Accounting Changes and Error Corrections, and ASC 606, Revenue from Contracts with Customers. The Company believes this new presentation provides financial statement users with more relevant and comparable information about the Company’s gross revenue and its operating expenses.

Impact of the Restatement

The following tables summarize the effects of this accounting change on the previously reported consolidated statements of operations for the years ended December 31, 2023.

For the Year Ended December 31, 2023

Line Item (in RMB)	As Previously Reported	Adjustments	As Restated
Revenue	12,695,831	167,084	12,862,915
Gross Profit	4,395,767	167,084	4,562,851
Operating expenses:
Selling expenses	4,343,407	167,084	4,510,491
Loss from operations	(5,683,476)	—	(5,683,476)
Net loss	(5,527,763)	—	(5,527,763)
Loss per share (Basic/Diluted)	(0.28)	—	(0.28)

The accounting change has no impact on total assets, total liabilities, or shareholders’ equity as of the beginning of 2023 (the earliest period presented), or at any subsequent balance sheet date. There is no impact on net loss, operating loss, or loss per share for any period, as the reclassification only moves an amount from a reduction of revenue to an increase in operating expenses.

The accompanying financial statements for the years ended December 31, 2023 have been restated to reflect this change.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2023	2024
	RMB	RMB
Accounts receivable	344,909	847,372
Allowance for credit losses	—	—
Accounts receivable, net	344,909	847,372

The Company analyzed the collectability of accounts receivable based on historical collection and the customers’ intention of payment. Allowance for credit losses for the years ended December 31, 2023 and 2024 are RMBnil.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

	As of December 31,
	2023	2024
	RMB	RMB
Advance to suppliers	663,436	1,413,566
Prepaid rental and deposits	252,165	241,744
Prepaid operating expenses	383,334	183,405
Prepaid leasehold improvement	89,887	94,568
VAT recoverable	82,752	76,596
E-commerce deposits	93,032	43,015
Deferred IPO expenses	—	4,387,532
Other receivables	770,689	836,334
Allowance for credit losses	—	—
Prepaid expenses and other current assets, net	2,335,295	7,276,760

The components of the deferred IPO expenses are as following:

	As of December 31,
	2023	2024
	RMB	RMB
Legal fees and expenses	—	2,563,027
Accounting fees and expenses	—	663,303
Printing and engraving expenses	—	108,965
Miscellaneous	—	1,052,238
	—	4,387,532

NOTE 5 — INVENTORIES

	As of December 31,
	2023	2024
	RMB	RMB
Raw materials	483,122	1,134,593
Work in progress	—	21,599
Finished goods	932,196	483,939
Total inventory, gross	1,415,318	1,640,131
Inventory reserve	—	—
Total inventory, net	1,415,318	1,640,131

NOTE 6 — PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2023	2024
	RMB	RMB
Furniture and equipment	340,521	986,070
Production and other machineries	2,022,920	3,469,572
Vehicles	230,000	230,000
Total	2,593,441	4,685,642
Less: accumulated depreciation	(384,416)	(846,171)
Property and equipment, net	2,209,025	3,839,471

The increase in production and other machineries represents RMB 1.4million asset reclassified from finance lease asset to own asset following expiration of the lease term (Please refer to Finance lease in note 7).

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES

Operating lease

The Company leases space under non-cancellable operating leases for office and manufacturing locations and production equipment. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Further, the leases do not contain contingent rent provisions.

Most leases include option to renew in condition that it is agreed by the landlord before expiry. Therefore, the majority of renewals to extend the lease terms are not included in its right-of-use assets and lease liabilities as they are not reasonably certain of exercise. The Company regularly evaluate the renewal options and when they are reasonably certain of exercise, the Company includes the renewal period in its lease term.

As most of the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The components of the Company’s lease expense are as follows:

	Year ended December 31,
	2023	2024
	RMB	RMB
Operating lease cost	753,430	1,139,168
Short-term lease cost	—	—
Lease cost	753,430	1,139,168

Supplemental cash flow information related to its operating leases was as follows for the year ended December 31, 2023 and 2024:

	Year ended December 31,
	2023	2024
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	883,963	1,105,502

Maturities of its lease liabilities for all operating leases are as follows as of December 31, 2024:

As of December 31, 2024
RMB
2025	841,216
2026	251,224
2027 and after	—
Total lease payments	1,092,440
Less: Interest	(48,481)
Less: current portion, record in current liabilities	(797,047)
Present value of lease liabilities	246,912

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES (cont.)

The weighted average remaining lease terms and discount rates for all of its operating leases were as follows as of December 31, 2024:

As of December 31, 2024
RMB
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.36
Weighted average discount rate	6.58%

Finance lease

The Company entered into a lease agreement with Zhuhai Sailner 3D Technology Co., Ltd (“ZSTC”) on April 27, 2023, to lease 3D printers (“Leased Equipment”) for a lease term of one year. At the end of the lease term, the ownership of the Leased Equipment is transferred to the Company. The Leased Equipment in amount of RMB 1.55 million was recorded as right of use assets and the net present value of the minimum lease payments was recorded as lease liability and calculated with incremental borrowing rate of 6.58% per annum and stated at RMB 1.39 million at the inception of the lease on April 27, 2023.

The Company made payments due according to the schedule. In April 2024, the Company made a final payment on outstanding obligations and the ownership of the Lease Equipment was transferred to the Company according to the agreement. The lease assets were reclassified as own assets and balance of Leased Equipment net of amortization were RMB1,450,559 and RMBnil as of December 31, 2023 and 2024, respectively.

Amortization of the Leased Equipment was RMB98,081 and RMB49,040 for the year ended December 31, 2023 and 2024, respectively. Total interest expenses for the capital lease was RMB38,521 and RMB5,760 for the year ended December 31, 2023 and 2024, respectively.

NOTE 8 — EQUITY METHOD INVESTMENT

During the year ended December 31, 2024, the Company invested an aggregate amount of RMB150,000 (approximately US$20,867) in exchange for 37.5% of the equity interest of Xiamen Hewa Cultural Creativity Co., Ltd. (“Xiamen Hewa”), which was recorded under the equity method. For the years ended December 31, 2024, the Company recorded its pro-rata share of losses in Xiamen Hewa of RMB128,242.

NOTE 9 — BORROWINGS

Short-term bank loans

		As of December 31,
	Note	2023	2024
		RMB	RMB
WeBank Co., Ltd.(“WeBank”) Loan1	(a)	300,000	—
WeBank Loan 2	(b)	—	214,286
WeBank Loan 3	(c)	—	121,428
WeBank Loan 4	(d)	—	161,905
WeBank Loan 5	(e)	—	454,286
WeBank Loan 6	(f)	—	171,428
WeBank Loan 7	(g)	—	235,238
China Minsheng Banking Corp., Ltd. (“CMBC”) Loan	(h)	—	800,000
		300,000	2,158,571

____________

(a)      On October 31, 2023, the Company entered into a loan agreement with WeBank Co., Ltd.(“WeBank”), to borrow RMB300,000 as working capital. The loan bore a fixed interest rate of 15.048% per annum. The loan was fully repaid in March 2024.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — BORROWINGS (cont.)

(b)      On March 15, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB300,000 with a two-year term from March 15, 2024 to March 1, 2026, with an annual effective interest rate of 12.9%. As of December 31, 2024 balance of loan under the credit agreement was RMB214,286.

(c)      On May 15, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB150,000 with a two-year term from May 15, 2024 to May 1, 2026, with an annual effective interest rate of 15.37%. As of December 31, 2024 balance of loan under the credit agreement was RMB121,428.

(d)      On May 15, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB200,000 with a two-year term from May 15, 2024 to May 1, 2026, with an annual effective interest rate of 15.37%. As of December 31, 2024 balance of loan under the credit agreement was RMB161,905.

(e)      On May 20, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB530,000 with a two-year term from May 20, 2024 to June 1, 2026, with an annual effective interest rate of 15.52%. As of December 31, 2024 balance of loan under the credit agreement was RMB454,286.

(f)      On June 6, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB200,000 with a two-year term from June 6, 2024 to June 1, 2026, with an annual effective interest rate of 15.70%. As of December 31, 2024 balance of loan under the credit agreement was RMB171,428.

(g)      On June 21, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB260,000 with a two-year term from June 21, 2024 to July 1,, 2026, with an annual effective interest rate of 15.70%. As of December 31, 2024 balance of loan under the credit agreement was RMB235,238.

(h)      On March 22, 2024, the Company entered into a credit line agreement with the CMBC, according to which CMBC agreed to provide the Company with a credit facility of up to RMB800,000 with a three-year term from March 22, 2024 to March 22, 2027, with an annual effective interest rate of 4.5%. As of December 31, 2024 balance of loan under the credit agreement was RMB800,000.

Long-term borrowings

		As of December 31,
		2023	2024
		RMB	RMB
Brilliance-BEA Auto Finance Co., Ltd	(a)	132,456	19,617
China Construction Bank Corporation (“CCB”) Loan	(b)	—	2,620,000
		132,456	2,639,617

Representing by:
Current portion of long-term borrowings		112,839	19,617
Non-current portion of long-term borrowings		19,617	2,620,000

____________

(a)      On February 26, 2023, the Company entered into a mortgage loan agreement with Brilliance-BEA Auto Finance Co., Ltd, to borrow RMB220,995 for a term of 2 years, which is payable at monthly installment of RMB 9,849 from March 2023 to March 2025. The collateral under the mortgage loan agreement is an automobile purchased on installment. As of December 31, 2023 and 2024, outstanding balance of the loan was RMB132,456 and RMB19,617, respectively. Out of the total outstanding loan balance, current portion amounted were RMB112,839 and RMB19,617, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of RMB19,617 and RMBnil are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2023 and 2024, respectively.

(b)      On November 26, 2024, the Company entered into a credit line agreement with the CCB, according to which CCB agreed to provide the Company with a credit facility of up to RMB2,713,000 with a three-year term from November 26, 2024 to November 26, 2027, with an annual effective interest rate of 3.9%. As of December 31, 2024 balance of loan under the credit agreement was RMB2,620,000.

Total interest expenses for the short-term bank loans and long-term loans for the years ended December 31, 2024 and 2023 were RMB213,865 and RMB56,247, respectively.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — OTHER PAYABLES AND ACCRUED LIABILITIES

	As of December 31,
	2023	2024
	RMB	RMB
Advance from customers	1,152,512	1,689,452
Accrued payroll	675,996	754,055
Franchised store deposit	1,350,000	1,215,508
Accrued bank loan interest	3,887	17,127
Loans from shareholders	1,315,187	5,996,270
Loans from third party companies	3,500,000	4,700,000
Other payables	2,975,048	2,590,479
Total	10,972,630	16,962,891

As of December 31, 2023, loans from shareholders of RMB1,315,187 and third party companies of RMB3,500,000 are interest-free and repayable within 12 months upon the Company’s successful completion of initial public offer (“IPO”). As of December 31, 2024, loans from shareholders of RMB5,996,270, third party companies of RMB3,500,000 are interest-free and repayable within 12 months upon the Company’s successful completion of IPO and third party companies of RMB1,200,000 which bear 5% interest per annum and repayable within 6 months upon the Company’s successful completion of IPO.

As of December 31, 2023 and 2024, other payables mainly included RMB1.9 million and RMB1.8 million, respectively, advance received from companies divested by Mr. Kuang for photography related services. The balances are expected to be settled in 2025.

NOTE 11 — OTHER EXPENSES, NET

	Year ended December 31,
	2023	2024
	RMB	RMB
Exchange losses (gains)	11,108	(9,430)
Lease income	(271,062)	(30,973)
Loss from disposal and impairment of property, plant and equipment	—	4,513
Government grants	—	(4,520)
Loss on equity method investment	—	128,242
Others	17,423	(302,489)
Total	(242,531)	(214,657)

Lease income refers to the revenue generated from the short-term lease of 3D camera equipment to customers, which is recognized on a straight-line basis over the lease term.

NOTE 12 — INCOME TAX (EXPENSES) BENEFITS

Net loss before taxes of RMB5,739,723 and RMB6,951,011 were attributed by non-U.S. entities for the years ended December 31, 2023 and 2024, respectively.

Cayman Islands

Sharewow Limited is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAX (EXPENSES) BENEFITS (cont.)

British Virgin Islands

MiniMe Technology Innovation Limited is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, dividend payments are not subject to withholdings tax in British Virgin Islands.

Hong Kong

MiniMe Technology Limited is incorporated in Hong Kong and is subject to a two-tiered income tax rates for taxable income earned in Hong Kong with effect from April 1, 2018. The first HK$2 million of profits earned will be taxed at 8.25%, while the remaining profits will continue to be taxed at the existing 16.5% tax rate. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

PRC

In accordance with the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%. The subsidiaries in the PRC are subject to a uniform income tax rate of 25% for the years presented.

Withholding tax on undistributed dividends

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise arising in 2008 and thereafter that are distributed to its immediate holding company outside the PRC are subject to withholding tax at a rate of 10%. A lower withholding tax rate will be applied if there is a beneficial tax treaty between the PRC and the jurisdiction of the foreign holding company. A holding company in Hong Kong, for example, will be eligible, with approval of the PRC local tax authority, to be subject to a 5% withholding tax rate under Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, if such holding company is considered to be a non-PRC resident enterprise and holds at least 25% of the equity interests in the PRC foreign-invested enterprise distributing the dividends. However, if the Hong Kong holding company is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividend will remain subject to withholding tax at a rate of 10%. The Company does not intend to have any of its subsidiaries located in PRC distribute any undistributed profits of such subsidiaries in the foreseeable future, but rather expects that such profits will be reinvested by such subsidiaries for their PRC operations. Accordingly, no withholding tax was recorded as of December 31, 2023 and 2024.

The current and deferred components of income taxes appearing in the consolidated statements of comprehensive loss are as follows:

	Year ended December 31,
	2023	2024
	RMB	RMB
Current tax expenses	—	—
Deferred tax benefit	(211,960)	(351,058)
Total income tax expenses	(211,960)	(351,058)

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAX (EXPENSES) BENEFITS (cont.)

The principal components of the deferred tax assets and liabilities are as follows:

	As of December 31,
	2023	2024
	RMB	RMB
Deferred income tax assets (liabilities):
Impairment on inventories	—	(701)
Accrued expenses and employee benefits	277,237	(1,075,092)
Sales with invoices issued later and others	(142,372)	18,730
Lease	8,929	27,288
Equity method investment	—	32,060
Net operating loss carry forwards	1,258,542	4,832,668
Total gross deferred tax assets	1,402,336	3,834,953
Less: valuation allowances	(1,199,425)	(3,280,985)
Total deferred tax assets, net of valuation allowance	202,911	553,968

Reconciliation between total income tax expenses and the amount computed by applying the statutory income tax rate to income before taxes is as follows:

	Year ended December 31,
	2023	2024
	%	%
Statutory rate in PRC	25	25
Effect of preferential tax treatment	(1)	4
Changes in valuation allowance	(20)	(24)
Under provision in prior year
Total income tax provision	4	5

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2024, the Company did not have any significant uncertain tax positions.

NOTE 13 — RELATED PARTIES BALANCES AND TRANSACTIONS

Related parties with whom the Company had transactions are:

Related Parties	Relationship
Mr. Libin Kuang (“Mr. Kuang”)	Controlling shareholder of the Company
Mr. Shuxun Huang (“Mr. Huang”)	Co-founder of the Company
Ms. Huifen Guan (“Ms. Guan”)	Libin Kuang’s wife
Xiamen Hewa Cultural Creativity Co., Ltd. (“Xiamen Hewa”)	An equity method investee of the Company
Suwa 3D Printing Technology (Kunshan) Co., Ltd. (“Suwa Kunshan”)	100% owned by shareholders

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

(1)    Due from related parties

	As of December 31,
	2023	2024
	RMB	RMB
Xiamen Hewa	22,937	189,684
Ms. Guan	6,978	—
	29,915	189,684

(2)    Due to related parties

	As of December 31,
	2023	2024
	RMB	RMB
Mr. Kuang(1)	1,647,397	1,129,832
Mr. Huang	101,300	4,525
Ms. Guan	129,229	129,229
Suwa Kunshan	38,990	32,527
	1,916,916	1,296,113

____________

(1)      This represents net funding provided by Mr. Kuang from time to time, to support the Company’s daily operations, including payments of salary and expenses, purchase of raw materials and other essential operational requirements. The amount is due on demand with interest free.

(3)    Revenue

	Year ended December 31,
Revenue	2023	2024
	RMB	RMB
Suwa Kunshan	210,785	50,156
Xiamen Hewa	20,730	231,064
	231,516	281,220

Revenue from Suwa Kunshan and Xiamen Hewa represent sales of 3D camera equipment and 3D printed figurine from the franchise stores run by these companies. Revenue from related parties, including Suwa Kunshan and Xiamen Hewa, was recognized based on terms that are substantially similar to those negotiated with unrelated third parties for comparable transactions and quantities. The Company has concluded that these transactions were conducted at arm’s-length terms.

NOTE 14 — SHAREHOLDERS’ EQUITY

On November 14, 2024, the Company issued 20,000,000 ordinary shares with par value of US$0.0001 to its shareholders, in connection with the incorporation of the Company (Note 1). As of December 31, 2024, the Company had 490,000,000 authorized ordinary shares, and 20,000,000 ordinary shares were issued and outstanding, respectively.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

(a)    Capital commitment

As of December 31, 2023 and 2024, the Company had no capital commitments.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — COMMITMENTS AND CONTINGENCIES (cont.)

(b)    Legal proceedings

In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on its financial position, results of operations or cash flows. There is no contingency existing as of December 31, 2023 and 2024.

NOTE 16 — REVENUE

	Year ended December 31,
	2023	2024
	RMB	RMB
Revenue from chain stores	11,803,862	13,672,506
Revenue from non-chain customers	1,059,053	473,897
Total	12,862,915	14,146,403
	Year ended December 31,
	2023	2024
	RMB	RMB
3D camera equipment	5,698,593	6,056,438
3D printed figurine	5,658,277	6,154,035
Franchise fee & software usage fee	1,032,823	1,102,830
Accessories for figurines	463,029	600,472
Others	10,193	232,628
Total	12,862,915	14,146,403

The Company’s sales breakdown based on location of customers is as follows:

	Year ended December 31,
	2023	2024
	RMB	RMB
China	10,892,275	8,966,990
Other Asian countries	1,672,500	2,055,214
Oceania	8,307	620,283
Europe	—	270,727
U.S	—	229,481
Other American countries	289,833	2,003,708
Total	12,862,915	14,146,403

The location of the Company’s long-lived assets is as follows:

	As of December 31,
	2023	2024
	RMB	RMB
PRC	4,697,919	4,943,689
Total	4,697,919	4,943,689

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiaries did not pay any dividend to the parent for the periods presented. For the purpose of presenting parent only financial information, the Company records investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries are presented as “Income from equity method investments.” Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

BALANCE SHEETS

	As of December 31,
	2023	2024
	RMB	RMB
ASSETS
Non-current assets
Investment in subsidiary	(5,739,692)	(10,790,860)
Total assets	(5,739,692)	(10,790,860)

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Shareholders’ deficit
Preference share, par value US$0.0001; Authorized:10,000,000 shares; none issued and outstanding as of December 31, 2023 and 2024
Ordinary shares, par value US$0.0001; Authorized:490,000,000 shares; Issued and outstanding: 20,000,000 shares as of December 31,2023 and 2024	14,254	14,254
Additional paid-in capital	2,035,746	3,584,531
Accumulated deficit	(7,789,692)	(14,389,645)
Accumulated other comprehensive income (loss)	—	—
Total shareholder’s deficit	(5,739,692)	(10,790,860)
Total liabilities and shareholders’ deficit	(5,739,692)	(10,790,860)

STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31,
	2023	2024
	RMB	RMB
Loss from equity method investments	(5,527,763)	(6,599,953)
Net loss	(5,527,763)	(6,599,953)
Foreign currency translation difference	—	—
Comprehensive loss	(5,527,763)	(6,599,953)

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

STATEMENTS OF CASH FLOWS

Year ended December 31,
	2023	2024
	RMB	RMB
CASH FLOW FROM OPERATING ACTIVTIES
Net loss	(5,527,763)	(6,599,953)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity loss of subsidiaries	5,527,763	6,599,953
Share-based compensation and expenses	—	—
Changes in operating assets and liabilities:
Inter-company receivable	—	—
Prepaid expenses and other current assets	—	—
Inter-company payable	—	—
Related parties	—	—
Other payables and accrued liabilities	—	—
Net cash used in operating activities	—	—
Effect of exchange rate changes on cash and cash equivalent and restricted cash	—	—
Net change in cash and cash equivalent	—	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of year	—	—

We are a holding company, although other means are available for us to obtain financing at the holding company level, we may receive dividends and other distributions on equity paid by our subsidiary established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiaries in China are subject to restrictions on making dividends and other payments to us. WFOE’s income in turn depends on the service and other fees paid by its subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments to us. Current PRC regulations permit our PRC Subsidiaries in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our PRC subsidiaries, incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

Sharewow conducts its business operations in China through its PRC subsidiaries. If needed, Sharewow can transfer cash to the PRC subsidiaries through loans and/or capital contributions, and the PRC subsidiaries can transfer cash to Sharewow through issuing dividends or other distributions.

Current PRC regulations permit the PRC subsidiaries to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. The PRC subsidiaries are required to set aside 10% of its after-tax profits to fund a statutory reserve until such reserve reaches 50% of its registered capital if it distributes its after-tax profits for the current financial year. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. In addition, cash transfers from Sharewow are subject to applicable PRC laws and regulations on loans and direct investment.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Sharewow receives a significant portion of its revenues in Renminbi. Under Sharewow’s current corporate structure, Sharewow’s holding company may rely on dividend payments from the PRC subsidiaries to fund any cash and financing requirements it may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of the PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to its shareholders.

NOTE 18 — SUBSEQUENT EVENTS

Management has evaluated subsequent events occurring after the balance sheet date through [            ], 2025, the date the financial statements were authorized for issuance. Based on this evaluation, management has determined that there are no material subsequent events that require adjustment to or disclosure in the financial statements.

SHAREWOW LIMITED
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	715,753	234,452	32,751
Accounts receivable, net	847,372	952,398	133,042
Prepaid expenses and other current assets, net	7,276,760	11,937,887	1,667,629
Due from related parties	189,684	218,835	30,570
Inventories	1,640,131	804,816	112,426
Total current assets	10,669,700	14,148,388	1,976,418
Non-current assets
Property and equipment, net	3,839,471	3,657,682	510,949
Operating lease right-of-use assets, net	1,104,218	942,319	131,635
Intangible assets, net	299,351	326,741	45,643
Equity method investment	21,758	—	—
Deferred tax asset	553,968	760,437	106,227
Total non-current assets	5,818,766	5,687,179	794,454
Total assets	16,488,466	19,835,567	2,770,872

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	3,178,175	3,123,765	436,365
Short-term borrowings	2,158,571	3,670,000	512,670
Current portion of long-term borrowings	19,617	—	—
Due to related parties	1,296,113	2,137,660	298,614
Lease liability	797,047	877,431	122,570
Other payables and accrued liabilities	16,962,891	20,432,922	2,854,318
Income tax payables	—	—	—
Total current liabilities	24,412,414	30,241,778	4,224,537
Non-current liabilities
Long-term borrowings	2,620,000	4,713,000	658,369
Lease liability – non-current	246,912	—	—
Total non-current liabilities	2,866,912	4,713,000	658,369
Total liabilities	27,279,326	34,954,778	4,882,906
Commitments and contingencies	—	—	—

Shareholder’s deficit
Preference share, par value US$0.0001; Authorized: 10,000,000 shares; none issued and outstanding as of December 31, 2024 and June 30, 2025	—	—	—
Ordinary shares, par value US$0.0001; Authorized: 490,000,000 shares; Issued and outstanding: 20,000,000 shares as of December 31,2024 and June 30, 2025	14,254	14,254	1,991
Additional paid-in capital	3,584,531	3,584,531	500,731
Accumulated deficit	(14,389,645)	(18,717,996)	(2,614,756)
Accumulated other comprehensive income	—	—	—
Total shareholders’ deficit	(10,790,860)	(15,119,211)	(2,112,034)
Total liabilities and shareholders’ deficit	16,488,466	19,835,567	2,770,872

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2024	Six months ended June 30,
		2024	2025
	RMB	RMB	RMB	USD
		(Unaudited)	(Unaudited)	(Unaudited)
Revenue	14,146,403	5,072,528	7,613,678	1,063,571
Cost of sales	8,816,303	3,371,311	5,185,805	724,416
Gross profit	5,330,100	1,701,217	2,427,873	339,155
Operating expenses:
Selling expenses	5,142,612	1,856,157	2,263,560	316,201
General and administrative expenses	7,139,291	3,334,582	4,489,516	627,150
Other expenses, net	(214,657)	(63,829)	(22,829)	(3,189)
Total operating expenses	12,067,246	5,126,910	6,730,247	940,162
Loss from operations	(6,737,146)	(3,425,693)	(4,302,374)	(601,007)
Interest expenses	213,865	55,902	232,424	32,468
Loss before income taxes	(6,951,011)	(3,481,595)	(4,534,798)	(633,475)
Income tax expenses (benefits)	(351,058)	(157,462)	(206,447)	(28,839)
Net loss	(6,599,953)	(3,324,133)	(4,328,351)	(604,636)

Comprehensive loss
Net loss	(6,599,953)	(3,324,133)	(4,328,351)	(604,636)
Foreign currency translation adjustment	—	—	—	—
Total comprehensive loss	(6,599,953)	(3,324,133)	(4,328,351)	(604,636)

Loss per share
Basic and diluted	(0.33)	(0.17)	(0.22)	(0.03)
Weighted average ordinary shares outstanding
Basic and diluted	20,000,000	20,000,000	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit
	Number of Shares	Amount
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2024	20,000,000	14,254	2,035,746	(7,789,692)	—	(5,739,692)
Net loss				(3,324,133)	—	(3,324,133)
Capital contribution	—	—	1,080,000	—	—	1,080,000
Balance as of June 30, 2024	20,000,000	14,254	3,115,746	(11,113,825)	—	(7,983,825)
Balance as of January 1, 2025	20,000,000	14,254	3,584,531	(14,389,645)	—	(10,790,860)
Net loss	—	—	—	(4,328,351)	—	(4,328,351)
Capital contribution	—	—	—	—	—	—
Balance as of June 30, 2025	20,000,000	14,254	3,584,531	(18,717,996)	—	(15,119,211)

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2024	Six months ended June 30,
		2024	2025
	RMB	RMB	RMB	USD
		(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	(6,599,953)	(3,324,133)	(4,328,351)	(604,636)
Adjustments to reconcile net income (loss) from operations to net cash used by operating activities
Depreciation and amortization	524,970	253,908	390,457	54,544
Amortization of right-of-use assets	1,139,168	—	532,462	74,381
Provision for credit losses, net	—	90,744	8,565	1,196
Loss from termination of operating lease	2,043	—	—	—
Loss on disposal of property and equipment	4,513	4,513	—	—
Loss on equity method investment	128,242	—	21,758	3,039
Deferred tax	(351,058)	(157,462)	(206,468)	(28,842)
Net changes in operating assets and liabilities:
Accounts receivable	(502,463)	(372,800)	(113,592)	(15,868)
Prepaid expenses and other current assets	675,177	1,268,673	1,544,151	215,706
Inventories	(224,813)	453,744	835,316	116,687
Accounts payable	2,258,454	54,590	(223,910)	(31,278)
Other payables and accrued liabilities	111,456	(630,633)	(1,424,201)	(198,950)
Related parties	(170,782)	7,224	20,620	2,880
Operating lease liabilities	(1,112,032)	—	(537,092)	(75,028)
Net cash used in operating activities	(4,117,078)	(2,351,632)	(3,480,285)	(486,169)

Investing activities:
Payment for property and equipment	(207,297)	(40,259)	(31,708)	(4,429)
Payment for intangible assets	(277,769)	—	(54,350)	(7,592)
Proceeds from disposal of property and equipment	1,530	1,530	—	—
Investments in equity method	(150,000)	—	—	—
Net cash used in investing activities	(633,536)	(38,729)	(86,058)	(12,021)

Financing activities:
Proceeds from short-term borrowings	3,670,000	3,540,000	2,650,000	370,184
Loans received from shareholders (net)	10,906,637	3,688,607	6,981,800	975,302
Proceeds from long-term borrowings	2,620,000	—	2,093,000	292,376
Repayment of loans from shareholders	(7,407,428)	(2,394,936)	(3,811,295)	(532,408)
Repayment of short-term borrowings	(1,811,429)	(1,530,000)	(1,138,571)	(159,049)
Repayments of long-term borrowings	(112,839)	(55,494)	(19,617)	(2,740)
Payment of capital lease obligation	(473,491)	(473,491)	—	—
Loans received from third parties	1,200,000	—	3,080,000	430,252
Loans repaid to third parties	—	—	(1,115,000)	(155,757)
Capital contribution	848,785	380,000	—	—
Payment for deferred IPO costs	(4,387,532)	(1,081,782)	(5,635,275)	(787,204)
Net cash provided by financing activities	5,052,703	2,072,904	3,085,042	430,956

Net increase (decrease) in cash and cash equivalent and restricted cash	302,089	(317,457)	(481,301)	(67,234)
Cash and cash equivalents and restricted cash at beginning of period	413,664	413,664	715,753	99,985
Cash and cash equivalents and restricted cash at end of period	715,753	96,207	234,452	32,751

SHAREWOW LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Supplemental disclosures of cash flow information:
Income taxes paid (refunded)	—	21	3
Interest paid	88,725	184,201	25,731
Obtaining right-of-use assets in exchange for lease liabilities	567,123	569,618	79,571
	As of June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Reconciliation of cash, cash equivalents and restricted cash in unaudited condensed consolidated statements of cash flows
Restricted cash	—	—	—
Cash and cash equivalents	96,207	234,452	32,751
Cash, cash equivalents and restricted cash	96,207	234,452	32,751

The accompanying notes are an integral part of these consolidated financial statements.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Sharewow Limited (“the Company”) was incorporated under the laws of the Cayman Islands on August 1, 2024. The Company, through its consolidated subsidiaries, specializes in comprehensive 3D photography industry, from data collection to 3D product printing and delivery. It designs, develops, manufactures and markets 3D imaging capture devices, offering 3D photography solutions to customers, streamlined by a centralized system.

Sharewow Limited owns 100% equity interest of MiniMe Technology Innovation Limited (“BVI Entity”), established as a holding company. MiniMe Technology Limited (“HK Entity”), a wholly-owned subsidiary of BVI Entity, was incorporated under the laws of Hong Kong, China. Beijing Wayou Technology Co., Ltd. (“WFOE”), a wholly-owned subsidiary of HK Entity, was incorporated under the laws of PRC.

Xiamen Suxiang Technology Co. Ltd. (“Suxiang Technology”) was established under the laws of the PRC in November 2016 and along with its subsidiaries, are the Company’s main operating entities in China.

Prior to the Reorganization described below, Suxiang Technology was controlled by several shareholders. A reorganization of the Company’s legal structure (“Reorganization”) was completed on November 18, 2024. The Reorganization involved the following major events:

•        Formation of Sharewow Limited, BVI Entity, HK Entity and WFOE;

•        Transfer of 100% equity interests of Suxiang Technology from several of its former shareholders to WFOE. As a result, Suxiang Technology became a wholly-owned subsidiary of WFOE.

On November 14, 2024, the Company issued 20,000,000 ordinary shares with par value of US$0.0001 to its shareholders, in connection with the incorporation of the Company. As of June 30, 2025, the Company had 490,000,000 authorized ordinary shares, and 20,000,000 ordinary shares were issued and outstanding.

Upon the completion of the above Reorganization, Sharewow Limited became the ultimate holding company of the Group. The Company is effectively controlled by the same group of shareholders before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

As of June 30, 2025, details of the Company’s subsidiaries are set out below:

Name	Date of Incorporation	Place of Incorporation	Percentage of Beneficial ownership	Principal Activities
Subsidiaries
MiniMe Technology Innovation Limited	August 12, 2024	BVI	100%	Holding company
MiniMe Technology Limited	August 21, 2024	Hong Kong	100%	Holding company
Beijing Wayou Technology Co., Ltd.	June 28, 2024	PRC	100%	Holding company
Xiamen Suxiang Technology Co. Ltd.	November 14, 2016	PRC	100%	Research, manufacturing and distribution of 3D photography product and services
Xiamen Yuwa Technology Co. Ltd.	January 14, 2020	PRC	100%	Distribution of 3D photography product and services
Tianjin Suxiang Technology Co. Ltd.	November 10, 2022	PRC	100%	Distribution of 3D photography product and services
Beijing Suxiang Technology Co. Ltd.	June 28, 2024	PRC	100%	Distribution of 3D photography product and services
Guangzhou Yuwa Cultural and Creative Co. Ltd.	December 6, 2023	PRC	100%	Distribution of 3D photography product and services

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Liquidity

The Company incurred net loss of RMB4,328,351, and RMB3,324,133 for the six months ended June 30, 2025 and 2024, respectively. Working capital deficits were RMB16,093,390 and RMB13,742,714 as of June 30, 2025 and December 31, 2024, respectively. The future viability of the Company is dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. If the Company is unable to obtain funding, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

The recurring operating losses were attributable to business development initiatives and product upgrades, which has concluded gradually in September 2024. However, the decline in working capital from 2024 to 2025 raises substantial doubt about the Company’s ability to meet obligations due within one year after the issuance of financial statements.

The Company primarily rely on net proceeds from capital contributions and borrowings from banks and other unrelated sources to fund its operations and capital needs. The Company plans to increase bank loans by up to RMB10 million, with corresponding interest payable. In 2025, the Company intends to seek additional equity investment, including IPO proceeds from the public market.

Currently, the Company is focusing on increasing and stabilizing its production capacity. To achieve this, the Company has entered into long-term strategic cooperation agreements with 3D printer suppliers, with plans to add 4 to 12 printing devices per year from 2025 to 2027. While ensuring production capacity, the Company plans to increase the chain store network, aiming to add 100 new chain stores in 2025, including 40 overseas stores and 60 domestic ones. In the subsequent years, the Company will continue to invest based on the number of effective chain stores to further increase store numbers. Furthermore, the Company is actively developing new business lines, such as the Cartoon IP business. The Company anticipates launching new products featuring the well-known cartoon IPs by 2027.

Looking ahead, the Company anticipates significant growth in its sales revenue, which it expects will generate substantial cash flows. This surge in sales is driven by robust market demand for the Company’s products and services, combined with its strategic plans to expand its market reach and diversify its product offerings. The Company expects that it will generate post-tax cash inflows starting from the year ending December 31, 2026.

However, the management plan cannot alleviate the substantial doubt of the Company’s ability to continue as a going concern. There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If the Company is unable to raise sufficient financing or events or circumstances occur such that the Company does not meet its strategic plans, it would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management evaluates these estimates and assumptions on a regular basis. Significant accounting estimates reflected in the Company’s consolidated financial statements include but are not limited to estimates and judgments applied in the allowance for credit losses, estimated useful lives of property and equipment, accounting for deferred income taxes and valuation allowance for deferred tax assets. Actual results could differ from those estimates and judgments.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments with original maturities of three months or less at the date of purchase, that are readily convertible to known amounts of cash and have insignificant risk of changes in value related to changes in interest rates.

Accounts receivable, net

Cash payment before delivery is required on product sales and services rendering. Franchise stores are required to make full payments of equipment and franchise and other service fee upon execution of franchise agreement. Furthermore, Franchise Stores are required to maintain a prepaid credit account with the Company, from which the settlement of sales orders originating from their respective stores will be deducted. The Company conducts regular reviews of its accounts receivable and credit account balances to ensure accuracy and timeliness of collections. In the event that the Company determines that the collection of an outstanding customer receivable is not probable, it will provide an allowance for credit losses. This allowance is determined by considering: (a) historical bad debt experience, (b) any circumstances indicating a customer’s or debtor’s inability to fulfill their financial obligations, (c) changes in its customer or debtor payment history, and (d) the Company’s assessment of prevailing economic conditions within the industry and their potential impact on its customers and debtors. If circumstances change, such that the financial conditions of its customers or debtors are adversely affected and they are unable to meet their financial obligations to the Company, it may need to record additional allowances, which would result in a reduction of its net income.

Concentration of credit risk and major customers

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of December 31, 2024 and June 30, 2025, the aggregate amounts of cash and cash equivalents are RMB715,753 and RMB234,452, respectively.

To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in PRC. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company establishes an accounting policy for allowance for credit losses on the individual customer’s financial condition, credit history, and the current economic conditions. As of June 30, 2024 and 2025, the Company recorded RMB90,744 and RMBnil of allowances for credit losses.

Major customers and accounts receivable — During the six months ended June 30, 2024, the Company had two customers that accounted over 10% of revenues, and the revenue from these customers amounted to RMB648,044 and RMB522,770, respectively. The Company had one customer that accounted over 10% of total accounts receivable at June 30, 2024. During the six months ended June 30, 2025, the Company had no customers that accounted over 10% of revenues. The Company had two customers that accounted over 10% of total accounts receivable at June 30, 2025.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Major suppliers — During the six months ended June 30, 2024, the Company had two suppliers accounted over 10% of total purchases amounting to RMB1,108,975. During the six months ended June 30, 2025, the Company had two suppliers accounted over 10% of total purchases amounting to RMB2,063,798.

Inventories

Inventories of the Company consist of raw materials and finished goods. Inventories are stated at lower of cost or net realizable value with cost being determined on the weighted average method. Elements of cost in inventories include raw materials, direct labor costs, other direct costs, and manufacturing overhead. The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon the product life-cycle.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital upon completion of the offering. As of June 30, 2025, the Company has not completed its IPO hence incurred offering costs. As of December 31, 2024 and June 30, 2025, the accumulated deferred offering cost was RMB4,387,532 and RMB10,022,807, respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation of property and equipment are provided using the straight-line method over their estimated useful lives as follows:

Useful life
Production and other machineries	10 years
Furniture and equipment	3 – 6 years
Vehicles	4 years

Upon retirement or sale of an asset, the cost of the asset and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to other (income) expenses, net.

Intangible assets, net

Intangible asset results from the expenses incurred for software copyrights and intellectual property rights. Identifiable intangible assets are carried at acquisition cost less accumulated amortization and impairment loss, if any. The Company accounts for such licensed software with definite lives and amortized using the straight-line method over its estimated useful life.

Impairment of long-lived assets

The Company reviews the carrying value of long-lived assets to be held and used when events and circumstances warrants such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed are determined in a similar manner, except that fair market values are reduced for the cost to dispose. No impairment charge was recognized for all periods presented.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equity method investment

The Company’s long-term investments consist of equity method investment. Investment in entities in which the Company can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323 (“ASC 323”), Investments-Equity Method and Joint Ventures. Under the equity method, the Company initially records its investment at cost. The Company subsequently adjusts the carrying amount of the investments to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Company evaluates the equity method investment for impairment under ASC 323. An impairment loss on the equity method investment is recognized in earnings when the decline in value is determined to be other-than-temporary. The Company recorded impairment losses RMBnil and RMB21,758 on its investment during six months ended June 30, 2024 and 2025, respectively.

Fair value of financial instruments

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.

Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1

Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.
Level 3

Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level 3 valuations incorporate certain unobservable assumptions and projections in determining the fair value assigned to such assets.

All transfers between fair value hierarchy levels are recognized by the Company at the end of each reporting period. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risks associated with investment in those instruments.

Fair Value Measured or Disclosed on a Recurring Basis

Borrowings — Interest rates under the borrowing agreements with the lending parties were determined based on the prevailing interest rates in the market. The Company classifies the valuation techniques that use these inputs as Level 2 fair value measurement. The carrying value of the Company’s borrowings approximates fair value as the borrowing bears interest rates that are similar to existing market rates.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other financial items for disclosure purpose — The fair value of other financial items of the Company for disclosure purpose, including cash and cash equivalents, accounts receivable, other receivables, other current assets, accounts payable, other payables and accrued liabilities, approximate their carrying value due to their short-term nature.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases and finance lease are included in operating lease, right-of-use assets, finance lease right-of-use assets (“ROU”) and lease liabilities in the consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. If the lease does not provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. It uses the implicit rate when it is readily determinable.

The operating lease, ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Revenue recognition

A description of the principal revenue generating activities of the Company is as follows:

Revenues from chain stores

Revenues from chain stores mainly consist of sales of 3D camera equipment, customized 3D printed figurines and related accessories, franchise fee and software usage fee, and royalties based on a percentage of store sales.

1)      Sales of 3D photo booths as equipment for store operations:    the Company’s performance obligation is to transfer equipment at a fixed consideration. Revenue from sales of equipment which needs installation and testing for the intended use is recognized at point in time when equipment is installed and tested to be ready to use.

2)      Sales of customized 3D printed figurines and related accessories:    Franchise stores place online orders through Company developed APP and purchase customized 3D printed figurines and related accessories, from the Company to offer these products to their retail customers. The Company’s performance obligation is to transfer required products to the store or store customers. Sales of products are generally recognized on the Franchise Stores’ acceptance of products.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

3)      Franchise fee and software usage fee:    These fees cover various costs associated with pre-opening preparation for launching a franchise business, including selecting a suitable business location, preparing initial stock, installing and testing equipment, setting up operational systems, and providing training and etc. Revenues associated with these pre-opening services are recognized upon completion of the related performance obligations, generally when a store is opened. These are one-time, non-refundable payments made by franchisees upon execution of the franchise agreement. They are recognized as revenue when the franchise agreement is executed and all material obligations have been met, as per ASC 606.

4)      Royalties:    For ongoing branding and operational support, a royalty fee is paid to the Company based on a percentage of franchise store sales. Such sales are included in sales of 3D printed figurines and recognized at the time underlying sales occur.

5)      We do not collect advertising fund contributions from our franchisees.

Revenue from non-chain customers

It mainly consists revenues of sales of 3D camera equipment and rendering related services to non-chain customers, catering to their diverse needs for commercial purpose, entertainment or event photography.

The Company recognizes product sales at point in time when the Company satisfies its performance obligation upon the control of the promised products or services are transferred to the customers. Revenues represent the amount of consideration that the Company is entitled to, including products settlement price, net of value-added tax (“VAT”), surcharges, discounts and returns, if any. There is no significant financing component or variable consideration in the transaction price. The Company reasonably estimates the possibility of return based on the historical experience, and there were no material returns historically.

1.      Allocation of Transaction Price

The Company allocates the transaction price of a contract to each distinct performance obligation based on its relative standalone selling price. The standalone selling price is generally the observable price charged when the same good or service is sold to a customer on a standalone basis. As the Company’s products and services are typically sold at their observable standalone selling prices, the allocation of the transaction price usually corresponds directly to the listed prices for each performance obligation.

2.      Principal versus Agent Considerations

The Company is the principal and it is primarily responsible for fulfilling the promise to provide the specified goods or services based on the facts that: i) The Company has primary responsibility for the acceptability and quality of the products (e.g., 3D printed figurines, equipment) and provides warranties. ii) The Company bears inventory risk for products before they are transferred to the customer. iii) The Company has the ability to set the selling price to the customer.

3.      Estimation of Returns

3D camera equipment sold to customers are subject to standard warranty provisions but may also be eligible for return under specific circumstances, such as quality issues. For sales with a right of return, the Company estimates the amount of future returns at the time of sale. This estimate is based on historical experience, which includes analysis of key metrics such as historical return rates and the reasons for returns. The Company records a refund liability for the consideration to which it will not be entitled due to expected returns. A corresponding asset for the right to recover the products (carried at the lower of cost or net realizable value) is also recognized, with an adjustment to cost of sales. The estimate of returns is reviewed and updated periodically. While historical returns have not been material, the Company maintains a systematic methodology for estimation.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warranty

For 3D camera equipment sold to customers, the warranty period ranges from six months to one year from the time of final acceptance. The Company has the obligation to repair the defective product. The customers cannot separately purchase the warranty and the warranty doesn’t provide the customer with additional service other than assurance that the product will function as expected. Warranty reserve, as a component of cost of revenues, is reviewed and regularly monitored based upon historical experience against actual claims.

Contract assets and liabilities

When either party to a revenue contract has performed, the Company presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the Company’s performance and the customer’s payment. The Company presents any unconditional rights to consideration separately as a receivable. The Company does not have material contract asset. Contract liabilities are mainly advance from customers.

Cost of sales

Cost of sales consists primarily of material costs, direct labor costs, other direct costs, and manufacturing overhead, which are directly attributable to the production of products.

Selling expenses

Selling expenses consist primarily of (i) advertising and market promotion expenses, (ii) delivery expenses and (iii) salaries and welfare for sales and marketing personnel. The advertising and market promotion expenses amounted to RMB290,682 and RMB 343,323 for the six months ended June 30, 2024 and 2025, respectively. The delivery expenses amounted to RMB124,648 and RMB334,364 for the six months ended June 30, 2024 and 2025, respectively.

Research and development costs

Research and development expenses primarily include: (i) costs for procuring hardware and software for research and development activities; (ii) salaries and benefits for research and development personnel; (iii) consumables and miscellaneous expenses. Research and development costs totaling RMB857,064 and RMB1,829,188 for the six months ended June 30, 2024 and 2025, respectively, and are included within general and administrative expenses in the consolidated statements of comprehensive loss.

Employee social security and welfare benefits

The employees of the Company are entitled to social benefits in accordance with the relevant regulations of the countries in which these companies are incorporated. The social benefits of the employees of the Company in the PRC include medical care, welfare subsidies, unemployment insurance, employment housing fund and pension benefits. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB245,111 and RMB279,413 the six months ended June 30, 2024 and 2025, respectively.

Income taxes

Income taxes are accounted for using the asset and liability method as prescribed by ASC 740 “Income Taxes.” Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance would be provided for those deferred tax assets for which if it is more likely than not that the related benefit will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its balance sheet and under other expenses in its statement of operations and comprehensive income. The Company did not recognize any interest and penalties associated with uncertain tax positions for the six months ended June 30, 2024 and 2025. As of December 31, 2024 and June 30, 2025, the Company did not have any significant unrecognized uncertain tax positions.

Reporting currency and convenience translation

The reporting currency of the consolidated financial statements is Renminbi (RMB). Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into USD as of and for the six months ended June 30, 2024 and 2025 are solely for the convenience of the reader and has been made at the exchange rate quoted by the central parity of RMB against the USD by the People’s Bank of China on June 30, 2024 and 2025 of USD1.00 = RMB 7.1268 and USD1.00 = RMB 7.1586, respectively. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2024 and 2025, or at any other rate. This presentation complies with the requirements of ASC Topic 830.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Segment reporting

FASB ASC Topic 280, “Segment Reporting” establishes standards for reporting information about reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources and in assessing performance. The Company’s CODM is Mr. Libin Kuang, the CEO.

Management views the business as consisting of revenue streams; however, CODM does not review reports, assess the performance, or allocate resources to these revenue streams based upon any asset-based metrics, income, expenses, operating income or net income. The Company’s organizational structure, which the CODM uses to evaluate, view, and run business operations, taking into account factors such as customer base, product and service homogeneity and technology, serves the basis for identifying operating segments. Based on the information reviewed by the CODM and management’s assessment, the Company believes that it operates in one business segment as of June 30, 2025 and December 31, 2024. As a result, the Company applies the full segment disclosure requirements under applicable accounting standards, including the disclosure of profit and loss and segment assets. Substantively all of the Company’s long-lived assets are located in the PRC.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Loss per share

Basic net loss per share is the amount of net loss available to each share of ordinary shares outstanding during the reporting period. Diluted net loss per share is the amount of net loss available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares, if any. Basic and diluted loss per share for each of the periods presented are calculated as follows:

	Six months ended June 30,
	2024	2025
	RMB	RMB
		(Unaudited)
Numerator:
Net loss	(3,324,133)	(4,328,351)
Denominator:
Weighted average shares outstanding, basic and diluted	20,000,000	20,000,000
Net loss per ordinary share:
Basic and diluted	(0.17)	(0.22)

Recently issued accounting standards

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to SEC’s Disclosure Update and Simplification Initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of the above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Company is in the process of evaluating the impact of ASU 2023-06 on the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Under this ASU, public entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than five percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). This ASU’s amendments are effective for all entities that are subject to Topic 740, Income Taxes, for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this pronouncement on our disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures, which emphasizes the importance of providing more granular and detailed expense information in financial statements. The update requires entities to disaggregate expenses by nature and function on the income statement, offering a clearer picture of an entity’s cost structure and operational efficiency. This enhanced disclosure is intended to improve the transparency and comparability of financial

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

reporting. Entities must apply the new guidance retrospectively to all periods presented in the financial statements. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is in the process of assessing the impact of these changes on its financial reporting and will implement the necessary adjustments to comply with the updated standards.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Accounts receivable	847,372	952,398
Allowance for credit losses	—	—
Accounts receivable, net	847,372	952,398
	Six months ended June 30,
	2024	2025
	RMB	RMB
Beginning balance	—	—
Additions	(90,744)	8,565
Written-off	—	(8,565)
Ending balance	(90,744)	—

The Company analyzed the collectability of accounts receivable based on historical collection and the customers’ intention of payment. Allowance for credit losses for the six month ended June 30, 2024 and 2025 are RMB90,744 and RMB8,565.

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Advance to suppliers	1,413,566	1,425,784
Prepaid rental and deposits	241,744	144,329
Prepaid operating expenses	183,405	13,500
Prepaid leasehold improvement	94,568	55,465
VAT recoverable	76,596	—
Other deposits	43,015	53,015
Deferred IPO expenses	4,387,532	10,022,807
Other receivables	836,334	222,987
Allowance for credit losses	—	—
Prepaid expenses and other current assets, net	7,276,760	11,937,887

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET (cont.)

The components of the deferred IPO expenses are as following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Legal fees and expenses	2,563,027	3,710,454
Accounting fees and expenses	663,303	3,929,093
Printing and engraving expenses	108,965	108,965
Miscellaneous	1,052,238	2,274,296
	4,387,532	10,022,807

NOTE 5 — INVENTORIES

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Raw materials	1,134,593	350,493
Work in progress	21,599	59,365
Finished goods	483,939	394,958
Total inventory, gross	1,640,131	804,816
Inventory reserve	—	—
Total inventory, net	1,640,131	804,816

NOTE 6 — PROPERTY AND EQUIPMENT, NET

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Furniture and equipment	986,070	1,036,805
Production and other machineries	3,469,572	3,600,544
Vehicles	230,000	230,000
Total	4,685,642	4,867,349
Less: accumulated depreciation	(846,171)	(1,209,667)
Property and equipment, net	3,839,471	3,657,682

NOTE 7 — LEASES

Operating lease

The Company leases space under non-cancellable operating leases for office and manufacturing locations and production equipment. These leases do not have significant rent escalation holidays, concessions, leasehold improvement incentives, or other build-out clauses. Further, the leases do not contain contingent rent provisions.

Most leases include option to renew in condition that it is agreed by the landlord before expiry. Therefore, the majority of renewals to extend the lease terms are not included in its right-of-use assets and lease liabilities as they are not reasonably certain of exercise. The Company regularly evaluate the renewal options and when they are reasonably certain of exercise, the Company includes the renewal period in its lease term.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES (cont.)

As most of the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The components of the Company’s lease expense are as follows:

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Operating lease cost	539,250	531,812
Short-term lease cost	—	—
Lease cost	539,250	531,812

Supplemental cash flow information related to its operating leases was as follows for six months ended June 30, 2024 and 2025:

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	567,123	569,618

Maturities of its lease liabilities for all operating leases are as follows as of June 30, 2025:

As of December 31, 2024
RMB
(Unaudited)
2026	904,659
2027 and after	—
Total lease payments	904,659
Less: Interest	(27,228)
Less: current portion, record in current liabilities	(877,431)
Present value of lease liabilities	—

The weighted average remaining lease terms and discount rates for all of its operating leases were as follows as of June 30, 2025:

As of June 30, 2025
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.84
Weighted average discount rate	6.58%

Finance lease

The Company entered into a lease agreement with Zhuhai Sailner 3D Technology Co., Ltd (“ZSTC”) on April 27, 2023, to lease 3D printers (“Leased Equipment”) for a lease term of one year. At the end of the lease term, the ownership of the Leased Equipment is transferred to the Company. The Leased Equipment in amount of RMB 1.55 million was recorded as right of use assets and the net present value of the minimum lease payments was recorded as lease liability and calculated with incremental borrowing rate of 6.58% per annum and stated at RMB 1.39 million at the inception of the lease on April 27, 2023.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LEASES (cont.)

The Company made payments due according to the schedule. In April 2024, the Company made a final payment on outstanding obligations and the ownership of the Lease Equipment was transferred to the Company according to the agreement. The lease assets were reclassified as own assets and balance of Leased Equipment net of amortization were RMBnil as of December 31, 2024 and June 30, 2025.

Amortization of the Leased Equipment was RMB49,040 and RMBnil for the six months ended June 30, 2024 and 2025, respectively. Total interest expenses for the capital lease was RMB6,509 and RMBnil for the six months ended June30, 2024 and 2025, respectively.

NOTE 8 — EQUITY METHOD INVESTMENT

During the year ended December 31, 2024, the Company invested an aggregate amount of RMB150,000 (approximately US$20,954) in exchange for 37.5% of the equity interest of Xiamen Hewa Cultural Creativity Co., Ltd. (“Xiamen Hewa”), which was recorded under the equity method. For the six months ended June30, 2024 and 2025, the Company recorded its pro-rata share of losses in Xiamen Hewa of RMBnil and RMB21,758, respectively.

NOTE 9 — BORROWINGS

Short-term bank loans

	Note	As of December 31, 2024	As of June 30, 2025
		RMB	RMB
			(Unaudited)
WeBank Co., Ltd.(“WeBank”) Loan1	(a)	214,286	128,571
WeBank Loan 2	(b)	121,428	78,571
WeBank Loan 3	(c)	161,905	104,762
WeBank Loan 4	(d)	454,286	302,857
WeBank Loan 5	(e)	171,428	114,286
WeBank Loan 6	(f)	235,238	160,952
China Minsheng Banking Corp., Ltd. (“CMBC”)	(g)	800,000	780,000
Agricultural Bank of China(“ABC”)	(h)	—	2,000,000
		2,158,571	3,670,000

____________

(a)      On March 15, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB300,000 with a two-year term from March 15, 2024 to March 1, 2026, with an annual effective interest rate of 12.9%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB214,286 and RMB128,571, respectively.

(b)      On May 15, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB150,000 with a two-year term from May 15, 2024 to May 1, 2026, with an annual effective interest rate of 15.37%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB121,428 and RMB78,571, respectively.

(c)      On May 15, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB200,000 with a two-year term from May 15, 2024 to May 1, 2026, with an annual effective interest rate of 15.37%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB161,905 and RM104,762, respectively.

(d)      On May 20, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB530,000 with a two-year term from May 20, 2024 to June 1, 2026, with an annual effective interest rate of 15.52%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB454,286 and RMB302,857, respectively.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — BORROWINGS (cont.)

(e)      On June 6, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB200,000 with a two-year term from June 6, 2024 to June 1, 2026, with an annual effective interest rate of 15.70%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB171,428 and RMB114,286, respectively.

(f)      On June 21, 2024, the Company entered into a credit line agreement with the WeBank, according to which WeBank agreed to provide the Company with a credit facility of up to RMB260,000 with a two-year term from June 21, 2024 to July 1, 2026, with an annual effective interest rate of 15.70%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB235,238 and RMB160,952, respectively.

(g)      On March 22, 2024, the Company entered into a credit line agreement with the CMBC, according to which CMBC agreed to provide the Company with a credit facility of up to RMB800,000 with a three-year term from March 22, 2024 to March 22, 2027, with an annual effective interest rate of 4.5%. The Company drew a total of RMB670,000 in April 2024, followed by an additional RMB130,000 in October 2024. The Company repaid 670,000 in April 2025. The remaining RMB130,000 will be due by October 10, 2025. The Company drew another RMB650,000 in April 2025, which is due for repayment by April 9, 2026. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB800,000 and RMB780,000, respectively.

(h)      On June 6, 2025, the Company entered into a working capital loan agreement with the ABC, to borrow RMB2,000,000 for one year from June 6, 2025 to June 6, 2026, with an annual effective interest rate of 3%. The loan is guaranteed by Mr. Kuang. As of June 30, 2025, the outstanding balance of the loan under the agreement is RMB2,000,000.

Long-term borrowings

		As of December 31, 2024	As of June 30, 2025
		RMB	RMB
			(Unaudited)
Brilliance-BEA Auto Finance Co., Ltd	(a)	19,617	—
China Construction Bank Corporation (“CCB”) Loan 1	(b)	2,620,000	2,713,000
CCB Loan 2	(c)	—	2,000,000
		2,639,617	4,713,000

Representing by:
Current portion of long-term borrowings		19,617	—
Non-current portion of long-term borrowings		2,620,000	4,713,000

____________

(a)      On February 26, 2023, the Company entered into a mortgage loan agreement with Brilliance-BEA Auto Finance Co., Ltd, to borrow RMB220,995 for a term of 2 years, which is payable at monthly installment of RMB 9,849 from March 2023 to March 2025. The collateral under the mortgage loan agreement is an automobile purchased on installment. The Company made the installment payments according to schedule. As of December 31, 2024 and June 30, 2025, outstanding balance of the loan was RMB19,617 and RMBnil, respectively.

(b)      On November 26, 2024, the Company entered into a credit line agreement with the CCB, according to which CCB agreed to provide the Company with a credit facility of up to RMB2,713,000 with a three-year term from November 26, 2024 to November 26, 2027, with an annual effective interest rate of 3.9%. As of December 31, 2024 and June 30, 2025, balance of loan under the credit agreement was RMB2,620,000 and RMB2,713,000.

(c)      On January 26, 2025, the Company entered into a credit line agreement with the CCB, according to which CCB agreed to provide the Company with a credit facility of up to RMB2,000,000 with a three-year term from January 26, 2025 to January 26, 2028, with a fixed interest rate of 3.1% per annum. As of June 30, 2025, balance of loan under the credit agreement was RMB2,000,000.

Total interest expenses for the short-term bank loans and long-term loans for the six months ended June 30, 2024 and 2025 were RMB50,142 and RMB177,947, respectively.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — OTHER PAYABLES AND ACCRUED LIABILITIES

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Advance from customers	1,689,452	841,204
Accrued payroll	754,055	822,166
Franchised store deposit	1,215,508	1,159,978
Accrued bank loan interest	17,127	10,872
Loans from shareholders	5,996,270	8,275,000
Loans from third parties	4,700,000	6,665,000
Other payables	2,590,479	2,658,702
Total	16,962,891	20,432,922

As of December 31, 2024, the Company had loans from shareholders of RMB5,996,270 and third party companies of RMB3,500,000, which are interest-free and repayable within 12 months upon the Company’s successful completion of IPO and, loans from third parties of RMB1,200,000 which bear 5% interest per annum and repayable within 6 months upon the Company’s successful completion of IPO. As of June 30, 2025, the Company had i) outstanding interest-free loans from shareholders of RMB8,275,000, out of which RMB8,065,000 are repayable within 12 months upon the Company’s successful completion of IPO and RMB210,000 are due on demand; ii) outstanding interest-free loans of RMB3,500,000 from third party companies, which are repayable within 12 months upon the Company’s successful completion of IPO iii) outstanding loan from a third party of RMB980,000 which bear 5% interest per annum and repayable within 6 months upon the Company’s successful completion of IPO; iv) outstanding loan from a third party of RMB2,000,000 which bears 5% interest per annum and repayable by June 2026 and v) outstanding interest-free loan of RMB185,000 from a third party, which is due on demand.

As of December 31, 2024 and June 30, 2025, other payables mainly included RMB1.8 million advances received from companies divested by Mr. Kuang for photography related services. The advances were subsequently waived and fully settled in July 2025.

NOTE 11 — OTHER EXPENSES, NET

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Exchange gains	(13)	(12,194)
Lease income	(30,973)	—
Loss from disposal and impairment of property, plant and equipment	4,513	—
Government grants	(4,520)	—
Loss on equity method investment	—	21,758
Others	(32,836)	(32,393)
Total	(63,829)	(22,829)

Lease income refers to the revenue generated from the short-term lease of 3D camera equipment to customers, which is recognized on a straight-line basis over the lease term.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAX (EXPENSES) BENEFITS

Net loss before taxes of RMB3,481,595 and RMB4,534,798 were attributed by non-U.S. entities for the six months ended June 30, 2024 and 2025, respectively.

Cayman Islands

Sharewow Limited is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

MiniMe Technology Innovation Limited is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, dividend payments are not subject to withholdings tax in British Virgin Islands.

Hong Kong

MiniMe Technology Limited is incorporated in Hong Kong and is subject to a two-tiered income tax rates for taxable income earned in Hong Kong with effect from April 1, 2018. The first HK$2 million of profits earned will be taxed at 8.25%, while the remaining profits will continue to be taxed at the existing 16.5% tax rate. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

PRC

In accordance with the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%. The subsidiaries in the PRC are subject to a uniform income tax rate of 25% for the years presented.

Withholding tax on undistributed dividends

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise arising in 2008 and thereafter that are distributed to its immediate holding company outside the PRC are subject to withholding tax at a rate of 10%. A lower withholding tax rate will be applied if there is a beneficial tax treaty between the PRC and the jurisdiction of the foreign holding company. A holding company in Hong Kong, for example, will be eligible, with approval of the PRC local tax authority, to be subject to a 5% withholding tax rate under Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, if such holding company is considered to be a non-PRC resident enterprise and holds at least 25% of the equity interests in the PRC foreign-invested enterprise distributing the dividends. However, if the Hong Kong holding company is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividend will remain subject to withholding tax at a rate of 10%. The Company does not intend to have any of its subsidiaries located in PRC distribute any undistributed profits of such subsidiaries in the foreseeable future, but rather expects that such profits will be reinvested by such subsidiaries for their PRC operations. Accordingly, no withholding tax was recorded as of December 31, 2024 and June 30, 2025.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAX (EXPENSES) BENEFITS (cont.)

The current and deferred components of income taxes appearing in the consolidated statements of comprehensive loss are as follows:

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Current tax expenses	—	21
Deferred tax benefit	(157,462)	(206,468)
Total income tax expenses	(157,462)	(206,447)

The principal components of the deferred tax assets and liabilities are as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Deferred income tax assets (liabilities):
Impairment on inventories	(701)	(1,227)
Accrued expenses and employee benefits	(1,075,092)	(2,281,135)
Sales with invoices issued later and others	18,730	(2,672)
Lease	27,288	16,478
Equity method investment	32,060	37,500
Net operating loss carry forwards	4,832,668	7,103,057
Total gross deferred tax assets	3,834,953	4,872,001
Less: valuation allowances	(3,280,985)	(4,111,564)
Total deferred tax assets, net of valuation allowance	553,968	760,437

Reconciliation between total income tax expenses and the amount computed by applying the statutory income tax rate to income before taxes is as follows:

	Six months ended June 30,
	2024	2025
	%	%
	(Unaudited)	(Unaudited)
Statutory rate in PRC	25	25
Effect of preferential tax treatment	—	—
Use of net operating loss carried forward	—	1
Under provision in prior year	—	(1)
Changes in valuation allowance	(20)	(20)
Under provision in prior year
Total income tax provision	5	5

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAX (EXPENSES) BENEFITS (cont.)

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2024 and June 30, 2025, the Company did not have any significant uncertain tax positions.

NOTE 13 — RELATED PARTIES BALANCES AND TRANSACTIONS

Related parties with whom the Company had transactions are:

Related Parties	Relationship
Mr. Libin Kuang (“Mr. Kuang”)	Controlling shareholder of the Company
Mr. Shuxun Huang (“Mr. Huang”)	Co-founder of the Company
Ms. Huifen Guan (“Ms. Guan”)	Libin Kuang’s wife
Xiamen Hewa Cultural Creativity Co., Ltd. (“Xiamen Hewa”)	An equity method investee of the Company
Suwa 3D Printing Technology (Kunshan) Co., Ltd. (“Suwa Kunshan”)	100% owned by shareholders

(1)    Due from related parties

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Xiamen Hewa	189,684	218,835
	189,684	218,835

(2)    Due to related parties

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
Mr. Kuang(1)	1,129,832	1,970,582
Mr. Huang	4,525	—
Ms. Guan	129,229	129,229
Suwa Kunshan	32,527	37,849
	1,296,113	2,137,660

____________

(1)      This represents net funding provided by Mr. Kuang from time to time, to support the Company’s daily operations, including payments of salary and expenses, purchase of raw materials and other essential operational requirements. The amount is due on demand with interest free.

(3)    Revenue

	Six months ended June 30,
Revenue	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Suwa Kunshan	34,207	9,706
Xiamen Hewa	53,980	28,639
	88,186	38,345

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

Revenue from Suwa Kunshan and Xiamen Hewa represent sales of 3D printed figurine and accessories for figurines from the franchise stores run by these companies. Revenue from related parties, including Suwa Kunshan and Xiamen Hewa, was recognized based on terms that are substantially similar to those negotiated with unrelated third parties for comparable transactions and quantities. The Company has concluded that these transactions were conducted at arm’s-length terms

NOTE 14 — SHAREHOLDERS’ EQUITY

On November 14, 2024, the Company issued 20,000,000 ordinary shares with par value of US$0.0001 to its shareholders, in connection with the incorporation of the Company (Note 1). As of December 31, 2024 and June 30, 2025, the Company had 490,000,000 authorized ordinary shares, and 20,000,000 ordinary shares were issued and outstanding, respectively.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

(a)    Capital commitment

As of December 31, 2024 and June 30, 2025, the Company had no capital commitments.

(b)    Legal proceedings

In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on its financial position, results of operations or cash flows. There is no contingency existing as of December 31, 2024 and June 30, 2025.

NOTE 16 — REVENUE

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Revenue from chain stores	5,071,396	6,151,290
Revenue from non-chain customers	1,132	1,462,388
Total	5,072,528	7,613,678
	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
3D camera equipment	2,388,734	2,690,615
3D printed figurine	2,141,475	3,568,661
Franchise fee & software usage fee	298,113	548,491
Accessories for figurines	209,529	93,491
Others	34,677	712,420
Total	5,072,528	7,613,678

For the six months ended June 30, 2025, others mainly included proceeds from trading of a 3D printer.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — REVENUE (cont.)

The Company’s sales breakdown based on location of customers is as follows:

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
China	3,143,050	4,744,891
Other Asian countries	1,519,958	1,541,572
Oceania	336,001	271,045
Europe	—	320,219
U.S	—	9,203
Latin American countries	73,519	726,748
Total	5,072,528	7,613,678

The location of the Company’s long-lived assets is as follows:

	As of June 30, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
PRC	4,697,919	4,600,001
Total	4,697,919	4,600,001

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiaries did not pay any dividend to the parent for the periods presented. For the purpose of presenting parent only financial information, the Company records investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries are presented as “Income from equity method investments.” Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

BALANCE SHEETS

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB
		(Unaudited)
ASSETS
Non-current assets
Investment in subsidiary	(10,790,860)	(15,119,211)
Total assets	(10,790,860)	(15,119,211)

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Shareholders’ deficit
Preference share, par value US$0.0001; Authorized:10,000,000 shares; none issued and outstanding as of June 30, 2024 and 2025, respectively
Ordinary shares, par value US$0.0001; Authorized:490,000,000 shares; Issued and outstanding: 20,000,000 shares as of December 31,2024 and 20,000,000 shares as of June 30, 2025	14,254	14,254
Additional paid-in capital	3,584,531	3,584,531
Accumulated deficit	(14,389,645)	(18,717,996)
Accumulated other comprehensive income (loss)	—	—
Total shareholder’s deficit	(10,790,860)	(15,119,211)
Total liabilities and shareholders’ deficit	(10,790,860)	(15,119,211)

STATEMENTS OF COMPREHENSIVE LOSS

	Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
Loss from equity method investments	(3,324,133)	(4,328,351)
Operating expenses	—	—
Net loss	(3,324,133)	(4,328,351)
Foreign currency translation difference	—	—
Comprehensive loss	(3,324,133)	(4,328,351)

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

STATEMENTS OF CASH FLOWS

Six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVTIES
Net loss	(3,324,133)	(4,328,351)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity loss of subsidiaries	3,324,133	4,328,351
Share-based compensation and expenses	—	—
Changes in operating assets and liabilities:
Inter-company receivable	—	—
Prepaid expenses and other current assets	—	—
Inter-company payable	—	—
Related parties	—	—
Other payables and accrued liabilities	—	—
Net cash used in operating activities	—	—
Net change in cash and cash equivalent	—	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of year	—	—

We are a holding company, although other means are available for us to obtain financing at the holding company level, we may receive dividends and other distributions on equity paid by our subsidiary established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiaries in China are subject to restrictions on making dividends and other payments to us. WFOE’s income in turn depends on the service and other fees paid by its subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments to us. Current PRC regulations permit our PRC Subsidiaries in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our PRC subsidiaries, incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

Sharewow conducts its business operations in China through its PRC subsidiaries. If needed, Sharewow can transfer cash to the PRC subsidiaries through loans and/or capital contributions, and the PRC subsidiaries can transfer cash to Sharewow through issuing dividends or other distributions.

Current PRC regulations permit the PRC subsidiaries to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. The PRC subsidiaries are required to set aside 10% of its after-tax profits to fund a statutory reserve until such reserve reaches 50% of its registered capital if it distributes its after-tax profits for the current financial year. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. In addition, cash transfers from Sharewow are subject to applicable PRC laws and regulations on loans and direct investment.

SHAREWOW LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Sharewow receives a significant portion of its revenues in Renminbi. Under Sharewow’s current corporate structure, Sharewow’s holding company may rely on dividend payments from the PRC subsidiaries to fund any cash and financing requirements it may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of the PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to its shareholders.

NOTE 18 — SUBSEQUENT EVENTS

On [    ] The Company completed its IPO on [    ] Capital Market. In the offering, 3,750,000 of the Company’s ordinary shares were issued and sold to the public at a price of US$[    ] per share for gross proceeds of US$[    ] million. The Company recorded net proceeds (after deducting underwriting discounts and commissions and other offering fees and expenses) of approximately $[    ] million (approximately RMB[    ] million) from the offering.

During the preparation of the financial statements for the year ended December 31, 2024 and the six months ended June 30, 2025, the Company decided to change its accounting policy for certain subsidies provided to franchisees for influencer store visits. These subsidies were previously presented as a reduction of revenue. The Company determined that presenting them as selling expenses better reflects the economic substance of the transactions, in accordance with ASC 606.

The change has been applied retrospectively, resulting in a restatement of prior period financial statements. The impact of the restatement is summarized in “Accounting Policy Restatement” in Note 2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Under the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Recent Sales of Unregistered Securities.

The following is a summary of our sales of securities in the past three years. None of these sales involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Seller	Date of sale	Amount	Consideration
Xiamen Suxiang Technology Co. Ltd. (“Suxiang Technology”)
Xiamen Yi Suxiang Co. Ltd.	Mr. Libin Kuang	January 25, 2022	10% of the shares of Suxiang Technology	RMB100
Xiamen Suyi Co. Ltd.	Mr. Libin Kuang	June 29, 2022	10% of the shares of Suxiang Technology	RMB100
Xiamen Suyuan Co. Ltd.	Mr. Libin Kuang	June 29, 2022	30% of the shares of Suxiang Technology	RMB100
Xiamen Wayou Technology Co. Ltd.	Suxiang Technology	January 10, 2023	5% of the shares of Suxiang Technology	RMB26,316
Mr. Libin Kuang	Suxiang Technology	April 17, 2023	22.5% of the shares of Suxiang Technology	RMB225,000
Xiamen Yi Suxiang Co. Ltd.	Suxiang Technology	April 17, 2023	4.5% of the shares of Suxiang Technology	RMB45,000
Xiamen Suyi Co. Ltd.	Suxiang Technology	April 17, 2023	4.5% of the shares of Suxiang Technology	RMB45,000
Xiamen Suyuan Co. Ltd.	Suxiang Technology	April 17, 2023	13.5% of the shares of Suxiang Technology	RMB135,000

Purchaser	Seller	Date of sale	Amount	Consideration
Xiamen Suxiang Technology Co. Ltd. (“Suxiang Technology”)
Xiamen Wayou Technology Co. Ltd.	Suxiang Technology	April 17, 2023	5% of the shares of Suxiang Technology	RMB23,684
Mr. Long Po Ng	Suxiang Technology	October 8, 2024	1% of the shares of Suxiang Technology	RMB10,101
Beijing Wayou Technology Co., Ltd.	Mr. Libin Kuang	November 14, 2024	47.025% of the shares of Suxiang Technology	RMB475,000
Beijing Wayou Technology Co., Ltd.	Xiamen Yi Suxiang Co. Ltd.	November 14, 2024	9.405% of the shares of Suxiang Technology	RMB95,000
Beijing Wayou Technology Co., Ltd.	Xiamen Suyi Co. Ltd.	November 14, 2024	9.405% of the shares of Suxiang Technology	RMB95,000
Beijing Wayou Technology Co., Ltd.	Xiamen Suyuan Co. Ltd.	November 14, 2024	28.215% of the shares of Suxiang Technology	RMB285,000
Beijing Wayou Technology Co., Ltd.	Xiamen Wayou Technology Co. Ltd.	November 14, 2024	4.95% of the shares of Suxiang Technology	RMB50,000
Beijing Wayou Technology Co., Ltd.	Mr. Long Po Ng	November 14, 2024	1% of the shares of Suxiang Technology	RMB10,101

Xiamen Yuwa Technology Co. Ltd. (“Xiamen Yuwa”)
Suxiang Technology	Jiayue Educational Technology (Tianjin) Co. Ltd.	December 6, 2022	5% of the shares of Xiamen Yuwa	Nil
Suxiang Technology	Mr. Libin Kuang	December 6, 2022	80% of the shares of Xiamen Yuwa	Nil
Suxiang Technology	Ms. Huifen Guan	December 6, 2022	15% of the shares of Xiamen Yuwa	Nil

ITEM 8. Exhibits and Financial Statement Schedules

a)      Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

b)      Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Amended Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately upon completion of this offering
4.1*	Registrant’s Specimen Certificate for ordinary shares
5.1	Opinion of Maples regarding the validity of the ordinary shares being registered and certain other legal matters
8.1	Opinion of Maples regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Han Kun Law Offices regarding certain PRC tax matters
10.1*	Form of Employment Agreement between the Registrant and each of its executive officers
10.2*	Form of Independent Director Agreement
10.3*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.4*	Franchise Agreement with YI SHU Limited Company
10.5*	Product Order Contract with Sharewow 3D (Singapore) Pte. Ltd.
10.6*	English Translation of Letter of Intent with a Supplier of 3D Printers and Printing Ink
10.7*	English Translation of Purchase Agreement with Shenzhen Huaxing Shixun Technology Co., Ltd. dated July 9, 2024
10.8*	English Translation of Purchase Agreement with Shenzhen Huaxing Shixun Technology Co., Ltd. dated August 29, 2024
10.9*	English Translation of Price Agreement with Shandong Chanyan Zhongwei Jingmi Industrial Co., Ltd.
10.10*	English Translation of Purchase Agreement with Hangzhou Dier Rensheng Technology Co., Ltd.
10.11*	English Translation of Cloud Services Strategic Cooperation Agreement with Zhongke Shituo (Nanjing) Technology Co., Ltd.
21.1*	List of Significant Subsidiaries of the Registrant
23.1*	Consent of Onestop Assurance
23.2	Consent of Maples (included in Exhibit 5.1)
23.3*	Consent of Han Kun Law Offices
23.4*	Consent of Frost & Sullivan
24.1*	Powers of Attorney (included on signature page in Part II of the registration statement)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Han Kun Law Offices regarding certain PRC law matters
99.3*	Consent of Long Po Ng (Independent Director Nominee)
99.4*	Consent of Xiaofan Qiu (Independent Director Nominee)
99.5*	Consent of Jishen Huang (Independent Director Nominee)
107*	Filing Fee Table

____________

*        Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xiamen, Fujian Province, PRC, on March 2, 2026.

Sharewow Limited
By:	/s/ Libin Kuang
Name:	Libin Kuang
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Libin Kuang as an attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such ordinary shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Libin Kuang	Chief Executive Officer and Director	March 2, 2026
Name: Libin Kuang	(principal executive officer)
/s/ Shuxun Huang	Chief Financial Officer and Director	March 2, 2026
Name: Shuxun Huang	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sharewow Limited, has signed this Registration Statement or amendment thereto in Newark, Delaware on March 2, 2026.

Authorized U.S. Representative
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director